DISCLOSURE ANNEX

February 7, 2014

CONTENTS

•	Definitions

•	Incorporation by Reference

•	Part RF: Risk Factors

•	Part 1: Description of Oi

•	Part 2: Description of TmarPart

•	Part 3: Pro Forma Financial Statements of TmarPart, Oi and PT Portugal

•	Part 4: Description of the Business Combination

•	Part 5: Additional Information About Portugal Telecom

•	Part 6: Financial Statements

Important Notice

You should not assume that the information contained or incorporated by reference in this Disclosure Annex is accurate as of any date other than the date of this Disclosure Annex, or that the information incorporated by reference in this Disclosure Annex is accurate as of any date other than the date of the incorporated document. Nothing shall imply that the information herein is correct as of any date subsequent to the date of this Disclosure Annex.

This communication contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of Portugal Telecom, Oi or TmarPart, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements.  The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “target,” “goal” and similar expressions, as they relate to Portugal Telecom, Oi or TmarPart, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of Portugal Telecom, Oi and TmarPart, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Portugal Telecom, Oi, TmarPart or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.  Undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made.  Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, Portugal Telecom, Oi, TmarPart and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Portugal Telecom, Oi or TmarPart makes on related subjects in reports and communications Portugal Telecom, Oi and TmarPart file with the SEC.

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This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to (1) the proposed capital increase and related public offering of common shares and preferred shares by Oi, (2) the proposed merger of shares (incorporação de ações) between TmarPart, on the one hand, and Oi, on the other hand, and (3) the proposed merger (incorporação) of Portugal Telecom with and into TmarPart (these transactions, together with any other transactions related thereto, the “Business Combination”).

Oi may file a registration statement (including a prospectus) with the SEC for the offering of its common shares and preferred shares to be issued in connection with its proposed capital increase. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

In connection with the proposed merger of shares between TmarPart and Oi and the proposed merger of Portugal Telecom with and into TmarPart, TmarPart or one of its affiliates plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and/or Portugal Telecom, as applicable (other than non-U.S. persons as defined in the applicable rules of the SEC), and (2) other documents regarding the proposed Business Combination.

We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed Business Combination.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the SEC’s website at www.sec.gov or from Portugal Telecom, Oi or TmarPart.

DEFINITIONS

ANACOM	Portuguese National Communications Authority (Autoridade Nacional das Comunicações), the Portuguese telecommunications regulator.

ANATEL	Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações), the Brazilian federal telecommunications regulator.

Business Combination

The proposed business combination of, inter alia, PT, Oi and the Oi Holding Companies into a single Brazilian incorporated listed entity, as defined in “Part 4: Description of the Business Combination” below.

Business Day	A day (other than a Saturday or Sunday) on which banks are open for general business in London and Lisbon and any TARGET Day.

Capital Increase	The capital increase by Oi, as described in “Part 4: Description of the Business Combination” below.

IASB	International Accounting Standards Board.

IFRS	International Financial Reporting Standards, as issued by the IASB.

MEO	MEO — Serviços de Comunicações e Multimédia, S.A.

Oi	Oi S.A., a company organised under the laws of the Federative Republic of Brazil.

Oi’s Annual Report	Oi’s Annual Report on Form 20-F/A for the year ended December 31, 2012, filed with the SEC on November 29, 2013.

Oi’s Interim Report

Oi’s unaudited consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2013 and 2012 included in its Report on Form 6-K furnished to the SEC on December 16, 2013.

Oi Holding Companies	AG Telecom Participações S.A. or AG Telecom, Bratel Brasil S.A. or Bratel Brasil, Pasa Participações S.A., LF Tel S.A. or LF Tel, EDSP 75 Participações S.A. and Telemar Participações S.A.

Portugal Telecom Annual Report	Portugal Telecom’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 30, 2013.

Portuguese Competition Authority	The Portuguese antitrust regulator (Autoridade da Concorrência).

PT Comunicações	PT Comunicações, S.A.

PT or Portugal Telecom	Portugal Telecom, SGPS, S.A.

PT Portugal	PT Portugal SGPS, S.A.

SEC	The United States Securities and Exchange Commission.

Telemar	Telemar Norte Leste S.A., a wholly-owned subsidiary of Oi.

TmarPart	Telemar Participações S.A., a company organised under the laws of the Federative Republic of Brazil.

INCORPORATION BY REFERENCE

This Disclosure Annex contains important information which should be read carefully together with this Disclosure Annex.

The following documents shall be incorporated in, and form part of, this Disclosure Annex, except for any information superseded by information contained directly in this Disclosure Annex:

a)                                     Portugal Telecom’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 30, 2013;

b)                                     Oi’s Annual Report on Form 20-F/A for the year ended December 31, 2012, filed with the SEC on November 29, 2013; and

c)                                      Oi’s unaudited consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2013 and 2012 included in its Report on Form 6-K furnished to the SEC on December 16, 2013.

PART RF

RISK FACTORS

Risks Related to the Business Combination

The implementation of the Business Combination may face significant challenges, and the ultimate advantages expected to be derived from this transaction will continue to be subject to a number of factors that are beyond Portugal Telecom’ control.

The implementation of the Business Combination may present significant challenges, including unanticipated costs and delays, shareholder or creditor opposition, regulatory interference and excessive diversion of the attention of the management of Portugal Telecom, Oi and TmarPart from the day-to-day management of their respective operating activities. If the senior management of Portugal Telecom, Oi and TmarPart are unable to efficiently implement the Business Combination, the businesses of Portugal Telecom, Oi and TmarPart could suffer. It cannot be guaranteed that the management of Portugal Telecom, Oi and TmarPart will successfully or cost-effectively implement the Business Combination.

The Business Combination may not result in the benefits that Portugal Telecom, Oi and TmarPart seek to achieve.

The ultimate advantages which are expected to derive from the Business Combination, such as the achievement of economies of scale, the maximisation of operational synergies, the reduction of operational risks, the optimisation of efficient investments, the adoption of best operational practices, the increased liquidity for the shareholders of Oi and Portugal Telecom and the diversification of the shareholder bases of Portugal Telecom, Oi and TmarPart, will depend upon, among other factors, TmarPart’s future performance, market conditions, investor interest in TmarPart’s securities, the retention of key employees, the successful integration of the companies and general economic, political and business conditions in Brazil, Portugal and other countries in which TmarPart operates. The integration of Portugal Telecom, Oi and TmarPart will be a complex, costly and time-consuming process. There is no guarantee that the benefits that Portugal Telecom, Oi and TmarPart seek to achieve through the Business Combination will be realised. Any failure to integrate the companies or achieve the synergies and other benefits of the Business Combination could cause significant operating inefficiencies and affect the profitability of TmarPart and its consolidated subsidiaries, including Oi.

TmarPart may have actual or potential conflicts of interest with the Noteholders relating to the Business Combination, and TmarPart’s significant shareholders who negotiated the terms of the Business Combination may have different interests from Noteholders’ interests.

TmarPart may have actual or potential conflicts of interest with the Noteholders because Portugal Telecom, Andrade Gutierrez S.A. and Jereissati Telecom S.A., the controlling shareholders of TmarPart and thus, of Oi, exercise voting control over the boards of directors of TmarPart and Oi. While the exchange ratios for the merger of shares will be determined in accordance with all applicable laws and regulations in Brazil and the exchange ratio for the merger will be determined in accordance with all applicable laws and regulations in Portugal, these ratios may be higher or lower than those that could be achieved through negotiations between parties without cross-shareholding relationships.  Other terms and conditions of the Business Combination may also differ from those that could have been achieved through negotiations between parties without cross-shareholder relationships, and the Noteholders might have preferred such other terms, including any terms that might have enhanced the financial condition, liquidity or results of operations of Oi or PT Portugal.

In addition, the terms of the Business Combination include the use of funds of Portugal Telecom to subscribe for convertible debentures, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart. This use of funds to subscribe for convertible debentures and to repay substantially all of the indebtedness of these shareholders of Oi might be different than the terms of a transaction that could have been achieved in negotiations between parties without cross-shareholding relationships. Noteholders might have preferred different terms or a different use for Portugal Telecom’s funds.

After the completion of the Business Combination, TmarPart and Oi will have a substantial amount of existing debt, which could restrict their financing and operating flexibility and have other adverse consequences.

As of September 30, 2013, (1) Oi had aggregate outstanding indebtedness in the amount of R$34,731 million, (2) Portugal Telecom had aggregate outstanding indebtedness in the amount of €7,350 million (R$22,349 million) and (3) TmarPart had aggregate outstanding indebtedness in the amount of R$3,329 million, excluding the debt of its consolidated subsidiaries. Although TmarPart expects that all of its outstanding debt (other than debt of its consolidated subsidiaries) will be repaid prior to the completion of the Business Combination, Oi and Portugal Telecom will remain subject to certain financial covenants that will limit their ability to incur additional debt. The level of TmarPart consolidated indebtedness after the completion of the Business Combination and the requirements and limitations imposed by these debt instruments could adversely affect TmarPart financial condition or results of operations. In particular, the terms of some of these debt instruments will restrict the ability of TmarPart’s subsidiaries, to:

•                  incur additional debt;

•                  grant liens;

•                  pledge assets;

•                  sell or dispose of assets; and

•                  make certain acquisitions, mergers and consolidations.

Furthermore, some of these debt instruments include financial covenants that will require Oi to maintain certain specified financial ratios. Additionally, the instruments governing a substantial portion of these debt instruments contain cross-default or cross-acceleration clauses and the occurrence of an event of default under one of these instruments could trigger an event of default under other indebtedness or enable the creditors under other indebtedness to accelerate that indebtedness.

If TmarPart or its subsidiaries are unable to incur additional debt after the completion of the Business Combination, TmarPart may be unable to invest in its businesses and make necessary or advisable capital expenditures, which could reduce future net operating revenue and adversely affect TmarPart profitability. In addition, cash required to service the indebtedness of TmarPart after the completion of the Business Combination will reduce the amount available to TmarPart to make capital expenditures.

If the growth in net operating revenue of the constituent companies in the Business Combination slows or declines in a significant manner, for any reason, TmarPart may not be able to continue servicing its debt. If TmarPart is unable to meet these debt service obligations or comply with these debt covenants, it could be forced to renegotiate or refinance this indebtedness, seek additional equity capital or sell assets. In this circumstance, TmarPart may be unable to obtain financing or sell assets on satisfactory terms, or at all.

The recapitalisation of TmarPart will increase its net indebtedness after the completion of the Business Combination as compared to the sum of the net indebtedness of Portugal Telecom and Oi.

As part of the Business Combination, Portugal Telecom is expected to purchase debentures from newly created subsidiaries of certain affiliates of AG Telecom and LF Tel (“NewCo1” and “NewCo2”) for R$4,648 million, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart (excluding indebtedness of TmarPart’s consolidated subsidiaries). AG Telecom and LF Tel are shareholders of TmarPart and Oi and are parties to certain shareholders’ agreements with Portugal Telecom described in “Item Four: Information on the Company—Our Businesses—Brazilian Operations (Oi)—Strategic Partnership with Oi” of the Portugal Telecom Annual Report. As of September 30, 2013, AG Telecom had aggregate outstanding indebtedness in the amount of R$660 million, LF Tel had aggregate outstanding indebtedness in the amount of R$659 million, and TmarPart had aggregate outstanding indebtedness in the amount of R$3,329 million aggregate principal of outstanding debt.

As of September 30, 2013, Oi had aggregate outstanding indebtedness in the amount of R$34,731 million and R$3,130 million of cash and cash equivalents, and Portugal Telecom had aggregate outstanding indebtedness in the amount of €7,350 million aggregate principal of outstanding debt and €2,541 million of cash and cash equivalents. Although Oi is expected to receive proceeds in the cash portion of the Capital Increase that should reduce Oi’s net debt (which is defined as total indebtedness less cash and cash equivalents), the use of the proceeds of the NewCo 1 and NewCo 2 debentures to repay the indebtedness of AG Telecom, LF Tel and TmarPart is expected to increase TmarPart’s net debt as compared to the sum of the net debt of Portugal Telecom and Oi if Portugal Telecom were not to invest in the NewCo 1 and NewCo 2 debentures.

As a result of these factors, the risks normally associated with significant amounts of debt, which could have important consequences to Noteholders, will be increased. The indebtedness of TmarPart and its consolidated subsidiaries, including Oi, could, among other things:

•                  require TmarPart and its consolidated subsidiaries, including Oi, to use a substantial portion of their cash flow from operations to pay their obligations, thereby reducing the availability of their cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of their operations and other business activities;

•                  increase their vulnerability to general adverse economic and industry conditions;

•                  limit, along with financial and other restrictive covenants in the debt instruments of TmarPart and its consolidated subsidiaries, including Oi, their ability to borrow additional funds or dispose of assets; and

•                  place TmarPart and its consolidated subsidiaries, including Oi, at a competitive disadvantage compared to their competitors that have less debt.

TmarPart and its consolidated subsidiaries may also need to refinance all or a portion of this debt on or before maturity, and they may not be able to do this on commercially reasonable terms or at all.

The merger of shares has not been approved by the boards of directors or shareholders of Oi or TmarPart.

Under Brazilian law, prior to the submission of the merger of shares to the shareholders of Oi and TmarPart, the boards of directors of Oi and TmarPart must approve the merger of shares and the Protocol of Merger of Shares and Instrument of Justification (Protocolo e Justificação de Incorporação de Ações) between TmarPart and Oi, which is referred to as the Oi merger agreement.

Following the approval of the merger of shares and the Oi merger agreement by the boards of directors of Oi and TmarPart, the merger of shares and the Oi merger agreement will be submitted to an extraordinary general shareholders meetings of Oi and TmarPart. Approval of the merger of shares will require (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing a majority of the total number of issued Oi common shares.

Oi’s board of directors is expected to approve the merger of shares and the Oi merger agreement at a meeting to be convened shortly after the completion of the Capital Increase and TmarPart’s board of directors is expected to approve the merger of shares and the Oi merger agreement at a meeting to be convened on the same date. However, no assurances can be offered that these approvals will be obtained. In addition, Portugal Telecom has been advised that holders of a sufficient number of shares of Oi and TmarPart intend to vote in favor of the merger of shares at the extraordinary general shareholders meetings of Oi to approve the merger of shares. However, there is no assurance that these approvals will be obtained.

The merger has not been approved by the boards of directors or shareholders of TmarPart or Portugal Telecom.

Under Brazilian and Portuguese law, prior to the submission of the merger to the shareholders of TmarPart and Portugal Telecom, the boards of directors of TmarPart and Portugal Telecom must approve the merger and the Protocol of Merger and Instrument of Justification (Protocolo e Justificação de Incorporação) between TmarPart and Portugal Telecom, which is referred to as the PT merger agreement.

Following the approval of the merger and the PT merger agreement by the boards of directors of TmarPart and Portugal Telecom, the merger and the PT merger agreement will be submitted to extraordinary general shareholders meetings of TmarPart and Portugal Telecom. Approval of the merger will require (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing two-thirds of the total number of outstanding Portugal Telecom ordinary shares and A shares at an extraordinary general shareholders’ meeting duly convened on first call. The boards of directors of TmarPart and Portugal Telecom are expected to approve the merger and the PT merger agreement at a meeting to be convened shortly after the completion of the Capital Increase. However, there is no assurance that these approvals will be obtained. In addition, Portugal Telecom has been advised that holders of a sufficient number of shares of TmarPart intend to vote in favor of the merger at the extraordinary general shareholders meeting of TmarPart to approve the merger. However, there is no assurance that this approval will be obtained. Finally, there is no assurance that the shareholders of Portugal Telecom will approve the merger.

ANATEL may impose significant obligations on TmarPart as conditions to its approval of the merger, and compliance with these obligations could materially and adversely affect TmarPart’s business, financial condition and results of operations.

Under Brazilian regulations, the merger must be submitted to ANATEL to assess its effects on the Brazilian telecommunications services market and to confirm whether the applicable requirements will be met. TmarPart submitted the merger to ANATEL on December 12, 2013. If ANATEL takes any action to impose conditions or performance commitments on TmarPart as part of the approval process for the merger, including conditions that would require TmarPart to undertake significant capital expenditures or would require Oi to divest any significant part of its assets, that action could materially and adversely affect TmarPart’s business, financial condition and results of operations and prevent TmarPart from achieving the anticipated benefits of the merger.

The Portuguese Competition Authority may prohibit the merger if it determines that the merger is capable of significantly impeding effective competition in the Portuguese market.

The merger is subject to clearance by the Portuguese Competition Authority and may only be completed after such clearance is obtained following a non-opposition decision (express or tacit). PT submitted a draft notification to the Portuguese Competition Authority on 20 January 2014. Subsequently, the Portuguese Competition Authority may request additional information prior to making a formal filing. The Portuguese Competition Authority may prohibit the merger if it determines that the merger is capable of significantly impeding effective competition in the Portuguese market.

In connection with the Portuguese antitrust review, the Portuguese Competition Authority may ask ANACOM to issue a non-binding opinion on the possible impact of the merger on the Portuguese electronic communications markets in which Portugal Telecom operates. In response to this request, ANACOM may suggest remedies to be adopted by the Portuguese Competition Authority to address effects that ANACOM considers may adversely affect consumers or competition in the Portuguese electronic communications markets.

Additionally, as PT is an active participant in the Portuguese television distribution market, the Portuguese Competition Authority may request an opinion from the Portuguese Media Regulation Authority (Entidade Reguladora para a Comunicação Social), or ERC, in connection with the Portuguese antitrust review. There is no assurance that the Portuguese Competition Authority will not prohibit the merger or will not impose additional conditions to the approval of the merger.

Portugal Telecom and Oi will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees, suppliers, partners, regulators and customers may have an adverse effect on TmarPart, Oi and Portugal Telecom. These uncertainties could cause suppliers, customers, business partners and others that deal with Oi or Portugal Telecom to defer purchases, the consummation of other transactions or other decisions concerning their respective businesses, or to seek to change existing business relationships with them. In addition, employee retention may be particularly challenging until the Business Combination is consummated, as employees may experience uncertainty about their future roles in TmarPart and its consolidated subsidiaries. If key employees depart because of issues relating to the uncertainty and difficulty of integration, TmarPart’s business could be harmed. In addition, the merger plan restricts Oi and Portugal Telecom from undertaking major investments and taking other specified actions until the Business Combination occurs unless otherwise agreed. These restrictions may prevent Oi and Portugal Telecom from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

If Portugal Telecom fails to obtain all required consents, approvals and waivers, third parties may terminate or alter existing contracts.

Third parties hold pre-emption rights in certain licenses and assets of Portugal Telecom and such rights may be exercisable in connection with the Business Combination. Portugal Telecom is also a party to joint ventures, license agreements and other agreements and instruments, some of which contain change of control provisions that may be triggered by the Business Combination. In addition, other agreements of Portugal Telecom may require the payment of fees in connection with a change of control transaction. If Portugal Telecom is unable to obtain any necessary waiver or consent, the operation of change of control provisions or the exercise of pre-emption rights may cause the loss of significant contractual rights and benefits, the termination of joint venture agreements and licensing agreements or may require the renegotiation of financing agreements and/or the payment of significant fees. We cannot assure investors that TmarPart will be able to negotiate new agreements on terms as favorable to it as those that Portugal Telecom had, or at all.

PT Ventures, an indirect subsidiary of Portugal Telecom, may continue to experience difficulties in receiving dividend payments from Unitel and otherwise exercising and enforcing its rights as a shareholder and under the shareholders’ agreement of Unitel.

Portugal Telecom has an indirect 18.75% economic interest in Unitel S.A.R.L., or Unitel, an Angolan mobile telecommunications services provider, through Portugal Telecom’s 75%-owned subsidiary Africatel Holdings B.V., or Africatel. PT Ventures, a subsidiary of Africatel, holds a 25% interest in Unitel and is party to a shareholders’ agreement with the other three shareholders of Unitel that is governed by Angolan law, which we refer to as the Unitel shareholders’ agreement.  Among other things, the agreement provides a right of first refusal to the other shareholders if any shareholder desires to transfer any or all of its shares of Unitel, other than transfers to certain affiliated companies.  The agreement also provides that a breach of a material obligation by any shareholder permits the other shareholders to purchase that shareholder’s stake at net asset value. Disputes under the shareholders’ agreement are decided by arbitration.

PT Ventures has not received dividends since November 2012, and it has not received dividends with respect to Unitel’s 2011 and 2012 fiscal years. As of September 30, 2013, December 31, 2012 and December 31, 2011, PT Ventures had €243.5 million, €245.7 million and €134.7 million of accounts receivable, respectively, from Unitel (including €210.2 million, €215.1 million and €121.7 million of dividends receivable, respectively). For certain dividend payments, Unitel is awaiting the authorization from the Central Bank of Angola to remit the dividends to PT Ventures outside Angola, and for other dividend payments, Unitel has received Central Bank authorization but PT Ventures has not yet received them.

As a result of disputes between PT Ventures and the other shareholders of Unitel over Portugal Telecom’s sale of a minority interest in Africatel during 2007, PT Ventures faces challenges in exercising its rights under, and receiving the benefits of, the Unitel shareholders’ agreement and the shares it holds. In addition, PT Ventures has not always been able to appoint all the members to the board of directors to which it is entitled under the Unitel shareholders’ agreement, and PT Venture’s interpretation of the shareholders’ agreement has not always agreed with that of the other Unitel shareholders.

The challenges faced by PT Ventures may be exacerbated by the Business Combination, particularly if the other shareholders of Unitel allege that the Business Combination triggers a right of first refusal to purchase PT Ventures’s interest in Unitel under the shareholders’ agreement.  If this right of first refusal were to be proven to be triggered, PT Ventures might be forced to sell its stake in Unitel under the same terms and conditions as those of the Business Combination. Even if a right of first refusal pursuant to the Unitel shareholders’ agreement is not triggered by the Business Combination, Portugal Telecom could find it necessary to dedicate significant time and resources to achieving an acceptable resolution to disagreements between PT Ventures and the other Unitel shareholders, and PT Ventures’s efforts may prove unsuccessful.  Any failure to achieve an appropriate solution to these disagreements could have a material adverse effect on PT Ventures’s ability to receive past and future dividends, to exercise its rights under the Unitel shareholders’ agreement and to preserve the value of its investment.

The minority shareholder of Africatel has asserted that the Business Combination triggers certain of its rights under the Africatel’ shareholders agreement and has expressed its interest in achieving liquidity in the Business Combination. If Portugal Telecom is required to purchase this interest in Africatel, it will divert resources that could have otherwise been deployed to reduce indebtedness or make investments under Portugal Telecom’s business plan. If any such purchase is funded through the incurrence of additional debt of Portugal Telecom, there would be an adverse effect on the consolidated leverage of the combined company following the Business Combination.

Portugal Telecom indirectly owns 75% of the share capital of Africatel and Samba Luxco S.à.r.l., an affiliate of Helios Investors LP, owns the remaining 25%.  Africatel holds all of Portugal Telecom’s interests in telecommunications companies in sub-Saharan Africa, including Unitel in Angola, Cabo Verde Telecom in Cape Verde, Mobile Telecommunications Limited, or MTC, in Namibia and CST Companhia Santomense de Telecomunicações S.A.R.L. in São Tomé and Príncipe. Portugal Telecom, PT Ventures and Samba Luxco S.à.r.l. are parties to a shareholders’ agreement under which Portugal Telecom has ownership and management control of Africatel, which we refer to as the Africatel shareholders’ agreement.

In January 2014, Portugal Telecom received a letter from Samba Luxco S.à.r.l., asserting that the Business Combination triggers certain of its rights under the Africatel shareholders’ agreement, without specifying those rights, and has expressed its interest in achieving liquidity in the Business Combination. While reserving its rights, Portugal Telecom has indicated its willingness to enter into discussions with Samba Luxco S.à.r.l.

If Portugal Telecom acquires the interest of Samba Luxco S.à.r.l. in Africatel, whether voluntarily or as a result of the exercise of any rights under the Africatel shareholders’ agreement, the acquisition of this interest would reduce the resources that would be available to Portugal Telecom and Oi to reduce their outstanding indebtedness or pursue other investment opportunities. In addition, if Portugal Telecom or Oi incurred additional indebtedness to fund the acquisition of this interest from Samba Luxco S.à.r.l., the consolidated leverage of the combined company would increase from the levels initially expected as a result of the Business Combination.

The Business Combination may trigger rights of Portugal Telecom’s other joint venture partners or may otherwise lead to an unwinding of those joint ventures.

The agreements governing Portugal Telecom’s other joint ventures in Africa and Asia may contain provisions that confer certain rights, including call and put rights, on its joint venture parties in the event of a change of control or merger of Portugal Telecom.  If these rights are triggered, we could be forced to exit one or more profitable joint ventures and sell our shares to our joint venture partners at a price significantly lower than the fair market value of our interests in those joint ventures. Alternatively, we could be required to use cash to purchase the joint venture interests of our partners in one or more joint ventures. Any such event could have a material adverse effect on our investment strategy for Africa and Asia, our growth prospects and/or our liquidity and cash flow.

Even if no contractual provision is triggered by any step in the Business Combination, our relationship with these joint venture partners could change or worsen as a result of the Business Combination for political, commercial or other reasons.  Portugal Telecom does not own a controlling stake in most of its joint ventures, and any challenges that arise with its joint venture partners as a result of the Business Combination or otherwise could lead to costly and time-consuming negotiations, arbitration or litigation or potentially to the unwinding of our investment in those ventures at a price significantly lower that the fair market value of our investment.

Oi’s ordinary shareholders may have withdrawal rights in connection with the Business Combination.

Brazilian legislation grants the right to withdraw from a company (against reimbursement of shares held) to dissenting shareholders, i.e., shareholders who do not agree with a general shareholders’ meeting resolution that approves the merger of a company’s shares into another company. For this purpose, dissenting shareholders include those that have voted against the resolution, shareholders that did not vote and those who were not present at the relevant meeting. In the case of Oi shares, whenever withdrawal rights are granted, the reimbursement price is based on Oi’s net asset value per share.

The Brazilian legislation also sets forth that the right to withdraw does not apply to holder of a class or type of shares that has market liquidity and dispersion. Liquidity is evidenced when the type or class of share, or the certificate that represents it, is part of a general index representing a portfolio of securities in Brazil or abroad, as defined by the Brazilian Securities and Exchange Commission (CVM). Dispersion is evidenced when the majority shareholder, the controlling corporation or other corporations under their control hold less than half of the issued shares of the applicable type or class.

Oi understands that holders of Oi’s ordinary shares do not have withdrawal rights in case of approval of the merger of Oi’s shares into TmarPart. However, the Brazilian Securities and Exchange Commission (CVM) technical body (the Superintendência de Relações com Empresas) issued an official opinion on the matter stating that it understands that Oi’s ordinary shares do have withdrawal rights in this case. Oi has filed with the CVM a challenge to this opinion, but no final decision has been rendered yet by the CVM. In addition, such decision by the CVM may be challenged by either Oi or its minority shareholders in courts.

In the event Oi ultimately grants withdrawal rights to holders of Oi’s ordinary shares, Oi may be required to make large cash payments, and such payments could decrease Oi’s cash balances and limit its ability to borrow funds or fund capital expenditures, which may adversely affect Oi.

The Memorandum of Understanding with respect to the Business Combination contains exclusivity provisions which prohibit PT, Oi and certain of their affiliates from soliciting or considering alternative proposals from any third party.

The Memorandum of Understanding, dated October 1, 2013, with respect to the Business Combination contains exclusivity provisions which prohibit PT, Oi and certain of their affiliates from soliciting or considering alternative proposals from any third party. As a result, these provisions may prevent Oi or PT from receiving or accepting an alternative proposal that could result in greater value to the shareholders of such entity.

Unaudited pro forma consolidated condensed financial information.

The unaudited pro forma consolidated condensed financial information for Oi, TmarPart and PT Portugal included herein and in the Disclosure Annex may not accurately reflect the financial condition and results of operations of Oi, TmarPart and PT Portugal had the proposed Capital Increase and Business Combination actually been completed as assumed in the unaudited pro forma consolidated condensed financial information. The preparation of the unaudited pro forma consolidated condensed financial information requires certain adjustments and assumptions to be made to the historical financial information. Such assumptions and adjustments are based upon Portugal Telecom’s preliminary analysis and based upon currently available information. Accordingly, you are cautioned that the unaudited pro forma consolidated condensed financial information included in this Disclosure Annex is inherently unreliable and that it does not necessarily reflect the financial condition and results of operations that Oi, TmarPart and PT Portugal would have achieved, or will achieve in the future.

You should be aware that the unaudited pro forma consolidated condensed financial information included in this Disclosure Annex has not been audited or reviewed by the auditors of Oi, TmarPart and PT Portugal and that, accordingly, the auditors have not issued any audit report or review report on the contents of such unaudited pro forma consolidated condensed financial information, or the basis upon which it has been prepared. The unaudited pro forma consolidated condensed financial information included in this Disclosure Annex is solely based on assumptions and estimates made by Portugal Telecom or Oi and TmarPart, as the case may be, and no other person takes any responsibility or liability for the contents of such unaudited pro forma consolidated condensed financial information or the basis of preparation.

General Risks Relating to the Telecommunications Industry

Portugal Telecom and Oi operate in the telecommunications industry and are subject to the following risks common to companies operating in this industry.

The telecommunications industry is subject to frequent changes in technology. Portugal Telecom and Oi’s ability to remain competitive depends on Portugal Telecom and Oi’s ability to implement new technology and it is difficult to predict how new technology will affect Portugal Telecom and Oi’s business.

Companies in the telecommunications industry must adapt to rapid and significant technological changes that are usually difficult to anticipate. The mobile telecommunications industry in particular has experienced rapid and significant technological development and frequent improvements in capacity, quality and data-transmission speed. Technological changes may render Portugal Telecom and Oi’s equipment, services and technology obsolete or inefficient, which may adversely affect Portugal Telecom and Oi’s competitiveness or require them to increase their capital expenditures in order to maintain their competitive position. For example, Portugal Telecom has made significant investments in recent years to develop its fiber-to-the-home, or FTTH, network for residential and enterprise customers, to connect its mobile network base stations and to develop its 3G network for personal services customers. Furthermore, Oi has made significant investments in the last three years in connection with the implementation of its UMTS (Universal Mobile Telecommunications System), or 3G, services, and has begun investing in the implementation of its LTE (Long Term Evolution), or 4G, services. While Oi has been upgrading its fixed-line networks with technologically advanced fiber optic cable with a microwave overlay for use in Oi’s long-distance services, it is possible that alternative technologies may be developed that are more advanced than those Oi currently provides.TmarPart, after the Business Combination, may not achieve the expected benefits of these investments in technology before more advanced technology is adopted by the market. Even if Portugal Telecom and Oi adopt new technologies in a timely manner as they are developed, the cost of such technology may exceed the benefit to them, and it cannot be assured to you that, after the completion of the Business Combination, TmarPart will be able to maintain its level of competitiveness in Brazil, Portugal or Africa.

TmarPart’s operations will continue to depend on the ability to maintain, upgrade and operate efficiently itsaccounting, billing, customer service, information technology and management information systems and to rely on the systems of other carriers under co-billing agreements.

Sophisticated information and processing systems are vital to Portugal Telecom and Oi’s growth and their ability to monitor costs, render monthly invoices for services, process customer orders, provide customer service and achieve operating efficiencies. It cannot be assured that, after the Business Combination, TmarPart will be able to continue to operate successfully and upgrade its accounting, information and processing systems or that these systems will continue to perform as expected. Oi has entered into co-billing agreements with each long-distance telecommunications service provider that is interconnected to its networks to include in its invoices the long-distance services rendered by these providers, and these providers have agreed to include charges owed to Oi in their invoices. Any failure in the accounting, information and processing systems of Portugal Telecom or Oi, or any problems with the execution of invoicing and collection services by other carriers with whom Portugal Telecom and Oi have co-billing agreements, could impair Portugal Telecom’s and Oi’s ability to collect payments from customers and respond satisfactorily to customer needs, which could adversely affect their businesses, financial conditions and results of operations.

Improper use of networks could adversely affect Portugal Telecom’s and Oi’s costs and results of operations.

Portugal Telecom and Oi may incur costs associated with the unauthorized and fraudulent use of networks, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also affects interconnection costs and payments to other carriers for non-billable fraudulent roaming. Improper use of networks could also increase selling expenses if it is required to increase the provision for doubtful accounts to reflect amounts believed cannot be collected for improperly made calls. Any increase in the improper use of networks in the future could materially adversely affect Portugal Telecom’s and Oi’s costs and results of operations.

Portugal Telecom’s and Oi’s operations are dependent upon networks. A system failure could cause delays or interruptions of service, which could cause Portugal Telecom and Oi to suffer losses.

Failure in Portugal Telecom and Oi networks, or their backup mechanisms, may result in service delays or interruptions and limit their ability to provide customers with reliable service over the networks. Some of the risks to the networks and infrastructure include (1) physical damage to access lines and long-distance optical cables; (2) power surges or outages; (3) software defects; (4) disruptions beyond Portugal Telecom and Oi’s control; (5) breaches of security; and (6) natural disasters. The occurrence of any such event could cause interruptions in service or reduce capacity for customers, either of which could reduce Portugal Telecom’s and Oi’s gross operating revenue or cause Portugal Telecom and Oi to incur additional expenses. In addition, the occurrence of any such event may subject Portugal Telecom and Oi to penalties and other sanctions imposed by ANATEL (in the case of Oi’s businesses in Brazil) and ANACOM (in the case of Portugal Telecom businesses in Portugal), and may adversely affect its business and results of operations.

The mobile telecommunications industry and participants in this industry may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

Media and other entities frequently suggest that the electromagnetic emissions from mobile handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using mobile handsets. These concerns could have an adverse effect on the mobile telecommunications industry and, possibly, expose mobile services providers to litigation. There is no assurance that further medical research and studies will refute a link between the electromagnetic emissions of mobile handsets and base stations, including on frequency ranges Portugal Telecom and Oi use to provide mobile services, and these health concerns. Government authorities could increase regulation on electromagnetic emissions of mobile handsets and base stations, which could have an adverse effect on Portugal Telecom’s and Oi’s business, financial condition and results of operations. The expansion of their network may be affected by these perceived risks if Portugal Telecom and Oi experience problems in finding new sites, which in turn may delay the expansion and may affect the quality of their services.

In July 2002, ANATEL enacted regulations that limit emission and exposure for fields with frequencies between 9 kHz and 300 GHz. Although these regulations did not have a material impact on the business of Oi, new laws or regulations regarding electromagnetic emissions and exposure may be adopted that could have an adverse effect on Oi’s business.

On January 18, 2003, ANACOM issued a regulation pursuant to Decree-Law No. 11/2003, which requires entities, including Portugal Telecom, that are qualified to install and use radio communication stations for public broadcasting, to submit to ANACOM for approval an annual plan that monitors and measures the intensity levels of the electromagnetic waves emitted from these radio communication stations, especially stations located near the general population. In 2004, pursuant to Decree-Law No. 11/2003, the Portuguese government adopted an ordinance that limits emission and exposure to electromagnetic fields with frequencies between 0 kHz and 300 GHz. Although Portugal Telecom and Oi believe that these regulations or ordinances do not have a material impact on Portugal Telecom, the Portuguese government may adopt new laws or regulations regarding electromagnetic emissions and exposure, which could have an adverse effect on Portugal Telecom’s business.

In order to expand Portugal Telecom’s and Oi’s businesses, TmarPart may take advantage of the consolidation of the telecommunications industry through the acquisition of other telecommunications companies, which could adversely affect their businesses, results of operations and financial conditions.

Following the Business Combination, TmarPart may acquire other companies in the telecommunications industry as part of its growth and convergence strategy. A growth strategy that involves acquisitions may present certain risks to its businesses, results of operations and financial condition, such as:

•                  difficulties in capturing synergies in the integration process, causing the anticipated benefits of the acquisition to be more limited than originally expected;

•                  costs associated with any unforeseen antitrust restrictions;

•                  failure to identify contingencies during the due diligence process;

•                  uncertainty in relation to regulatory approval; and

•                  distractions from its core business to pursue these acquisitions and implement the integration of acquired businesses.

If acquisition transactions cause TmarPart to incur unforeseen costs due to the factors described above, TmarPart may have to dedicate more resources than originally planed and eventually be faced with substantial losses that would adversely affect its business, results of operations and financial condition.

Even if TmarPart identifies suitable acquisition targets, it may be unable to complete acquisitions or obtain necessary financing to do so on satisfactory terms. Paying for acquisitions could require TmarPart to incur or assume debt and/or contingent liabilities, amortize certain identifiable intangible assets and incur acquisition-related expenses. In addition, TmarPart may be unable to realize all or any of the anticipated benefits from acquisitions or expansion in other related businesses because of operational factors or difficulties in integrating the acquisitions or such other related businesses with the existing businesses, including disparate information technology systems, database systems and business processes.

Risks Relating to Oi’s Brazilian Operations

Oi has extensive business operations in Brazil. Following the Business Combination, Oi will be TmarPart’s wholly-owned subsidiary.

Oi’s fixed-line telecommunications services in Brazil face increased competition from mobile services providers, other fixed-line service providers and cable television service providers, which may adversely affect its revenues and margins.

Oi’s fixed-line telecommunications services in Region I and Region II of Brazil face increasing competition from mobile services as the prices for mobile services decline and approach those of fixed-line services. Based on information available from ANATEL, from December 31, 2009 to December 31, 2012, the number of fixed lines in service in Brazil increased from 41.5 million to 44.3 million. It is expected that (1) the number of fixed lines in service in Regions I and II of Brazil will experience slow growth, as certain customers eliminate their fixed-line services in favor of mobile services, and (2) the use of existing fixed lines for making voice calls will decline as customers substitute calls on mobile phones in place of fixed-line calls as a result of promotional mobile rates (such as free calls within a mobile provider’s network). The rate at which the number of fixed lines in service in Brazil may decline depends on many factors beyond Oi’s control, such as economic, social, technological and other developments in Brazil. In addition, new fixed lines that Oi installs are expected to be less profitable than existing ones because new fixed-line customers generally have lower average incomes than Oi’s existing customers, subscribe to Oi’s lower cost service plans and generate fewer chargeable minutes of usage. For the nine-month period ended September 30, 2013 and for the year ended December 31, 2012, Oi’s traditional local fixed-line telecommunications services represented 29.4% and 30.4%, respectively, of Oi’s net operating revenue. Because Oi derives a significant portion of its net operating revenue from its traditional local fixed-line telecommunications services, the reduction in the number of Oi’s fixed-lines in service has negatively affected and is likely to continue to negatively affect its net operating revenue and margins.

Oi also competes in the Brazilian market for local fixed-line services with other fixed-line service providers, primarily with Empresa Brasileira de Telecomunicações — Embratel, or Embratel, and GVT S.A., or GVT. In addition to direct competition for large enterprises, or corporate customers, Embratel competes with Oi for residential customers in Regions I and II with services that it provides using the cable infrastructure of its subsidiary, Net Serviços de Comunicação S.A., or Net. Net is a cable television company that is Oi’s main competitor in the broadband services market. Embratel is a subsidiary of América Móvil S.A.B. de C.V., or América Móvil, one of the leading telecommunications service providers in Latin America. Under an agreement entered into between Embratel and Net in November 2005, Net offers integrated voice, broadband and pay television services to the Brazilian residential market through a single network infrastructure. In addition, Oi competes in each of these service regions with smaller companies that have been authorized by ANATEL to provide local fixed-line services. Embratel, GVT and Net are each controlled by multinational companies that may have more significant financial and marketing resources, and greater abilities to access capital on a timely basis and on more favorable terms, than Oi.

Oi’s loss of a significant number of fixed-line customers would adversely affect its net operating revenue and may adversely affect its results of operations. In addition, because callers in Brazil placing long-distance calls from their fixed-line telephones generally tend to select the long-distance carrier affiliated with the provider of their fixed-line service, Oi’s loss of a significant number of fixed-line customers may adversely affect its revenues from long-distance services and its results of operations. For a detailed description of Oi’s competition in the local fixed-line services market, see “Item 4: Information on the Company—Competition—Local Fixed-Line Services” in the Oi Annual Report, which is incorporated herein by reference.

Oi’s mobile services in Brazil face strong competition from other mobile services providers, which may adversely affect Oi’s revenues.

The mobile services market in Brazil is extremely competitive. Oi faces competition from large competitors such as TIM Participações S.A., or TIM, Telefônica Brasil S.A., or Telefônica Brasil, which markets its mobile services under the brand name “Vivo,” and Claro S.A., or Claro. As of September 30, 2013, based on information regarding the total number of subscribers as of that date available from ANATEL, Oi had a market share of 18.6% of the total number of subscribers in Brazil, ranking behind Telefônica Brasil with 28.6%, TIM with 27.2% and Claro with 25.1%, and Oi captured 12% of all net additions of mobile subscribers in Brazil (calculated based on the number of mobile subscribers at the end of a period less the number of mobile subscribers at the beginning of that period) during the nine-month period ended September 30, 2013. Telefônica Brasil, TIM and Claro are each controlled by multinational companies that may have more significant financial and marketing resources, and greater abilities to access capital on a timely basis and on more favorable terms, than Oi.

Oi’s ability to generate revenues from its Brazilian mobile services business depends on its ability to increase and retain its customer base. Each additional customer subscribing to Oi’s service entails costs, including sales commissions and marketing costs. Recovering these costs depends on Oi’s ability to retain such customers. Therefore, high rates of customer churn could have a material adverse effect on the profitability of Oi’s mobile services business. During the nine-month period ended September 30, 2013, Oi’s average customer churn rate in the mobile services segment, representing the number of subscribers whose service was disconnected during each month, whether voluntarily or involuntarily, divided by the number of subscribers at the beginning of such month, was 3.89% per month.

Oi has experienced increased pressure to reduce its rates in response to pricing competition. This pricing competition often takes the form of special promotional packages, which may include, among other things, mobile handset subsidies, traffic usage promotions and incentives for calls made within a mobile services provider’s own network. Competing with the service plans and promotions offered by Oi’s competitors causes an increase in its marketing expenses and customer-acquisition costs from time to time, which has adversely affected its results of operations during some periods in the past and could adversely affect Oi’s results of operations in the future. Oi’s inability to compete effectively with these packages could result in its loss of market share and adversely affect its net operating revenue and profitability. For a detailed description of Oi’s competition in the mobile services market, see “Item 4: Information on the Company—Competition—Mobile Services” in the Oi Annual Report, which is incorporated herein by reference.

Oi’s long-distance services face significant competition, which may adversely affect Oi’s revenues.

In Brazil, unlike in the United States and elsewhere, a caller chooses its preferred long-distance carrier for each long-distance call, whether originated from a fixed-line telephone or a mobile handset, by dialing such carrier’s long-distance carrier selection code (Código de Seleção de Prestadora). The long-distance services market in Brazil is highly competitive. Oi’s principal competitors for long-distance services are TIM and Embratel, which are currently offering long-distance services throughout Brazil at rates that are charged on a per call, rather than per minute, basis. Oi also competes with Telefônica Brazil, which is the incumbent fixed-line service provider in Region III of Brazil. Generally, Portugal Telecom and Oi believe that that callers placing long-distance calls in Brazil from their fixed-line telephones tend to select the long-distance carrier affiliated with the provider of their fixed-line service. Similarly, Portugal Telecom and Oi believe that that callers placing long-distance calls in Brazil from their mobile handsets tend to select the long-distance carrier affiliated with the provider of their mobile or fixed-line service. However, increased competition from long-distance service providers has resulted in pressure on Oi’s long-distance rates and adversely affected its revenue from these services. Competition in the long-distance market may require Oi to increase its marketing expenses and/or provide services at lower rates than those it currently expects to charge for such services. Competition in the domestic long-distance market has had and could continue to have a material adverse effect on Oi’s revenues and margins. See “Item 4: Information on the Company—Competition—Long-Distance Services” in the Oi Annual Report, which is incorporated herein by reference.

Data transmission services in Brazil are not subject to significant regulatory restrictions and, as a result, Oi faces an increasing amount of competition in this business.

Competition in data transmission services in Brazil is not subject to significant regulatory restrictions and, therefore, the market is open to a large number of competitors. Some competitors, such as cable operators, offer telephone and broadband services, which do not require them to use Oi’s fixed-line network, thereby allowing them to reach Oi’s customers without paying interconnection fees to Oi. Increasing competition in data transmission services may lead to rate reductions in this segment, adversely affecting the net operating revenue that Oi generates from this business. Additionally, increased competition for data transmission customers may require Oi to increase its marketing expenses and its capital expenditures and may lead to the loss of broadband customers, in each case leading to a decrease in Oi’s profitability. For a detailed description of Oi’s competition in the data transmission services market, see “Item 4: Information on the Company—Competition—Data Transmission Services” in the Oi Annual Report, which is incorporated herein by reference.

The Brazilian telecommunications industry is highly regulated. Changes in laws and regulations may adversely impact Oi’s business.

The Brazilian telecommunications industry is highly regulated by ANATEL. ANATEL regulates, among other things, rates, quality of service and universal service goals, as well as competition among telecommunications service providers. Changes in laws and regulations, grants of new concessions, authorizations or licenses or the imposition of additional universal service obligations, among other factors, may adversely affect Oi’s business, financial condition and results of operations.

For example, ANATEL has proposed new regulations under which it would modify the productivity discount factor, or Factor X, applicable to the determination of rate increases available to public concessionaires providing fixed-line services. These regulations were submitted for public consultation in July 2011 and the public consultation period ended on September 1, 2011. It is expected that these new regulations, as they may be modified as a result of ANATEL’s further analysis, will be adopted in 2014. It is not possible to predict when these regulations will be adopted or whether they will be adopted as proposed. Some of these regulations, if adopted, may have adverse effects on Oi’s revenues, costs and expenses, results of operations or financial position.

It is not possible to predict whether ANATEL, the Brazilian Ministry of Communications (Ministério das Comunicações) or the Brazilian government will adopt other telecommunications sector policies in the future or the consequences of such policies on Oi’s business and the business of Oi’s competitors.

Oi’s local fixed-line and domestic long-distance concession agreements are subject to periodic modifications by ANATEL and expire on December 31, 2025. Oi’s bids for new concessions upon the expiration of Oi’s existing concessions may not be successful.

Oi provides fixed-line telecommunications services in Regions I and II pursuant to concession agreements with the Brazilian government. Oi’s concession agreements expire on December 31, 2025, and may be amended by the parties every five years prior to the expiration date. In connection with each five year amendment, ANATEL has the right, following public consultations, to impose new terms and conditions in response to changes in technology, competition in the marketplace and domestic and international economic conditions.

Oi’s obligations under the concession agreements may be subject to revision in connection with each future amendment. There is no assurance that any future amendments will not impose requirements on Oi that will require it to undertake significant capital expenditures or will not modify the rate-setting procedures applicable to Oi in a manner that will significantly reduce the net operating revenue that it generates from Oi’s fixed-line businesses. If the amendments to Oi’s concession agreements have these effects, Oi’s business, financial condition and results of operations could be materially adversely affected.

Oi’s concession agreements will expire on December 31, 2025. It is expected the Brazilian government to offer new concessions in competitive auctions prior to the expiration of Oi’s existing concession agreements. Oi may participate in such auctions, but Oi’s existing fixed-line and domestic long-distance concession agreements will not entitle it to preferential treatment in these auctions. If Oi does not secure concessions for its existing service areas in any future auctions, or if such concessions are on less favorable terms than Oi’s current concessions, Oi’s business, financial condition and results of operations would be materially adversely affected.

Oi’s local fixed-line and domestic long-distance concession agreements, as well as its authorizations to provide personal mobile services, contain certain obligations, and Oi’s failure to comply with these obligations may result in various fines and penalties imposed on Oi by ANATEL.

Oi’s local fixed-line and domestic long-distance concession agreements contain terms reflecting the General Plan on Universal Service (Plano Geral de Metas de Universalização), the General Plan on Quality Goals (Plano Geral de Metas de Qualidade) and other regulations adopted by ANATEL, the terms of which could affect Oi’s financial condition and results of operations. Oi’s local fixed-line concession agreements also require it to meet certain network expansion, quality of service and modernization obligations in each of the states in Regions I and II of Brazil. In the event of noncompliance with ANATEL targets in any one of these states, ANATEL can establish a deadline for achieving the targeted level of such service, impose penalties and, in extreme situations, terminate the applicable concession agreement for noncompliance with its quality and universal service obligations. See “Item 4: Information on the Company—Regulation of the Brazilian Telecommunications Industry—Regulation of Fixed-Line Services” in the Oi Annual Report, which is incorporated herein by reference.

On an almost weekly basis, Oi receives inquiries from ANATEL requiring information from Oi on its compliance with the various service obligations imposed on it by its concession agreements. If Oi isunable to respond satisfactorily to those inquiries or comply with Oi’s service obligations under its concession agreements, ANATEL may commence administrative proceedings in connection with such noncompliance. Oi has received numerous notices of the commencement of administrative proceedings from ANATEL, mostly due to its inability to achieve certain targets established in the General Plan on Quality Goals and the General Plan on Universal Service, among others. As of September 30, 2013, Oi had recorded provisions in the amount of R$1,034 million in connection with fines sought to be imposed by ANATEL. Additional fines from ANATEL or fines in excess of the provisioned amount could adversely impact Oi’s financial condition and results of operations. See “Item 4: Information on the Company—Regulation of the Brazilian Telecommunications Industry” and “Item 8: Financial Information—Legal Proceedings—Civil Claims—Administrative Proceedings” in the Oi Annual Report, which is incorporated herein by reference.

In addition, Oi’s authorizations to provide personal mobile services contain certain obligations requiring it to meet network scope and quality of service targets. If Oi fails to meet these obligations, it may be fined by ANATEL until it is in full compliance with these obligations and, in extreme circumstances, Oi’s authorizations could be revoked by ANATEL. For example, on July 23, 2012,

ANATEL temporarily suspended Oi’s ability to accept new customers for its mobile services in the States of Amazonas, Amapá, Mato Grosso do Sul, Roraima and Rio Grande do Sul due to ANATEL’s perception of Oi’s failure to meet capital investment and quality of service commitments in those states. This suspension lasted for approximately two weeks until Oi was able to propose new quality of service goals to ANATEL. See “Item 4: Information on the Company—Regulation of the Brazilian Telecommunications Industry—Regulation of Mobile Services—Obligations of Personal Mobile Services Providers” in the Oi Annual Report, which is incorporated herein by reference.

Oi may be unable to implement its plans to expand and enhance Oi’s existing networks in Brazil in a timely manner or without unanticipated costs, which could hinder or prevent the successful implementation of Oi’s business plan and result in revenues and net income being less than expected.

Oi’s ability to achieve its strategic objectives depends in large part on the successful, timely and cost-effective implementation of its plans to expand and enhance Oi’s networks in Brazil. Factors that could affect this implementation include:

•                  Oi’s ability to generate cash flow or to obtain future financing necessary to implement its projects;

•                  delays in the delivery of telecommunications equipment by Oi’s vendors;

•                  the failure of the telecommunications equipment supplied by Oi’s vendors to comply with the expected capabilities; and

•                  delays resulting from the failure of third-party suppliers or contractors to meet their obligations in a timely and cost-effective manner.

Although Portugal Telecom and Oi believe that Oi’s cost estimates and implementation schedule are reasonable, there is no assurance that the actual costs or time required to complete the implementation of these projects will not substantially exceed Oi’s current estimates. Any significant cost overrun or delay could hinder or prevent the successful implementation of Oi’s business plan and result in revenues and net income being less than expected.

Oi relies on strategic suppliers of equipment, materials and services necessary for its operations and expansion in Brazil. If these suppliers fail to provide equipment, materials or services to Oi on a timely basis, Oi could experience disruptions, which could have an adverse effect on Oi’s revenues and results of operations.

Oi relies on few strategic suppliers of equipment, materials and services, including Nokia Solutions and Networks do Brasil Telecomunicações Ltda., or Nokia Solutions and Networks, Alcatel-Lucent Brasil S.A., or Alcatel-Lucent, Telemont Engenharia de Telecomunicações S.A., or Telemont, A.R.M. Engenharia Ltda., or A.R.M. Engenharia, and Huawei do Brasil Telecomunicações Ltda., or Huawei, to provide it with equipment, materials and services that it needs in order to expand and to operate its business in Brazil. There are a limited number of suppliers with the capability of providing the mobile network equipment and fixed-line network platforms that Oi’s operations and expansion plans require or the services that Oi requires to maintain its extensive and geographically widespread networks. In addition, because the supply of mobile network equipment and fixed-line network platforms requires detailed supply planning and this equipment is technologically complex, it would be difficult for Oi to replace the suppliers of this equipment. Suppliers of cables that Oi needs to extend and maintain its networks may suffer capacity constraints or difficulties in obtaining the raw materials required to manufacture these cables. As a result, Oi is exposed to risks associated with these suppliers, including restrictions of production capacity for equipment and materials, availability of equipment and materials, delays in delivery of equipment, materials or services, and price increases. If these suppliers or vendors fail to provide equipment, materials or service to Oi on a timely basis or otherwise in compliance with the terms of Oi’s contracts with these suppliers, Oi could experience disruptions or declines in the quality of Oi’s services, which could have an adverse effect on Oi’s revenues and results of operations, and Oi might be unable to satisfy the requirements contained in its concession and authorization agreements.

Oi is subject to potential liabilities relating to third-party service providers that support its Brazilian operations, which could have a material adverse effect on Oi’s business, financial condition and results of operations.

Oi is subject to potential liabilities relating to third-party service providers that support its operations in Brazil. Such potential liabilities may involve claims by employees of third-party service providers directly against Oi as if it were the direct employer of such employees, as well as claims against Oi for secondary liability for, among other things, occupational hazards, wage parity or overtime pay, in the event that such third-party service providers fail to meet their obligations to their employees. Oi has not recorded any provisions for such claims, and significant judgments against Oi could have a material adverse effect on Oi’s business, financial condition and results of operations.

Oi is subject to numerous legal and administrative proceedings, which could adversely affect Oi’s business, results of operations and financial condition.

Oi is subject to numerous legal and administrative proceedings. It is difficult to quantify the potential impact of these legal and administrative proceedings. Oi classifies its risk of loss from legal and administrative proceedings as “probable,” “possible” or “remote.” Oi makes provisions for probable losses but does not make provisions for possible and remote losses.

As of September 30, 2013, Oi had provisioned R$6,041 million for probable losses relating to various tax, labor and civil legal and administrative proceedings against it. As of September 30, 2013, Oi had claims against it of R$17,967 million in tax proceedings, R$863 million in labor proceedings and R$1,029 million in civil proceedings with a risk of loss classified as “possible” for which Oi had made no provisions.

Oi is not required to disclose or record provisions for proceedings in which Oi’s management judges the risk of loss to be remote. However, the amounts involved in certain of the proceedings in which Oi believes their risk of loss is remote could be substantial. Consequently, Oi’s losses could be significantly higher than the amounts for which Oi has recorded provisions.

If Oi is subject to unfavorable decisions in any legal or administrative proceedings and the losses in those proceedings significantly exceed the amount for which it has provisioned or involve proceedings for which it has made no provision, Oi’s results of operations and financial condition may be materially adversely affected. Even for the amounts recorded as provisions for probable losses, a judgment against Oi would have an effect on Oi’s cash flow if Oi is required to pay those amounts. Unfavorable decisions in these legal proceedings may, therefore, reduce Oi’s liquidity and adversely affect its business, financial condition and results of operations. For a more detailed description of these proceedings, see “Item 8: Financial Information—Legal Proceedings” in the Oi Annual Report, which is incorporated herein by reference.”

Oi is subject to delinquencies of its accounts receivables. If Oi is unable to limit payment delinquencies by Oi’s customers, or if delinquent payments by Oi’s customers increase, Oi’s financial condition and results of operations could be adversely affected.

Oi’s business significantly depends on its customers’ ability to pay their bills and comply with their obligations to Oi. During the nine-month period ended September 30, 2013 and the year ended December 31, 2012, Oi recorded provisions for doubtful accounts in the amount of R$733 million and R$503 million, respectively, or 2.2% and 2.6%, respectively, of its gross operating revenue, primarily due to subscribers’ delinquencies. As of September 30, 2013, Oi’s provision for doubtful accounts was R$556 million.

ANATEL regulations prevent Oi from implementing certain policies that could have the effect of reducing delinquency, such as service restrictions or limitations on the types of services provided based on a subscriber’s credit record. If Oi is unable to successfully implement policies to limit subscriber delinquencies or otherwise select its customers based on their credit records, persistent subscriber delinquencies and bad debt will continue to adversely affect Oi’s operating and financial results.

In addition, if the Brazilian economy declines due to, among other factors, a reduction in the level of economic activity, depreciation of the real, an increase in inflation or an increase in domestic interest rates, a greater portion of Oi’s customers may not be able to pay their bills on a timely basis, which would increase Oi’s provision for doubtful accounts and adversely affect Oi’s financial condition and results of operations.

Risks Relating to PT Portugal’s Operations

The risk factors below relate to the current Portuguese operations of Portugal Telecom, which are expected to be transferred to its subsidiary PT Portugal in preparation for the Capital Increase.  In the Capital Increase, as described in “Part 4: Description of the Business Combination” of this Disclosure Annex, Portugal Telecom is expected to subscribe to common and preferred shares of Oi in exchange for the transfer by Portugal Telecom to Oi of all of the shares of PT Portugal.  The risk factors below assume that the current Portuguese operations of Portugal Telecom have already been transferred to PT Portugal in preparation for the Capital Increase.

Negative developments in the Eurozone markets, including Portugal, could adversely affect PT Portugal’s results of operations and financial condition.

Negative developments in the Eurozone markets, including Portugal, could adversely affect PT Portugal’s results of operations and financial condition. Since late 2009, high levels of sovereign debt and insufficient public sector revenues have resulted in a European sovereign debt crisis. As of the date of this Disclosure Annex, credit rating agencies have downgraded the credit ratings of many of the Eurozone governments, including Portugal. During 2011 and 2012, the deepening of this crisis caused a general economic downturn in Europe, which negatively affected the banking and credit systems, employment and production.

The economic recession in Portugal has had an adverse effect on the demand for PT Portugal’s products and on PT Portugal’s revenues and profitability. As one of Portugal’s largest companies and one of its largest employers, PT Portugal’s financial condition, revenues and profitability are closely linked to circumstances in the Portuguese economy. As a result, the recent financial crisis and its effect on the European and Portuguese economies significantly affected, and could continue to significantly affect, PT Portugal’s results of operations and financial condition.

Increased competition among providers of bundled telecommunications services in Portugal may result in a decrease in PT Portugal’s revenues.

In 2008, PT Portugal launched a nationwide pay-TV service under the “Meo” brand, primarily using its fixed network (IP TV over ADSL2+ and FTTH and DTH satellite technology). This service required it to make significant investments in its network in order to increase the bandwidth and offer a better service quality than its competitors. In January 2013, PT Portugal announced the rebranding of “Meo” and the launch of a quadruple-play service as “M4O,” offering pay-TV, broadband internet, fixed telephone and mobile telephone services. This launch required additional marketing expenditures and will entail ongoing investments in infrastructure to remain competitive with other market participants.

Notwithstanding gains in PT Portugal’s revenues and market share from pay-TV services in recent years and the quality of its service, PT Portugal has experienced pressure from its competitors to reduce monthly subscription fees. In addition, its efforts to build scale to enable it to negotiate better programming costs with content suppliers, especially certain premium content owned by one of its competitors, may not prove successful.

The competitive landscape has changed significantly in Portugal as a result of the merger in 2013 of ZON Multimédia—Serviços de Telecomunicações e Multimédia, SGPS, S.A., or ZON, the largest cable operator, and Optimus SGPS, S.A., or Optimus, the third-largest mobile operator, to create ZON Optimus SGPS, S.A., or ZON Optimus, a new integrated telecommunications operator in Portugal. The merger was cleared by the Portuguese Competition Authority on August 26, 2013 and the company resulting from the merger, ZON Optimus was formally incorporated the following day by means of registration with the Portuguese Commercial Registry. This transaction has further increased the focus on bundled offers and the evolution from triple-play to quadruple-play services as ZON Optimus has leveraged its position as an integrated telecommunications operator. PT Portugal’s other main competitors in Portugal are Cabovisão and Vodafone.

PT Portugal’s revenues from residential services in Portugal and its financial position could be significantly affected if PT Portugal is not successful in competing to provide these bundled services, particularly as PT Portugal’s pay-TV services have become increasingly important as a retention tool of its fixed line and broadband internet customers.

Competition in Portugal from other mobile telephony and fixed line operators has reduced revenues from the Portuguese operations of PT Portugal and could continue to adversely affect PT Portugal’s revenues.

As a result of the trend toward the use of mobile services instead of fixed telephone services, combined with the increase in competition from other operators, PT Portugal has experienced, and PT Portugal may continue to experience, erosion of market share in Portugal of both access lines and of outgoing domestic and international traffic. The number of active mobile telephone cards in Portugal has overtaken the number of wireline main lines. Mobile operators in Portugal can bypass PT Portugal’s international wireline network by interconnecting directly with fixed line and mobile networks either in PT Portugal’s domestic Portuguese network or abroad. Competition is also forcing down the prices of PT Portugal’s Portuguese fixed line voice services for long-distance and international calls. Lowering its international call prices has caused a decline in PT Portugal’s revenues from international fixed line voice services. The decrease in fixed line voice traffic and lower tariffs resulting from competition has significantly affected PT Portugal’s overall revenues, and it is expected that these factors continue to negatively affect PT Portugal’s revenues.

The broadband market in Portugal is highly competitive and may become more competitive in the future.

Portugal Telecom and Oi believe that with competition in internet broadband access in Portugal is intensifying, and with the development of existing technologies such as broadband wireless access, mobile broadband through 3G and 4G technology, as well as high speed broadband supported by the deployment of a fiber optic network, PT Portugal may face additional pricing pressure on its services in Portugal, which could result in the loss of revenues from both residential and enterprise customers.

Increased competition in the Portuguese mobile markets may result in decreased tariffs and loss of market share.

Portugal Telecom and Oi believe that PT Portugal’s existing mobile competitors in Portugal, Vodafone and Zon-Optimus will continue to market their services aggressively, and in most cases, those operators have similarly priced offers. After PT Portugal launched its low-cost brand “Uzo,” for example, Vodafone and other competitors quickly responded with similar products of their own. As another example, in 2010, PT Portugal launched a tribal plan as a reaction to similar plans launched by its competitors, and that plan provides for lower revenue per user than many of PT Portugal’s other plans. Portugal Telecom and Oi believe that PT Portugal’s ability to compete in the Portuguese market depends on the ability to differentiate its products based on services offered, quality and simplicity of pricing plans, and PT Portugal may not be successful in doing so.

It is expected that competition from operators with services based on Voice over Internet Protocol, or VoIP, will also place increasing price pressure on voice tariffs and lead to reductions in mobile voice traffic. Competition from companies providing wireless local-area network services, or WLAN, which can deliver wireless data services more cheaply than mobile data services, such as through 3G or 4G technology, in concentrated areas, may also affect the market and pricing for third and fourth generation services.

Burdensome regulation in an open market may put PT Portugal at a disadvantage to its competitors and could adversely affect its Portuguese telecommunications business.

The Portuguese electronic communications sector is fully open to competition. However, many regulatory restrictions and obligations are still imposed on PT Portugal’s Portuguese operations. In the previous round of market analyses, carried out from 2004 to 2006, PT Portugal was found by ANACOM to have significant market power in all but one of the 19 markets analyzed and, consequently, was subjected to regulatory restrictions and obligations. Not all of these obligations and restrictions have been imposed on other telecommunications operators and service providers. Pursuant to the European Relevant Markets Recommendation issued in 2007, which significantly reduced the number of markets subject to regulation, ANACOM is re-analyzing the retail and wholesale markets to identify which markets are still relevant for regulatory intervention and which electronic communications operators and service providers, if any, it considers to have significant market power in those markets. Additionally, ANACOM is determining the regulatory remedies that should be imposed on those operators and service providers. ANACOM has not indicated when it will conclude this round of market analysis, but it is expected to be completed by the end of 2015.

ANACOM has re-analyzed some of the markets defined under the European Relevant Market Recommendation and issued findings that concluded that PT Portugal had significant market power in certain markets, including the wholesale market for call termination on individual public telephone networks provided at a fixed location, the market for call termination on individual mobile networks, the market for the provision of wholesale (physical) network infrastructure access and the wholesale leased lines terminating segments market. In certain cases, such as the wholesale broadband access market and the wholesale leased lines trunk segments market, ANACOM has segmented the markets into “C” (competitive) and “NC” (non-competitive) segments and issued a finding that PT Portugal had significant market power in the non-competitive segments. ANACOM has the power to impose remedies to increase competition in those markets. However, ANACOM has not completed the review of all the markets identified by the European Relevant Market Recommendation, and it is expected that ANACOM will reduce the adverse impacts of the remedies imposed on PT Portugal. However, additional reviews by ANACOM could include other markets, such as next-generation access, or NGA, networks (which represent a significant upgrade to broadband internet access). For example, on February 6, 2012, ANACOM approved a draft decision concerning the review markets for wholesale physical network infrastructure access at a fixed location, or Market 4, and markets for wholesale broadband access, or Market 5. Pursuant to this draft decision, ANACOM proposed to include high-speed broadband networks (e.g., FTTH networks) in order to require operators with Significant Market Power, or SMP, to provide access to these networks. In this connection, pursuant to the this draft decision, ANACOM intends to declare PT Portugal as an SMP operator in the national wholesale market for access to network infrastructure at a fixed location and as the SMP operator in the broadband access wholesale market in non-competitive areas.

With respect to Market 4, in addition to the obligation of granting unbundled access to copper loops, sub-loops, ducts and poles at the national level, ANACOM intends to impose on PT Portugal a geographically differentiated obligation to provide its wholesale customers with virtual access to optical fiber (advanced bitstream). Although the final decision is still pending, Portugal Telecom and Oi believe ANACOM will complete its new review of Markets 4 and 5 in the second quarter of 2014, after the European Commission’s approval of a recommendation on the costing and non-discrimination with respect to next generation networks, which is expected to occur during the first quarter of 2014.

Remedies imposed by ANACOM may require PT Portugal to provide services in certain markets or geographic regions or to make investments that PT Portugal would otherwise not choose to make. In addition, PT Portugal has incurred, and may still have to incur, expenses to adapt PT Portugal’s Portuguese operations to changing regulatory requirements and to ensure regulatory compliance. The resources PT Portugal may be required to commit to fulfill its regulatory obligations in Portugal could adversely affect its ability to compete.

Reduced interconnection rates have negatively affected revenues of PT Portugal’s Portuguese telecommunications business.

In recent years, ANACOM has imposed price controls on interconnection rates for the termination of calls on mobile networks. These reductions have had a significant impact on interconnection revenues of MEO, the mobile operator of PT Portugal in Portugal, and, consequently, on the earnings of MEO.

ANACOM has issued successive decisions that have reduced mobile termination rates over time. Most recently, in March 2012, ANACOM issued a final decision reducing mobile termination rates progressively to €0.0127 by December 2012. The reductions in mobile termination rates have had a negative effect on PT Portugal’s cash flows and revenues and will continue to have a negative effect on PT Portugal’s cash flows and revenues.

The Portuguese Competition Authority also completed an analysis of mobile rates for originating calls to non-geographic numbers in January 2012, finding origination rates to be excessive and issuing a recommendation that mobile operators must reduce their rates to a level reflecting their costs or face the possibility of being sanctioned. As of the date of this Disclosure Annex, the Portuguese Competition Authority has not opened an investigation.

ANACOM’s price controls on fixed-to-mobile interconnection may also negatively affect PT Portugal’s revenues from fixed line residential services in Portugal because PT Portugal will be required to reflect the reduction in these interconnection charges in its retail prices for calls from PT Portugal’s fixed line network in Portugal. PT Portugal expects ANACOM to lift these price controls following the designation of Zon-Optimus as the universal service obligation, or USO, provider for fixed lines. Nevertheless, as a result of competition in the fixed-to-mobile interconnection market, it is expected that the reduction in interconnection charges will continue to have an impact on PT Portugal’s revenues from fixed line residential services in Portugal.

In addition, the lower interconnection rates have slightly reduced revenues for PT Portugal’s wholesale business, which records revenues from international incoming calls transiting through its network that terminate on the networks of mobile operators. The prices PT Portugal charges to international operators (and hence its revenues) also have depended on the interconnection fees charged by mobile operators for international incoming calls terminating on their networks, and these fees have been decreasing. It is expected that lower interconnection rates will continue to have a negative impact on wholesale revenues in the Portuguese operations.

The European Commission’s review of roaming charges may continue to lead to a reduction in revenues from personal services.

The European Commission regulates the roaming charges that may be charged in the wholesale market and the retail market in Europe. These regulations extend to data and Short Messaging Services, or SMS, or text messaging. On July 1, 2012, a new regulation was enacted, or “Roaming III,” which expires on June 30, 2022. In particular, Roaming III features (1) the introduction of an obligation for mobile operators in the wholesale market to provide reasonable network access in order to allow roaming services, and (2) the decoupling of roaming services from other services, while enabling a consumer to use the same number. Roaming III is expected to continue to have an adverse effect on the revenues of the mobile business of PT Portugal in Portugal and on the results of operations of that mobile business.

The Portuguese government could terminate or fail to renew the fixed line license and licenses and authorizations for data and mobile services of PT Portugal’s Portuguese telecommunications business.

PT Portugal provides a significant number of services in Portugal under licenses and authorizations granted by ANACOM to PT Comunicações and MEO, which are subsidiaries of PT Portugal.

The Portuguese government can also terminate MEO’s mobile licenses in Portugal under certain circumstances. Through MEO, PT Portugal holds renewable license to provide GSM (Global System for Mobile Communications), or 2G, and 3G mobile telephone services throughout Portugal, valid until 2016 and 2022, respectively. In January 2012, MEO was allocated the right to use frequencies to provide, among other technologies, 4G mobile telephone services throughout Portugal, and in March 2012, ANACOM issued a renewable license to MEO, valid until 2027, with respect to the use of these frequencies. This license also unifies the previous 2G and 3G licenses issued to MEO. If the Portuguese government were to terminate PT Portugal’s licenses, it would not be able to conduct the activities authorized by the concession or the relevant licenses. This loss would eliminate an important source of revenues of PT Portugal.

PT Portugal’s obligations as a universal service provider in Portugal could adversely affect PT Portugal’s results of operations and profitability.

Until recently, PT Portugal was the holder of a concession of the public telecommunications service. On October 12, 2012, following ANACOM’s decision on the designation of a universal service provider, the Portuguese Ministries of Finance, Economy and Employment launched a public tender to designate the universal service providers, which included a compensation fund for universal service providers and a related renegotiation of PT Portugal’s concession. According to ANACOM’s preliminary report on the proposals submitted on the several tenders, PT Comunicações did not present the lowest bid for Tender 1 (access to a public communications network at a fixed location) and, consequently, was not designated the universal service provider for that service. Nonetheless, PT Comunicações submitted the lowest bid for Tender 2 and remains the universal service provider of payphones. On October 18, 2013, the Portuguese government confirmed these results and designated Optimus and ZON as the universal service providers for the connection to a public electronic communications network at a fixed location and the provision of publicly available telephone services and designated PT Comunicações as the universal service provider for payphones. Following a direct award procedure concerning the provision of comprehensive directories and directory inquiry services for a period of 12 months, with the possibility of such period being extended for an additional six months, PT Comunicações was awarded the contract to provide directories and directory inquiry services.

As the universal service provider for payphones, directories and directory inquiry services, PT Comunicações is required to make available those services in accordance with Portuguese regulations whether or not they are profitable to PT Portugal.  In addition, PT Portugal is required to contribute to the compensation fund for universal service providers according to PT Portugal’s share of the revenues of the national telecommunications sector.  These obligations could adversely affect the expenses and profitability of PT Portugal.

Regulatory investigations and litigation may lead to fines or other penalties.

PT Portugal regularly has been involved in litigation, regulatory inquiries and investigations involving its operations. ANACOM, the European Commission and the Portuguese Competition Authority regularly have made inquiries and conducted investigations concerning PT Portugal’s compliance with applicable laws and regulations. Current inquiries by the Portuguese Competition Authority relate to alleged anti-competitive practices in the terrestrial television and mobile services markets. Following a complaint by the third mobile operator in July 2013, PT Portugal was informed by the Portuguese Competition Authority that it had decided to initiate an administrative proceeding against PT Portugal regarding allegedly discriminatory on-net/off-net prices in the retail mobile communications market and allegedly excessive SMS termination prices. If, after the administrative proceeding, the Portuguese Competition Authority decides that there is a reasonable likelihood that sanctions will be imposed, a more formal proceeding will follow. After the conclusion of any such proceeding, the Portuguese Competition Authority could decide to impose a fine of up to 10% of PT Portugal’s revenues during the year immediately preceding the final decision.

In January 2011, the European Commission opened an investigation into an agreement between Telefónica, S.A., or Telefónica, and PT Portugal allegedly not to compete in the Iberian telecommunications markets. PT Portugal has developed various strategic partnerships with Telefónica in recent years. Although PT Portugal does not believe the existence of these partnerships has impeded competition and ordinary activities of its company and Telefónica, its relationship with Telefónica was investigated. In January 2013, the European Commission adopted a decision finding that PT Portugal and Telefónica had infringed Article 101 of the Treaty on the Functioning of the EU with reference to the July 28, 2010 agreement with Telefónica concerning the acquisition by Telefónica of PT Portugal’s stake in Brazilian operator Vivo Participações, S.A. (“Vivo”). In accordance with this decision, PT Portugal was fined an amount of €12.29 million. On April 9, 2013, PT Portugal brought an action for annulment before the Court of Justice of the EU and will continue to vigorously defend the matter.

If PT Portugal is found to have been in violation of applicable laws and regulations in these or other regulatory inquiries, investigations, or litigation proceedings that are currently pending against it or PT Portugal, or that may be brought against the combined company in the future, PT Portugal and TmarPart may become subject to penalties, fines, damages or other sanctions. Any adverse outcome could have a material adverse effect on their operating results or cash flows.

Risks Relating to PT Portugal’s African and Asian Operations

The risk factors below relate to the current African and Asian operations of Portugal Telecom, which are expected to be transferred to its subsidiary PT Portugal in preparation for the Capital Increase.  In the Capital Increase, as described in “Part 4: Description of the Business Combination” of this Disclosure Annex, Portugal Telecom is expected to subscribe to common and preferred shares of Oi in exchange for the transfer by Portugal Telecom to Oi of all of the shares of PT Portugal.  The risk factors below assume that the current African and Asian operations of Portugal Telecom have already been transferred to PT Portugal in preparation for the Capital Increase.

Adverse political, economic and legal conditions in the African and Asian countries where PT Portugal will acquire investments may hinder its ability to receive dividends from its international subsidiaries.

The governments of many of the African and Asian countries where PT Portugal has investments have historically exercised, and continue to exercise, significant influence over their respective economies and legal systems. Countries where PT Portugal has investments may enact legal or regulatory measures that restrict the ability of its subsidiaries to make dividend payments to PT Portugal. Similarly, adverse political or economic conditions in these countries may hinder PT Portugal’s ability to receive dividends from its subsidiaries. PT Portugal has received significant amounts in dividends each year from its international investments, particularly in Africa, and a limitation on PT Portugal’s ability to receive a material portion of those dividends could adversely affect its cash flows and liquidity.

In addition, PT Portugal’s investments in these regions are exposed to political and economic risks that include, but are not limited to, exchange rate and interest rate fluctuations, inflation and restrictive economic policies and regulatory risks that include, but are not limited to, the process for the renewal of licenses and the evolution of regulated retail and wholesale tariffs. In addition, PT Portugal’s ventures in African and Asian markets face risks associated with increasing competition, including due to the possible entrance of new competitors and the rapid development of new technologies.

The development of partnerships in these markets raises risks related to the ability of the partners to jointly operate the assets. Any inability of PT Portugal and its partners to operate these assets may have a negative impact on its strategy and on its results of operations.

Oi and PT Portugal are party to joint ventures and partnerships that may not be successful and may expose them to future costs.

Oi and PT Portugal are partner in joint ventures and partnerships. Their partnering arrangements may fail to perform as expected for various reasons, including an incorrect assessment of their needs or the capabilities or financial stability of its strategic partners. TmarPart’s share of any losses from or commitments to contribute additional capital to such partnerships may also adversely affect its results of operations or financial position.

TmarPart’s ability to work with these partners or develop new products and solutions may become constrained, which could harm TmarPart’s competitive position in the markets served by these joint ventures and partnerships. TmarPart may have disputes with its partners in these joint ventures, and may have difficulty agreeing with its partners on actions that TmarPart believes would be beneficial to those joint ventures and partnerships. In addition, the joint ventures and partnerships in African and Asian countries are typically governed by the laws of those countries, and Oi’s and PT Portugal’s partners are often established participants in those markets and may have greater influence in those economies than TmarPart will. To the extent TmarPart experiences difficulties with its joint venture partners, TmarPart may encounter difficulties in protecting its investments in those countries.

Any of these factors could cause these joint ventures and partnerships not to be profitable and could cause TmarPart to lose all or part of the value of its investments in those ventures.

Risks Relating to Brazil

Oi and TmarPart are each a Brazilian corporation, subject to the Brazilian Corporation Law, with financial statements prepared using the Brazilian real as their functional and reporting currency, and with a majority of their operations conducted in Brazil. As a result, in addition to the risks relating to Oi’s operations described above, investors s will be subject to the following additional risks.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement, as well as Brazilian political and economic conditions, could adversely impact Oi’s business, results of operations and financial condition.

All of the operations and customers of Oi are located in Brazil, except for minor operations and the customers of these operations outside of Brazil. A majority of Oi’s operations and customers are located in Brazil. Accordingly, Oi’s financial condition and results of operations have been and will continue to be substantially dependent on Brazil’s economy. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and implement macroeconomic policies have often involved increases in interest rates, wage and price controls, currency devaluations, blocking access to bank accounts, imposing capital controls and limits on imports, among other things. Oi does not have any control over, and is unable to predict, which measures or policies the Brazilian government may adopt in the future. Oi’s business, results of operations and financial condition may be adversely affected by changes in policies or regulations, or by other factors such as:

•                  political instability;

•                  devaluations and other currency fluctuations;

•                  inflation;

•                  price instability;

•                  interest rates;

•                  liquidity of domestic capital and lending markets;

•                  energy shortages;

•                  exchange controls;

•                  changes to the regulatory framework governing Portugal Telecom and Oi’s industry;

•                  monetary policy;

•                  tax policy; and

•                  other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether possible changes in policies or rules affecting these or other factors may contribute to economic uncertainties in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers. The President of Brazil has considerable power to determine governmental policies and actions that relate to the Brazilian economy and, consequently, affect the operations and financial performance of businesses such as Oi. Although Portugal Telecom and Oi do not believe that Ms. Rousseff will significantly alter current governmental policies, there are no assurances that the policies that may be implemented by the Brazilian federal or state governments will not adversely affect Oi’s business, results of operations and financial condition.

Instability in the international financial system may adversely affect economic growth in Brazil or limit Oi’s access to the financial markets and, therefore, negatively impact Oi’s business and financial condition.

Global economic instability and related instability in the international financial system have had, and may continue to have, a negative effect on economic growth in Brazil. The global economy has shown signs of recovery; however, such recovery depends on a number of factors, including a return of job growth and investments in the private sector as well as the timing of the exit from government credit easing policies by central banks globally. Continued or worsening volatility in the global financial markets could reduce the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. A prolonged slowdown in economic activity in Brazil could reduce demand for some of Oi’s services, which would adversely affect its results of operations.

As a result of instability in the international financial system, Oi’s ability to access the capital markets or the commercial bank lending markets may be severely restricted at a time when Oi would like, or need, to access such markets, which could have an impact on Oi’s flexibility to react to changing economic and business conditions. The instability in the international financial system or a prolonged slowdown in economic activity in Brazil could have an impact on the lenders under the existing credit facilities of Oi, on Oi’s Brazilian customers or on the ability of Oi’s suppliers to meet scheduled deliveries in Brazil, causing them to fail to meet their obligations to Oi. If the instability in the international financial system continues, it could have an adverse effect on the demand for Oi’s services in Brazil and its ability to fund its planned growth in Brazil.

Depreciation of the real may lead to substantial losses on Oi’s liabilities denominated in or indexed to foreign currencies.

During the four decades prior to 1999, the Brazilian Central Bank periodically devalued the Brazilian currency. Throughout this period, the Brazilian government implemented various economic plans and used various exchange rate policies, including sudden devaluations (such as daily and monthly adjustments), exchange controls, dual exchange rate markets and a floating exchange rate system. Since 1999, exchange rates have been set by the market. The exchange rate between the real and the U.S. dollar has varied significantly in recent years. For example, the real/U.S. dollar exchange rate increased from R$1.9554 per U.S. dollar on December 31, 2000 to R$3.5333 on December 31, 2002. In 2008, primarily as a result of the international financial crisis, the real depreciated by 31.9% against the U.S. dollar and prompted foreign investors to remove billions of reais from the BM&FBOVESPA. The real appreciated against the U.S. dollar by 25.5% during 2009 and by 4.3% during 2010. The real depreciated by 12.6% against the U.S. dollar during 2011, by 8.9% during 2012 and by 9.1% during the nine-month period ended September 30, 2013. In addition, the real appreciated against the Euro by 22.6% during 2009 and by 10.4% during 2010. The real depreciated by 9.3% against the Euro during 2011, by 10.7% during 2012 and by 12.0% during the nine-month period ended September 30, 2013

A significant amount of Oi’s financial liabilities are denominated in or indexed to foreign currencies, primarily U.S. dollars and Euros. As of September 30, 2013, R$14,446 million of the consolidated financial indebtedness of Oi was denominated in a foreign currency. As of September 30, 2013, €7,341 million (R$22,322 million) of the consolidated financial indebtedness of Portugal Telecom was denominated in Euros. When the real depreciates against foreign currencies, Oi incurs losses on its liabilities denominated in or indexed to foreign currencies, such as Oi’s U.S. dollar-denominated and Euro-denominated long-term debt and foreign currency loans, and Oi incur gains on its monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais. If significant depreciation of the real were to occur when the value of such liabilities significantly exceeds the value of such assets, including any financial instruments entered into for hedging purposes, Oi could incur significant losses, even if the value of those assets and liabilities has not changed in their original currency. In addition, a significant depreciation in the real could adversely affect Oi’s ability to meet certain of its payment obligations. A failure to meet certain of Oi’s payment obligations could trigger a default under certain financial covenants in Oi’s debt instruments, which could have a material adverse effect on Oi’s business and results of operations. Additionally, Oi currently has currency swaps and non-deliverable forwards in place for most of its foreign currency debt. If the cost of currency swap instruments increases substantially, Oi may be unable to maintain its hedge positions, resulting in an increased foreign currency exposure that could in turn lead to substantial foreign exchange losses.

A portion of Oi’s capital expenditures in Brazil requires it to acquire assets at prices denominated in or linked to foreign currencies, some of which are financed by liabilities denominated in foreign currencies, principally the Euro. Oi generally does not hedge against risks related to movements of the real against foreign currencies. To the extent that the value of the real decreases relative to the U.S. dollar or the Euro, it becomes more costly for Oi to purchase these assets, which could adversely affect Oi’s business and financial performance.

Depreciation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by increasing the price of imported products and requiring recessionary government policies, including tighter monetary policy. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and balance of payments, as well as to a dampening of export-driven growth.

If Brazil experiences substantial inflation in the future, Oi’s margins and its ability to access foreign financial markets may be reduced. Government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and Oi’s business and results of operations.

Brazil has, in the past, experienced extremely high rates of inflation, with annual rates of inflation reaching as high as 2,708% in 1993 and 1,093% in 1994. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy.

Since the introduction of the real in 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, actions taken in an effort to control inflation, coupled with speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. More recently, Brazil’s rates of inflation, as measured by the General Market Price Index — Internal Availability (Índice Geral de Preços — Disponibilidade Interna), or IGP-DI, published by Fundação Getúlio Vargas, or FGV, were 9.1% in 2008, (1.4)% in 2009, 11.3% in 2010, 5.0% in 2011, 8.1% in 2012 and 3.9% during the nine-month period ended September 30, 2013. According to the Broad Consumer Price Index (Índice Nacional de Preços ao Consumidor Ampliado), or IPCA, published by the IBGE, the Brazilian consumer price inflation rates were 5.9% in 2008, 4.3% in 2009, 5.9% in 2010, 6.5% in 2011, 5.8% in 2012 and 3.8% during the nine-month period ended September 30, 2013.

If Brazil experiences substantial inflation in the future, Oi’s costs may increase and its operating and net margins may decrease. Although ANATEL regulations provide for annual price increases for most of Oi’s services in Brazil, such increases are linked to inflation indices, discounted by increases in Oi’s productivity. During periods of rapid increases in inflation, the price increases for Oi’s services may not be sufficient to cover Oi’s additional costs and Oi may be adversely affected by the lag in time between the incurrence of increased costs and the receipt of revenues resulting from the annual price increases. Inflationary pressures may also curtail Oi’s ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy.

Fluctuations in interest rates could increase the cost of servicing Oi’s debt and negatively affect its overall financial performance.

Oi’s financial expenses are affected by changes in the interest rates that apply to Oi’s floating rate debt. As of September 30, 2013, Oi had, among other debt obligations on a consolidated basis, R$10,313 million of loans and financings and debentures that were subject to the Interbank Certificate of Deposit (Certificado de Depósito Interbancário), or CDI, rate, an interbank rate, R$4,578 million of loans and financings and debentures that were subject to the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or TJLP, a long-term interest rate, R$3,697 million of loans and financings that were subject to the London Interbank Offered Rate, or LIBOR, and R$3,451 million of loans and financings that were subject to the IPCA.  As of September 30, 2013, Portugal Telecom had, among other debt obligations, €1,284 million (R$3,905 million) of loans and financings that were subject to floating rates, primarily the LIBOR for Euro-denominated debt.

The TJLP includes an inflation factor and is determined quarterly by the National Monetary Council (Conselho Monetário Nacional). In particular, the TJLP and the CDI rate have fluctuated significantly in the past in response to the expansion or contraction of the Brazilian economy, inflation, Brazilian government policies and other factors. For example, the CDI increased from 8.55% per annum as of December 31, 2009 to 10.64% per annum as of December 31, 2010 and 10.87% per annum as of December 31, 2011, decreased to 6.90% per annum as of December 31, 2012 and increased to 8.71% as of September 30, 2013. A significant increase in any of these interest rates, particularly the CDI rate, could adversely affect Oi’s financial expenses and negatively affect its overall financial performance.

The market value of securities issued by Brazilian companies is influenced by the perception of risk in Brazil and other countries, which may have a negative effect on the trading price of Oi’s common shares and ADSs and may restrict Oi’s access to international capital markets.

Economic and market conditions in other countries, including the United States, the EU and emerging market countries, may affect to varying degrees the market value of securities of Brazilian issuers. Although economic conditions in these countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers, the availability of credit in Brazil and the amount of foreign investment in Brazil. Crises in the EU, the United States and emerging market countries may diminish investor interest in securities of Brazilian issuers, including Oi. This could materially and adversely affect the market price of Oi’s securities, and could also make it more difficult for Oi to access the capital markets and finance its operations in the future on acceptable terms or at all.

Restrictions on the movement of capital out of Brazil may impair Oi’s ability to service certain debt obligations.

Brazilian law provides that whenever there exists, or there is a serious risk of, a material imbalance in Brazil’s balance of payments, the Brazilian government may impose restrictions for a limited period of time on the remittance to foreign investors of the proceeds of their investments in Brazil as well as on the conversion of the real into foreign currencies. The Brazilian government imposed such a restriction on remittances for approximately six months in 1989 and early 1990. The Brazilian government may in the future restrict companies from paying amounts denominated in foreign currency or require that any such payment be made in reais. Many factors could affect the likelihood of the Brazilian government imposing such exchange control restrictions, including the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Brazil’s debt service burden relative to the economy as a whole, and political constraints to which Brazil may be subject. There can be no certainty that the Brazilian government will not take such measures in the future.

A more restrictive policy could increase the cost of servicing, and thereby reduce Oi’s ability to pay its foreign currency-denominated debt obligations and other liabilities. As of September 30, 2013, Oi’s foreign currency-denominated debt on a consolidated basis represented 40.9% of its indebtedness. If Oi fails to make payments under any of these obligations, it will be in default under those obligations, which could reduce its liquidity.

Cautionary Statement Concerning Forward-Looking Statements

This Disclosure Annex contains forward-looking statements. Some of the matters discussed concerning Portugal Telecom and Oi’s business operations and financial performance include forward-looking statements within the meaning of the Securities Act or the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although Portugal Telecom and Oi believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to Portugal Telecom and Oi.

Many important factors could cause Portugal Telecom and Oi’s actual results to differ substantially from those anticipated in the forward-looking statements, including, among other things:

•                  competition in the Brazilian or Portuguese telecommunications sector;

•                  material adverse changes in economic conditions in Brazil, Portugal or the other countries in which TmarPart, Oi or Portugal Telecom have operations and investments;

•                  the effects of intense competition in Brazil, Portugal and the other countries in which TmarPart, Oi or Portugal Telecom have operations and investments;

•                  the Brazilian government’s telecommunications policies that affect the telecommunications industry and Oi’s business in Brazil in general, including issues relating to the remuneration for the use of Oi’s network in Brazil, and changes in or developments of ANATEL regulations applicable to Oi;

•                  the Portuguese government’s telecommunications policies that affect the telecommunications industry and the business that Oi will acquire in Portugal in general, including issues relating to the remuneration for the use of the related network in Portugal, and changes in or developments of ANACOM regulations applicable to Oi following the completion of the Business Combination;

•                  the cost and availability of financing;

•                  the general level of demand for, and changes in the market prices of, the services of Oi and Portugal Telecom;

•                  Portugal Telecom and Oi’s ability to implement their corporate strategies in order to expand their customer base and increase their average revenue per user;

•                  political, regulatory and economic conditions in Brazil and Portugal;

•                  inflation in Brazil and Portugal and fluctuations in exchange rates;

•                  the outcomes of legal and administrative proceedings to which Portugal Telecom and Oi are or become a party;

•                  changes in telecommunications technology that could require substantial or unexpected investments in infrastructure or that could lead to changes in Portugal Telecom and Oi’s customer’s behaviour;

•                  legal and administrative proceedings to which TmarPart, Oi or Portugal Telecom are or become a party; and

•                  other factors identified or discussed under “Part RF —Risk Factors” of this Disclosure Annex.

The forward-looking statements are not guarantees of future performance, and Portugal Telecom and Oi’s actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

No obligation is undertaken to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

PART 1

DESCRIPTION OF OI

Overview of Oi

Oi is one of the largest integrated telecommunications service providers in Brazil, based on information available from ANATEL regarding the total number of fixed-lines in service and mobile subscribers of Oi as of April 30, 2013 (the most recent date for which such information is currently available), and one of the principal telecommunications services providers offering “quadruple play” services in Brazil. Oi offers a range of integrated telecommunications services that includes fixed-line and mobile telecommunications services, data transmission services (including broadband access services), ISP services and other services for residential customers, small, medium and large companies, and governmental agencies. Oi is the largest telecommunications provider in both Region I (which consists of 16 Brazilian states located in the northeastern and part of the northern and southeastern regions) and Region II (which consists of the Federal District and nine Brazilian states located in the western, central and southern regions) in Brazil, based on information available from ANATEL and other publicly available information regarding customers and revenues as of and for the year ended December 31, 2012. Oi has also been offering mobile telecommunications services in Region III (comprising the state of São Paulo) since October 2008.

According to the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE:

•                  Region I had a population of approximately 105.3 million as of 2011, representing 54.7% of the total Brazilian population, and represented approximately 40.3% of Brazil’s total gross domestic product, or GDP, for 2011 (the most recent period for which such information is currently available).

•                  Region II had a population of approximately 45.5 million as of 2011, representing 23.7% of the total Brazilian population, and represented approximately 27.1% of Brazil’s total GDP for 2011.

•                  Region III had a population of approximately 41.6 million as of 2011, representing 21.6% of the total Brazilian population, and represented approximately 32.6% of Brazil’s total GDP for 2011.

Fixed-Line Telecommunications and Data Transmission Services

Oi’s traditional fixed-line telecommunications business in Regions I and II includes local and long-distance services, network usage services (interconnection) and public telephones, in accordance with the concessions and authorizations granted to Oi by ANATEL. Oi is one of the largest fixed-line telecommunications companies in South America in terms of total number of lines in service as of April 30, 2013 (the most recent date for which such information is currently available). Oi is the principal fixed-line telecommunications service provider in Region I and Region II, based on Oi’s 11.5 million and 6.7 million fixed lines in service in Region I and Region II, respectively, as of April 30, 2013, with market shares of 67.4% and 62.2%, respectively, of the total fixed lines in service in these regions as of April 30, 2013.

Oi offers a variety of high-speed data transmission services in Regions I and II, including services offered by its subsidiaries BrT Serviços de Internet S.A. and Brasil Telecom Comunicação Multimídia Ltda. Oi’s broadband services, primarily utilizing Asymmetric Digital Subscriber Line, or ADSL, technology, are marketed under the brand name “Oi Velox.” As of September 30, 2013, Oi had 5.9 million ADSL subscribers in Regions I and II, representing 23.2% of its fixed lines in service at that date. Additionally, Oi provides voice and data services to corporate clients throughout Brazil.

For the nine-month period ended September 30, 2013, Oi’s fixed-line and data transmission services segment generated R$15,869 million in net operating revenue and recorded operating income before financial income (expenses) and taxes of R$2,186 million. For the year ended December 31, 2012, Oi’s fixed-line and data transmission services segment generated R$18,117 million in net operating revenue and recorded operating income before financial income (expenses) and taxes of R$1,870 million.

Mobile Telecommunications Services

Oi offers mobile telecommunications services throughout Brazil. Based on Oi’s 50.0 million mobile subscribers as of September 30, 2013, Oi believes that it is one of the principal mobile telecommunications service providers in Brazil. Based on information available from ANATEL, as of September 30, 2013 Oi’s market share was 22.9% in Region I, 15.0% in Region II and 13.5% in Region III, of the total number of mobile subscribers in these regions.

For the nine-month period ended September 30, 2013, Oi’s mobile services segment generated R$9,180 million in net operating revenue and recorded operating income before financial income (expenses) and taxes of R$632 million. For the year ended December 31, 2012, Oi’s mobile services generated R$10,983 million in net operating revenue and recorded operating income before financial income (expenses) and taxes of R$2,503 million.

Other Services

Oi offers subscription television services under its “Oi TV” brand. Oi delivers subscription television services throughout Regions I and II using direct-to-home, or DTH, satellite technology. In Belo Horizonte, Poços de Caldas, Uberlândia and Barbacena, in the State of Minas Gerais, Oi uses a hybrid network of fiber optic and bidirectional coaxial cable, and in December 2012 introduced delivery of Oi TV through its fixed-line network in Rio de Janeiro and, in January 2013, in the city of Belo Horizonte.

Oi also operates a call center business for the sole purpose of providing services to Oi and its subsidiaries.

Additional Information About Oi’s Business

For additional information regarding the business of Oi, see “Item 4: Information on the Company” in the Oi Annual Report, which is incorporated herein by reference.

Material Developments in 2013 Relating to Oi

The following discussion of material developments relating to Oi’s business, management, services and legal proceedings, and the regulatory environment in which Oi operates, should be read in conjunction with Oi’s Annual Report, which is incorporated herein by reference.

Management Changes

On January 22, 2013, José Mauro Mettrau Carneiro da Cunha took leave of absence from his position as chairman and as a member of the board of directors of Oi. His alternate, José Augusto da Gama Figueira, assumed his position as chairman and as a full member of the board of directors of Oi automatically pursuant to Oi’s by-laws. On the same date, the board of directors of Oi approved the replacement of Francisco Tosta Valim Filho by Mr. da Cunha as chief executive officer of Oi.

On May 2, 2013, João Carlos de Almeida Gaspar resigned as a member of the board of directors of Oi. His alternate, Antonio Cardoso dos Santos, assumed his position as a member of the board of directors of Oi automatically pursuant to Oi’s by-laws.

On June 3, 2013, Pedro Santos Ripper resigned from Oi’s board of executive officers.

On June 4, 2013, the board of directors of Oi, following the recommendation of TmarPart, elected Zeinal Abedin Mahomed Bava as chief executive officer of Oi and its subsidiaries. Upon his election as Oi’s chief executive officer, Mr. Bava resigned as a member of the board of directors of Oi. His alternate, Luis Miguel da Fonseca Pacheco de Melo, assumed his position as a full member of the board of directors of Oi automatically pursuant to Oi’s by-laws.

Mr. Bava replaced José Mauro Mettrau Carneiro da Cunha, who had served as chief executive officer of Oi since January 22, 2013. Upon his replacement as Oi’s chief executive officer, Mr. da Cunha resumed his position as chairman and as a member of the board of directors of Oi, and José Augusto da Gama Figueira resumed his position as Mr. da Cunha’s alternate member of the board of directors of Oi.  Mr. Bava took office as chief executive officer of Oi on July 8, 2013.

On June 10, 2013, Julio Cesar Fonseca resigned from Oi’s board of executive officers. On June 11, 2013, João de Deus Pinheiro de Macedo resigned from Oi’s board of executive officers. On June 20,

2013, Alex Waldemar Zornig resigned as Oi’s chief financial officer and investment relations officer and Francis James Leahy Meaney resigned from Oi’s board of executive officers. On August 26, 2013, Tarso Rebello Dias resigned from Oi’s board of executive officers.

On June 20, 2013, Bayard de Paoli Gontijo was elected interim chief financial officer and investor relations officer of Oi.

On October 31, 2013, Alcinei Cardoso Rodrigues resigned from his position as alternate member of Oi’s board of directors. On November 12, 2013, Oi’s board of directors appointed Emerson Tetsuo Miyazaki as an alternate member of the board, in replacement of Mr. Rodrigues.

Agreements to Divest Non-Strategic Assets

During 2013, Oi and its subsidiaries entered into various transactions to monetize non-essential assets and acquire the services related to these assets at more favorable financial terms, with an aim to reduce future capital expenditures and maintenance expenses.

Sale of GlobeNet

In December 2013, Oi’s subsidiary BrT Serviços de Internet S.A., or BrTI, sold all of its equity interests in GlobeNet to BTG Pactual YS Empreendimentos e Participações for an aggregate amount of R$1,746 million. GlobeNet’s principal assets consist of 22,500 kilometers of fiber optic submarine cables, composed of two rings of protected submarine cables, linking connection points between the United States, Bermuda, Colombia and Brazil. As part of this transaction, GlobeNet will supply guaranteed submarine cable capacity to Oi and its subsidiaries at a fixed price for a term of 13 years.

Assignment and Lease of Telecommunications Towers

During 2013, Oi assigned the right to use approximately 6,300 fixed-line communications towers that formed part of its infrastructure for commercial operations by companies whose core operations consist of providing transmission tower and radio frequency management and maintenance services. Upon the completion of these assignments, Oi received proceeds of approximately R$1,774 million. Oi has entered into agreements to lease the communications towers from the assignees for 20-year and 35-year terms (renewable for another 20 years and 5 years, respectively), effective upon completion of the assignments.

Developments Relating to Oi’s Services

Expansion of Oi SmartCloud

During the third quarter of 2013, Oi partnered with Portugal Telecom to offer four major new service groups through “Oi SmartCloud,” a suite of data processing and data storage services that was launched in 2012 to provide end-to-end virtual telecommunications and information technology solutions for Oi’s corporate clients. These new services groups are:

•                  collaborative solutions, a hosting and sharing platform that provides employees with access to company documents;

•                  business applications, an in-memory computing platform for large amounts of data;

•                  mobility, a one-stop solution for mobile device management; and

•                  security, a centralized, anti-spam filtering solution for corporate email.

The new solutions will operate through the international network of cyber data centers of Oi and Portugal Telecom, including Oi’s six data centers located in Brasília, São Paulo, Curitiba, Porto Alegre and Fortaleza, Brazil, and Portugal Telecom’s recently-opened center in Covilhã, Portugal, which is one of the largest data centers in the world.

Launch of “Oi Galera” Plan

In September 2013, Oi launched the “Oi Galera” plan, a voice, data, SMS text messaging, music and wireless internet plan aimed at young consumers between the ages of 18 and 25 whose values, perceptions and consumption patterns are linked to online connectivity and data sharing. To promote the plan and attract new customers, Oi conducted several field campaigns where it distributed SIM cards and encouraged customers who enrolled in the plan to use a Facebook application to invite their friends to join. The “Oi Galera” plan is being offered for R$0.99 per day. During the initial phase of the introduction of this plan, “Oi Galera” SIM cards are not available for sale in stores.

Changes to Dividend Policy and Dividends Declared and Paid During 2013

Dividend Payment

At Oi’s annual general shareholders’ meeting held on March 21, 2013, Oi’s shareholders approved the distribution of dividends to common and preferred shareholders of Oi with respect to the 2012 fiscal year in the total aggregate amount of R$837.5 million, or R$0.5107 per common and preferred share, as follows: (1) mandatory dividends to preferred shareholders in the total aggregate amount of R$416.7 million; and (2) additional dividends to common and preferred shareholders in the total aggregate amount of R$420.9 million. Payment for this dividend distribution was effected on March 28, 2013.

Payment on Share Redemption

At Oi’s extraordinary general shareholders’ meeting held on March 21, 2013, Oi’s shareholders approved the immediate redemption of the class B and class C preferred shares that had been created and issued to holders of its common and preferred shares at the same meeting, in the total aggregate amount of R$162.5 million, or R$0.0991 per class B and class C preferred share. Payment for this share redemption having been effected on April 1, 2013, the respective class B and class C preferred shares were immediately cancelled.

Amendment to Shareholder Compensation Policy for 2013-2016

On August 13, 2013, the board of directors of Oi approved to amend Oi’s shareholder compensation policy for the 2013 to 2016 fiscal years, which provides for dividends to be paid in the estimated amount of R$500.0 million, representing approximately the minimum amount necessary to meet the following objectives: (1) pay dividends in the amount equivalent to the greatest of (i) 25% of adjusted net income for the year, (ii) 3% of shareholders’ equity, and (iii) 6% of the capital stock; and (2) ensure equitable compensation between species of preferred and common shares.

The compensation to shareholders may be implemented through the distribution of dividends, payment of interest on capital, share grants or redemption, capital reduction or other forms that enable the distribution of funds to shareholders. Payment of intermediate or interim dividends will also be permitted, subject to market conditions, Oi’s then-prevailing financial condition and other factors deemed relevant by the board of directors of Oi.

Interim Dividend Payment

On September 18, 2013, the board of directors of Oi approved the distribution of interim dividends in the aggregate amount of R$500.0, or R$0.3049 per common and preferred share, which were allocated to Oi’s income reserve account and considered as part of Oi’s dividend payment obligations for the 2013 fiscal year under Brazilian law. Payment for this interim dividend distribution was effected on October 11, 2013.

Material Regulatory Developments in 2013

Rate Adjustments

On an annual basis, ANATEL increases or decreases the maximum rates that Brazilian telecommunications providers are permitted to charge for their domestic local and long-distance service plans. ANATEL increased the rates that Oi and Telemar may charge for these services by an average of 0.55% as of February 8, 2013.

In March 2013, ANATEL reduced Oi’s VC-1, VC-2 and VC-3 rates in Region I by approximately 18.6% and Region II by approximately 8%. Oi is appealing the timing of the application of these rate decreases.

Selected Historical Financial Data of Oi

The following selected financial data have been derived from Oi’s consolidated financial statements. The selected financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been derived from audited consolidated financial statements of Oi, which were prepared in accordance with Brazilian GAAP and are incorporated herein by reference to the Oi Annual Report. The selected financial data as of December 31, 2010 and 2009 and for the year ended December 31, 2009 have been derived from audited consolidated financial statements of Oi that are not included in this Disclosure Annex or incorporated herein by reference. Oi has not restated its financial statements as of and for the year ended December 31, 2008 to conform to the changes in accounting policy required by the Comité de Pronunciamentos Contábeis (“CPC”), because it cannot provide this information without unreasonable effort and expense and, therefore, Oi has not included the selected financial data in Brazilian GAAP as of and for the year ended December 31, 2008.

The selected financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012 prepared in accordance with Brazilian GAAP have been derived from unaudited interim consolidated financial statements of Oi as of and for the three- and nine-month periods ended September 30, 2013 and 2012, which were prepared in accordance with Brazilian GAAP and are included in Oi’s Report on Form 6-K furnished to the SEC on December 16, 2013 (the “Oi Interim Report”) and is incorporated herein by reference. The selected financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012 prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been derived from unaudited interim consolidated financial information of Oi that is not included in this Disclosure Annex or incorporated herein by reference. The results of operations of Oi for the nine-month period ended September 30, 2013 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 2013.

Oi’s consolidated financial statements are prepared in accordance with Brazilian GAAP, which differs in certain important respects from U.S. GAAP. For a discussion of certain differences relating to Oi’s financial statements, see note 32 to Oi’s audited consolidated financial statements, which are incorporated herein by reference to the Oi Annual Report. Under U.S. GAAP, Oi’s financial information has been retrospectively adjusted to reflect the effect of the corporate reorganization for all periods during which Oi, Tele Norte Leste Participações S.A., or TNL, Telemar and Coari Participações S.A., or Coari, were under common control, which for these purposes was January 1, 2009.

You should read this selected financial data in conjunction with (1) the audited consolidated financial statements of Oi and the related notes thereto and “Item 5: Operating and Financial Review and Prospects,” both of which are incorporated herein by reference to the Oi Annual Report, and (2) the unaudited interim consolidated financial statements of Oi and the related notes thereto, which are incorporated herein by reference to the Oi Interim Report.

Income Statement Data

	For the Nine-Month Period Ended September 30,						For the Year Ended December 31,
	2013(1)		2013		2012		2012(1)		2012		2011		2010		2009
	(in millions of US$)		(in millions of reais)				(in millions of US$)		(in millions of reais)
Brazilian GAAP:
Net operating revenue	US$	9,513	R$	21,213	R$	17,774	US$	11,287	R$	25,169	R$	9,245	R$	10,263	R$	10,919
Cost of sales and services		(5,109)		(11,393)		(8,765)		(5,683)		(12,673)		(4,587)		(4,732)		(5,764)
Gross profit		4,404		9,820		9,009		5,604		12,496		4,659		5,531		5,155
Operating income (expenses)		(3,114)		(6,944)		(5,740)		(3,469)		(7,736)		(3,091)		(3,072)		(6,232)
Operating income (loss) before financial income (expenses) and taxes		1,290		2,876		3,269		2,135		4,760		1,567		2,459		(1,077)
Financial income		395		880		1,960		1,020		2,275		1,406		979		630
Financial expenses		(1,492)		(3,329)		(3,442)		(2,014)		(4,491)		(1,478)		(1,060)		(912)
Financial income (expenses), net		(1,099)		(2,450)		(1,482)		(994)		(2,216)		(72)		(80)		(281)
Income (loss) before taxes		191		426		1,787		1,141		2,544		1,495		2,379		(1,358)
Income tax and social contribution		(52)		(116)		(408)		(341)		(760)		(490)		(408)		339
Net income (loss)	US$	139	R$	310	R$	1,378	US$	800	R$	1,785	R$	1,006	R$	1,971	R$	(1,019)

Net income (loss) attributable to controlling shareholders	US$	139	R$	310	R$	1,374	US$	800	R$	1,785	R$	1,006	R$	1,971	R$	(1,021)
Net income (loss) attributable to non-controlling shareholders		—		—		5		—		—		—		—		2

(1)          Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.

	For the Nine-Month Period Ended September 30,						For the Year Ended December 31,
	2013(1)		2013		2012		2012(1)		2012		2011		2010		2009(2)		2008
	(in millions of US$)		(in millions of reais)				(in millions of US$)		(in millions of reais)
U.S. GAAP:
Net operating revenue	US$	9,513	R$	21,213	R$	20,752	US$	12,619	R$	28,141	R$	27,907	R$	29,479	R$	29,861	R$	11,582
Cost of sales and services		(5,554)		(12,385)		(11,474)		(7,096)		(15,825)		(16,180)		(16,576)		(18,371)		(6,169)
Gross profit		3,959		8,828		9,278		5,523		12,316		11,727		12,903		11,490		5,413
Operating income (expenses)		(3,126)		(6,970)		(6,747)		3,847		8,579		9,016		8,611		3,691		(3,371)
Operating income (loss) before financial income (expenses) and taxes		833		1,858		2,531		1,676		3,737		2,712		4,292		7,799		2,042
Financial income (expenses), net		(1,111)		(2,477)		(1,874)		(1,174)		(2,617)		(3,471)		(2,440)		(2,385)		(333)
Income (loss) before taxes		(278)		(619)		657		502		1,120		(759)		1,852		5,414		1,709
Income tax and social contribution		103		229		(4)		(114)		(254)		202		20		(548)		(621)
Net income (loss)		(175)		(390)		653		388		866		(557)		1,872		4,866		1,088
Net income (loss) attributable to controlling shareholders(3)		(175)		(390)		642		385		859		(296)		1,492		3,933		(43)
Net income (loss) attributable to non-controlling shareholders(3)		—		—		11		3		7		(261)		381		933		1,132
Other comprehensive income (loss)		(19)		(43)		99		(143)		(319)		(133)		(62)		252		(29)
Total comprehensive income (loss)	US$	(194)	R$	(433)	R$	752	US$	245	R$	547	R$	(690)	R$	1,810	R$	5,118	R$	1,059

(1)          Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.

(2)          The financial information under U.S. GAAP for 2009 has been restated to reflect the retrospective treatment of the corporate reorganization, which consisted of combining the financial statements of Oi with those of TNL, Telemar and Coari.

(3)          Oi adopted the provisions of FASB ASC 810-10-65-1, related to non-controlling interest, as of January 1, 2009 and retrospectively adjusted the presentation for the year ended December 31, 2008.

Balance Sheet Data

	As of September 30,				As of December 31,
	2013(1)		2013		2012(1)		2012		2011		2010		2009
	(in millions of US$)		(in millions of reais)		(in millions of US$)		(in millions of reais)

Brazilian GAAP:
Cash and cash equivalents	US$	1,404	R$	3,130	US$	1,979	R$	4,413	R$	6,005	R$	3,217	R$	1,717
Short-term investments		173		386	1,088		2,426		1,084		832		382
Trade receivable, net		3,132		6,984	3,148		7,019		2,010		2,070		1,992
Total current assets		7,415		16,758	9,482		21,145		12,246		8,487		6,127
Property, plant and equipment, net		10,894		24,293	10,363		23,110		5,794		5,317		5,267
Intangible assets, net		1,823		4,066	1,900		4,237		1,086		1,318		1,572
Total assets		30,812		68,711	30,976		69,077		31,664		26,886		24,564
Short-term loans and financing (including current portion of long-term debt)		2,038		4,545	1,396		3,114		1,144		1,044		870
Total current liabilities		7,287		16,249	7,666		17,096		8,619		6,691		5,424
Long-term loans and financing		13,536		30,186	13,557		30,232		6,962		3,321		3,573
Share capital		3,350		7,471	3,278		7,309		3,731		3,731		3,731
Total equity		4,629		10,322	5,075		11,317		10,589		11,337		9,906
Equity attributable to controlling shareholders		4,629		10,322	5,075		11,317		10,589		11,337		9,905
Equity attributable to non-controlling shareholders		—		—	—		—		—		—		1

(1)          Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.

	As of September 30,				As of December 31,
	2013(1)		2013		2012(1)		2012		2011		2010		2009(2)		2008
													(restated)
	(in millions of US$)		(in millions of US$)		(in millions of US$)		(in millions of reais)

U.S. GAAP:

Cash and cash equivalents	US$	1,404	R$	3,130	US$	1,979	R$	4,413	R$	11,025	R$	9,052	R$	6,206	R$	2,761
Short-term investments	173		386		1,088		2,426		2,299		2,148		1,819		776
Property, plant and equipment, net	11,368		25,351		11,049		24,640		23,165		23,257		25,282		6,026
Intangible assets, net	6,738		15,026		7,116		15,869		16,329		17,197		18,431		3,855
Total assets	34,740		77,470		35,268		78,647		81,382		76,365		71,270		21,860
Short-term loans and financing (including current portion of long-term debt)	2,038		4,545		1,396		3,114		4,600		7,144		8,552		1,627
Long-term loans and financing	13,536		30,186		13,557		30,232		25,169		21,991		21,366		3,993
Total liabilities	26,246		58,528		26,107		58,218		56,162		55,387		50,215		12,437
Total equity	8,494		18,943		9,161		20,428		25,219		20,978		21,054		9,422
Equity attributable to controlling shareholders(3)	8,494		18,943		9,161		20,428		13,826		11,793		11,886		1,264
Equity attributable to non-controlling shareholders(3)	—		—		—		—		11,393		9,185		9,168		8,158

(1)          Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.

(2)          The financial information under U.S. GAAP for 2009 has been restated to reflect the retrospective treatment of the corporate reorganization, which consisted of combining the financial statements of Oi with those of TNL, Telemar and Coari. In addition, subsequent to the issuance of the financial statements of TNL for the year ended December 31, 2009, Oi’s management identified an error in the calculation of deferred taxes and allocation of non-controlling interests under U.S. GAAP on the purchase accounting adjustments relating to the acquisition of Brasil Telecom S.A., as described in Note 32.7 to the audited consolidated financial statements of Oi incorporated herein by reference to the Oi Annual Report. The impacts of this error are a decrease of total equity by R$913 million with a corresponding increase in deferred tax liabilities at December 31, 2009, and a decrease in shareholders’ equity attributable to non-controlling interests of R$1,149 million and an increase in shareholders’ equity attributable to controlling shareholders of R$236 million at December 31, 2009. This error had no impact on Oi’s results of operations for the year ended December 31, 2009.

(3)          Oi adopted the provisions of FASB ASC 810-10-65-1, related to non-controlling interest, as of January 1, 2009 and retrospectively adjusted the presentation for the year ended December 31, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oi as of and for the Nine-Month Period Ended September 30, 2013

The following discussion of Oi’s financial condition and results of operations should be read in conjunction with Oi’s unaudited consolidated interim financial statements as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012, which are included in the Oi Interim Report, the information presented under the sections entitled “Presentation of Financial and Other Information,” “Item 3: Key Information—Selected Financial Information,” “Item 5: Operating and Financial Review and Prospects,” “Item 11: Quantitative and Qualitative Disclosures about Market Risk” and Oi’s audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, which are incorporated herein by reference to the Oi Annual Report, as well as with the information presented elsewhere in this Disclosure Annex under the sections entitled “Selected Historical Financial Data of Oi.”

The following discussion contains forward-looking statements that involve risks and uncertainties. Oi’s actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Part RF: Risk Factors” of this Disclosure Annex.

Overview

Oi is one of the largest integrated telecommunications service providers in Brazil, based on information available from ANATEL regarding the total number of fixed-lines in service and mobile subscribers of Oi as of April 30, 2013, and one of the principal telecommunications services providers offering “quadruple play” services in Brazil. Oi offers a range of integrated telecommunications services that includes fixed-line and mobile telecommunications services, data transmission services (including broadband access services), ISP services and other services, for residential customers, small, medium and large companies, and governmental agencies. During the nine-month period ended September 30, 2013, Oi recorded net operating revenue of R$21,213 million and net income of R$310 million. During the year ended December 31, 2012, Oi recorded net operating revenue of R$17,774 million and net income of R$1,378 million.

Oi’s results of operations and financial condition for the nine-month period ended September 30, 2013 have been influenced, and Oi’s future results of operations will continue to be influenced, by the corporate reorganization of Oi, TNL, Telemar and Coari described under the caption “Item 4: Information on the Company—Our History and Development—Corporate Reorganization of TNL, Telemar and Our Company” in the Oi Annual Report. In addition, Oi’s results of operations for the nine-month period ended September 30, 2013 have been influenced, and its future results of operations will continue to be influenced, by a variety of factors, including:

•                  the rate of growth of Brazilian GDP, which grew by an estimated 2.4% during the nine-month period ended September 30, 2013, which Oi believes affects demand for its services and, consequently, its net operating revenue;

•                  the number of Oi’s fixed lines in service, which declined to 17.3 million as of September 30, 2013 from 17.8 million as of December 31, 2012, and the percentage of Oi’s fixed-line customers that subscribe to its alternative plans, which increased to 79.9% as of both September 30, 2013 and December 31, 2012;

•                  the number of Oi’s mobile customers, which increased to 50.0 million as of September 30, 2013 from 49.3 million as of December 31, 2012;

•                  the number of Oi’s fixed-line customers that subscribe to its broadband services, which increased to 5.9 million as of September 30, 2013 from 5.7 million as of December 31, 2012;

•                  the increased competition in the Brazilian market for telecommunications services, which affects the amount of the discounts that Oi offers on its service rates and the quantity of services that Oi offers at promotional rates;

•                  inflation rates in Brazil, which were 3.06% during the nine-month period ended September 30, 2013, as measured by the IST, and the resulting adjustments to Oi’s regulated rates, as well as the effects of inflation on Oi’s real-denominated debt that is indexed to take into account the effects of inflation or bears interest at rates that are partially adjusted for inflation;

•                  Oi’s compliance with its quality of service obligations under the General Plan on Quality Goals and Oi’s network expansion and modernization obligations under the General Plan on Universal Service and its concession agreements, the amount of the fines assessed against Oi by ANATEL for alleged failures to meet these obligations and its success in challenging fines that it believes are assessed in error;

•                  changes in the real/U.S. dollar exchange rate, including the 9.1% depreciation of the real against the U.S. dollar during the nine-month period ended September 30, 2013, which has affected the cost in reais of a substantial portion of the network equipment that Oi purchases for its capital expenditure projects, the prices of which are denominated in U.S. dollars or are U.S. dollar-linked; and

•                  the level of Oi’s outstanding indebtedness, fluctuations in benchmark interest rates in Brazil, principally the CDI rate and the TJLP rate, which affects Oi’s interest expenses on its real-denominated floating rate debt.

Oi’s financial condition and liquidity is influenced by a variety of factors, including:

•                  Oi’s ability to generate cash flows from its operations;

•                  prevailing Brazilian and international interest rates, which affect Oi’s debt service requirements;

•                  Oi’s ability to borrow funds from Brazilian and international financial institutions and to sell its debt securities in the Brazilian securities markets;

•                  Oi’s capital expenditure requirements, primarily relating to a variety of projects designed to expand and upgrade its data transmission networks, its mobile services networks, its voice transmission networks, its information technology equipment and its telecommunications services infrastructure; and

•                  the requirement under the Brazilian Corporation Law and Oi’s by-laws that Oi pay dividends on an annual basis in an amount equal to at least 25% of its adjusted net income, unless its board of directors deems it inconsistent with Oi’s financial position.

Financial Presentation and Accounting Policies

Presentation of Financial Statements

Oi has prepared its unaudited consolidated interim financial statements as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012, in accordance with Brazilian GAAP, which differs in certain important respects from U.S. GAAP.

Business Segments and Presentation of Segment Financial Data

Oi has implemented an organizational structure that it believe reflects its business activities and corresponds to the principal services that it provides. Oi reports its results in three segments to reflect this organizational structure:

•                  Fixed-Line and Data Transmission Services—This segment includes Oi’s local fixed-line services (including public telephones), its long-distance services, its fixed-line data transmission services and interconnections to its fixed-line network.

•                  Mobile Services—This segment includes Oi’s mobile services, including voice, mobile data communications and other value-added services, and interconnections to its mobile network.

•                  Other Services—This segment includes the operations of Oi’s internet portal, ISP services and call center.

Oi evaluates and manages business segment performance based on information prepared in accordance with Brazilian GAAP, and, accordingly, the segment data included in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oi as of and for the Nine-Month Period Ended September 30, 2013” section is presented under Brazilian GAAP. Oi has included a reconciliation of the operating results of its segments to its consolidated results under “—Results of Operations” below.

Recent Developments

Business Combination Transaction

On October 2, 2013, Oi and Portugal Telecom announced the execution of a Memorandum of Understanding in which they had agreed to the principles governing a series of transactions, including the Business Combination. The Business Combination transaction involves three principal components: the Capital Increase, the merger of shares and the merger, each described elsewhere in this Disclosure Annex.

Disbursements under Export Credit Facility with the SEK

The Swedish Export Corporation, or SEK, disbursed US$10 million in October 2013 under an export credit facility that Telemar entered into with the SEK in June 2011 under which the SEK agreed to disburse loans in the aggregate principal amount of up to US$103 million. Loans under this facility bear interest at the rate of 2.21% per annum, payable semi-annually in arrears through maturity in February 2020. The principal amount of these loans is payable semi-annually in installments through maturity in February 2020.

Disbursements under BNDES 2012 Credit Facility

In October 2013, Banco Nacional de Desenvolvimento Econômio e Social, or BNDES, disbursed an aggregate principal amount of R$613.5 million under a credit facility that Oi entered into in December 2012.

In December 2013, BNDES disbursed an aggregate principal amount of R$613.5 million under a credit facility that Oi entered into in December 2012.

Results of Operations

The following discussion of Oi’s results of operations is based on its consolidated financial statements prepared in accordance with Brazilian GAAP. The discussion of the results of Oi’s business segments is based upon financial information reported for each of the segments of its business, as presented in the table below.

The following tables set forth the operating results of each of Oi’s segments and the reconciliation of these results of its segments to its consolidated income statement. This segment information was prepared on the same basis as the information that Oi’s senior management uses to allocate resources among segments and evaluate their performance. Oi evaluates and manages the performance of its segments based on information prepared in accordance with Brazilian GAAP and reflected in its consolidated financial statements.

	Nine-Month Period Ended September 30, 2013
	Fixed-Line and Data Transmission Services			Mobile Services		Other		Eliminations		Consolidated
	(in millions of reais)

Net operating revenue	R$	15,264	(1)	R$	9,180	R$	1,223	R$	(4.454)	R$	21,213
Cost of sales and services	(9,359		)(1)	(5,386)		(688)		4,040		(11,393)
Gross profit	5,905			3,794		535		(414)		9,820
Selling expenses	(2,664)			(1,876)		(269)		507		(4,301)
General and administrative expenses	(1,922)			(664)		(173)		12		(2,748)
Other operating income (expenses), net	262			(17)		(46)		(95)		105
Operating income before financial income (expenses) and taxes	R$	1,581		R$	1,237	R$	48	10		R$	2,876

(1)         Adjusted to give effect to the reclassification of R$605 million of net operating revenue related to Oi’s transmission revenues operation from Oi’s fixed-line and data transmission services segment to its mobile services to improve the presentation of these segments. This adjustment has not been reflected in Oi’s interim consolidated financial statements.

	Nine-Month Period Ended September 30, 2012
	Fixed-Line and Data Transmission Services		Mobile Services		Other		Eliminations		Consolidated
	(in millions of reais)
Net operating revenue	R$	12,919	R$	7,705	R$	745	R$	(3,605)	R$	17,774
Cost of sales and services	(7,984)		(3,934)		(347)		3,400		(8,765)
Gross profit	4,935		3,871		407		(204)		9,009
Selling expenses	(2,009)		(1,475)		(301)		450		(3,426)
General and administrative expenses	(1,583)		(471)		(116)		6		(2,165)
Other operating income (expenses), net	121		10		(30)		(250)		(149)
Operating income before financial income (expenses) and taxes	R$	1,374	R$	1,935	R$	(40)	R$	0	R$	3,269

In the following discussion, references to increases or decreases in any period are made by comparison with the corresponding prior period, except as the context otherwise indicates.

The following table sets forth the components of Oi’s consolidated income statement, as well as the percentage change from the prior year, for the nine-month periods ended September 30, 2013 and 2012.

	Nine-Month Period Ended September 30,
	2013		2012		% Change
	(in millions of reais, except percentages)

Net operating revenue	R$	21,213	R$	17,774	19.4
Cost of sales and services	(11,393)		(8,765)		30.0
Gross profit	9,820		9,009		9.0
Operating income (expenses)
Selling expenses	(4,301)		(3,426)		25.5
General and administrative expenses	(2,748)		(2,165)		26.9
Other operating income (expenses), net	105		(149)		n.m.
Operating income before financial income (expenses) and taxes	2,876		3,269		(12.0)
Financial income	880		1,960		(55.1)
Financial expenses	(3,329)		(3,442)		(3.3)
Financial expenses, net	(2,450)		(1,482)		65.3
Income before taxes	426		1,787		(76.1)
Income tax and social contribution	(116)		(408)		(71.6)
Net income	R$	310	R$	1,378	(77.5)

n.m.: Not meaningful.

Net Operating Revenue

Net operating revenue increased by 19.4% during the nine-month period ended September 30, 2013, principally due to a 22.8% increase in net operating revenue of Oi’s fixed-line and data transmission services segment and a 19.1% increase in net operating revenue of Oi’s mobile services segment. Net operating revenue generated by intersegment sales, which are eliminated in the consolidation of Oi’s financial statements, increased by 40.3% during the nine-month period ended September 30, 2013.

Net Operating Revenue of Oi’s Fixed-Line and Data Transmission Services Segment

The following table sets forth the components of the net operating revenue of Oi’s fixed-line and data transmission services segment, as well as the percentage change from the prior year, for the nine-month periods ended September 30, 2013 and 2012.

	Nine-Month Period Ended September 30,
	2013			2012		% Change
	(in millions of reais, except percentages)
Local fixed-line services	R$	6,246		R$	5,440	14.8
Long-distance fixed-line services	2,260			2,184		3.5
Remuneration for the use of the fixed-line network	952			856		11.2
Data transmission services	5,282		(1)	4,008		31.8
Other fixed-line services	524			431		21.6
Net operating revenue	R$	15,264	(1)	R$	12,919	18.2

(1)         Adjusted to give effect to the reclassification of R$605 million of net operating revenue related to Oi’s data transmition revenues operation from Oi’s fixed-line and data transmission services segment to its mobile services to improve the presentation of these segments. This adjustment has not been reflected in Oi’s interim consolidated financial statements.

Net operating revenue of Oi’s fixed-line and data transmission services segment increased by 18.2% during the nine-month period ended September 30, 2013, principally due to (1) a 31.8% increase in net operating revenue from data transmission services, (2) a 14.8% increase in net operating revenue from local fixed-line services, (3) an 11.2% increase in net operating revenue from remuneration of Oi’s fixed-line networks, (4) a 21.6% increase in net operating revenue from other services, and (5) a 3.5% increase in net operating revenue from long-distance services.

Net Operating Revenue from Local Fixed-Line Services

Net operating revenue from local fixed-line services increased by 14.8% during the nine-month period ended September 30, 2013, primarily due to Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from local fixed-line services of R$4,053 million during the nine-month period ended September 30, 2013 compared to R$3,181 million during the seven-month period ended September 30, 2012 (the period of 2012 during which Oi consolidated the results of Telemar and its subsidiaries), the effects of which were partially offset by a 1.7% decline in the average number of lines in service of Oi’s legacy operations to 6.7 million during the nine-month period ended September 30, 2013 from 6.8 million during the corresponding period of 2012, which occurred primarily as a result of the general trend in the Brazilian telecommunications industry to substitute mobile services in place of local fixed-line services.

Net Operating Revenue from Long-Distance Fixed-Line Services

Net operating revenue from long-distance services increased by 3.5% during the nine-month period ended September 30, 2013, primarily due to Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from long-distance services of R$1,493 million during the nine-month period ended September 30, 2013 compared to R$1,331 million during the seven-month period ended September 30, 2012, the effects of which were partially offset by a 7.9% decline in the total number of long-distance minutes of Oi’s legacy operations, primarily as a result of (1) aggressive discounting campaigns undertaken by Oi’s competitors, (2) the effects of the 1.7% decline in the number of fixed-line customers of Oi’s legacy operations, who are more likely to choose its long-distance services than customers of other fixed-line providers, and (3) the increase in the proportion of fixed line customers of Oi’s legacy operations that subscribe to alternative plans, which include long-distance fixed line minutes as part of the monthly subscription fee, resulting in a reduction in the number of minutes that Oi records as long-distance services.

Net Operating Revenue from Remuneration for the Use of the Fixed-Line Network

Net operating revenue from remuneration for the use of the fixed-line network increased by 11.2% during the nine-month period ended September 30, 2013, primarily due to Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from remuneration for the use of the fixed-line network of R$619 million during the nine-month period ended September 30, 2013 compared to R$515 million during the seven-month period ended September 30, 2012, the effects of which were partially offset by a decline in gross operating revenue from interconnection fees paid to Oi for completing calls on its fixed-line network that were originated on the networks of other fixed-line service providers, primarily as a result of the 1.7% decline in the number of fixed-line customers of Oi’s legacy operations.

Of Oi’s net operating revenue from remuneration for the use of its fixed-line network, 44.2% during the nine-month period ended September 30, 2013 and 37.7% during the corresponding period of 2012 represented interconnection fees paid by Oi’s mobile services subsidiaries for the use of its fixed-line network to complete mobile-to-fixed calls and was eliminated in the consolidation of Oi’s financial statements.

Net Operating Revenue from Data Transmission Services

Net operating revenue from data transmission services increased by 31.8% during the nine-month period ended September 30, 2013, primarily due to (1) a 32.6% increase in net operating revenue from ADSL subscriptions, (2) a 22.4% increase in net operating revenue from Oi’s data services, and (3) a 49.6% increase in net operating revenue from Oi’s data transmission services.

Net operating revenue of Oi’s ADSL subscriptions increased by 32.6%, primarily due to (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from ADSL subscriptions of R$1,205 million during the nine-month period ended September 30, 2013 compared to R$801 million during the seven-month period ended September 30, 2012, and (2) a 9.4% increase in the average number of ADSL subscriptions of Oi’s legacy operations to approximately 2.3 million during the nine-month period ended September 30, 2013 from approximately 2.1 million during the seven-month period ended September 30, 2012, and a 3.0% increase in the average net operating revenue per subscriber of Oi’s legacy operations. As of September 30, 2013, Oi’s ADSL customer base represented 34.3% of its total fixed lines in service as compared to 30.7% of its total fixed lines in service as of September 30, 2012.

Net operating revenue of Oi’s data services increased by 22.4%, principally as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from data services of R$1,043 million during the nine-month period ended September 30, 2013 compared to R$741 million during the seven-month period ended September 30, 2012, and (2) the increased demand for these services from Oi’s legacy operations, particularly from public entities, banks and card payment companies.

Net operating revenue of Oi’s commercial data transmission services increased by 49.6%, principally as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from commercial data transmission services of R$810 million during the nine-month period ended September 30, 2013 compared to R$381 million during the seven-month period ended September 30, 2012, and (2) an increased demand for these services from Oi’s legacy operations, including requests for increased capacity by customers of Oi’s legacy operations, particularly from public entities and financial institutions. Of Oi’s net operating revenue from commercial data transmission services, 18.9% during the nine-month period ended September 30, 2013 and 17.4% during the corresponding period of 2013 represented fees paid by Oi’s mobile services subsidiaries and was eliminated in the consolidation of Oi’s financial statements.

Net Operating Revenue

As a result of the foregoing, net operating revenue of Oi’s fixed-line and data transmission services segment increased by 22.8% to R$15,869 million during the nine-month period ended September 30, 2013 from R$12,919 million during the corresponding period of 2012.

Net Operating Revenue of Oi’s Mobile Services Segment

The following table sets forth the components of the net operating revenue of Oi’s mobile services segment, as well as the percentage change from the prior year, for the nine-month periods ended September 30, 2013 and 2012.

	Nine-Month Period Ended September 30,
	2013		2012		% Change
	(in millions of reais, except percentages)
Mobile telephone services	R$	4,551	R$	3.409	33.5
Remuneration for the use of the mobile network	4,218		3.975		6.1
Sales of handsets and accessories	411		321		28.0
Net operating revenue	R$	9,180	R$	7,705	19.1

Net operating revenue of Oi’s mobile services segment increased by 19.1% during the nine-month period ended September 30, 2013, principally due to a 33.5% increase in net operating revenue from mobile services, a 28.0% increase in net operating revenue from the sale of handsets and accessories, and a 6.1% increase in net operating revenue from remuneration for the use of Oi’s mobile network.

Net Operating Revenue from Mobile Services

Net operating revenue from mobile services increased by 33.5% during the nine-month period ended September 30, 2013, primarily due to (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from mobile services of R$3,693 million during the nine-month period ended September 30, 2013 compared to R$2,688 million during the seven-month period ended September 30, 2012, (2) an 8.7% increase in net operating revenue generated by the post-paid plans, including Oi’s “Oi Controle” plans, of Oi’s legacy operations, and (3) a 29.3% increase in net operating revenue generated by the pre-paid plans of Oi’s legacy operations.

The average number of Oi’s post-paid mobile customers, including customers that subscribe to Oi’s “Oi Controle” plans, increased by 50.9% to approximately 8.4 million during the nine-month period ended September 30, 2013 from approximately 5.6 million during the corresponding period of 2012, primarily as a result of (1) the inclusion in Oi’s customer base of 4.7 million post-paid customers of Telemar and its subsidiaries as from February 27, 2012, and (2) the success of commercial and operational initiatives focused on increasing sales of Oi’s premium services, such as data services and value added services markets, that are available to subscribers of Oi’s plans.

The average number of Oi’s pre-paid mobile customers increased by 24.0% to approximately 41.4 million during the nine-month period ended September 30, 2013 from approximately 33.3 million during the corresponding period of 2012, primarily as a result of (1) the inclusion in Oi’s customer base of 32.5 million pre-paid customers of Telemar and its subsidiaries as from February 27, 2012, and (2) Oi’s launch of new promotions that include bonus minutes for long distance calls, packages of data services and credits for use for Oi’s text messaging services.

Net Operating Revenue from Remuneration for the Use of the Mobile Network

Net operating revenue from remuneration for the use of the mobile network increased by 6.1% during the nine-month period ended September 30, 2013, primarily as a result of Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from remuneration for the use of the mobile network of R$3,220 million during the nine-month period ended September 30, 2013 compared to R$3,015 million during the seven-month period ended September 30, 2012, the effects of which were partially offset by (1) a decline in Oi’s VU-M rates beginning in February 2013, and (2) the effects of customers of others mobile providers taking advantage of promotions offered by those providers that include packages of minutes and text messaging services for “on net” traffic.

Of the net operating revenue from remuneration for the use of the mobile network, 58.2% during the nine-month period ended September 30, 2013 and 59.9%  during the corresponding period of 2012 represented interconnection fees paid by Oi’s fixed-line subsidiaries for the use of its mobile subsidiaries’ network to complete fixed-to-mobile calls and was eliminated in the consolidation of Oi’s financial statements.

Sales of Handsets and Accessories

Net operating revenue from sales of handsets and accessories increased by 28.0% during the nine-month period ended September 30, 2013, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which generated net operating revenue from sales of handsets and accessories of R$404 million during the nine-month period ended September 30, 2013 compared to R$315 million during the seven-month period ended September 30, 2012, and (2) Oi’s strategy of selling premium mobile devices, such as smart phones, as part of its efforts to acquire new high value customers and retain existing ones.

Net Operating Revenue

As a result of the foregoing, net operating revenue of Oi’s mobile services segment increased by 19.1% to R$9,180 during the nine-month period ended September 30, 2013 from R$7,705 during the corresponding period of 2012.

Cost of Sales and Services

Cost of sales and services increased by 30.0% during the nine-month period ended September 30, 2013, principally due to a 56.3% increase in cost of sales and services of Oi’s mobile services segment and a 17.2% increase in cost of sales and services of Oi’s fixed-line and data transmission services segment.

Of the cost of sales and services of Oi’s fixed-line and data transmission services segment, 28.6% during the nine-month period ended September 30, 2013 and 34.2% during the corresponding period of 2012 represented interconnection fees paid by Telemar and Oi for the use of the mobile networks of TNL PCS, S.A. and Oi Móvel S.A. or Oi Móvel to complete fixed-to-mobile calls. These fees were eliminated in the consolidation of Oi’s financial statements.

Of the cost of sales and services of Oi’s mobile services segment, 15.4% during the nine-month period ended September 30, 2013 and 13.9]% during the corresponding period of 2012 represented interconnection fees paid by TNL PCS, S.A. and Oi Móvel for the use of the fixed-line networks of Telemar and Oi to complete mobile-to-fixed calls, and (2) fees paid by TNL PCS S.A. and Oi Móvel for EILD services. These fees were eliminated in the consolidation of Oi’s financial statements.

The following table sets forth the components of Oi’s cost of sales and services, as well as the percentage change from the prior year, for the nine-month periods ended September 30, 2013 and 2012.

	Nine-Month Period Ended September 30,
	2013		2012		% Change
	(in millions of reais, except percentages)
Interconnection	R$	3,061	R$	2,789	9.8
Depreciation and amortization	2,622		1,749		50.0
Grid maintenance service	1,846		1,429		29.3
Rental and insurance	1,216		944		28.8
Personnel	775		412		88.1
Costs of handsets and accessories	380		300		26.7
Concession contract renewal fee	65		85		23.5
Other costs of sales and services	1.428		1.057		35.1
Total cost of sales and services	R$	11,393	R$	8,765	30.0

Cost of Sales and Services of Oi’s Fixed-Line and Data Transmission Services Segment

Cost of sales and services of Oi’s fixed-line and data transmission services segment increased by 17.2% during the nine-month period ended September 30, 2013, principally due to:

•                  a 35.7% increase in network maintenance costs to R$1,739 million during the nine-month period ended September 30, 2013 from R$1,282 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred network maintenance costs of R$1,209 million during the nine-month period ended September 30, 2013 compared to R$789 million during the seven-month period ended September 30, 2012, and (2) Oi’s negotiations with third-party network maintenance providers focused on improving the quality of its broadband network to permit it to improve the services that Oi provides to its customers;

•                  a 30.8% increase in depreciation and amortization costs to R$1,263 million during the nine-month period ended September 30, 2013 from R$965 million during the corresponding period of 2012, primarily as a result of Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred depreciation and amortization costs of R$826 million during the nine-month period ended September 30, 2013 compared to R$631 million during the seven-month period ended September 30, 2012; and

•                  a 25.1% increase in rental and insurance costs to R$1,183 million during the nine-month period ended September 30, 2013 from R$946 million during the corresponding period, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred rental and insurance costs of R$777 million during the nine-month period ended September 30, 2013 compared to R$553 million during the seven-month period ended September 30, 2012, and (2) an increase in real estate rental and network infrastructure leasing costs of Oi’s legacy operations as a result of its sales of non-strategic assets which it now rents or leases.

The gross profit of Oi’s fixed-line and data transmission services segment increased by 31.9% to R$6,510 million during the nine-month period ended September 30, 2013 from R$4,935 million during the corresponding period of 2012. As a percentage of net operating revenue of this segment, gross profit increased to 41.0% during the nine-month period ended September 30, 2013 from 38.24% during the corresponding period of 2012.

Cost of Sales and Services of Oi’s Mobile Services Segment

Cost of sales and services of Oi’s mobile services segment increased by 56.3% during the nine-month period ended September 30, 2013, principally due to:

•                  a 80.65% increase in rental and insurance costs to R$840 million during the nine-month period ended September 30, 2013 from R$465 million during the corresponding period, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred rental and insurance costs of R$579 million during the nine-month period ended September 30, 2013 compared to R$213 million during the seven-month period ended September 30, 2012, and (2) an increase in real estate rental and network infrastructure leasing costs of Oi’s legacy operations as a result of its sales of non-strategic assets which it now rents or leases;

•                  a 74.2% increase in depreciation and amortization costs to R$1,348 million during the nine-month period ended September 30, 2013 from R$774 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred depreciation and amortization costs of R$1,155 million during the nine-month period ended September 30, 2013 compared to R$647 million during the seven-month period ended September 30, 2012, and (2) the commencement of 4G services by Oi’s legacy operation and the growth of this network, which has increased the amount of amortizable license costs and depreciable property, plant and equipment of Oi’s legacy operations; and

•                  a 25.5% increase in interconnection costs to R$1,962 million during the nine-month period ended September 30, 2013 from R$1,563 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred interconnection costs of R$1,527 million during the nine-month period ended September 30, 2013 compared to R$1,152 million during the seven-month period ended September 30, 2012, and (2) an increase in the total number of minutes used by the mobile customers of Oi’s legacy operations to make calls to customers of mobile providers for which Oi pays interconnection fees at the mobile providers’ VU-M rates, as a result of a 9.9% increase in the average number of mobile subscribers of Oi’s legacy operations, the effects of which were partially offset by decreases in the VU-M rates charged by mobile providers beginning in February 2013.

The gross profit of Oi’s mobile services segment declined by 17.6% to R$3,189 million during the nine-month period ended September 30, 2013 from R$3,871 million during the corresponding period of 2012. As a percentage of net operating revenue of this segment, gross profit declined to 34.7% during the nine-month period ended September 30, 2013 from 50.2% during the corresponding period of 2012.

Gross Profit

As a result of the foregoing, Oi’s consolidated gross profit increased by 9.0% to R$9,820 million during the nine-month period ended September 30, 2013 from R$9,009 million during the corresponding period of 2012. As a percentage of net operating revenue, gross profit declined to 46.3% during the nine-month period ended September 30, 2013 from 50.7% during the corresponding period of 2012.

Operating Expenses

Selling Expenses

Selling expenses increased by 25.5% during the nine-month period ended September 30, 2013, principally due to a 26.9% increase in selling expenses of Oi’s fixed-line and data transmission services segment and a 27.2% increase in selling expenses of Oi’s mobile services segment.

Fixed-Line and Data Transmission Services Segment

Selling expenses of Oi’s fixed-line and data transmission services segment increased by 26.9% during the nine-month period ended September 30, 2013, principally due to:

•                  a 37.9% increase in call center expenses to R$806 million during the nine-month period ended September 30, 2013 from R$584 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred call center expenses of R$423 million during the nine-month period ended September 30, 2013 compared to R$284 million during the seven-month period ended September 30, 2012, and (2) the renegotiation of some collective bargaining agreements by Oi’s contact center and expenditures related to service quality campaigns conducted to support Oi’s broadband service; and

•                  an 85.8% increase in provision for doubtful accounts to R$295 million during the nine-month period ended September 30, 2013 from R$159 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred provision for doubtful accounts of R$196 million during the nine-month period ended September 30, 2013 compared to R$101 million during the seven-month period ended September 30, 2012, and (2) the increase in the percentage of accounts receivable of Oi’s legacy operations that it records as a provision based on an increase in the rate of delinquency of its fixed-line customers.

As a percentage of net operating revenue of this segment, selling expenses increased to 16.8% during the nine-month period ended September 30, 2013 from 16.2% during the corresponding period of 2012.

Mobile Services Segment

Selling expenses of Oi’s mobile services segment increased by 27.2% during the nine-month period ended September 30, 2013, principally due to:

•                  a 107.7% increase in provision for doubtful accounts to R$371 million during the nine-month period ended September 30, 2013 from R$179 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred provision for doubtful accounts of R$287 million during the nine-month period ended September 30, 2013 compared to R$129 million during the seven-month period ended September 30, 2012, and (2) the increase in the percentage of accounts receivable of Oi’s legacy operations that it records as a provision based on an increase in the rate of delinquency, mainly as a result of the growth of the mobile customer base Oi’s legacy operations; and

•                  a 32.5% increase in publicity and advertising expenses to R$320 million during the nine-month period ended September 30, 2013 from R$242 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred publicity and advertising expenses of R$266 million during the nine-month period ended September 30, 2013 compared to R$173 million during the seven-month period ended September 30, 2012, and (2) an increase in expenditures on Oi’s advertising campaigns to launch to promote the Oi Galera mobile campaign and expenditures on advertising campaigns to promote Oi at Rock in Rio.

As a percentage of net operating revenue of this segment, selling expenses increased to 20.4% during the nine-month period ended September 30, 2013 from 19.1% during the corresponding period of 2012.

General and Administrative Expenses

General and administrative expenses increased by 26.9% during the nine-month period ended September 30, 2013, principally due to an 21.4% increase in general and administrative expenses of Oi’s fixed-line segment and a 40.8% increase in general and administrative expenses of Oi’s mobile services segment.

Fixed-Line and Data Transmission Services Segment

General and administrative expenses of Oi’s fixed-line and data transmission services segment increased by 21.4% during the nine-month period ended September 30, 2013, principally due to:

•                  a 44.9% increase in depreciation and amortization costs to R$500 million during the nine-month period ended September 30, 2013 from R$345 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred depreciation and amortization costs of R$123 million during the nine-month period ended September 30, 2013 compared to R$96 million during the seven-month period ended September 30, 2012, and (2) the growth in the fixed assets of Oi’s legacy operations; and

•                  a 12.8% increase in third-party service costs to R$976 million during the nine-month period ended September 30, 2013 from R$865 million during the corresponding period of 2012, primarily as a result of Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred third-party service costs of R$596 million during the nine-month period ended September 30, 2013 compared to R$423 million during the seven-month period ended September 30, 2012, which was partially offset by a 14.1% decline in third-party service costs of Oi’s legacy operations primarily due to a decline in energy expenses as part of the sale of non-strategic assets.

As a percentage of net operating revenue of this segment, general and administrative expenses declined to 12.1% during the nine-month period ended September 30, 2013 from 12.3% during the corresponding period of 2012.

Mobile Services Segment

General and administrative expenses of Oi’s mobile services segment increased by 40.8% during the nine-month period ended September 30, 2013, principally due to:

•                  a 67.2% increase in rental and insurance costs to R$194 million during the nine-month period ended September 30, 2013 from R$116 million during the corresponding period, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred rental and insurance costs of R$158 million during the nine-month period ended September 30, 2013 compared to R$115 million during the seven-month period ended September 30, 2012, and (2) an increase in real estate rental and administrative infrastructure leasing expenses of Oi’s legacy operations as a result of its sales of non-strategic assets; and

•                  a 36.3% increase in third-party service costs to R$278 million during the nine-month period ended September 30, 2013 from R$204 million during the corresponding period of 2012, primarily as a result of Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which incurred third-party service costs of R$232 million during the nine-month period ended September 30, 2013 compared to R$167 million during the seven-month period ended September 30, 2012.

As a percentage of net operating revenue of this segment, general and administrative expenses increased to 7.2% during the nine-month period ended September 30, 2013 from 6.1% during the corresponding period of 2012.

Other Operating Expenses, Net

Other Operating Income

Other operating income increased by 22.1% to R$1,429 million during the nine-month period ended September 30, 2013 from R$1,170 million during the corresponding period of 2012, primarily as a result of a 632.1% increase in income from the sale of assets to R$214 million during the nine-month period ended September 30, 2013 from R$29 million during the corresponding period of 2012, primarily as a result of Oi’s strategy of monetizing non-strategic assets, and a 28.8% increase in income from rental of infrastructure to R$358 million during the nine-month period ended September 30, 2013 from R$278 million during the corresponding period of 2012, primarily as a result of Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which recorded rental of infrastructure of R$248 million during the nine-month period ended September 30, 2013 compared to R$176 million during the seven-month period ended September 30, 2012.

Other Operating Expense

Other operating expenses increased by 0.4% to R$1,324 million during the nine-month period ended September 30, 2013 from R$1,319 million during the corresponding period of 2012, principally due to a 42.1% increase in taxes (other than income taxes) to R$862 million during the nine-month period ended September 30, 2013 from R$607 million during the corresponding period of 2012, primarily as a result of (1) Oi’s consolidation of the results of Telemar and its subsidiaries as from February 27, 2012, which recorded taxes (other than income taxes) of R$617 million during the nine-month period ended September 30, 2013 compared to R$378 million during the seven-month period ended September 30, 2012, and (2) an increase in ICMS, PIS and COFINS taxes due to an increase in other revenues of Oi’s legacy operations.

The effects of these factors were partially offset by R$188 million reversal of employee and management profit sharing reversal accruals during the nine-month period ended September 30, 2013 compared to an accrual of R$223 million during the corresponding period of 2012, primarily as a result of the decline in the performance of indicators used to estimate this provision.

Operating Income before Financial Income (Expenses) and Taxes

As a result of the foregoing, Oi’s consolidated operating income before financial income (expenses) and taxes declined by 12.0% to R$2,876 million during the nine-month period ended September 30, 2013 from R$3,269 million during the corresponding period of 2012. As a percentage of net operating revenue, operating income before financial income (expenses) and taxes increased to 13.6% during the nine-month period ended September 30, 2013 from 18.4% during the corresponding period of 2012.

Fixed-Line and Data Transmission Services Segment

The operating income before financial income (expenses) and taxes of Oi’s fixed-line and data transmission services segment increased by 59.1% to R$2,186 million during the nine-month period ended September 30, 2013 from R$1,374 million during the corresponding period of 2012. As a percentage of the net operating revenue of this segment, operating income before financial income (expenses) and taxes increased to 13.8% during the nine-month period ended September 30, 2013 from 10.6% during the corresponding period of 2012.

Mobile Services Segment

The operating income before financial income (expenses) and taxes of Oi’s mobile services segment declined by 67.3% to R$632 million during the nine-month period ended September 30, 2013 from R$1,935 million during the corresponding period of 2012. As a percentage of the net operating revenue of this segment, operating income before financial income (expenses) and taxes declined to 6.9% during the nine-month period ended September 30, 2013 from 25.1% during the corresponding period of 2012.

Financial Expenses, Net

Financial Income

Financial income declined by 55.1% to R$880 million during the nine-month period ended September 30, 2013 from R$1,960 million during the corresponding period of 2012, primarily due to:

•                  a 93.6% decline in exchange rate gains on foreign investments to R$41 million during the nine-month period ended September 30, 2013 from R$648 million during the corresponding period of 2012, primarily as a result of a decrease in Oi’s balances invested in foreign currencies and the 9.1% depreciation of the real against the U.S. dollar during the nine-month period ended September 30, 2013;

•                  a 50.0% decline in income from short-term investments to R$214 million during the nine-month period ended September 30, 2013 from R$427 million during the corresponding period of 2012, primarily as a result of a decrease in the average amount of Oi’s short-term investments; and

•                  a 10.7% decline in interest and inflation adjustment on other assets to R$492 million during the nine-month period ended September 30, 2013 from R$551 million during the corresponding period of 2012, primarily as a result of a decrease in inflation adjustment on Oi’s judicial deposits.

Financial Expenses

Financial expenses declined by 3.3% to R$3,329 million during the nine-month period ended September 30, 2013 from R$3,442 million during the corresponding period of 2012, primarily due to a 35.4% decline in inflation adjustment and exchange differences on third-party borrowings to R$1,261 million during the nine-month period ended September 30, 2013 from R$1,951 million during the corresponding period of 2012, primarily as a result of the 9.1% depreciation of the real against the U.S. dollar and the 12.0% depreciation of the real against the Euro during the nine-month period ended September 30, 2013 compared to the 8.3% depreciation of the real against the U.S. dollar and the 7.3% depreciation of the real against the Euro during the corresponding period of 2012. The effects of these factors were partially offset by (1) a 32.2% decline in gains on derivatives transactions to R$631 million during the nine-month period ended September 30, 2013 from R$931 million during the corresponding period of 2012, primarily as a result of the 9.1% depreciation of the real against the U.S. dollar and the 12.0% depreciation of the real against the Euro during the nine-month period ended September 30, 2013 compared to the 8.3% depreciation of the real against the U.S. dollar and the 7.3% depreciation of the real against the Euro during the corresponding period of 2012, and (2) a 17.4% increase in interest on loans payable to third parties to R$1,120 million during the nine-month period ended September 30, 2013 from R$954 million during the corresponding period of 2012, primarily as a result of an increase in the average amount of Oi’s loans payable to third parties, principally as a result of Oi’s consolidation of the indebtedness of Telemar and its subsidiaries as from February 27, 2012.

Income Tax and Social Contribution

The composite corporate statutory income tax and social contribution rate was 34% during the nine-month periods ended September 30, 2013 and 2012. Income tax and social contribution declined by 71.6% to R$116 million during the nine-month period ended September 30, 2013 from R$408 million during the corresponding period of 2012. Oi’s effective tax rate was 27.3% during the nine-month period ended September 30, 2013 and 22.4% during the corresponding period of 2012. The table below sets forth a reconciliation of the composite corporate statutory income tax and social contribution rate to Oi’s effective tax rate for each of the periods presented.

	Nine-Month Period Ended September 30,
	2013	2012
	%	%

Composite corporate statutory income tax and social contribution rate	34.0%	34.0%
Tax incentives (SUDENE)	(11.3)	(7.8)
Tax effects of permanent exclusions (additions)	(2.8)	(4.5)
Utilization of tax loss carryforwards	(6.0)	0.0
Tax effects of unrecognized deferred tax assets	13.4	1.4
Tax effects of recognized deferred tax assets	—	(0.7)
Effective rate	27.3%	22.4%

Oi’s effective tax rate was 27.3% during the nine-month period ended September 30, 2013, primarily as a result of (1) the tax effect of tax incentives provided by the SUDENE, resulting from a reduction in the basis of calculation of profit in the regions promoted by SUDENE, which reduced Oi’s effective tax rate by 11.3%, and (2) the tax effect of Oi’s utilization of tax loss carryforwards, which reduced Oi’s the effective tax rate by 6.0%. The effects of these factors were partially offset by the tax effect of unrecognized deferred tax assets regarding legal entities that are not eligible to recognize tax credits on tax loss carryforwards, which increased Oi’s effective tax rate by 13.4%.

Oi’s effective tax rate was 22.4% during the nine-month period ended September 30, 2012, primarily as a result of (1) the tax effect of tax incentives provided by SUDENE, resulting from a reduction in the basis of calculation of profit in the regions promoted by SUDENE, which reduced Oi’s effective tax rate by 7.8%, and (2) the net effects of permanent exclusion (additions) of prescribed dividends, nondeductible fines, tax incentives and sponsorships, which reduced Oi’s effective tax rate by 4.5%.

Net Income

Oi’s consolidated net income declined by 77.5% to R$310 million during the nine-month period ended September 30, 2013 from R$1,378 million during the corresponding period of 2012. As a percentage of net operating revenue, net income declined to 1.5% during the nine-month period ended September 30, 2013 from 7.8% during the corresponding period of 2012.

Liquidity and Capital Resources

Oi’s principal cash requirements consist of the following:

•                  working capital requirements;

•                  servicing of its indebtedness;

•                  capital expenditures related to investments in operations, expansion of its networks and enhancements of the technical capabilities and capacity of its networks; and

•                  dividends on its shares, including in the form of interest attributable to shareholders’ equity.

Unless Oi’s board of directors deems it inconsistent with its financial position, payment of dividends is mandatory under its by-laws and, consequently, may give rise to significant cash requirements in future periods.

•                  Oi’s principal sources of liquidity have traditionally consisted of the following:

•                  cash flows from operating activities;

•                  short-term and long-term loans; and

•                  sales of debt securities in domestic and international capital markets.

During the nine-month period ended September 30, 2013 and the year ended December 31, 2012,

cash flow generated by operations was used primarily for investing activities, for working capital requirements and to service Oi’s outstanding debt obligations. As of September 30, 2013, Oi’s consolidated cash and cash equivalents and cash investments amounted to R$3,516 million. As of September 30, 2013, Oi had working capital of R$509 million. Oi believes that its working capital is sufficient for its requirements during the remainder of 2014.

Cash Flow

Cash Flows from Operating Activities

Oi’s primary source of operating funds is cash flow generated from its operations. Operating activities provided net cash of R$5,666 million during the nine-month period ended September 30, 2013 compared to R$4,264 million during the corresponding period of 2012. Oi considers cash flows provided by its operating activities to be sufficient for its expected cash requirements related to operations. However, Oi generally finances its investments in property, plant and equipment through the use of bank loans, vendor financing, capital markets and other forms of financing.

Cash Flows Used in Investing Activities

Investing activities used net cash of R$5,288 million during the nine-month period ended September 30, 2013. During the nine-month period ended September 30, 2013, investing activities for which Oi used cash primarily consisted of (1) investments of R$4,755 million in purchases of property, plant and equipment and intangible assets, primarily related to the expansion of Oi’s data communications network, the acquisition of its 4G authorization and the implementation of projects to meet ANATEL’s regulatory requirements, (2) net judicial deposits (consisting of deposits less redemptions) of R$515 million, primarily related to provisions for labor, taxes and civil contingencies, and (3) cash and cash equivalents not transferred with current assets held for sale of R$233 million, primarily consisting of cash and cash equivalents of Globenet. Investing activities provided cash of R$214 million related to Oi’s sales of non-strategic assets.

Cash Flows from Financing Activities

Financing activities provided net cash of R$1,703 million during the nine-month period ended September 30, 2013. During the nine-month period ended September 30, 2013, Oi’s principal sources of borrowed funds consisted of (1) R$1,500 million aggregate principal amount of non-convertible debentures issued in March 2013, (2) US$96 million aggregate principal amount borrowed under an export credit facility that Telemar entered into with EDC in July 2012, and (3) US$27 million aggregate principal amount borrowed under an export credit facility that Telemar entered into with SEK in July 2011.

During the nine-month period ended September 30, 2013, Oi used cash to (1) repay R$2,619 million principal amount of its outstanding loans and financings and derivatives, (2) to make installment payments relating to its permits and concessions in the aggregate amount of R$672 million, (3) to pay dividends and interest on shareholders’ equity in the aggregate amount of R$822 million, and (4) to make installment payments under the tax refinancing plan in the aggregate amount of R$130 million.

Projected Sources and Uses of Cash

Oi anticipates that it will be required to spend approximately R$15,8 billion to meet its short-term contractual obligations and commitments and budgeted capital expenditures during 2014, and an additional approximately R$21,3 billion to meet its long-term contractual obligations and commitments and budgeted capital expenditures in 2015 and 2016. Oi expects that it will meet these cash requirements for (1) its operating and maintenance activities through sales of its services, and (2) its debt service and capital expenditure commitments through a combination of cash generated from operating activities and cash generated by financing activities, including new debt financings and the refinancing of its existing indebtedness as it becomes due.

Oi has commitments from several financial institutions to provide it with financing in the future, including commitments from under two revolving credit facilities that Oi entered into in November 2011 and December 2012, an export credit facility that Oi entered into in July 2012 and unused commitments under various other credit facilities described under “—Indebtedness.” Oi pays commitment fees to these financial institutions in connection with their commitments.

In November 2011, Oi, Oi Móvel, Telemar and TNL PCS, S.A. entered together into a revolving credit facility with a syndicate of international institutions. Under this facility, up to US$1 billion aggregate principal amount will be available for disbursement to the borrowers during the five-year term of this facility. As of September 30, 2013, there were no outstanding loans under this facility.

In December 2012, Oi entered into a revolving credit facility with a syndicate of financial institutions. Under this facility, up to R$1.5 billion aggregate principal amount will be available for disbursement to the borrowers during the three-year term of this facility. As of September 30, 2013, there were no outstanding loans under this facility.

In March 2013, Oi entered into an export credit facility agreement with Office National Du Ducroire/Nationale Delcrederedienst or ONDD under which ONDD agreed to disburse loans in two tranches in the aggregate principal amount of up to US$257 million. The proceeds of this export credit facility will be used to fund equipment purchases from Alcatel-Lucent. Loans under this export credit facility bear interest at the rate of LIBOR plus 1.50% per annum. Interest on each of these loans is payable semi-annually in arrears through maturity in March 2024. As of September 30, 2013, there were no outstanding loans under this facility.

Indebtedness

As of September 30, 2013, Oi’s total outstanding indebtedness on a consolidated basis was R$34,731 million, consisting of R$4,545 million of short-term indebtedness, all of which represented the current portion of long-term indebtedness (or 13.1% of its total indebtedness), and R$30,186 million of long-term indebtedness (or 86.9% of its total indebtedness).

On a consolidated basis, Oi’s real-denominated indebtedness as of September 30, 2013 was R$20,682 million, or 59.5% of its total indebtedness, and its foreign currency-denominated indebtedness was R$14,049 million, or 40.5% of its total indebtedness. As of September 30, 2013, Oi’s real-denominated indebtedness bore interest at an average rate of 11.09% per annum, and its foreign currency denominated indebtedness bore interest at an average rate of 4.5% per annum for loans denominated in U.S. dollars and 5.13% per annum for loans denominated in Euros. As of September 30, 2013, 75.1% of Oi’s debt bore interest at floating rates, including the effect of swap operations.

Short-Term Indebtedness

Oi’s consolidated short-term debt, consisting of the current portion of long-term loans and financings and debentures, was R$4,545 million as of September 30, 2013. Under Oi’s financing policy, it generally does not incur short-term indebtedness, as it believes that its cash flows from operations generally will be sufficient to service its current liabilities.

Long-Term Indebtedness

Oi’s principal sources of long-term debt are:

•                  debentures issued in the Brazilian market;

•                  fixed-rate notes issued in the international market;

•                  credit facilities with, and redeemable preferred shares issued to, BNDES;

•                  credit facilities with international export credit agencies;

•                  unsecured lines of credit obtained from Brazilian financial institutions;

•                  real estate securitization transactions; and

•                  credit facilities with a development banks.

Some of Oi’s debt instruments require that Oi and/or its subsidiaries comply with financial covenants, semi-annually or quarterly. Under each of these debt instruments, the creditor has the right to accelerate the debt if, at the end of any applicable period, Oi is not in compliance with the defined financial covenants ratios. Oi was in compliance with these financial covenants as of September 30, 2013, and Oi believes that it will be able to comply with these financial covenants during the remainder of 2014. In addition, Oi believes that its compliance with these financial covenants will not adversely affect its ability to implement its financing plans.

The instruments governing a substantial portion of Oi’s indebtedness contain cross-default or cross-acceleration clauses and the occurrence of an event of default under one of these instruments could trigger an event of default under other indebtedness or enable the creditors under other indebtedness to accelerate that indebtedness.

As of September 30, 2013, all of Oi’s debt instruments with BNDES were secured by pledges of certain of its accounts receivable.

The following discussion briefly describes the significant financing transactions entered into by Oi since December 31, 2012. For a summary of the terms of Oi’s material outstanding indebtedness as of December 31, 2012, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Long-Term Indebtedness” in the Oi Annual Report, which is incorporated herein by reference.

Debentures

Oi has issued several series of debentures in the Brazilian market. All of these securities pay interest annually or semi-annually in arrears. The table below sets forth Oi’s outstanding debentures as of September 30, 2013, the outstanding principal amount of these securities, the applicable interest rates, and their maturity dates.

Security	Outstanding Principal Amount		Interest Rate	Final Maturity
	(in millions of reais)

Oi debentures due 2014	R$	1,754	CDI plus 1.20%	April 2014
Oi debentures due 2017	R$	400	CDI plus 0.94%	March 2017
Oi debentures due 2017	R$	1,000	CDI plus 1.00%	August 2017
Oi debentures due 2018	R$	2,350	CDI plus 1.15%	December 2018(1)
Oi debentures due 2019	R$	1,500	CDI plus 0.75%	March 2019
Oi debentures due 2020	R$	400	CDI plus 0.94%	March 2020
Oi debentures due 2020	R$	1,600	IPCA plus 6.20%	March 2020(2)
Oi debentures due 2020	R$	246	IPCA plus 7.98%	April 2020
Telemar debentures due 2021	R$	30	IPCA plus 0.50%	July 2021

(1)         The outstanding principal amount of these debentures is payable in three equal annual installments commencing in December 2016.

(2)         The outstanding principal amount of these debentures is payable in two equal annual installments commencing in March 2019.

Fixed-Rate Notes

Oi and its subsidiaries have issued five series of fixed-rate debt securities in the international market. All of these securities pay interest semi-annually in arrears. The table below sets forth Oi’s outstanding fixed-rate debt securities as of September 30, 2013, the outstanding principal amount of these securities and their maturity dates.

Security	Outstanding Principal Amount		Final Maturity
	(in millions)

9.75% senior notes due 2016(1)	R$	1,100	September 2016
5.125% senior notes due 2017		€750	December 2017
9.500% senior notes due 2019	US$	142	April 2019
5.500% senior notes due 2020	US$	1,787	October 2020
5.75% senior notes due 2022	US$	1,500	February 2022

(1)        These notes are denominated in reais and payments of principal and interest under these notes are payable in U.S. dollars at prevailing exchange rates at the time of payment.

Credit Facilities with BNDES

Oi and its subsidiaries have entered into a variety of credit facilities with BNDES. As of September 30, 2013, the principal amount outstanding under Oi’s credit facilities with BNDES was R$5,328 million. Oi has not entered into any material credit facility with BNDES since December 31, 2012. For a summary of the terms of Oi’s material credit facilities with BNDES as of December 31, 2012, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Long-Term Indebtedness—Credit Facilities with BNDES” in the Oi Annual Report, which is incorporated herein by reference.

Credit Facilities with Export Credit Agencies

Oi and its subsidiaries have entered into a variety of credit facilities with a number of export credit agencies. As of September 30, 2013, the principal amount outstanding under Oi’s credit facilities with export credit agencies was R$4,061 million. Other than as described below, Oi has not entered into any material credit facility with export credit agencies since December 31, 2012. For a summary of the terms of Oi’s material credit facilities with export credit agencies as of December 31, 2012, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Long-Term Indebtedness—Credit Facilities with Export Credit Agencies” in the Oi Annual Report, which is incorporated herein by reference.

Export Credit Facility with the EDC

In February 2013, Telemar entered into an export credit facility agreement with Export Development Canada or EDC under which EDC agreed to disburse loans in the aggregate principal amount of up to US$200 million. A disbursement of US$96 million under this export credit facility was received in February 2013. The proceeds of this export credit facility have been and will be used to fund equipment purchases related to Telemar’s capital expenditures on its fixed-line and mobile telecommunications infrastructure. Loans under this export credit facility bear interest at the rate of 2.25% per annum. Interest on each of these loans is payable semi-annually in arrears through maturity in May 2022. The outstanding principal amount of these loans is payable in 17 semi-annual installments commencing in May 2014. As of September 30, 2013, the outstanding principal amount under this credit facility was US$96 million.

Export Credit Facility with the SEK

The SEK disbursed loans of US$21 million, US$6 million and US$10 million in February 2013, June 2013 and October 2013, respectively, under this an export credit facility that Telemar entered into with the SEK in June 2011.

Unsecured Lines of Credit

Telemar entered into an unsecured line of credit with a Brazilian financial institution in May 2008. As of September 30, 2013, the principal amount outstanding under this unsecured line of credit was R$3,165 million. Oi has not entered into any material line of credit since December 31, 2012. For a summary of the terms of Telemar’s unsecured line of credit, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Long-Term Indebtedness—Unsecured Lines of Credit” in the Oi Annual Report, which is incorporated herein by reference.

Real Estate Securitization Transaction

Oi and Telemar entered into real estate securitization transactions in August 2010. As of September 30, 2013, the aggregate liability under the related leases was R$923 million. Oi has not entered into any material real estate securitization transactions since December 31, 2012. For a summary of the terms of the real estate securitization transactions, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Long-Term Indebtedness—Real Estate Securitization Transaction” in the Oi Annual Report, which is incorporated herein by reference.

Credit Facilities with Development Banks

TNL PCS, S.A. entered into a credit facility with Banco do Nordeste do Brasil S.A., or BNB in February 2009. As of September 30, 2013, the outstanding principal amount under this credit facility was R$265 million. Oi has not entered into any material credit facility BNB since December 31, 2012. For a summary of the terms of TNL PCS, S.A.’s credit facility with BNB, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Credit Facilities with Development Banks” in the Oi Annual Report, which is incorporated herein by reference.

Off-Balance Sheet Arrangements

Oi does not currently have any transactions involving off-balance sheet arrangements.

PART 2

DESCRIPTION OF TMARPART

Overview of TmarPart

Prior to the Capital Increase, TmarPart owns, directly and through its wholly-owned subsidiary, Valverde Participações S.A., or Valverde, 290,549,788 Oi common shares, representing 17.7% of the outstanding share capital of Oi and 56.4% of the voting share capital of Oi.

TmarPart’s principal executive office is located at Praia de Botafogo 300, 11th floor, sala 1101 (parte), Botafogo, 22250-040 Rio de Janeiro, RJ, Brazil, and its telephone number at this address is (55-21) 3873-9016.

Summary Historical Financial Data of TmarPart

The following summary financial data have been derived from TmarPart’s consolidated financial statements. The summary financial data as of December 31, 2012, 2011, 2010 and 2009 and for the years ended December 31, 2012, 2011, 2010 and 2009 have been derived from audited consolidated financial statements of TmarPart, which were prepared in accordance with International Financial Reporting Standards, or IFRS.

The consolidated financial statements as of and for the year ended December 31, 2009 were TmarPart’s first annual consolidated financial statements to be prepared in accordance with IFRS. Therefore, only are presented summary financial data related to the years ended December 31, 2012, 2011, 2010 and 2009.

The summary financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012 have been derived from unaudited interim consolidated financial statements of TmarPart, which were prepared in accordance with IFRS. The results of operations of TmarPart for the nine-month period ended September 30, 2013 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 2013.

Income Statement Data

	For the Nine-Month Period Ended September 30,						For the Year Ended December 31,
	2013(1)		2013		2012		2012(1)		2012		2011		2010		2009
	(in millions of US$)		(in millions of reais)				(in millions of US$)		(in millions of reais)

Net operating revenue	US$	9,513	R$	21,213	R$	20,744	US$	12,620	R$	28,142	R$	27,907	R$	29,479	R$	29,997
Cost of sales and services		(5,551)		(12,378)		(11,578)		(7,126)		(15,891)		(16,260)		(16,689)		(18,508)
Gross profit		3,962		8,835		9,166		5,493		12,250		11,647		12,790		11,488
Operating expenses		(3,184)		(7,100)		(7,130)		(4,118)		(9,183		(8,769)		(8,753)		(3,742)
Operating income (loss) before financial income (expenses) and taxes		778		1,736		2,037		1,376		3,067		2,878		4,037		7,746
Financial income		402		896		2,042		1,061		2,366		2,251		1,961		1,668
Financial expenses		(1,597)		(3,562)		(4,119)		(2,356)		(5,254)		(6,055)		(4,649)		(4,278)
Financial expenses, net		(1,195)		(2,665)		(2,077)		(1,295)		(2,888)		(3,804)		(2,688)		(2,611)
Income (loss) before taxes		(417)		(930)		(41)		80		179		(926)		1,349		5,136
Income tax and social contribution		114		255		134		(30)		(67)		111		84		(328)
Net income (loss)	US$	(303)	R$	(675)	R$	94	US$	50	R$	112	R$	(815)	R$	1,432	R$	4,808

Net income (loss) attributable to controlling shareholders	US$	(151)	R$	(337)	R$	(224)	US$	(133)	R$	(297)	R$	(469)	R$	44	R$	761
Net income (loss) attributable to non-controlling shareholders		(152)		(338)		318		184		410		(346)		1,389		4,047

(1)          Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.

Balance Sheet Data

	As of September 30,				As of December 31,
	2013(1)		2013		2012(1)		2012		2011		2010		2009
	(in millions of US$)		(in millions of reais)		(in millions of US$)		(in millions of reais)

Cash and cash equivalents	US$	1,466	R$	3,269	US$	2,016	R$	4,497	R$	11,151	R$	9,274	R$	6,629
Cash investments		173		386		1,217		2,713		2,299		2,148		1,819
Trade accounts receivable, net		3,132		6,984		3,147		7,018		5,861		5,894		5,942
Total current assets		7,584		16,912		9,655		21,531		25,738		22,396		18,744
Property, plant and equipment, net		11,456		25,548		11,130		24,819		23,294		23,349		25,296
Intangible assets, net		6,802		15,169		7,182		16,017		16,490		17,359		18,595
Total assets		34,677		77,331		35,387		78,914		81,334		76,193		75,302
Short-term loans and financings (including current portion of long-term debt)		2,384		5,315		1,678		3,741		5,218		7,660		8,288
Total current liabilities		7,592		16,929		7,913		17,646		17,680		19,746		18,596
Long-term loans and financings		14,684		32,745		14,861		33,140		28,026		24,140		23,347
Share capital		861		1,921		861		1,921		1,921		1,799		2,044
Total equity		7,034		15,686		7,823		17,447		21,975		18,438		18,590
Shareholders’ equity attributable to controlling shareholders		453		1,009		519		1,157		1,223		1,272		1,228
Shareholders’ equity attributable to non-controlling shareholders		6,582		14,677		7,305		16,290		20,753		17,167		17,363

(1)          Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.

PART 3

PRO FORMA FINANCIAL STATEMENTS OF TMARPART, OI AND PT PORTUGAL

Unaudited Pro Forma Consolidated Condensed Financial Information

The unaudited pro forma consolidated condensed financial information of Oi and TmarPart presented below has been derived from:

•                  the historical unaudited interim consolidated financial statements of Oi as of September 30, 2013 and for the nine-month periods then ended, prepared in accordance with Brazilian GAAP, which are incorporated by reference in this Disclosure Annex from the Oi Interim Report;

•                  the historical unaudited interim consolidated financial statements of TmarPart as of September 30, 2013 and for the nine-month period then ended, prepared in accordance with IFRS, which are not included in this Disclosure Annex; and

•                  the historical unaudited interim consolidated financial statements of Portugal Telecom as of September 30, 2013 and for the nine-month period then ended, prepared in accordance with IFRS, which are included in this Disclosure Annex.

The unaudited pro forma consolidated condensed financial information of PT Portugal presented below has been derived from the historical unaudited interim stand-alone consolidated financial statements of PT Portugal as of September 30, 2013 and for the nine-month period then ended, prepared in accordance with accounting principles generally accepted in Portugal (“Portuguese GAAP”), which are not included in this Disclosure Annex.  Portuguese GAAP is substantially consistent with IFRS, except, insofar as it relates to PT Portugal, in respect of the accounting for investments in subsidiaries and associated companies using the equity method and accounting for subsidies for investments..

As described in “Part 4: Description of the Business Combination,” TmarPart will undertake an issuance and sale of convertible debt to recapitalize the company and permit TmarPart to pay all of its outstanding indebtedness prior to the merger of shares and the merger. As described under the caption “Part 4: Description of the Business Combination,” the Capital Increase, the merger of shares and the merger are steps in the Business Combination of TmarPart, Oi and Portugal Telecom. The Business Combination is expected to result in (1) Oi owning the assets comprising Portugal Telecom’s operations in Portugal and Africa, (2) Oi being a wholly-owned subsidiary of TmarPart, and (3) the shareholders of Oi and Portugal Telecom becoming shareholders of TmarPart.

The unaudited pro forma consolidated condensed financial information of Oi and TmarPart were prepared as if:

•                  the issuance of the TmarPart debentures described in the notes to the unaudited pro forma consolidated condensed financial statements included below and the use of the proceeds thereof this issuance;

•                  the Capital Increase, including the transfer of all of the shares of PT Portugal to Oi in exchange for Oi common shares and Oi preferred shares to be issued in the Capital Increase;

•                  the merger of shares;

•                  the merger of TmarPart and Oi with the Oi Holding Companies that hold their shares; and

•                  the merger,

had been completed on September 30, 2013 for purposes of the unaudited pro forma balance sheet as of September 30, 2013, and on January 1, 2013 for purposes of the unaudited pro forma statements of operations for the nine-month period ended September 30, 2013. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

The unaudited pro forma consolidated condensed financial information of PT Portugal was prepared to give effect to (1) the transfer of all of Portugal Telecom’s operating assets, except interests held directly or indirectly in TmarPart, Oi and Contax Holding, to PT Portugal, and (2) the assumption by PT Portugal of all of Portugal Telecom’s liabilities, as if such transactions had been completed on September 30, 2013 for purposes of the unaudited pro forma balance sheet as of September 30, 2013, and on January 1, 2013 for purposes of the unaudited pro forma statements of operations for the nine-month period ended September 30, 2013. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

The unaudited pro forma consolidated condensed financial information should be read in conjunction with the accompanying notes presented below, the historical unaudited interim consolidated financial statements of Portugal Telecom as of and for the nine-month period ended September 30, 2013 and notes thereto, which are included in this Disclosure Annex, the historical unaudited interim consolidated financial statements of Oi as of and for the nine-month period ended September 30, 2013 and notes thereto, which are incorporated by reference from the Oi Interim Report, and the other information included in, or incorporated by reference into, this Disclosure Annex.

The unaudited pro forma consolidated condensed financial information of Oi and TmarPart is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma consolidated condensed financial information as an indication of (1) what the actual consolidated results of operations or the consolidated financial position of Oi would have been had the Capital Increase occurred on the dates assumed, (2) what the actual consolidated results of operations or the consolidated financial position of TmarPart would have been had the issuance of the TmarPart debentures and the use of the proceeds of this issuance, the Capital Increase, the merger of shares, the Oi Holding Companies’ mergers and the merger occurred on the dates assumed, or (3) Oi’s or TmarPart’s future consolidated results of operations or financial position.

Similarly, the unaudited pro forma consolidated condensed financial information of PT Portugal is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma consolidated condensed financial information as an indication of (1) what the actual consolidated results of operations or the consolidated financial position of PT Portugal would have been had the expected restructuring of PT Portugal’s assets and liabilities in preparation for the Capital Increase or the Capital Increase itself had occurred on the dates assumed or (3) PT Portugal’s future consolidated results of operations or financial position.

The unaudited pro forma consolidated condensed financial information does not reflect, for example, (1) any integration costs that may be incurred as a result of the transfer of all of the shares of PT Portugal to Oi, the merger of shares and the merger, (2) any synergies, operating efficiencies and cost savings that may result from this transaction, (3) any effects of the merger of shares described under “Part 4: Description of the Business Combination—Reasons for the Business Combination” of this Disclosure Annex, (4) any benefits that may be derived from the combined company’s growth prospects, or (5) changes in rates for services or exchange rates subsequent to the dates of this unaudited pro forma consolidated condensed financial information. The parties to the Business Combination have not completed the transactions described above. Accordingly, additional liabilities may be incurred in connection with these transactions. Any additional liabilities and costs have not been reflected in the unaudited pro forma consolidated condensed financial information because information necessary to reasonably estimate such costs is not yet available.

You should be aware that the unaudited pro forma consolidated condensed financial information included in the Disclosure Annex has not been audited by the auditors of Oi, TmarPart and PT Portugal and that, accordingly, the auditors have not issued any audit report on the contents of such unaudited pro forma consolidated condensed financial information, or the basis upon which it has been prepared. The unaudited pro forma consolidated condensed financial information included in the Disclosure Annex is solely based on assumptions and estimates made by Portugal Telecom or Oi and TmarPart, as the case may be, and no person takes any responsibility or liability for the contents of such unaudited pro forma consolidated condensed financial information or the basis of preparation. Please refer to “Part RF Risk Factors—Risks Related to the Business Combination—Unaudited Pro Forma Consolidated Condensed Financial Information”.

Unaudited Pro Forma Consolidated Condensed Financial Information of TmarPart Under IFRS

As of and for the Nine Months Ended September 30, 2013

(in millions of euros)

PRO FORMA INFORMATION	TmarPart prior to the Business Combination	TmarPart after the Business Combination

ASSETS
Cash, cash equivalentes and cash investments	1,225	2,243
Derivatives financial instruments	522	522
Accounts receivable	2,297	3,504
Taxes receivable	1,064	1,158
Judicial deposits	4,012	4,012
Financial investments	59	1,452
Goodwill	24	2,063
Intangible assets	4,965	8,530
Property plant and equipment	8,402	11,827
Deferred taxes	1,567	1,713
Other non-current assets	1,296	1,200
Total Assets	25,433	38,224

LIABILITIES
Gross debt	12,517	16,429
Derivatives financial instruments	299	299
Payables and accrued expenses	2,002	2,926
Taxes payable	1,990	2,087
Provisions	1,991	2,115
Deferred taxes	—	260
Other non-current liabilities	1,474	2,574
Total liabilities	20,274	26,691

EQUITY
Attributable to controlling shareholders	332	11,082
Attributable to non-controlling shareholders	4,827	451
Total equity	5,159	11,532
Total liabilities and equity	25,433	38,224

Unaudited Pro Forma Consolidated Condensed Financial Information of TmarPart Under IFRS

As of and for the Nine Months Ended September 30, 2013

(in millions of euros)

PRO FORMA INFORMATION	TmarPart prior to the Business Combination	TmarPart after the Business Combination

Net operating revenues	7,594	9,741
Cost of sales and services	(4,431)	(5,853)
Gross profit	3,163	3,887
Operating income (expenses):
Selling expenses	(1,540)	(1,678)
General and administrative expenses	(1,038)	(1,551)
Other operating income	512	892
Other operating expenses	(475)	(516)
	(2,542)	(2,853)
Profit before financial income (expenses) and taxes	621	1,035
Financial income (expenses):
Financial income	321	421
Financial expenses	(1,275)	(1,622)
Pre-tax profit	(333)	(167)

Current	(127)	(165)
Deferred	218	296
Profit for the year	(242)	(36)
Profit attributable to controlling shareholders	(121)	(63)
Profit attributable to non-controlling shareholders	(121)	27

EBITDA (1)	2,168	3,322
CAPEX	1,695	2,105
EBITDA - CAPEX	473	1,217

(1)                                 See Note 3.C. below for the definition of EBITDA.

Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information of TmarPart

1.                                      TmarPart prior to the completion of the Business Combination corresponds to the financial statements reported by TmarPart for the nine months ended September 30, 2013, prior to the Capital Increase and any restructuring or other transactions in connection with this Capital Increase.

2.                                      TmarPart after the completion of the Business Combination corresponds to the financial statements of TmarPart, which controls and fully consolidates Oi, adjusted for the following:

A.                                       The issuance of TmarPart debentures in an aggregate principal amount of R$3,332 million, subscribed by AG Telecom and LF Tel, the proceeds of which TmarPart will use to redeem its outstanding net debt, but maintaining a certain level of cash balances to pay accrued interest in connection with this debt.

B.                                       The same effects mentioned above relating to the Capital Increase, except that instead of resulting in an increase of share capital, the Capital Increase would result in an increase of non-controlling interests, as the Capital Increase is expected to be subscribed for by investors other than TmarPart.

C.                                       The merger of Oi, which for accounting purposes would consist only of eliminating the equity and earnings attributable to non-controlling interests of TmarPart relating to the shares of Oi held by investors other than TmarPart as these shares of Oi are expected to be exchanged for shares of TmarPart in the merger of shares.

D.                                       The mergers of AG, LF and Bratel Brasil, the controlling shareholders of TmarPart, consisting primarily of (1) the recognition on the balance sheet of TmarPart of a tax benefit amounting to R$1,800 million on the goodwill generated by those companies in acquisitions of investments in Oi undertaken in prior years, and (2) the recognition in the income statement of TmarPart of certain general and administrative expenses of R$5 million that AG, LF and Bratel Brasil incurred during the nine months ended September 30, 2013.

E.                                        The merger of Portugal Telecom, the effects of which reflect only the recognition in the income statement of TmarPart of certain general and administrative expenses of R$31 million incurred by this company in the period, as immediately prior to the merger, Portugal Telecom will have no assets or liabilities other than its investment in TmarPart at the moment of the merger.

3.                                      Other notes:

A.                                       All information is presented in Euros and translated to Brazilian Reais in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates, based on the exchange rate as of September 30, 2013 for balance sheet purposes (R$3.04 = €1.00) and on the average exchange rate for the nine months ended September 30, 2013 (R$2.79 = €1.00).

B.                                       Both balance sheet and income statement (including EBITDA figure) are presented based on the formats used in Brazil to report financial information.

C.                                    EBITDA is defined as Profit before financial income (expenses) and taxes plus depreciation and amortization expenses.  EBITDA is not presented as, and should not be considered as, an alternative measure of operating results or cash flows from operations (as determined by Brazilian GAAP or IFRS), but is a widely used financial indicator of a company’s ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily comparable to similarly titled measures disclosed by PT or by other companies in the industry.  The amounts of the depreciation and amortization expenses correspond to Euro 1,547 million and Euro 2,288 million in relation to TmarPart prior and after the Business Combination, respectively.

Unaudited Pro Forma Consolidated Condensed Financial Information of Oi Under Brazilian GAAP

As of and for the Nine Months Ended September 30, 2013

(in millions of euros)

PRO FORMA INFORMATION	Oi prior to the Capital Increase	Oi after the Capital Increase

ASSETS
Cash and cash equivalents	1,179	2,190
Derivatives financial instruments	522	522
Accounts receivable	2,297	3,504
Taxes receivable	1,060	1,147
Judicial deposits	4,011	4,011
Financial investments	58	1,452
Goodwill	51	2,090
Intangible assets	1,287	4,852
Property plant and equipment	7,989	11,414
Deferred taxes	2,853	2,440
Other non-current assets	1,290	1,193
Total Assets	22,598	34,815

LIABILITIES
Gross debt	11,422	16,430
Derivatives financial instruments	299	299
Payables and accrued expenses	2,001	2,925
Taxes payable	1,990	2,084
Provisions	1,986	2,109
Deferred taxes	—	260
Other non-current liabilities	1,505	2,642
Total liabilities	19,203	26,750

EQUITY
Attributable to controlling shareholders	3,395	7,614
Attributable to non-controlling shareholders	—	451
Total equity	3,395	8,065
Total liabilities and equity	22,598	34,815

Unaudited Pro Forma Consolidated Condensed Financial Information of Oi Under Brazilian GAAP

As of and for the Nine Months Ended September 30, 2013

(in millions of euros)

PRO FORMA INFORMATION	Oi prior to the Capital Increase	Oi after the Capital Increase

Net operating revenues	7,594	9,741
Cost of sales and services	(4,079)	(5,501)
Gross profit	3,515	4,240
Operating income (expenses):
Selling expenses	(1,540)	(1,678)
General and administrative expenses	(984)	(1,483)
Other operating income	511	892
Other operating expenses	(474)	(515)
	(2,486)	(2,784)
Profit before financial income (expenses) and taxes	1,030	1,456
Financial income (expenses):
Financial income	315	415
Financial expenses	(1,192)	(1,539)
Pre-tax profit	153	332
Income tax and social contribution
Current	(127)	(165)
Deferred	85	163
Profit for the year	111	330
Profit attributable to controlling shareholders	111	303
Profit attributable to non-controlling shareholders	—	27

OTHER FINANCIAL INFORMATION:
EBITDA (1)	2,173	3,340
CAPEX	1,695	2,105
EBITDA - CAPEX	478	1,235

(1)                                 See Note 3.C. below for the definition of EBITDA.

Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information of Oi

1.                                      Oi prior to its Capital Increase corresponds to the financial statements reported by Oi for the nine months ended September 30, 2013, prior to any restructuring or other transactions in connection with the Capital Increase.

2.                                      Oi after its Capital Increase reflects the share Capital Increase to be undertaken by Oi as follows:

A.                                       The Capital Increase through PT assets, the fair value of which amounts to R$6.1 billion, equivalent to an estimated valuation of the Euro 2.0 billion of the PT assets to be transferred in the Capital Increase, representing the midpoint of the estimated range of valuations set forth in the Memorandum of Understanding, dated October 1, 2013 (“MOU”), relating to the Business Combination, translated to Reais based on the exchange rate as of September 30, 2013 (R$3.04 = €1.00). In connection with this Capital Increase, Oi performed an estimated preliminary purchase price allocation in relation to the acquisition of PT assets, which would result in the recognition of fair value adjustments in relation to the concession and licenses held by the Portuguese wireline and mobile businesses, respectively, the customer lists of both these businesses and the equity investment in Unitel, S.A.R.L., or Unitel. In the pro forma income statement information, these fair value adjustments would be amortized based on concession/licenses periods and, in the case of customer lists, for a 5-year period.

B.                                       The cash Capital Increase of an estimated R$8,000 million, the estimated amount set forth in the MOU, the proceeds of which are expected to be used to repay short-term debt, net of estimated Capital Increase costs amounting to R$350 million.

3.                                      Other notes:

A.                                       All information is presented in Euros and translated to Brazilian Reais in accordance with CPC 02 The Effects of Changes in Foreign Exchange Rates, based on the exchange rate as of September 30, 2013 for balance sheet purposes (R$3.04 = €1.00) and on the average exchange rate for the nine months ended September 30, 2013 (R$2.79 = €1.00).

B.                                       Both balance sheet and income statement (including EBITDA figure) are presented based on the formats used in Brazil to report financial information.

C.                                       EBITDA is defined as Profit before financial income (expenses) and taxes plus depreciation and amortization expenses.  EBITDA is not presented as, and should not be considered as, an alternative measure of operating results or cash flows from operations (as determined by Brazilian GAAP or IFRS), but is a widely used financial indicator of a company’s ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily comparable to similarly titled measures disclosed by PT or by other companies in the industry.  The amounts of the depreciation and amortization expenses correspond to Euro 1,144 million and Euro 1,884 million in relation to Oi prior and after its Capital Increase.

Unaudited Pro Forma Consolidated Condensed Financial Information of PT Portugal

As of and for the Nine Months Ended September 30, 2013

(in millions of euros)

PRO FORMA INFORMATION	PT Portugal prior to the Capital Increase (standalone)	PT Portugal after the Capital Increase (consolidated)

ASSETS
Cash and cash equivalents	0	1,011
Accounts receivable	65	1,207
Taxes receivable	—	87
Financial investments	5,086	1,393
Goodwill	1,963	2,709
Intangible assets	—	2,653
Property plant and equipment	—	3,424
Deferred taxes	—	363
Other non-current assets	3,937	200
Total Assets	11,051	13,047

LIABILITIES
Gross debt	3,679	7,350
Payables and accrued expenses	70	1,098
Taxes payable	—	94
Provisions	9	103
Deferred taxes	—	814
Other non-current liabilities	1,750	1,137
Total liabilities	5,509	10,597

EQUITY
Attributable to controlling shareholders	5,542	2,000
Attributable to non-controlling shareholders	—	451
Total equity	5,542	2,451
Total liabilities and equity	11,051	13,047

Unaudited Pro Forma Consolidated Condensed Financial Information of PT Portugal

As of and for the Nine Months Ended September 30, 2013

(in millions of euros)

PRO FORMA INFORMATION	PT Portugal prior to the Capital Increase (standalone)	PT Portugal after the Capital Increase (consolidated)

Revenues	—	2,175

Opex
Wages and salaries	3	293
Direct costs	—	339
Commercial costs	—	220
Supplies, external services and other expenses	0	383
Indirect taxes	0	33
Provisions and adjustments	—	17
	3	1,285
EBITDA(1)	(3)	890
Other costs, net
Depreciation and amortisation	—	687
Post retirement costs	—	32
Curtailment costs	—	128
Other costs, net	—	(88)
Profit before financial income (expenses) and taxes	(3)	131
Financial income (expenses):
Net interest expenses	(10)	194
Equity in affiliated companies	101	(348)
Other financial expenses	—	54
	91	(101)
Pre-tax profit	(93)	232
Income tax	(2)	(27)
Profit for the year	(96)	259
Profit attributable to controlling shareholders	(96)	232
Profit attributable to non-controlling shareholders	—	27

OTHER FINANCIAL INFORMATION:
EBITDA(1)		890
CAPEX		410
EBITDA - CAPEX		480

(1)                                 See Note 3.A. for the definition of EBITDA.

Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information of PT Portugal

1.                                      PT Portugal prior to the Capital Increase reflects the unaudited standalone balance sheet and income statements of PT Portugal as of and for the nine month period ended on September 30, 2013, and prior to any restructuring or other transactions in connection with the Capital Increase. As long as Portugal Telecom is not merged into TmarPart, PT Portugal is not required to present consolidated financial statements as Portugal Telecom already presents those, including PT Portugal and all its subsidiaries. The standalone financial statements are prepared in accordance with accounting principles generally accepted in Portugal (“Portuguese GAAP”), which are substantially consistent with IFRS, except, insofar as it relates to PT Portugal, in respect of the accounting for investments in subsidiaries and associated companies using the equity method and the accounting for subsidies for investments.

2.                                      PT Portugal after the Capital Increase reflects the unaudited standalone financial statements of PT Portugal as of September 30, 2013, adjusted for (on an IFRS basis) the expected restructuring of PT Portugal in preparation for the Capital Increase:

A.                                       The elimination of the investments in Oi, Contax and its controlling shareholders, which are held by PT Portugal indirectly through Bratel Brasil, an indirect subsidiary of PT Portugal.

B.                                       The consolidation of all subsidiaries of the Portugal Telecom group, except for PT’s interests in Oi, Contax and its controlling shareholders, as mentioned above. For subsidiaries and associated companies that will be acquired by PT Portugal in the restructuring, a preliminary unaudited purchase price allocation has been made, including the accounting for the investments in certain equity investments based on its carrying value on the books of Africatel GmbH (a wholly owned subsidiary of Portugal Telecom) as of December 31, 2013, following a sale of these investments between group companies.

C.                                       The use of cash equivalents amounting to Euro 1,530 million to capitalize Oi’s controlling shareholders, namely TmarPart, AG and LF, thus reducing the value of the net assets of PT Portugal and its consolidated subsidiaries. These cash equivalents are expected to be used to purchase debentures of PASA Participações S.A. and of EDSP 75 Participações S.A. for a total amount of Euro 1,530 million (R$4,648 million), which debentures are then expected to be converted into shares.

D.                                       The write-off of deferred tax assets, amounting to Euro 212 million, which relate to tax loss carryforwards that will no longer be realized following the merger of Portugal Telecom into Oi and thus cannot be transferred to PT Portugal.

3.                                      Other notes:

A.                                       EBITDA is defined as Profit before financial income (expenses) and taxes plus Depreciation and amortization expenses plus Post retirement costs plus Curtailment costs plus Losses (gains) on disposal of fixed assets, net plus Other costs, net, in each case as set forth in the pro forma income statement information table above.  EBITDA is not presented as, and should not be considered as, an alternative measure of operating results or cash flows from operations (as determined by Brazilian GAAP or IFRS), but is a widely used financial indicator of a company’s ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily comparable to similarly titled measures disclosed by Portugal Telecom or by other companies in the industry.

PART 4

DESCRIPTION OF THE BUSINESS COMBINATION

On October 2, 2013, Portugal Telecom announced the proposed Business Combination with Oi and the Oi Holding Companies, including TmarPart, to be combined into a single multinational telecommunications company based in Brazil. As a result of the Business Combination, Oi will become a wholly-owned subsidiary of TmarPart and Portugal Telecom will merge with and into TmarPart. Portugal Telecom will cease to exist and TmarPart will be the surviving company of the merger.

Reasons for the Business Combination

Portugal Telecom believes that the Business Combination will:

•                                          permit the formation of a single large multinational telecommunications company based in Brazil with more than 100 million customers in seven countries with a total population of approximately 260 million people;

•                                          maintain the continuity of operations under the trademarks of Oi and Portugal Telecom in their respective regions of operation, subject to unified control and management by TmarPart;

•                                          further consolidate the operations of Oi and Portugal Telecom, with the goal of achieving significant economies of scale, maximizing operational synergies, reducing operational risks, optimizing efficient investments and adopting best operational practices;

•                                          strengthen the capital structure of TmarPart, facilitating its access to capital and financial resources:

•                                          consolidate the shareholder bases of TmarPart, Oi and Portugal Telecom as holders of a single class of common shares or ADSs traded on the Novo Mercado segment of the BM&FBOVESPA, the NYSE and NYSE Euronext Lisbon;

•                                          diffuse TmarPart’s shareholder base, as a result of which no shareholder or group of shareholders will hold a majority interest in TmarPart’s capital;

•                                          result in the adoption by TmarPart of the corporate governance practices of the Novo Mercado segment of the BM&FBOVESPA; and

•                                          promote greater liquidity of the TmarPart common shares than currently is available to holders of Oi and Portugal Telecom shareholders.

Business Combination Steps

The Capital Increase, the Merger of Shares and the Merger

The Business Combination is expected to be accomplished through a series of transactions that are expected to cumulatively result in Oi owning the assets comprising Portugal Telecom’s operations other than its interests in Oi and Contax Participações S.A. (“Contax Holding”), a provider of contact services in Brazil Oi being a wholly-owned subsidiary of TmarPart and the shareholders of Oi and Portugal Telecom becoming shareholders of TmarPart. The three primary transactions are:

•                                          the Capital Increase of Oi in which Oi is expected to issue (1) common and preferred shares for cash to investors, with a priority right of subscription for existing holders in Brazil of common shares and preferred shares of Oi, and (2) common and preferred shares to Portugal Telecom in exchange for the transfer by Portugal Telecom to Oi of all of the shares of PT Portugal, which is expected to own (a) all or substantially all of the operating assets of Portugal Telecom, except interests held directly or indirectly in Oi and Contax Holding and any other assets that the parties determine will not be transferred at that time to PT Portugal, and (b) all or substantially all of Portugal Telecom’s liabilities at the time of the transfer, which is referred to collectively as the Capital Increase;

•                                          a merger of shares (incorporação de ações) under Brazilian law, a Brazilian transaction in which, subject to the approvals of the holders of voting shares of Oi and TmarPart, all of the Oi shares not owned by TmarPart will be exchanged for TmarPart common shares and Oi will become a wholly-owned subsidiary of TmarPart; and

•                                          a merger (incorporação) under Portuguese and Brazilian law, of Portugal Telecom with and into TmarPart, with TmarPart as the surviving company. Pursuant to the proposed merger, each issued and then outstanding Portugal Telecom ordinary share will be cancelled and the holder thereof will automatically receive TmarPart common shares. As a result of the merger, Portugal Telecom will cease to exist.

Following the consummation of the Business Combination, Oi is expected to own the assets comprising PT’s operations in Portugal, Africa and Asia, directly or indirectly through PT Portugal.

TmarPart’s common shares are expected to be listed on the Novo Mercado segment of BM&FBOVESPA and the NYSE Euronext Lisbon, and TmarPart’s ADSs are expected to be listed on the NYSE Euronext New York Stock Exchange.

Transfer of Assets and Liabilities PT Portugal in Preparation for the Capital Increase

Prior to the consummation of the Capital Increase, Portugal Telecom is expected to undertake a series of transactions with the purpose of disposing of its interests in CTX Participações S.A.(“CTX”) and Contax Holding and transferring to PT Portugal all or substantially all of its assets, other than the interests it holds directly or indirectly in TmarPart and Oi and any other assets that the parties determine will not be transferred at that time to PT Portugal, and all or substantially all of its liabilities. In connection with the Capital Increase, a financial institution is expected to prepare a valuation report (the “PT Assets Valuation Report”) to determine the value of the shares of PT Portugal (and consequently of the assets and liabilities to be transferred to PT Portugal.

Recapitalization of TmarPart

In connection with the Business Combination, certain of TmarPart’s direct and indirect shareholders have agreed to enter into a series of transactions designed to recapitalize TmarPart’s company and some of its direct and indirect controlling shareholders, and TmarPart intend to use the proceeds of this recapitalization to repay all of its outstanding indebtedness. Through a series of transactions, Portugal Telecom is expected to purchase debentures from newly created subsidiaries of certain affiliates of AG Telecom and LF Tel (“NewCo1” and “NewCo2”) for R$4,648 million, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart (excluding indebtedness of TmarPart’s consolidated subsidiaries). AG Telecom and LF Tel are shareholders of TmarPart and Oi and are parties to certain shareholders’ agreements with Portugal Telecom described in “Item Four: Information on the Company—Our Businesses—Brazilian Operations (Oi)—Strategic Partnership with Oi.” As of September 30, 2013, AG Telecom had aggregate outstanding indebtedness in the amount of R$660 million, LF Tel had aggregate outstanding indebtedness in the amount of R$659 million, and TmarPart had aggregate outstanding indebtedness in the amount of R$3,329 million aggregate principal of outstanding debt.  See “Part RF: Risk Factors—Risks Relating to the Business Combination— The recapitalization of TmarPart will increase its net indebtedness after the completion of the Business Combination as compared to the sum of the net indebtedness of Portugal Telecom and Oi.”

Mergers of Former Shareholders of TmarPart with Oi

In connection with the Business Combination, after the recapitalization of TmarPart and prior to the merger of shares and the merger, it is expected that some of the holding companies that will directly or indirectly hold Oi shares following the recapitalization transactions will merge with and into Oi prior to the merger of shares and the merger.

Conditions to the Business Combination

The steps of the Business Combination described above are subject to certain conditions described below. The definitive documents relating to the Business Combination have not yet been finalised and are subject to change by the parties.  The descriptions below are based on the parties’ current expectations for the terms and conditions.

The Capital Increase.  As described above, Portugal Telecom is expected to subscribe for common shares and preferred shares of Oi in the Capital Increase in exchange for the transfer by Portugal Telecom to Oi of all of the shares of PT Portugal, which will hold the assets and liabilities described above under “—Business Combination Steps.”  Pursuant to the Memorandum of Understanding, dated as of October 1, 2013, executed by the parties in connection with the Business Combination, if PT Assets Valuation Report assigns values on the date of its issuance lower than €1.9 billion, considering the conversion rate of Euros to reais on the date of its issuance, Portugal Telecom has the right not to accept the assessed valuation and not to consummate the subscription of shares in the Capital Increase.

In addition, Portugal Telecom’s subscription to the Capital Increase of Oi is subject to a number of conditions, including, without limitation, the following:

•                                          the approval of the PT Assets Valuation Report by the common shareholders of Oi;

•                                          the minimum total amount to be subscribed in cash by investors must be at least equivalent to R$7.0 billion;

•                                          certain current shareholders of TmarPart, and BTG Pactual S.A., directly or through an investment vehicle managed and administered through Banco BTG Pactual S.A., must participate in the offering by placing a subscription order for approximately R$2.0 billion;

•                                          the authorization, or a decision of non-opposition by, ANATEL; and

•                                          the receipt of prior approvals of creditors and third parties, as well as the consent and waiver of creditors of PT for the execution of the Business Combination.

Oi’s obligation to issue shares to Portugal Telecom in the Capital Increase is also subject to certain of the conditions set forth above and certain other conditions.  In addition, the sale by Oi of common and preferred shares for cash to investors in the Capital Increase is expected to be subject to customary conditions applicable to an offering of shares in a capital markets transaction.

The conditions to the consummation of Portugal Telecom’s subscription to the Capital Increase are waivable by Portugal Telecom or Oi, as the case may be, in their sole discretion.

Portugal Telecom will not be obliged to complete the Business Combination if the percentage of the participation of Portugal Telecom in TmarPart is equal or less than 36.6% of the total capital stock of TmarPart on a fully diluted basis after giving effect to the Business Combination, and TmarPart will not be obligated to consummate the Business Combination if the percentage of participation of Portugal Telecom in TmarPart exceeds 39.6% of the total capital stock of TmarPart on a fully diluted basis after giving effect to the Business Combination.

The merger of shares. The boards of directors of each of TmarPart and Oi will have to approve a merger of shares in which, subject to the approvals of the holders of voting shares of TmarPart and Oi, all of the outstanding Oi shares not owned by TmarPart will be exchanged for TmarPart common shares and Oi will become a wholly-owned subsidiary of TmarPart. With the conclusion of the merger of shares, Oi will become a wholly-owned subsidiary of TmarPart.

The merger of shares must be approved at separate extraordinary general meetings of the shareholders of Oi and TmarPart. There are no conditions to the completion of the merger of shares other than:

•                                          the approval of the merger of shares by (a) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (b) the affirmative vote of holders representing a majority of the total number of issued Oi common shares;

•                                          the approval of the merger of shares by ANATEL; and

•                                          that the relevant registration statement has been declared effective by the SEC.

The merger. The merger will be subject to the approval of the boards of directors of each of TmarPart and Portugal Telecom in which, subject to the approvals of the shareholders of TmarPart and Portugal

Telecom, Portugal Telecom will merge with and into TmarPart, with TmarPart as the surviving company.  As a result of the merger Portugal Telecom will cease to exist.

The merger must be approved at separate extraordinary general meetings of the shareholders of TmarPart and Portugal Telecom. There are no conditions to the completion of the merger other than:

•                                          the approval of the merger by (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing two-thirds of the total number of outstanding Portugal Telecom ordinary shares and “A” shares at a duly convened extraordinary general shareholders’ meeting on first call;

•                                          the approval of the merger of shares by the shareholders of TmarPart and Oi entitled to vote with respect to the merger of shares;

•                                          the approval of the merger of shares and the merger by ANATEL;

•                                          the approval of the merger by the Portuguese Competition Authority; and

•                                          that the relevant registration statement has been declared effective by the SEC.

Portugal Telecom will not be obliged to complete the Business Combination if the percentage of the participation of Portugal Telecom in TmarPart is equal or less than 36.6% of the total capital stock of TmarPart on a fully diluted basis after giving effect to the merger shares.

Structural Diagrams

The diagram below sets forth the simplified ownership structure of TmarPart and Oi before giving effect to the Business Combination:

(1)                                 Jereissati Telecom S.A.

(2)                                 Andrade Gutierrez S.A.

(3)                                 Fundação Atlântico de Seguridade Social

(4)                                 BNDES Participações S.A.

(5)                                 FUNCEF — Fundação dos Economiários Federais

(6)                                 PETROS — Fundação Petrobrás de Seguridade Social

(7)                                 PREVI — Caixa de Previdência dos Funcionários do Banco do Brasil

Following the Business Combination, the composition of TmarPart’ ownership structure is expected to be as follows:

(1)                                 Portugal Telecom International Finance B.V.

(2)                                 MEO — Serviços de Comunicações e Multimédia, S.A

Timetable for the Business Combination

The timetable for the Business Combination depends on a variety of factors, including the receipt of the approvals and the satisfaction of the other conditions described above under “Conditions to the Business Combination.”  The simplified timetable set forth below is subject to change depending on these and other factors.

Event	Date

Meeting of shareholders of PT to approve the valuation report of the non-Brazilian PT assets and the transfer of the non-Brazilian PT assets to Oi in connection with the Capital Increase	Expected March 2014
Board Meeting of Oi to approve Capital Increase	Expected April 2014
Meeting of shareholders of Oi to approve the valuation report of the non-Brazilian PT assets	Expected March 2014
Board Meeting of Oi to approve pricing of Capital Increase	Expected April 2014
Meeting of shareholders of Oi to approve the merger of shares	Expected June 2014
Meeting of shareholders of Portugal Telecom to approve the merger	Expected June 2014
Meeting of shareholders of TmarPart to approve the merger of shares and the merger	Expected June 2014
Expected completion of the Business Combination	Expected at or about the end of the first half of 2014

Management of TmarPart Upon the Completion of the Business Combination

TmarPart’s board of directors (conselho de administração) and TmarPart’s board of executive officers (diretoria) are responsible for operating TmarPart’s business.

Board of Directors

TmarPart expects to substantially amend its by-laws prior to the completion of the merger of shares and the merger. TmarPart’s board of directors will continue to be a decision-making body responsible for, among other things, determining policies and guidelines for TmarPart’s business and its wholly-owned subsidiaries and controlled companies. TmarPart’s board of directors will continue to supervise TmarPart’s board of executive officers and monitor its implementation of the policies and guidelines that are established from time to time by TmarPart’s board of directors. Under the Brazilian Corporation Law, TmarPart’s board of directors is responsible for hiring independent accountants.

Under TmarPart’s proposed by-laws, TmarPart’s board of directors will consist of 11 members and 11 alternate members who, during periods of absence or temporary unavailability of a regular member of TmarPart’s board of directors, will substitute for the absent or unavailable regular member. Under TmarPart’s proposed by-laws, only persons who (a) do not hold positions, particularly on advisory boards, boards of directors and/or fiscal councils, in companies that may be considered market competitors of TmarPart or its controlled companies, and (b) do not have conflicts of interest with TmarPart or its controlled companies, may be elected to TmarPart’s board of directors. TmarPart’s proposed by-laws do not contain any citizenship or residency requirements for members of TmarPart’s board of directors. Under TmarPart’s proposed by-laws, at least 20% of the members of TmarPart’s board of directors must be independent, as defined in the listing regulations of the Novo Mercado segment of the BM&FBOVESPA (Regulamento de Listagem do Novo Mercado), or the Novo Mercado Listing Regulations.

Under TmarPart’s proposed by-laws, the members of TmarPart’s board of directors will be elected at TmarPart’s general shareholders’ meetings for two-year terms and will be eligible for reelection. However, TmarPart’s board of directors that is elected on the date of approval of TmarPart’s proposed by-laws will serve three-year terms ending on the date of the general meeting of shareholders that approves TmarPart’s financial statements for the year ended December 31, 2017. Under TmarPart’s proposed by-laws, members of TmarPart’s board of directors will be subject to removal at any time with or without cause at a general shareholders’ meeting. Under TmarPart’s proposed by-laws, TmarPart’s board of directors will be presided over by a chairman and a vice-chairman, who will be elected at a general shareholders’ meeting from among the members of TmarPart’s board of directors, serve for two-year terms and be eligible for reelection. Under TmarPart’s proposed by-laws, in the absence of the chairman, TmarPart’s board of directors will be presided over, on an interim basis, by TmarPart’s vice-chairman, TmarPart’s chairman’s designated alternate will assume the position of member of TmarPart’s board of directors and the position of vice-chairman will remain vacant until the following general shareholders’ meeting.

TmarPart expects that its board of directors will ordinarily meet once every month and extraordinarily when a meeting is called by the chairman of TmarPart’s board of directors. Under TmarPart’s proposed by-laws, decisions of its board of directors will require a quorum of a majority of the directors and will be taken by a majority vote of those directors present, with ties being broken by the chairman.

TmarPart expects that its shareholders will make substantial changes to the membership of its board of directors prior to the completion of the merger of shares and the merger. The following table sets forth certain information with respect to the membership of TmarPart’s board of directors following these changes:

Name	Position	Member Since	Age
José Mauro Mettrau Carneiro da Cunha	Chairman	April 2000	64
Henrique Manuel Fusco Granadeiro	Vice-Chairman		70
Renato Torres de Faria	Director	April 2011	51
Alexandre Jereissati Legey	Director	April 2001	43
Fernando Magalhães Portella	Director	April 2011	62
Fernando Marques dos Santos	Director		61
Sergio Franklin Quintella	Director		78
Nuno Rocha dos Santos de Almeida e Vasconcellos	Director		50
Amilcar Carlos Ferreira de Morais Pires	Director		52
Rafael Luís Mora Funes	Director		48
José Maria Espírito Santo Silva Ricciardi	Director		59

Below is a summary of the business experience, areas of expertise and principal outside business interests of the members of TmarPart’s board of directors that are expected to hold office upon the completion of the merger.

José Mauro Mettrau Carneiro da Cunha. Mr. Cunha has been a member of TmarPart’s board of directors since April 2000 and served as Oi’s chief executive officer from January 2013 to July 2013. He has served as chairman of Oi’s board of directors since February 2009 (other than a leave of absence while he served as Oi’s chief executive officer), as a nominee of Fundação Atlântico de Seguridade Social, and was chairman of the board of directors of TNL from April 2007 until February 2012. He was a member of the board of directors of Telemar from April 1999 to May 2012. He has also served on the board of directors of Santo Antonio Energia S.A. since April 2008 and Vale S.A. since April 2010. Mr. Cunha was an executive officer of Lupatech S.A. from April 2006 to April 2012, where he served as a member of the board of directors from April 2006 to April 2012. He has also held several executive positions at BNDES, and was a member of its board of executive officers from 1991 to 2002. He was the vice president of strategic planning of Braskem S.A. from February 2003 to October 2005, and business consultant from November 2005 to February 2007. Mr. Cunha was a member of the board of directors of Log-In Logistica Intermodal from April 2007 to March 2011, Braskem S.A. from July 2007 to April 2010, Banco do Estado do Espírito Santo S.A. (Banestes) from April 2008 to April 2009, Light Serviços de Eletricidade S.A. from December 1997 to July 2000, Aracruz Celulose S.A. from June 1997 to July 2002, FUNTTEL from December 2000 to January 2002, FUNCEX- Fundação Centro de Estudos do Comércio Exterior from June 1997 to January 2002, and Politeno Indústria e Comércio S.A. from April 2003 to April 2004. Mr. Cunha holds a bachelor’s degree in mechanical engineering from Universidade Católica de Petrópolis in Rio de Janeiro and a master’s degree in industrial and transportation projects from Instituto Alberto Luiz Coimbra de Pós-Graduação (COPPE) at Universidade Federal do Rio de Janeiro. He attended the Executive Program in Management at the Anderson School at the University of California in Los Angeles.

Henrique Manuel Fusco Granadeiro. Mr. Fusco Granadeiro will become the vice-chairman of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. He is currently the Chief Executive Officer of Portugal Telecom and also serves as the chairman of the general council of Fundação Portugal Telecom, the chairman of the general council of the University of Lisbon, a member of the strategic council of Banco Finantia, a member of the board of trustees of Fundação Luso-Brasileira and a member of the advisory council of Banco ING. In 2003, Mr. Grandeiro began his career at Portugal Telecom as a member of its board of directors, becoming chairman of Portugal Telecom’s board of directors and the general council of Fundação Portugal Telecom in 2006, and from April 2006 until March 2008 he was both chairman of the board of directors and Chief Executive Officer of Portugal Telecom. Prior to joining Portugal Telecom, Mr. Granadeiro served as chief executive officer of Lusomundo Media from 2002 until 2004, a member of the board of directors of Sociedade Jornalística e Editorial S.A., or Sojornal, and of Controljornal SGPS S.A., from 1990 until 2001. Mr. Granadeiro holds a degree in Management and Business Organization from the University of Évora.

Renato Torres de Faria. Mr. Torres de Faria has been a member of TmarPart’s board of directors since April 2011. He has also served as a member of Oi’s board of directors since April 2012 as a nominee of AG Telecom and was a member of the board of directors of TNL from April 2011 until February 2012. He has been financial officer and investor relations officer of Andrade Gutierrez Concessões S.A, or AG Concessões, a company of the Andrade Gutierrez group that focuses on investments and operations through concessions and participation in companies in the highway, airport, port, energy and sanitation sectors, among others, since May 2002 and an officer of several real estate companies within Andrade Gutierrez S.A. since 2004. From February 2009 until April 2011, Mr. Torres de Faria served as executive superintendent of Fundo AG-Angra, a fund created by Andrade Gutierrez S.A. and Angra Partners, which invests in infrastructure in Brazil. He has also served as superintendent officer and a member of the board of directors of Dominó Holdings S.A., a business investment vehicle of Companhia de Saneamento do Paraná — SANEPAR since February 2000, chief executive officer of Water Port S.A. Engenharia e Saneamento, or Water Port, a water and sewage company hired by CODESP to develop and implement the new water and sewer system on the right margin of the Port of Santos, since March 2004, and a member of the board of directors of Concessões Rodoviárias S.A. — CCR since March 2002 and CEMIG since August 2010. Mr. Torres de Faria holds a bachelor’s degree in mining engineering and an MBA from Fundação Dom Cabral and Universidade de São Paulo.

Alexandre Jereissati Legey. Mr. Legey has been a member of TmarPart’s board of directors since April 2001. He has served as a member of Oi’s board of directors since April 2012 as a nominee of LF Tel and was a member of the board of directors of TNL from May 2008 until February 2012. He has served as a member of the finance committee of Telemar since its inception in 1999. Mr. Legey has been chief financial officer and market relations officer of LF Tel and Jereissati Telecom since 1998, chief economic-financial officer and market relations officer of Privatinvest Participações S.A. since 2008, and superintendent officer and market relations officer of Allum Participações S.A. since 2008. From January 2007 until January 2008, he was new business director of Iguatemi Empresa de Shopping Center S.A., a shopping center management company, where he identified, evaluated and determined the viability of new shopping centers. Mr. Legey began his career with the Jereissati Group in 1993 and served as its chief financial officer from 1993 until 1996. Currently, he is a member of the board of directors of several holding companies, such as CTX since 2009, since Privatinvest Participações S.A. since 2008, Alium Participações S.A. since 2008, and Contax Holding since 2008. Mr. Legey holds a bachelor’s degree in chemical engineering from Federal do Rio de Janeiro — UFRJ and an MBA from the Massachusetts Institute of Technology. He is a nephew of TmarPart’s director Carlos Francisco Ribeiro Jereissati and cousin of TmarPart’s director Pedro Jereissati and TmarPart’s alternate director Carlos Jereissati.

Fernando Magalhães Portella. Mr. Portella has been a member of TmarPart’s board of directors since April 2011. He has also served as a member of Oi’s board of directors since April 2012 as a nominee of LF Tel and was a member of the board of directors of TNL from May 2008 until February 2012. Previously, he served as the chief executive officer of Organização Jaime Camara from July 2006 until January 2011. He has served as a member of the board of directors of Iguatemi Empresa de Shopping Centers S.A. since January 2007, and he was a member of the advisory council of Intermedica Sistema de Saude S.A. from February 2008 until February 2010. He was the vice-president of Citibank Brasil from 1986 until 1992 and a partner of Gemini Consulting from 1992 until 1996. He was also the CEO of Grupo de Comunicação O Dia and a member of the board of directors of the Associação Nacional de Jornais from 1996 until August 2003. Mr. Portella also served as the president of Associação Brasileira de Marketing e Negócios from 1999 until 2000. He was chief executive officer of Magalhães Portella & Associados from January 2004 to July 2006. Mr. Portella has a bachelor’s degree in agronomics engineering from Universidade Estadual Paulista (UNESP) and has an executive MBA from Columbia University. He is also an alumnus of the General Management Program and the Corporate Leader Program at Harvard Business School.

Fernando Marques dos Santos. Mr. Marques dos Santos will become a member of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. Mr. Marques dos Santos has served as a member of Oi’s board of directors since May 2012 as a nominee of BNDES Participações S.A. Since 2012, he has been an executive officer of BNDES, where he is responsible for the human resources, AGIR Project and information technology and processes departments. Prior to being named an executive officer, he served in the office of the president and vice-president of BNDES. Mr. Santos has worked at BNDES since 1983, having served as superintendent of the credit department from 1994 to 2003, manager of the credit department (compliance) from 1989 to 1994 and manager of the projects department from 1983 to 1989. He holds a degree in mechanical engineering from Universidade do Estado do Rio de Janeiro — UERJ.

Sergio Franklin Quintella. Mr. Franklin Quintella will become a member of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. Mr. Franklin Quintella has served as a member of Oi’s board of directors since April 2012 as a nominee of AG Telecom and was a member of the board of directors of TNL from April 2011 until February 2012. From 1965 until 1991, he was vice-president of Montreal Engenharia S.A. Mr. Quintella has served as a member of the Technical Council of the National Confederation of Trade (Conselho Técnico da Confederação Nacional do Comércio) since 1990 and as a member of the board of directors of Petrobras since 2009. He was president of the Auditors Tribunal (Tribunal de Contas) of the State of Rio de Janeiro from 1993 until 2005, CEO of Companhia do Jarí from 1982 until 1983, chief executive officer of IESA — Internacional de Engenharia S.A. from 1979 until 1990, and president of the Brazilian Association of Technical Standards (Associação Brasileira de Normas Técnicas) from 1975 until 1977. Mr. Franklin Quintella also served as a member of the boards of directors of the Brazilian National Monetary Council from 1985 until 1990, Refrescos do Brasil S.A from 1980 until 1985, Caemi Mineração e Metalurgia S.A. from 1979 until 1983, Sulzer S.A. from 1976 until 1979 and BNDES from 1975 until 1980. Mr. Franklin Quintella has served at several academic institutions, including as a member of the development councils for Pontifícia Universidade Católica of Rio de Janeiro since 1978 and Universidade Estácio de Sá since 2002 and as vice president of FGV since 2005. He also served as a board member of the National Institute of Advanced Studies (Conselho Diretor do Instituto Nacional de Altos Estudos) from 1991 until 2010. Mr. Franklin Quintella holds bachelor’s degrees in engineering from Universidade Católica do Rio de Janeiro, economics from Faculdade de Economia do Rio de Janeiro, economic engineering from Escola Nacional de Engenharia and a MBA from IPSOA in Italy. He also completed the Advanced Management Program at Harvard Business School and an extension course in public finance at Pennsylvania State University — Philadelphia.

Nuno Rocha dos Santos de Almeida e Vasconcellos. Mr. Vasconcellos will become a member of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. He is currently a member of the board of directors of Portugal Telecom and serves as the chairman of the boards of directors: Rocha dos Santos Holding, SGPS, S.A.; Ongoing Strategy Investments, SGPS, S.A.; Ongoing TMT; Ongoing Telecom; Ongoing Media; Económica SGPS; Rocksun S.A.; Insight Strategic Investments, SGPS, S.A.; and Ongoing Comunicações—Participações S.A.  Mr. Vasconcellos was Managing Partner in Portugal for the consulting division of Heidrick & Struggles from 1995 until 2006; Member of the Compensation Committee of a banking entity until 2007 and Director of Andersen Consulting (currently Accenture) from 1987 until 1995. Mr. Vasconcellos holds a degree in business management from Curry College in Boston.

Amilcar Carlos Ferreira de Morais Pires. Mr. Pires will become a member of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. He currently serves as the chairman of the board of directors of BIC—International Bank, Ltd (BIBL) and is a member of the boards of directors: Portugal Telecom; Banco Espírito Santo S.A.; BES-Vida, Companhia de Seguros S.A.; Banco Espírito Santo de Investimento S.A.; Bank Espírito Santo (International) Limited; ESAF—Espírito Santo Activos Financeiros, SGPS, S.A.; Espírito Santo PLC (Dublin); Banco Espírito Santo Oriente S.A.; BES Finance Limited; ES Tech Ventures, Sociedade de Participações Sociais, S.A.; and Espirito Santo—Empresa de Prestação de Serviços, ACE. Mr. Pires holds a degree in economics from Universidade Católica Portuguesa.

Rafael Luís Mora Funes. Mr. Mora Funes will become a member of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. He is currently the vice-chairman of the board of directors and Chief Operating Officer of Ongoing Strategy Investments, SGPS, S.A., the chairman of the boards of directors of BRZ Tech and IBT Internet Business

Technologies and a member of the supervisory board of INDEG—ISCTE Business School. Mr. Funes holds a degree in economics and management from Universidade de Málaga.

José Maria Espírito Santo Silva Ricciardi. Mr. Ricciardi will become a member of TmarPart’s board of directors following the Capital Increase and prior to the completion of the merger of shares and merger. He is currently an executive member of Banco Espírito Santo, S.A.’s or BES Board of Directors, the Vice-Chairman of the Board of Directors and Chairman of the Executive Committee of BES Investimento, the Chairman of the Board of Directors of BES Investimento do Brasil, S.A., a member of the Board of Directors of Espirito Santo Financial Group, Espirito Santo International, S.A., and BES Africa SGPS, S.A, Chairman of the Board of Directors of Espirito Santo Investment Holdings Limited and a member of the General and Supervisory Board of EDP. Mr. Ricciardi holds a degree in Sciences Économiques Appliquées from the Université Catholique de Louvain, Faculté des Sciences Economiques, Sociales et Politiques, Institut d’Administration et de Gestion, Belgium.

Board of Executive Officers

TmarPart expects to substantially amend its by-laws prior to the completion of the merger of shares and the merger. TmarPart’s board of executive officers will continue to be its executive management body. TmarPart’s executive officers will continue to serve as its legal representatives and be responsible for TmarPart’s internal organization and day-to-day operations and the implementation of the general policies and guidelines established from time to time by TmarPart’s board of directors.

Under TmarPart’s proposed by-laws, its board of executive officers will consist of at least three and no more than six members, including a formally-titled chief executive officer, financial officer, legal officer and investor relations officer. The title of investor relations officer may be shared by one of the other titled officers. Under TmarPart’s proposed by-laws, the other members of its board of directors, if any, will have no formal titles (other than the title of executive officer or “Diretor”). Under TmarPart’s proposed by-laws, its board of executive officers will function as a collegial body, expect for duties attributed individually to each officer pursuant to TmarPart’s proposed by-laws.

Under TmarPart’s proposed by-laws, the members of its board of executive officers will be elected by TmarPart’s board of directors for two-year terms and be eligible for reelection. However, the members of TmarPart’s board of executive officers elected on the date of approval of its proposed by-laws will serve three-year terms ending on the date of the general meeting of shareholders that approves TmarPart’s financial statements for the year ended December 31, 2017. Under TmarPart’s proposed by-laws, its board of directors will be able to remove any executive officer from office at any time with or without cause. However, until the date of the general meeting of shareholders that approves TmarPart’s financial statements for the year ended December 31, 2017, a majority of the members of TmarPart’s board of directors will be required to remove its executive officers. According to the Brazilian Corporation Law, executive officers must be residents of Brazil but need not be shareholders of TmarPart.

Under TmarPart’s proposed by-laws, the board of executive officers will hold meetings when called by its chief executive officer or jointly by two other officers. Under TmarPart’s proposed by-laws, decisions of the board of executive officers will require a quorum of a majority of the officers and will be taken by a majority vote of those officers present.

TmarPart expects that its board of directors will make substantial changes to the membership of its board of executive officers prior to the completion of the merger of shares and the merger. The following table sets forth certain information with respect to the membership of TmarPart’s board of executive officers following these changes:

Name	Position	Age
Zeinal Abedin Mahomed Bava	Chief Executive Officer	48
Bayard de Paoli Gontijo	Chief Financial Officer and Investor Relations Officer	42
Eurico De Jesus Teles Neto	Chief Legal Officer	57

Zeinal Abedin Mahomed Bava. Mr. Bava will become TmarPart’s chief executive officer following the Capital Increase and prior to the completion of the merger of shares and merger. Mr. Bava has served as chief executive officer of Oi and its subsidiaries since June 2013, was a member of Oi’s board of directors from April 2012 to June 2013 as a nominee of Bratel Brasil and was a member of the board of directors of TNL from April 2011 until February 2012. Mr. Bava has been chief executive officer of Portugal Telecom since March 2008. He was chief executive officer of PT Multimédia — Serviços de Telecomunicações e Multimédia, SGPS, S.A. from May 2003 until September 2007; executive director and Portugal Telecom relationship manager at Merrill Lynch from 1998 until 1999; executive director and Portugal Telecom relationship manager at Deutsche Morgan Grenfell & Co. from 1996 to 1998; and executive officer of Warburg Dillon Read from 1989 to 1996. Mr. Bava has held various board positions throughout his career, including chairman of the board of directors of: PT Prime — Soluções Empresariais de Telecomunicações e Sistemas, S.A. from September 2007 until December 2011, PT Ventures, SGPS, S.A. from November 2008 until July 2010, PT Centro Corporativo, S.A. from March 2006 until April 2009, PT — Sistemas de Informação, S.A. from September 2007 until April 2009, PT PRO, Serviços Administrativos e de Gestão Partilhados, S.A. from February 2003 until June 2008, Previsão — Sociedade Gestora de Fundos de Pensões, S.A. from March 2003 to October 2007, TV Cabo Portugal, S.A. from March 2004 until September 2007, PT Conteúdos — Atividade de Televisão e de Produção de Conteúdos, S.A. from until September 2007, Lusomundo Cinemas, S.A. from until September 2007, Lusomundo Audiovisuais, S.A. from until September 2007, PT Televisão por Cabo, SGPS, S.A. from until September 2007, PT Prestações — Mandatária de Aquisições de Gestão de Bens, S.A. from March 2004 until 2006; vice chairman of the board of directors of: PT Multimédia — Serviços de Telecomunicações e Multimédia, SGPS, S.A. from November 2002 until September 2007, PT Comunicações from January 2004 until December 2005 and PT Ventures, SGPS S.A. from 2000 until 2002; and a member of the board of directors of: Fundação Luso Brasileira from June 2009 until September 2009; Brasilcel, NV from December 2002 until October 2007, Portugal Telecom Investimentos Internacionais, S.A. from April 2004 until April 2006, PT Rede Fixa, SGPS S.A., from March 2006 until June 2009, PT Sistemas de Informação, S.A. from May 2004 until April 2006, PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. from June 2003 until April 2006, Páginas Amarelas, S.A. from January 2004 until May 2005; PT Compras — Serviços de Consultoria e Negociação, S.A. from May 2003 until 2005; CRT Celular Participações, S.A. from 2003 until 2005; Tele Sudeste Participações, S.A. from 2003 until 2005; Tele Leste Participações, S.A. from 2003 until 2005; Tele Centro Oeste Celular Participações, S.A. from 2003 until 2005; Portugal Telecom Brasil, S.A. from July 2002 until March 2004; BEST — Banco Electrônico de Serviço Total, S.A. from May 2001 until October 2004; and Telesp from April 2001 until December 2003. Mr. Bava holds a degree in Electrical and Electrotechnical Engineering from University College London.

Bayard de Paoli Gontijo. Mr. Gontijo will become TmarPart’s chief financial officer and investor relations officer following the Capital Increase and prior to the completion of the merger of shares and merger. Mr. Gontijo has served as chief financial officer and investor relations officer of Oi since June 2013 and has served as one of Oi’s executive officers since April 2012. Mr. Gontijo started working at Oi as Treasury Manager in 2003 and currently holds the position of Director of Treasury and Investor Relations. Mr. Gontijo has over 19 years’ experience in the financial market and, since 1993, works with large companies and banks such as Banco Bamerindus do Brasil S.A, HSBC Bank Brasil S.A., and NET. Mr. Gontijo holds a degree in Business Administration and holds an MBA from Coppead / UFRJ.

Eurico De Jesus Teles Neto. Mr. Teles will become TmarPart’s chief legal officer following the Capital Increase and prior to the completion of the merger of shares and merger. Mr. Teles has served as one of Oi’s executive officers since April 2012, as member of Oi’s board of directors from 2009 to 2011 and as an alternate member of Oi’s board of directors from 2011 until April 2012. He previously served as member of the board of directors of Coari from 2009 until February 2012 and has been a member of the board of directors of Telemar since 2009. He was the legal officer of TNL from April 2007 through February 2012 and the legal manager of Telemar from April 2005 until April 2007. He previously served as manager of the real estate division at Telebahia, where he went on to hold the position of legal consultant in 1990. Mr. Teles holds a bachelor’s degree in legal sciences and law from Universidade Católica de Salvador and holds a master’s degree in Employment Law from Universidade Estácio de Sá.

PART 5

ADDITIONAL INFORMATION ABOUT PORTUGAL TELECOM

Portugal Telecom provides telecommunications services in Portugal, in Brazil through Oi and Contax, S.A. or Contax, and in certain countries in sub-Saharan Africa and Asia. Portugal Telecom analyzes and discusses its business based on two reportable segments: Telecommunications in Portugal and Telecommunications in Brazil—Oi. In addition, Portugal Telecom typically provides certain information regarding its other businesses that do not rise to a threshold that would require disclosure as reportable segments.

This subsection describes certain developments since January 1, 2013 in the Portuguese telecommunications business and in the other businesses of Portugal Telecom (other than Oi). For recent developments relating to Oi, see “Part 1 — Description of Oi” to this Disclosure Annex.

Portuguese Telecommunications Businesses

Consumer

The telecommunications competitive landscape has changed significantly in Portugal, with the entrance of a pure mobile player in the fixed market and with the announced consolidation of the largest cable operator with the third mobile operator, thus creating a new integrated telecom operator in Portugal and further increasing the focus on bundled offers, going from triple to quadruple play as the two integrated players leverage on the strength of being an integrated telecommunications operator and on the consumer appetite for bundles that will provide them with simplicity, convenience and economy.  Pricing pressure is also very intense as the new player entered the fixed market with substantially reduced quadruple-play offers, which reduce even further the already challenging revenue sources of the sector.

The Portuguese telecommunications market has been changing with triple and quadruple play packages gaining traction in the fixed market.  Triple and quadruple-play success is driven by the intrinsic value of pay-TV as an attractive entertainment alternative, quality of service and by the differentiated content enabled by set-top-boxes.  In 2013, the introduction of quadruple play offers in the market allowed service providers to differentiate themselves and permit cross-selling for services beyond legacy offerings.  Quadruple play benefits businesses and consumers, allowing them to enjoy multiple services with a lower cost of ownership.  As a result of its focused investment in pay-TV and bundled offers, Portugal Telecom has significantly improved its dynamics in voice and broadband, while being able to achieve triple-play leadership and reach 1.5 million quadruple play RGUs in its first year of existence.

Residential

Portugal Telecom has been leveraging on the increased capacity of its new generation access networks to provide a differentiated TV experience focused on bundles with superior TV offered across all devices based on exclusive and differentiated content, advanced functionalities and interactive customer experience, with a 65% penetration. Portugal Telecom’s convergent offer is available through fiber, ADSL and satellite. Residential segment performance has been based on the success of Portugal Telecom’s triple and quadruple play offer, achieving 1.5 million quadruple-play RGUs in 2013 on the back of its differentiated value proposition, and Portugal Telecom will maintain its investment and development of key features to continue to set apart its offer.

In January 2013, Portugal Telecom rebranded its subscription home telecommunications service, MEO, with the launch of its first quadruple-play offer, M4O, a fixed-mobile convergent service, including pay-TV, broadband and fixed and mobile voice. In the third quarter of 2013, M4O was made available through satellite, which has allowed Portugal Telecom to offer the service throughout Portugal. In addition, Portugal Telecom launched a new package named M3O, which allows customers to choose the same features as the M4O satellite offering, but without the internet access feature for a lower monthly fee. Portugal Telecom also launched M3O Fiber, ADSL and Satellite offerings, available to small- and medium-sized businesses, with pay-TV, fixed voice and mobile for customers that do not want fixed broadband.

MEO’s M4O enables a unique customer experience reflected in the: (1) billing, through a single invoice and value for the entire family, allowing total cost control; (2) self-care, with an integrated online portal for all products and services; (3) CRM, allowing for an integrated customer view, and (4) sales, giving PT’s customers an integrated experience online and at the stores. The M4O offer allows all families to have access to more services and of superior quality for a monthly fee of €79.99, including two mobile SIM cards allowing unlimited voice and SMS to all fixed and mobile networks and 200 MB of internet access. Up to two additional SIM cards can be included for monthly fee of €7.5 per each SIM card. Already in April 2013, Portugal Telecom launched two new Internet packages, with traffic allowances of 200 MB (IT Light) for €2.99 per month and 5 GB (IT Ultra) for €19.99 per month. At the same time, Portugal Telecom repositioned the existing IT packages offering additional savings of up to 55%: IT Super offers 500 MB of traffic for €4.99 per month and IT Super Plus offers 1 GB of traffic for €7.99 per month.

Personal

In January 2013, MEO’s multi-SIM 4G-LTE service, that allows customers to share the Internet plafond among the smartphone, tablet and PC, was elected product of the year in the mobile tariff plans category. This award is the result of an independent survey carried out amongst consumers in the sector of fast moving consumer goods. In March 2013, following the launch of M4O, MEO repositioned its “Unlimited” tariff plans and launched a commercial campaign aimed at reinforcing the competitiveness of its postpaid tariff plans targeted at heavy mobile consumers that want to use their smartphones without limitations on voice and data services. The new “Unlimited” tariff plans offer unlimited voice and SMS for all national networks, up to 5 GB of Internet, unlimited access to Portugal Telecom’s Wi-Fi network, 16 GB of storage in Cloud PT and free access to “Musicbox”, Portugal Telecom’s music streaming service. The range of the “Unlimited” tariff plans addresses different profiles of Internet usage: from the “Unlimited S” that sells at €15.9 per month and offers 200 MB per month up to the “Unlimited XL” that sells at €69.9 per month and offers 5 GB per month. MEO also continued to strengthen its smartphone portfolio, aiming at diversifying operating systems and providing the widest range of handsets to meet customer demand. It is worth highlighting the launch of Blackberry Z10, using the BB10 software, and Huawei Ascend W1, using Windows Phone 8.

The performance of the personal segment is anchored on the strong commercial success of M4O, which is underpinning the transformation of the Portuguese mobile market by introducing convergence, which allows additional differentiation of commercial offers, while at the same time shifting the focus from prepaid to postpaid. According to ANACOM, Portugal Telecom has gained market share in the second quarter of 2013 for the third consecutive quarter, while the market decreased in the last two quarters. The results obtained show a solid and continued growth in RGUs.

Enterprise

The enterprise customer segment (B2B segment) includes mobile and fixed, voice and data and convergent and integrated IT offers provided to large corporate and to small and medium size businesses. In this customer segment, PT aims at growing its revenue base beyond connectivity and legacy services by seizing the ICT opportunity, including cloud, outsourcing and BPO, providing solutions for companies and future-proof data center investments to meet demand for high bandwidth services and virtualization.

In 2013, Portugal Telecom launched the M3O Fiber, ADSL and Satellite offer, available to the small and medium size businesses, with pay-TV, fixed voice and mobile for the customers that do not want fixed broadband. For the M4O customers, Portugal Telecom has launched a new unlimited option with special conditions for the third and fourth SIM cards, coupled with the existing ones for the first and second SIM cards. During 2013, the competitive pressure deteriorated, leading to an even more significant price decline, more visible in mobile voice.

Portugal Telecom has developed several key initiatives in the corporate segment to continue its business transformation including: (1) reinforcement of its IT / IS / Cloud strategy, with initial partnerships and contracts established with key customers; (2) recognition of the private servers SmartCloudPT offer with the 2013 EuroCloud Portugal award, which reinforces PT’s leading position in IT and cloud markets; (3) enhancement of M2M offers with the launch of Connectivity Managed Services, and (4) simplification and streamlining of sales processes of VoIP solutions / Unified Communications

International Businesses

International assets continue to be a source of growth, where Portugal Telecom continues to explore value-creating investment opportunities through partnerships. In 2013, African assets continued to present a significant customer growth, underpinned by increases in voice and data usage.

Industry and Economic Environment

Against the background of on-going fiscal consolidation, in 2013 the Portuguese economy tightened for its third year, improving from the 3.2% decline registered in 2012. Portugal estimates were revised upwards for 2013-2014 which confirms the consistent improvement in economic indicators. The ongoing implementation of austerity measures led Portugal to be perceived as a country committed to the adjustment program, reflected in the relative stabilization of perceived country risk. In March 2013, Portugal was able to negotiate with the troika of international lenders, European Commission, European Central Bank and IMF, its deficit targets to avoid plunging deeper into recession and further unemployment. In 2013, Portugal was able to exchange two bonds maturing in 2014, with repayments of €837 million in June 2014 and €1.64 billion of debt due in October 2014, and €4.16 billion due in October 2015, for debt due in October 2017 and June 2018 which will reduce Portugal debt burden in the next two years. The EFSF extended Portugal and Ireland average weighted maturity for all loans by up to seven years.

In 2013, the industry remained marked by the change in consumer habits which are driving connectivity and digitalization. The surge of new innovative players in the telecommunications, media and technology market coupled with the proliferation of new devices and faster networks are creating new demands and changing consumer habits. New generation networks are driving higher speeds at lower costs, allowing telecommunications, media and technology to increase its participation in consumers’ time. Broader, faster and cheaper connectivity is enabling virtual access to content everywhere and larger storage and processing capacity. There is a growing number of devices with increasing processing and storage capacity as consumers are demanding a mobile experience with access to digital content everywhere, in every screen and multi-tasking and multi-screen accessibility becoming the standard.

The development of new access technologies and networks continues to be an overriding trend across the sector, with operators announcing plans, trials and investments in Next Generation Access Networks (NGAN) namely fiber-to-the-home (FTTH) networks in the fixed business and Long Term Evolution (4G-LTE) in the mobile business. Both technologies offer better speed, lower latencies and higher reliability and dramatically improve efficiency of data transmission, allowing significant cost reduction for operators.

As operators strive to cope with network investments, there is a significant increase in competition in mature markets, not only from other operators but also from new players in the market. There was a significant shift in revenue sources, driven specially by the expansion of mobile applications. Telecommunication operators are searching for new sources of revenues, wtih many of those investing in cloud-based offers and m-payment solutions to enable quicker, easier and more secure electronic transactions designed to increase customer satisfaction and lifetime value.

Acquisitions and Dispositions

On June 21, 2013, Portugal Telecom announced the conclusion of the sale of its minority stake in Companhia de Telecomunicações de Macau, S.A.R.L., or CTM, representing 28% of CTM’s share capital, to CITIC Telecom International Holdings Limited, or CITIC Telecom. At completion, Portugal Telecom received total proceeds of $443.0 million including the consideration of $411.6 million announced on January 13, 2013 plus an additional $31.4 million representing the proportionate share of the net cash in CTM attributable to Portugal Telecom and certain working capital adjustments. This represented a cash-inflow of approximately €335.7 million (at exchange rates at the time of the transaction).

CITIC Telecom and Portugal Telecom also entered into a strategic alliance agreement for capitalizing on their respective expertise in certain areas of collaboration in the telecommunications sector and in the identification of information and communications technology, or “ICT,” investment opportunities in order to create value for their respective shareholders. Pursuant to this strategic alliance agreement, CITIC Telecom will select Portugal Telecom as the CITIC Telecom Group’s strategic ICT service provider.

Capital Expenditures

On September 13, 2013, Portugal Telecom announced the inauguration of its data center in Covilhã, which occupies a total area of 75,500 square meters, is modular, composed of four blocks, and has capacity of up to 12,000 square meters of white space. The first block has six rooms with 520 square meters and a PUE (power usage effectiveness) of 1.25. Portugal Telecom has requested LEED certification (Platinum for the support services building and Gold for the data center block). This investment in this project was approximately €90 million, including the first and second phases. Portugal Telecom’s data center network capacity, comprised of eight data centers, will increase from 14,000 to 26,000 square meters of white space, from 6,000 to 56,000 servers, and from 3 to 33 Petabytes of storage.

This new data center will allow Portugal Telecom to expand its global positioning in the cloud and data center services market. Portugal Telecom’s cloud offering is available across all customer segments: (1) B2C, through the launch of MEO Cloud, a cloud storage and file sync offer available for users all over the world with 16GB of free storage; and (2) B2B, through a comprehensive set of cloud solutions that include Software as a service (SaaS), Collaboration as a service (CaaS), Platform as a service (PaaS) and Infrastructure as a service (IaaS).

Operating Expenditures

Operating costs have decreased during 2013 as a consequence of the implementation of new generation networks and of the extensive operational transformation programme that has improved the quality of service and has lowered the cost structure. Portugal Telecom has developed during 2013 several projects and initiatives with a significant impact on business processes, management of company resources and customer relations.

Dividends

On April 19, 2013, Portugal Telecom’s shareholders approved a distribution of €0.325 per share to existing shareholders at their Annual General Meeting.  This distribution amounted to €291.4 million, comprised of €230.5 million of distributable net income from fiscal year 2012 and €60.9 million of reserves, and was paid on May 17, 2013

On August 13, 2013, Portugal Telecom’s Board of Directors approved the modification of its shareholder remuneration policy for fiscal years 2013 and 2014, which will be exclusively comprised of a cash dividend of €0.10 per share to be paid annually.

For the quarter ended September 30, 2013, Portugal Telecom paid dividends of €277.9 million to its shareholders (adjusted to reflect the 10% stake owned by Oi in Portugal Telecom and proportionally consolidated) and Portugal Telecom’s subsidiaries paid dividends of €29.1 million to non-controlling interests.

Financial Transactions and Debt Profile

On February 11, 2013, S&P announced a review of Portugal Telecom’s credit rating , downgrading the long-term rating from BB+ to BB, with a negative outlook, and maintaining the short-term rating at B.

In April 2013, Portugal Telecom repaid €1.0 billion of its bonds issued in 2009, the outstanding consolidated liability of which amounted to €934 million at maturity. In May 2013, Portugal Telecom issued €1.0 billion aggregate principal amount of its 4.625% bonds due 2020, which was the first Portuguese corporate benchmark issue in 2013 and the longest tenor transaction of €1 billion or more by a Portuguese issuer since 2009.

As of September 30, 2013, and following the refinancing mentioned above, the average maturity of Portugal Telecom’s total indebtedness net of cash and cash equivalents and short-term investments was 5.4 years, or 5.7 years excluding the proportional consolidation of Oi, Contax and their controlling shareholders.

On August 15, 2013, Fitch announced its review of the credit rating attributed to Portugal Telecom and the ratings of its wholly-owned subsidiary Portugal Telecom International Finance B.V., downgrading the long-term rating from BBB to BBB-. The outlook remains negative.

Management Changes

On June 4, 2013, Portugal Telecom announced that Zeinal Bava was appointed Chief Executive Officer of Oi and that Henrique Granadeiro was appointed Chairman of the Board of Directors and Chief Executive Officer of Portugal Telecom.

On October 25, 2013, Portugal Telecom announced that João Nuno de Oliveira Jorge Palma and José Pedro Cabral dos Santos had resigned as non-executive members of Portugal Telecom’s Board of Directors.

Competition Regulatory Inquiries and Investigations

The Portuguese Competition Authority is conducting inquiries relating to alleged anti-competitive practices in the terrestrial television and mobile services markets. The Portuguese Competition Authority informed Portugal Telecom, following a complaint by the third mobile operator in July 2013, that the Portuguese Competition Authority had initiated an administrative offence proceeding inquiry regarding allegedly discriminatory on-net/off-net prices in the retail mobile communications market and allegedly excessive SMS termination prices. If, after the investigation proceedings, the Portuguese Competition Authority decides that there is a reasonable likelihood that sanctions will be imposed, a prosecution proceeding will follow. After the conclusion of any such prosecution proceeding, the Portuguese Competition Authority may decide to impose a fine of up to 10% of Portugal Telecom’s revenues during the year immediately preceding the final decision.

In January 2011, the European Commission opened an investigation into an agreement between Telefónica and Portugal Telecom allegedly not to compete in the Iberian telecommunications markets. Portugal Telecom has developed various strategic partnerships with Telefónica in recent years. Although Portugal Telecom does not believe the existence of these partnerships has impeded competition and ordinary activities of its company and Telefónica, its relationship with Telefónica was investigated. In January 2013, the European Commission adopted a decision finding that Portugal Telecom and Telefónica had infringed Article 101 of the Treaty on the Functioning of the EU with reference to the July 28, 2010 agreement with Telefónica concerning the acquisition by Telefónica of Portugal Telecom’s stake in Brazilian operator Vivo. In accordance with this decision, Portugal Telecom was fined an amount of €12.3 million, and Telefónica was fined €66.9 million. On April 9, 2013, Portugal Telecom brought an action for annulment before the Court of Justice of the EU and will continue to vigorously defend the matter.

Regulatory Matters

Mobile Services

In March 2012, MEO was awarded a renewable license to provide 4G mobile telephone services throughout Portugal, valid until 2027. This 4G license unifies the previous 2G and 3G licenses issued to MEO.  These frequencies were awarded to MEO in an auction proceeding, with the corresponding price of €113.0 million, which MEO chose to pay in installments, as set out in the Auction Regulation (an initial payment of two-thirds of the price, with the last third being distributed along a five year period, covered by a bank guarantee valid for five years). This guarantee is released partially, on an annual basis, according to the payments made by MEO.  Simultaneously, Portugal Telecom is subject to the payment of annual levies varying according to the amount of spectrum it uses in its activity as electronic communications operator.

Wholesale market for voice call termination on individual public telephone networks provided at a fixed location

In August 2013, ANACOM imposed provisional and urgent measures on the wholesale market for voice call termination on fixed individual public telephone networks determining that the maximum average prices to be applied by the operators designated as having significant market power: (i)

€0.001114 per minute, as of October 1, 2013; and (ii) prices to be set using a pure long-run incremental cost, or LRIC, cost model starting on July 1, 2014.  During the first quarter of 2014, ANACOM is expected to launch a new consultation about the review of the relevant market, including an obligation to ensure IP interconnection.

Compensation for the Negative Operating Margins of Mandatory Services

ANACOM notified PT Comunicações of the approval of the final decision concerning the reformulated results of the operational margins of fixed telex service, telegram service, broadcasting and distribution service of telecommunications and broadcasting signal and maritime mobile service for 2007 (in its letter dated as of April 8, 2013) and for 2008 and 2009 (in its letter dated as of June 7, 2013).  The corresponding notifications were sent by ANACOM to the General Inspection of Finance.

Pursuant to the Resolution of the Council of Ministers published on October 18, 2013, fixed telex service, fixed switched data transmission service and telegraph service (telegrams) will no longer be considered public services as of January 31, 2014, terminating PT Comunicações’ legal obligation to assure provision of these services. PT Comunicações opted commercially to continue the provision of fixed telegraph services starting on February 1, 2014.

Currently, there is a proceeding with the arbitral court, initiated by Portugal Telecom in 2012 against the Portuguese State (General Inspection Department of the Finance Ministry) regarding the view expressed by the latter on the subject of negative operational margins of the mandatory services in 2006. According to the General Inspection Department of the Finance Ministry, the negative margin should be compensated after deduction of the positive margins that some of the required services may eventually present.

Net Cost of the Universal Service (NCUS)

On August 1, 2013, ANACOM approved a draft decision on the final results of the audit to NCUS resubmited by PT Comunicações (€23,584,976.93 in 2007, €20,168,431.93 in 2008, and €23,057,573.48 in 2009). Following a prior hearing on this draft decision, on September 19, 2013, ANACOM approved the final decision, maintaining the values proposed on the draft decision.

Designation of the Universal Service Providers

According to Ordinance No. 318/2012, dated as of October 12, 2012, the Ministries of Finance, Economy and Employment launched three tenders for the designation of the Universal Service providers, envisaging awarding, by the Portuguese State, to one or more undertakings, the provision (anywhere in the country, and to all users regardless of their geographical location) of (1) connection to a public telecommunications network at a fixed location and provision of public telephone services through that connection (Tender 1); (2) payhones offer (Tender 2); and (3) comprehensive directory and a directory inquiry services (Tender 3).

On October 18, 2013, the Portuguese government designated Optimus and ZON as the Universal Service providers for the provision of connection to a public communications network at a fixed location and the provision of publicly accessible telephony services, and PT Comunicações as the Universal Service provider for the offer of payphones services.

On July 20, 2013, the Portuguese government decided to start a direct adjustment procedure for the provision of a comprehensive directory and a directory inquiry service for a period of 12 months, with the possibility that such period would be extended for another six months. PT Comunicações was the only company to submit a proposal under this procedure, and the Government awarded it the provision of these services, on November 2013.

Law on the Financing of Universal Service

On August 23, 2012, Law No. 35/2012 was published, creating the compensation fund of the universal service of electronic communications, foreseen in the Electronic Communications Law, and intended to finance de net costs associated to the provision of the Universal Service. Under Law No. 35/2012, ANACOM is required to identify, until July 2014, which entities should contribute to the compensation of the NCUS from 2007 through 2009, and set the exact value of the corresponding extraordinary contribution.

Regulation on the Settlement and Collection of Regulatory Fees

On July 1, 2013, PT Comunicações and MEO submitted to ANACOM the corresponding declarations of relevant profits for purposes of calculating the value of the fees owed for the exercise of the activity of supplier of networks and electronic telecommunication services in the year 2013.  On July 11, 2013, ANACOM approved, by deliberation, the report concerning its administrative costs and the amount resulting from the collection of the fees owed by the suppliers of networks and electronic telecommunication services for 2012. It was also decided to reimburse to the suppliers of networks and electronic telecommunication services a total amount of €334,316.04 for 2012, and €22,426.21 pertaining a correction for the year of 2011. From this last correction resulted the setting of a contributory percentage of 0.5505% for 2011. For 2012, the contributory percentage was set at 0.5475%.

By deliberation of July 25, 2013, ANACOM determined a value of administrative costs, to be considered for purposes of the settlement of the fees due for the exercise of the activity of supplier of networks and electronic telecommunication services, in the amount of €24,478,856.  On October 18, 2013, ANACOM approved, by deliberation, the revision of the settlement of the fees due for the exercise of the activity of supplier of publicly available networks and electronic communication services for the years 2009 and 2010, following the correction of the value of PT Comunicações’ relevant revenues, according to the final values of the net costs of the universal service for exercises 2007 through 2009. The upwards revision of PT Comunicações’ relevant revenues resulted in an increase of the total amount of relevant revenues of the companies at “level 2”, with an impact in the value of the contributory percentages for 2009 and 2010, which was set at 0.4827% and 0.4908%, respectively.

On October 31, 2013, ANACOM approved the revision of the settlement of fees due for the activity of provider of publicly available networks and electronic communications services, for the years 2011 and 2012. This decision followed the correction of the amount of relevant revenues of PT Comunicações resulting from the final values of the net costs of universal service for the years in question, submitted to ANACOM by PT Comunicações on October 16, 2013, in accordance with Article 9, paragraph 1 of Ordinance No. 1473-B/2008, dated December 17, 2008, revised by Administrative Rule No. 296-A/2013, dated October 2, 2013.

On November 21, 2013, ANACOM approved, by decision, the values to be considered in the formula for calculating the fees due for the activity of provider of publicly available networks and electronic communications services, having settled the value of the contributory percentage at 0.4880% for the year 2013.

Regulation of Cinema Law

Following the publication on September 6, 2012, of the new Cinema Law, establishing the Portuguese State action principles concerning promotion, development and protection of cinema and audiovisual activities and imposing obligations on pay-TV operators and operators of video-on-demand services, two new regulations were published in order to regulate in detail the payment of the annual fee by pay-TV operators and the investment of 1% of video-on-demand services revenues in film production and audiovisual through an annual investment in national cinematographic works by operators of video-on-demand services.

On October 17, 2013, Portugal Telecom was notified by the Portuguese Film and Audiovisual Institute (Instituto do Cinema e do Audiovisual), or ICA, of the official settlement regarding the above mentioned annual fee.  Portugal Telecom has decided not to make any payment and to provide a bank guarantee under the tax enforcement process of which was notified on December 5, 2013, followed by a complaint and correspondent appeal, since Portugal Telecom believes such annual fee are unconstitutional.

Tax Matters

Portugal Telecom is being taxed under the special group relief foreseen in the Portuguese Corporate Income Tax Code, according to which the group’s taxable profit is calculated by the dominant company,

as the sum of the taxable income and tax losses recorded at an individual level by each company within the group.

For the tax years of 2011 and 2012 the group assessed a tax loss of €430.4 million and €356.2 million, respectively.

According to the Portuguese Corporate Income Tax Code, tax losses may be carried forward and offset against taxable income as follows:

•                                         for the 2011 tax losses: 4 years;

•                                          for the 2012 and 2013 tax losses: 5 years; and

•                                          for tax losses generated from January 1, 2014, onwards: 12 years.

The merger will determine the extinction of the existing tax group headed by Portugal Telecom. As a consequence, tax losses carried forward will no longer be available. In light of the amendments to the Corporate Income Tax Code introduced by Law no. 2/14, dated January 16 (Corporate Income Tax Reform), it is not clear whether the Portuguese tax authorities may allow the carry forward of those losses as a consequence of PT Portugal replacing Portugal Telecom as the dominant company of the existing tax group. The carry forward of the existing tax losses will be subject to the demonstration of a recognized economic interest of the merger, upon prior application to be presented to the Portuguese tax authorities.

As of September 30, 2013, Portugal Telecom’s tax credit was approximately $212 million. Following the Capital Increase, this tax credit will not be available for use by either Portugal Telecom or PT Portugal.

Selected Historical Financial Data of Portugal Telecom

The following selected financial data have been derived from Portugal Telecom’s consolidated financial statements. The selected consolidated statement of financial position data as of December 31, 2012, 2011 and 2010 and the selected consolidated income statement data for the years ended December 31, 2012, 2011 and 2010 have been derived from audited consolidated financial statements of Portugal Telecom, which were prepared in accordance with IFRS and are included in “Part 6: Financial Statements” of this Disclosure Annex. The selected consolidated statement of financial position data as of December 31, 2009 and 2008 and the selected consolidated income statement data for the years ended December 31, 2009 and 2008 have been derived from audited consolidated financial statements of Portugal Telecom prepared in accordance with IFRS that are not included in this Disclosure Annex or incorporated herein by reference.

The selected financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012 have been derived from unaudited interim consolidated financial statements of Portugal Telecom, which were prepared in accordance with IFRS and are included in “Part 6: Financial Statements” of this Disclosure Annex. The results of operations of Portugal Telecom for the nine-month period ended September 30, 2013 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 2013.

As a result of the sale by Portugal Telecom on September 27, 2010 of its interest in Vivo to Telefónica, S.A. (“Telefónica”), Portugal Telecom’s interest in the net income of Vivo is presented under the line item “Discontinued Operations” for all periods through the completion of the sale, and the selected consolidated statement of financial position as of December 31, 2010 no longer includes the assets and liabilities related to Vivo.

You should read this selected financial data in conjunction with (1) the audited consolidated financial statements of Portugal Telecom and the related notes thereto and (2) the unaudited interim consolidated financial statements of Portugal Telecom and the related notes thereto, which are included in “Part 6: Financial Statements” of this Disclosure Annex.

Important Note Regarding the Presentation of Financial Information in this Disclosure Annex

You should be aware that the selected historical financial information in this “Part 5: Additional Information About Portugal Telecom” is based on the unaudited interim consolidated financial statements of Portugal Telecom as of and for the nine-month periods ended September 30, 2012 and 2013 and the audited consolidated financial statements of Portugal Telecom as of and for the years ended December 31, 2010, 2011, and 2012 included in “Part 6: Financial Statements” of this Disclosure Annex.  These financial statements reflect the adoption of IFRS 11 “Joint Arrangements” and the revised version of IAS 19 “Employee Benefits” described below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Portugal Telecom as of and for the Nine-Month Period Ended September 30, 2013—Overview—Recent IFRS Accounting Pronouncements.”

Income Statement Data

	For the Nine-Month Period Ended September 30,				For the Year Ended December 31,
	2013(1)		2013	2012	2012(1)		2012	2011	2010	2009	2008
	(in millions of US$)		(in millions of Euros)		(in millions of US$)		(in millions of Euros)

Continuing Operations:
Revenue	US$	2,966	€2,175	€2,321	US$	4,073	€3,079	€3,380	€3,742	€3,733	€3,761
Costs, expenses and net losses and income	(2,604)		(1,910)	(1,922)	(3,422)		(2,587)	(2,873)	(3,344)	(3,049)	(2,910)
Income before financial results and taxes	362		265	399	650		492	507	398	684	851
Financial (losses) and gains, net	133		98	(32)	(74)		(56)	(1)	(82)	201	(32)
Income before taxes	495		363	367	576		436	507	316	885	819
Income taxes	(20)		(15)	(118)	(166)		(126)	(99)	(74)	(184)	(205)
Net income from continuing operations	475		349	248	410		310	408	243	701	614
Discontinued Operations:
Net income from discontinued operations	—		—	—	—		—	—	5,565	83	82
Net income	US$	475	€349	€248	US$	410	€310	€408	€5,808	€784	€696
Net income attributable to non-controlling interests	59		43	62	111		84	74	148	104	120
Net income attributable to equity holders of the parent	416		305	186	299		226	334	5,660	679	576

(1)         Translated for convenience only using selling rate as certified for customs purposes by the Federal Reserve Bank of New York as of September 30, 2013 for Euros into U.S. dollars of €1.36=US$1.00.

Statement of Financial Position Data

	As of September 30,			As of December 31,
	2013(1)		2013	2012(1)		2012	2011	2010	2009	2008
	(in millions of US$)		(in millions of Euros)	(in millions of US$)		(in millions of Euros)

Cash and cash equivalents	US$	2,240	€1,643	US$	2,631	€1,989	€3,642	€4,765	€1,159	€611
Cash investments	1,224		898	828		626	463	342	22	35
Trade accounts receivable, net	1,053		773	1,054		797	889	1,054	913	872
Total current assets	5,493		4,029	5,426		4,102	5,503	8,855	2,505	2,137
Investments in joint ventures	3,436		2,520	3,942		2,980	3,510	—	2,898	2,212
Investments in group companies	677		497	538		407	533	362	597	613
Tangible assets	4,669		3,424	4,734		3,579	3,656	3,875	3,538	3,487
Intangible assets	1,012		742	1,002		758	801	695	1,101	1,052
Total assets	16,634		12,199	16,969		12,829	15,064	15,165	11,605	10,685
Short-term debt (including current portion of medium- and long-term debt)	1,905		1,397	1,846		1,396	2,691	952	331	1,869
Total current liabilities	3,956		2,901	3,961		2,995	4,765	2,684	2,147	3,845
Medium- and long-term debt	8,117		5,953	7,909		5,979	5,708	6,254	5,720	3,744
Share capital(2)	36		27	36		27	27	27	27	27
Total equity	2,941		2,157	3,356		2,537	3,063	4,623	1,498	373
Equity excluding non-controlling interests	2,624		1,924	3,048		2,305	2,841	4,406	1,336	232
Non-controlling interests	317		233	308		233	222	217	162	140
Number of ordinary shares	897		897	897		897	897	897	897	897

(1)         Translated for convenience only using selling rate as certified for customs purposes by the Federal Reserve Bank of New York as of September 30, 2013 for Euros into U.S. dollars of €1.36=US$1.00.

(2)         As of the dates indicated, Portugal Telecom did not have any redeemable preferred stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Portugal Telecom as of and for the Nine-Month Period Ended September 30, 2013

The following discussion of Portugal Telecom’s financial condition and results of operations should be read in conjunction with Portugal Telecom’s unaudited consolidated interim financial statements as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012, which are included in “Part 6: Financial Statements” of this Disclosure Annex, and Portugal Telecom’s audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 which are incorporated herein by reference to the Portugal Telecom Annual Report.

The following discussion contains forward-looking statements that involve risks and uncertainties. Portugal Telecom’s actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in Part 1-A “Risk Factors” of this Disclosure Annex.

Overview

Portugal Telecom’s Segments and Customer Categories

Portugal Telecom is a group holding company. Portugal Telecom’s business operations are conducted by its subsidiaries and jointly controlled entities, which are reported for financial reporting purposes according to the manner in which Portugal Telecom’s management views and manages its operations.

Portugal Telecom operates in two reportable segments: (1) Telecommunications in Portugal, which is included in Portugal Telecom’s consolidated operating results, and (2) Telecommunications in Brazil-Oi, which Portugal Telecom records for accounting purposes as an equity investment in the line item “Equity in the earnings of joint ventures” in its consolidated income statement following the adoption of IFRS 11, “Joint Arrangements,” as from January 1, 2013 in accordance with IFRS as issued by the International Accounting Standards Board, or IASB. Revenues from Portugal Telecom’s Portuguese telecommunications businesses accounted for 86.9% of its consolidated revenues in 2012 and 87.5% of its consolidated revenues for the nine-month period ended September 30, 2013.

In addition to the two reportable segments mentioned above, Portugal Telecom has other businesses that do not rise to a threshold that would require disclosure as a reportable segment. For the year ended December 31, 2012 and the nine-month period ended September 30, 2013, 9.2%, and 9.0% of Portugal Telecom’s consolidated revenues related to the Africatel Holding BV, or Africatel businesses.

•                  Telecommunications in Portugal. Portugal Telecom generates revenues by providing services in the following customer categories:

•                  Residential services, which include integrated networks inside the customer’s home, enabling the simultaneous connection of multiple devices, including fixed line telephone, TV (including IP TV and direct-to-home satellite pay-TV services), game consoles, PCs, laptops, tablets and smartphones. Portugal Telecom provides these services mainly through its subsidiary PT Comunicações.

•                  Personal services, which are mobile telecommunications services, such as voice, data and Internet-related multi-media services provided to personal (i.e., individual) customers through its subsidiary MEO.

•                  Enterprise services, including Corporate and SME/SoHo services, which provides Portugal Telecom’s corporate and medium and small business customers with data and business solutions, as well as IT/IS and BPO services.

•                  Wholesale and other services, which primarily include wholesale telecommunications services, public pay telephones, the production and distribution of telephone directories and other services in Portugal.

•                  Telecommunications in Brazil—Oi. As of September 30, 2013, Portugal Telecom held a 23.3% economic interest in Oi, which Portugal Telecom records for accounting purposes as an equity investment, as described above. For a description of Oi’s financial condition and results of operations as of and for the nine-month period ended September 30, 2012 and 2013, see “Part 1 — Description of Oi”.

•                  Other International Telecommunications Businesses. Portugal Telecom also generates revenue from its other strategic partnerships in Africa and Asia:

•                  MTC, Namibia. Portugal Telecom has a 34.0% direct interest in Mobile Telecommunications Limited, or MTC (through its 75% owned subsidiary Africatel), which provides mobile telecommunications services in Namibia and which Portugal Telecom fully consolidates in its consolidated financial statements.

•                  Cabo Verde Telecom, Cape Verde. Portugal Telecom has a 40.0% direct interest in Cabo Verde Telecom (through its 75%-owned subsidiary Africatel), which provides fixed and mobile telecommunications services in the Cabo Verde Islands and which Portugal Telecom fully consolidates in its consolidated financial statements.

•                  CST, São Tomé and Príncipe. Portugal Telecom has a 51.0% interest in CST (through its 75%-owned subsidiary Africatel), which provides fixed and mobile telecommunications services in the São Tomé and Príncipe Islands and which Portugal Telecom fully consolidates in its consolidated financial statements.

•                  Timor Telecom, East Timor. Portugal Telecom has a 57.06% direct interest in Timor Telecom (54.01% of which is held through its 76.14%-owned subsidiary TPT—Telecomunicações Públicas de Timor and 3.05% of which is held through Portugal Telecom’s wholly owned subsidiary PT Participações, SGPS S.A.), which provides fixed and mobile telecommunications services in East Timor and which Portugal Telecom fully consolidates in its consolidated financial statements.

•                  International Equity Investments. Portugal Telecom also holds equity interests in strategic partnerships and investments in Brazil, Africa and Asia:

•                  Oi, Brazil. As described above, Portugal Telecom records for accounting purposes its interest in Oi as an equity investment following Portugal Telecom’s adoption of IFRS 11 as from January 1, 2013.

•                  Contax, Brazil. Concurrently with its investment in Oi, Portugal Telecom acquired an economic interest in CTX, the controlling shareholder of Contax Holding and Contax, a provider of corporate services (primarily contact services) in Brazil. Portugal Telecom held a direct and indirect interest in CTX of 42.0% through June 30, 2011 and 44.4% as from July 1, 2011, and Contax’s results of operations have included the results of operations of Dedic and GPTI since July 1, 2011. Portugal Telecom reports its interest in CTX and Contax as an equity investment under in the line item “Equity in the earnings of jointly controlled companies” in its consolidated statements of operations following its adoption of IFRS 11.  However, Portugal Telecom will dispose of its interest in CTX and Contax in connection with the Business Combination.

•                  Unitel, Angola. Portugal Telecom has a 25.0% direct interest in Unitel (through its 75%-owned subsidiary Africatel), which provides mobile telecommunications services in Angola and which Portugal Telecom accounts for using the equity method.

•                  CTM, Macau. Through June 20, 2013, Portugal Telecom held a 28.0% economic interest in CTM, which provides fixed and mobile telecommunications services in Macau and which Portugal Telecom accounted for using the equity method. In January 2013, Portugal Telecom entered into a definitive agreement for the sale of its 28% equity stake in CTM to Citic Telecom International Holdings Limited, and Portugal Telecom completed this transaction on June 30, 2013. At the closing of the transaction, Portugal Telecom received €335.7 million, which includes a capital gain of €313.4 million, corresponding to the difference between the proceeds obtained from the transaction and the carrying value of the investment as of December 31, 2012, net of dividends received during the first quarter of 2013 (amounting to €25.2 million) and a loss of €3.1 million corresponding to the cumulative amount of negative foreign currency translation adjustments relating to the investment that was reclassified to profit and loss upon the completion of the sale.

For more information on Portugal Telecom’s segment reporting, see Note 7 of Portugal Telecom’s audited consolidated financial statements included in “Part 6: Financial Statements” of this Disclosure Annex and see Note 5 from unaudited interim consolidated financial statements of Portugal Telecom as of September, 30, 2013 included in “Part 6: Financial Statements” of this Disclosure Annex.

Business Drivers and Measures

The businesses of each of Portugal Telecom’s segments are affected by a number of significant industry trends. In operating its businesses and monitoring their performance, Portugal Telecom also pays attention to a number of operational and other factors. See “Item Five: Operating and Financial Review and Prospects—Overview—Business Drivers and Measures” in the Portugal Telecom Annual Report.

All of Portugal Telecom’s businesses are subject to significant competition and operate in highly regulated environments. You should carefully review “Item Four: Information on the Company—Competition” and “Item Four:  Information on the Company—Regulation” in the Portugal Telecom Annual Report for more information. In addition, you should be aware of the risks to which each of Portugal Telecom’s businesses is subject. See “Item 3: Key Information—Risk Factors” in the Portugal Telecom Annual Report and “Part RF Risk Factors” of this Disclosure Annex.

Critical Accounting Policies

This discussion and analysis of Portugal Telecom’s financial condition and results of operations is based on Portugal Telecom’s audited consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB.

Portugal Telecom’s significant accounting policies, judgments and estimates are summarized in “Item 5: Operating and Financial Review and Prospects—Critical Accounting Policies” of the Portugal Telecom Annual Report and in Note 3 to Portugal Telecom’s audited consolidated financial statements included in the Portugal Telecom Annual Report. Portugal Telecom’s reported financial position and results of operations are sensitive to accounting methods, assumptions and estimates that underlie preparation of the financial statements. Portugal Telecom bases its estimates on historical experience and on various other assumptions, the results of which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Other than the adoption of IFRS 11 and a revised version of IAS 19, Employee Benefits, described below under “—Recent IFRS Accounting Pronouncements,” there have been no significant changes in Portugal Telecom’s critical accounting policies, estimates and judgments as disclosed in the Portugal Telecom Annual Report.

Recent IFRS Accounting Pronouncements

As noted above, Portugal Telecom’s audited consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB.  IFRS as endorsed by the EU may differ from IFRS as issued by the IASB if, at any point in time, new or amended reporting standards have not been endorsed by the European Union.  For example, IFRS 11 became effective under IFRS as issued by the IASB as from January 1, 2013 but did not become effective under EU-IFRS until January 1, 2014.  However, because Portugal Telecom voluntarily adopted IFRS 11, “Joint Arrangements,” before it was required to do so in the EU, there were no unendorsed standards effective as of and for the years ended December 31, 2013, 2012, and 2011, respectively, that affected Portugal Telecom’s financial statements, and there was no difference between EU-IFRS and IFRS as issued by the IASB, as applied by Portugal Telecom.

During the nine-month period ended September 30, 2013, Portugal Telecom adopted the package of five (IFRS 11 Joint Arrangements, IFRS 10 Consolidated Financial Statements, IFRS 12 Disclosure of Interests in Other Entities, Amendments to IAS 27 Consolidated and Separate Financial Statements and to IAS 28 Investments in Associates) and the revised version of IAS 19 Employee Benefits (“IAS 19”), the detailed impacts of which are described below. In addition, the following standards or revised pronouncementsthat had no impact in Portugal Telecom’s consolidated financial statements became effective:

•                  Amendments to IFRS 1 “First Time Adoption of IFRS”;

•                  Amendments to IAS 12 “Income Taxes”;

•                  Amendments to IAS 1 “Presentation of Financial Statements”; and

•                  Amendments to IFRS 7 “Financial Instruments: Disclosures”.

The following standards, revised standards or interpretations were issued by the IASB the mandatory adoption date of which set by the IASB occurs in subsequent years:

•                  IFRS 9 “Financial Instruments Measurement” issued in October 2010;

•                  Amendments to IFRS 7 “Financial Instruments: Disclosures” issued in December 2011;

•                  Amendments to IFRS 10, IFRS 12 and IAS 27 issued in October 2012;

•                  Amendments to IAS 36 “Impairment of Assets” issued in May 2013, which clarify that the required disclosures of information on the recoverable amount of impaired assets is applicable only for situations where that recoverable amount is based on fair value less costs of disposal;

•                  IFRIC 21 “Levies” was issued in May 2013 and provides guidance on when to recognize a liability for a levy imposed by a government, both for levies that are accounted for in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and those where the timing and amount of the levy is certain; and

•                  Amendments to IAS 39 “Financial Instruments: Recognition and Measurement” issued in June 2013, which provide some relief from the requirement to cease hedge accounting when a derivative is required to be novated to a central counterparty or entity acting in a similar capacity, under similar circumstances.

In relation to the adoption of the revised version of IAS 19 “Employee Benefits,” the principal amendments included in this revised standard are as follows:

•                  Elimination of an option to defer the recognition of actuarial gains and losses, known as the “corridor method,” resulting in a mandatory recognition of actuarial gains and losses in other comprehensive income; this change had no impact on Portugal Telecom’s financial statements since its accounting policy was already in line with the mandatory approach included in the revised standard;

•                  Change in the calculation of the expected return on assets, which is now equal to the discount rates used to compute the present value of the related benefit obligations instead of the expected long-term rate of return of the related plan assets previously used; the impact of this change on Portugal Telecom’s financial statements resulted in a lower expected return on assets (now presented on a net basis as net interest cost) and consequently higher post-retirement benefits costs, since Portugal Telecom’s discount rates were lower than the former 6% expected return on assets;

•                  Mandatory immediate recognition of unvested prior year service gains or losses, which previously could be deferred and recognized over the future vesting period; Portugal Telecom had previously recorded prior year service gains related to unvested rights, which following the adoption of this revised standard were reversed as from January 1, 2012;

•                  Some additional disclosure requirements that are mandatory only for annual financial statements and therefore had no impact on Portugal Telecom’s interim financial statements.

IFRS 11 “Joint Arrangements” issued in May 2011, classifies joint arrangements as either joint operations (combining the existing concepts of jointly controlled assets and jointly controlled operations) or joint ventures (equivalent to the existing concept of a jointly controlled entity) and requires the use of the equity method of accounting for interests in joint ventures thereby eliminating the proportional consolidation method. Portugal Telecom reviewed and assessed the classification of the group’s investments in joint arrangements in accordance with the requirements of IFRS 11 and concluded that the investments in TmarPart and CTX Participações should be classified as joint ventures under IFRS 11 and accounted for using the equity method.

As a result of the adoption of IFRS 11 and the revised version of IAS 19, Portugal Telecom retrospectively changed its previously reported consolidated statements of financial position as of December 31, 2012 and 2011 and consolidated income statements for the nine-month period ended September 30, 2012 as detailed in Note 3 to the consolidated financial statements as of and for the nine-month period ended September 30, 2013. In addition, Portugal Telecom also changed the 2009 to 2011 financial statements to reflect the adoption of IAS 19 revised and the 2011 financial statements to reflect the adoption of IFRS 11.

Important Note Regarding the Presentation of Financial Information in this Disclosure Annex

You should be aware that the discussion and analysis in this “Part 5: Additional Information About Portugal Telecom” is based on the unaudited interim consolidated financial statements of Portugal Telecom as of and for the nine-month periods ended September 30, 2012 and 2013 reflecting the adoption of IFRS 11 and the revised version of IAS 19 described under “—Recent IFRS Accounting Pronouncements” above.  These financial statements are included in “Part 6: Financial Statements” of this Disclosure Annex.

However, the discussion and analysis contained in “Item Five: Operating and Financial Review and Prospects” contained in the Portugal Telecom Annual Report with respect to the years ended December 31, 2010, 2011 and 2012, which is incorporated by reference in this Disclosure Annex, is based on the audited consolidated financial statements included in the Portugal Telecom Annual Report, which do not reflect the adoption of IFRS 11 and the revised version of IAS 19.  The discussion and analysis of particular line items in this “Part 5: Additional Information About Portugal Telecom” is not necessarily comparable to that contained in the Portugal Telecom Annual Report.

In order to supplement the Portugal Telecom Annual Report, Portugal Telecom’s recast financial statements as of and for the years ended December 31, 2010, 2011 and 2012 have been included in “Part 6: Financial Statements” to this Disclosure Annex.  However, you should be aware that any discussion and analysis of financial condition and results of operations of Portugal Telecom based on those recast financial statements would have differed from the discussion and analysis contained in the Portugal Telecom Annual Report.

Results of Operations

Portugal Telecom’s results reflect the changing patterns in its business described above in “—Overview” and in “Item 5—Operating and Financial Review and Prospects—Overview” in the Portugal Telecom Annual Report. The following tables set forth the contribution to Portugal Telecom’s consolidated operating revenues of each of its major business lines, as well as its major consolidated operating costs and expenses for the nine-month periods ended September 30, 2012 and 2013.

In each of the tables below reflect the adoption of IFRS 11, as described above under “—Recent IFRS Accounting Pronouncements.”  In addition, in each of the tables in this “Results of Operations” subsection, the figures in the column for the nine months ended September 30, 2012 have been recast to reflect Portugal Telecom’s adoption of the revised version of IAS 19 Employee Benefits, as described above under “—Recent IFRS Accounting Pronouncements.”

	Nine-Month Period Ended September 30,
	2012		2013
	EUR Millions	% of Operating Revenues	EUR Millions	% of Operating Revenues	% Increase of Item
Operating revenues:
Telecommunications in Portugal	2,022.3	87.1%	1,904.2	87.5%	(5.8)%
Services	1,918.8	82.7%	1,795.3	82.5%	(6.4)%
Sales	74.3	3.2%	77.9	3.6%	4.9%
Other	29.2	1.3%	31.0	1.4%	5.9%
Other businesses	299.1	12.9%	271.2	12.5%	(9.3)%
Services	272.6	11.7%	256.1	11.8%	(6.1)%
Sales	23.9	1.0%	12.5	0.6%	(47.5)%
Other	2.6	0.1%	2.6	0.1%	3.6%
Total operating revenues	2,321.3	100.0%	2,175.5	100.0%	(6.3)%
Costs, expenses, losses and income:
Wages and salaries	310.2	13.4%	301.9	13.9%	(2.7)%
Direct costs	344.7	14.9%	339.3	15.6%	(1.6)%
Costs of products sold	101.9	4.4%	92.1	4.2%	(9.7)%
Marketing and publicity	52.6	2.3%	50.3	2.3%	(4.3)%
Supplies, external services and other expenses	470.6	20.3%	460.8	21.2%	(2.1)%
Indirect taxes	31.9	1.4%	33.1	1.5%	3.6%
Provisions and adjustments	17.7	0.8%	16.8	0.8%	(5.0)%
Depreciation and amortization	570.4	24.6%	543.3	25.0%	(4.8)%
Post-retirement benefits costs	43.1	1.9%	31.8	1.5%	(26.2)%
Curtailment costs	1.9	0.1%	128.3	5.9%	6496.1%
Gains on disposals of fixed assets, net	(2.3)	(0.1)%	(3.0)	(0.1)%	31.6%
Other costs, net	(20.5)	(0.9)%	(84.7)	(3.9)%	313.6%
Income before financial results and taxes	398.9	17.2%	265.3	11.4%	(33.5)%
Net interest expenses	151.9	6.5%	193.6	8.9%	27.4%
Net foreign currency exchange losses	(0.4)	(0.0)	12.0	(0.6)%	—
Net losses (gains) on financial assets and other investments	3.8	0.2%	1.9	0.1%	(49.1)%
Equity in the losses of jointly controlled entities	2.4	0.1%	67.3	3.1%	(141.9)%
Equity in earnings of affiliated companies, net	(160.5)	(6.9)%	(412.3)	(19.0)%	157.0%
Net other financial losses	35.0	1.5%	39.6	1.8%	13.0%
Income before taxes	366.6	15.8%	363.2	16.7%	(0.9)%
Income taxes	118.5	5.1%	14.7	0.7%	(87.6)%
Net income	248.1	10.7%	348.5	16.0%	40.5%
Attributable to:
Non-controlling interests	62.4	2.7%	43.5	2.0%	(30.3)%
Equity holders of the parent	185.7	8.0%	305.0	14.0%	64.3%

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

Operating Revenues

Portugal Telecom’s consolidated operating revenues decreased to €2,175.5 million in the nine-months period ended September 30, 2013 from €2,321.3 million in the nine-month period ended September 30, 2012, a decrease of 6.3%, as a result of a revenue decline in the Portuguese telecommunications businesses (€120.0 million), and a lower contribution from other international operations, namely CVT and Timor Telecom, which more than offset higher contributions from MTC in Namibia (€16.5 million).

Portugal Telecom’s revenues from its Portuguese telecommunications business in the nine-month period ended September 30, 2013 decreased by 5.8% to €1,904.2 million due to the impact of, among other things, (1) lower revenues in the Enterprise customer category, where Portugal Telecom experienced pricing and demand pressure, primarily in mobile services, (2) revenue declines in the Personal customer category, including the effects of lower mobile interconnection revenues, lower customer service revenues and lower sales, and (3) lower revenues from wholesale and other businesses, including the impact of a decline in the telephone directories business. These effects were partially offset by an increase in revenues from the Residential customer category, mainly related to pay-TV and broadband revenues, which are driven by the performance of Meo, Portugal Telecom’s pay-TV service, and the launch of the M4O offering.

The table below sets forth operating revenues from Portugal Telecom’s Portuguese telecommunications business in the nine-month periods ended September 30, 2012 and 2013. The revenue information in the table below differs from the contribution to Portugal Telecom’s consolidated revenues for such segment in the table above because it is presented on a stand-alone basis and includes revenues from services rendered to other Portugal Telecom group companies. As described in more detail in “Item 4: Information on the Company—Our Businesses—Portuguese Operations,” in the Portugal Telecom Annual Report, Portugal Telecom’s Portuguese telecommunications business includes revenues from the Residential, Personal, Enterprise and Wholesale customer categories.

	Nine-Month Period Ended September 30,
	2012	2013	% Change
	(in millions of Euros)
Telecommunications in Portugal
Residential	534.0	541.0	1.3%
Personal	517.2	486.7	(5.9)%
Enterprise	670.6	594.4	(11.4)%
Wholesale, other and eliminations	318.3	298.1	(6.3)%
Total	2,040.2	1,920.3	(5.9)%

In the Residential customer category, operating revenues increased by 1.3% to €541.0 million in the nine-month period ended September 30, 2013 from €534.0 million for the corresponding period of 2012. Portugal Telecom’s residential revenues benefited from the commercial success of Meo, whose double-play and triple-play services (voice, data and Pay-TV) have grown and have partially mitigated the recent revenue loss trend in the Portuguese telecommunications business, and Meo’s rebranding and launch as its first quadruple play offering, M4O. As a result of the success of Meo’s M4O offering, the weight of non-voice services in the Residential customer category stood at 65.6% in the nine-month period ended September 30, 2013, an increase of 2.5 percentage points as compared to 63.1% in the corresponding period of 2012.

In the Personal customer category, operating revenues decreased by 5.9% to €486.7 million in the nine-month period ended September 30, 2013 from €517.2 million in the corresponding period of 2012, primarily due to (1) lower customer revenues (€394.8 million in the nine-month period ended September 30, 2013), which reflected the effects of challenging economic conditions that have made customers more price-sensitive, greater competitive pressures, increased popularity of “tribal plans” yielding lower revenues per user, as well as the negative effect of lower revenues from mobile broadband due to the higher popularity of fixed broadband, (2) lower interconnection revenues (€25.4 million in the nine-month period ended September 30, 2013), partially as a result of the negative impact of lower mobile termination rates and (3) price competition and migration to lower tariff plans. Notwithstanding the economic environment and significant growth in fixed broadband due to triple-play bundled offers, data revenues accounted for 35.7% of service revenues for the nine-month period ended September 30, 2013, an increase of 2.7 percentage points over the corresponding period of 2012, as a result of the solid performance of “internetnotelemovel” (Internet on the cell phone) data packages, which continued to show strong growth, the commercial success of Portugal Telecom’s “e nunca mais acaba” plan and increased penetration of smartphones, which partially offset the pressure on mobile broadband revenues.

Operating revenues from the Enterprise customer category decreased by 11.4% to €594.4 million in the nine-month period ended September 30, 2013 from €670.6 million in the corresponding period of 2012, negatively affected by the economic environment, namely by: (1) strong cost cutting initiatives by government agency clients and significant reduction in investments in new projects, (2) the cost reduction initiatives by large corporations, particularly in banking and financial services, and pharmaceutical companies, and (3) economic challenges faced by small and medium businesses, which showed some resilience in 2012 but have since become more negatively affected by the economic and financing conditions in Portugal. Portugal Telecom’s strategy continued to focus on convergent offers and unlimited fixed-to-mobile voice and data solutions, integrated and vertical offers bundled with specific business software and flexible pricing solutions on a per workstation basis. Additionally, Portugal Telecom continued to provide advanced one-stop-shop IT/IS solutions, focusing on BPO and on the marketing of machine-to-machine solutions. These offers leverage Portugal Telecom’s investment in FTTH and cloud computing, which allow the offering of cloud-based services in partnership with software and hardware vendors.

Wholesale and other operating revenues, including eliminations among Portugal Telecom’s Portuguese businesses, decreased by 6.3% to €298.1 million in the nine-month period ended September 30, 2013 from €318.3 million in the corresponding period of 2012, impacted by lower revenues associated with: (1) the directories business, (2) leased lines and accesses, including lower prices resulting from adverse regulatory decisions and lower volumes as operators continue to build networks, (3) public pay phones and (4) termination of national and international traffic.

Costs, Expenses, Losses and Income

As explained in more detail below, Portugal Telecom’s costs decreased by 6.3% to €1,910.1 in the nine-month period ended September 30, 2013 from €1,922.4 million in the corresponding period of 2012, primarily due to lower contributions from the Africatel businesses and the Portuguese telecommunications businesses, primarily reflecting lower wages and salaries, lower third-party costs and marketing expenses, and lower costs of goods sold.

Wages and Salaries. Wages and salaries, including employee benefits and social charges, decreased by 2.7% to €301.9 million in the nine-month period ended September 30, 2013 from €310.2 million in the corresponding period of 2012, reflecting lower contributions from the telecommunications business in Portugal, mainly due to lower variable and overtime compensation, higher efficiency levels in certain internal processes and lower personnel costs as a result of the restructuring plan implemented in the second quarter of 2013.

Direct Costs. Direct costs decreased by 1.6% to €339.3 million in the nine-month period ended September 30, 2013 from €344.7 million in the corresponding period of 2012, primarily due to a lower contribution from the Portuguese telecommunications business (€2 million), reflecting mainly lower traffic costs at MEO, due to the impact of the regulatory mobile termination rate cuts and lower roaming interconnection costs, and lower costs associated with the directories business. These effects more than offset an increase in programming costs, driven by customer growth and investment in content for Portugal Telecom’s Meo offering, and higher costs associated with the provision of IT/IS solutions and outsourcing services, as a result of the increased weight of these services as part of Portugal Telecom’s revenues.

Costs of Products Sold. Cost of products sold decreased by 9.7% to €92.1 million in the nine-month period ended September 30, 2013 from €101.9 million in the corresponding period of 2012, primarily due to a reduction in the Portuguese telecommunications businesses (€7.8 million), mainly reflecting lower sales in the Personal customer segment, lower subsidies and the lower average cost of handsets as a result of favorable contracts entered into with key suppliers, and lower marketing and publicity expenses.

Marketing and Publicity. Marketing and publicity decreased by 4.3% to €50.3 million in the nine-month period ended September 30, 2013 from €52.6 million in the corresponding period of 2012, primarily reflecting lower contributions from the Portuguese telecommunications business (€0.3 million), reflecting cost discipline and marketing investments already made in previous years, and the Africatel businesses (€1.1 million).

Supplies, External Services and Other Expenses. Supplies, external services and other expenses decreased by 2.1% to €460.8 million in the nine-month period ended September 30, 2013 from €470.6 million in the corresponding period of 2012. This decrease is primarily explained by a lower contribution from the Portuguese telecommunications businesses, primarily reflecting lower maintenance and repair expenses, support services and other third-party services, which benefited from the roll-out of Portugal Telecom’s FTTH network and the extensive field force transformation program.

Indirect Taxes. Indirect taxes increased by 3.6% to €33.1 million in the nine-month period ended September 30, 2013 from €31.9 million in the corresponding period of 2012, primarily reflecting an increase of taxes paid to Anacom (€1.2 million).

Provisions and Adjustments. Provisions and adjustments decreased to €16.8 million in the nine-month period ended September 30, 2013 from €17.7 million in the corresponding period of 2012.

Depreciation and Amortization. Depreciation and amortization costs decreased 4.8% to €543.3 million in the nine-month period ended September 30, 2013 from €570.4 million in the corresponding period of 2012. This decrease is explained primarily by a lower contribution from the Portuguese telecommunications businesses (€27.5 million) due to a decline in capital expenditures that occurred throughout 2012 against the backdrop of the investments in technologies and networks undertaken in previous years, namely in FTTH and 4G coverage.

Post-Retirement Benefits. Post-retirement benefits amounted to €31.8 million in the nine-month period ended September 30, 2013, compared to €43.1 million in the corresponding period of 2012, which reflects a lower contribution from the Portuguese telecommunications business (€11.3 million), which reflects the reduction in the discount rates undertaken at the end of 2012, leading to a lower net interest cost in the nine-month period ended September 30, 2013. Post-retirement benefits costs in 2012 were recast in order to reflect the impact of the adoption of the revised version of IAS 19. This cost item does not include early termination costs related to Portugal Telecom’s workforce reduction program, which are discussed under “—Curtailment Costs” below.

Curtailment Costs. Curtailment costs increased to €128.3 million in the nine-month period ended September 30, 2013, compared to €1.9 million in the corresponding period of 2012, mainly reflecting the implementation of a redundancy program relating to approximately 400 employees in the second quarter of 2013.

Net Gains on Disposals of Fixed Assets. Net gains on disposals of fixed assets increased from a net gain of €2.3 million in the nine-month period ended September 30, 2012 to €3.0 million in the corresponding period of 2013.

Net Other Costs (Gains). Net other gains amounted to €84.7 million in the nine-month period ended September 30, 2013, as compared to net gains of €20.5 million in the corresponding period of 2012. In the nine-month period ended September 30, 2013, net other gains included (1) a gain resulting from the settlement of contractual obligations related to the acquisition of the investment in Oi in 2011 for a lower amount than the liability initially recognized, (2) a gain related to Portugal Telecom’s wireline concession agreement, and (3) certain provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts. In the nine-month period ended September 30, 2012, net other gains included a gain related to net compensation for prior years’ costs supported by Portugal Telecom with respect to the universal service obligation under its concession agreement net of provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts.

Financial Income and Expenses

Net Interest Expenses. Net interest expenses increased by 27.4% to €193.6 million in the nine-month period ended September 30, 2013 from €151.9 million in the corresponding period of 2012, reflecting primarily (1) an increase in the average cost of net debt, to 5.3% in the nine-month period ended September 30, 2013 from 4.2% in the corresponding period of 2012, mainly as a result of a reduced return on cash applications and an increase in the cost of gross debt to 4.7% in the nine-month period ended September 30, 2013 from 4.4% in the corresponding period of 2012.

Net Foreign Currency Exchange Losses. Net foreign currency losses were €12.0 million in the nine-month period ended September 30, 2013, primarily reflecting higher foreign currency losses explained mainly by the impact of the depreciation of the U.S. dollar against the Euro on net assets denominated in U.S. dollars.

Net Losses on Financial Assets and Other Investments. Portugal Telecom recorded net losses on financial assets and other investments of €1.9 million in the nine-month period ended September 30, 2013, compared to €3.8 million in the corresponding period of 2012. These losses primarily include the impact of the change on the fair value of certain free-standing interest rate derivatives and rents received from real estate, net of related depreciation costs.

Equity in Losses of Jointly Controlled Entities. Equity in the losses of jointly controlled entities increased to €67.3 million in the nine-months period ended September 30, 2013 from €2.4 million in the nine-month period ended September 30, 2012, an increase of €64.9 million, mainly as a result of (1) higher depreciation and amortization expenses, reflecting increased capital expenditures incurred in 2012 as compared to previous years, including the acquisition of the 4G license in June 2012, and (2) an increase in net interest expenses, including the impact of the increase in its average net debt, which offset the reduction in the cost of debt in Brazil and the impact of the depreciation of the real against the Euro. The increase in Oi’s net debt is primarily due to (1) payments made in April 2012 in connection with Oi’s corporate restructuring, (2) the negative free cash flow generated in 2012 and in 2013, also reflecting legal action payments, and (3) the dividends paid in May and August 2012 and in March and April 2013.  Portugal Telecom’s equity in earnings of jointly controlled entities is significantly affected by the following factors:

•                  interest costs relating to indebtedness of TmarPart, AG and LF; and

•                  the amortization of assets adjusted under the purchase price allocation of this investment.

See “Part 1 — Description of Oi” of this Disclosure Annex for a discussion of Oi’s results of operations for the nine-month period ended September 30, 2013 and 2012.  However, you should be aware that the discussion of Oi’s results of operations contained in that section is based on Oi’s unaudited consolidated financial statements in Brazilian GAAP, which differs from IFRS as issued by the IASB.

Equity in Earnings of Affiliated Companies. Equity in earnings of affiliated companies reflects Portugal Telecom’s equity interest in the earnings of Unitel and CTM. Equity in earnings of affiliated companies amounted to €412.3 million in the nine-month period ended September 30, 2013, compared to €160.5 million in the corresponding period of 2012, primarily related to the disposal of the investment in CTM, which resulted in a €310.3 million gain. Adjusting for this impact and Portugal Telecom’s share in the earnings of CTM in the nine-month period ended September 30, 2012 (€20.1 million), equity in earnings of affiliates would have amounted to €103.5 million in the nine-month period ended September 30, 2013, a decrease from €141.1 million in the corresponding period of 2012, mainly due to changes in corporate tax and currency effects in 2013.

Net Other Financial Losses. Net other financial losses increased to €39.6 million in the nine-month period ended September 30, 2013 from €35.0 million in the corresponding period of 2012, and include banking services, commissions, financial discounts and other financing costs. This increase primarily reflects higher net other financial expenses related to financial taxes and certain banking services.

Income Taxes

Income Taxes. Income taxes amounted to a loss of €14.7 million in the nine-month period ended September 30, 2013, compared to a loss of €118.5 million in the corresponding period of 2012. This decrease is primarily due to lower taxable earnings across all businesses, reflecting higher curtailment charges and interest expenses.

For the years 2012 and 2013, following a change in Portuguese tax legislation in December 2011, Portugal Telecom is subject to corporate income tax at a base rate of 25%, increased (1) up to a maximum of 1.5% of taxable income through a municipal tax and (2) by a state surcharge levied at a rate of 3.0% on taxable income between €1.5 million and €7.5 million (€10.0 million in 2012) and at a rate 5.0% on taxable income in excess of €7.5 million (€10.0 million in 2012), resulting in a maximum aggregate tax rate of approximately 31.5%.

Net Income (Before Non-Controlling Interests)

Net income (before non-controlling interests) increased by 40.5% to €348.5 million in the nine-month period ended September 30, 2013 from €248.1 million in the corresponding period of 2012 for the reasons described above.

Income before financial results and taxes from Portugal Telecom’s Portuguese telecommunications business decreased to €193.2 million in the nine-month period ended September 30, 2013, compared to €385.2 million in the corresponding period of 2012, primarily due to lower operating revenues, (2) curtailment costs of €101.6 million recorded in the second quarter of 2013 reflecting a redundancy program implemented during that period, and (3) lower net other gains, due to a gain recorded in the second quarter of 2012 corresponding to the net compensation for prior years’ costs supported by Portugal Telecom with respect to the universal service obligation under its concession agreement, partially offset by a gain recorded in the first quarter of 2013 related to its wireline concession agreement. These effects were partially offset by a reduction in depreciation and amortization expenses, due to lower investments in recent quarters, and lower post-retirement benefits costs, explained by a decline in discount rates that resulted in a lower net interest cost.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests amounted to €43.5 million in the nine-month period ended September 30, 2013 and was related primarily to Portugal Telecom’s Africatel businesses (€40.0 million). In the nine-month period ended September 30, 2012, net income attributable to non-controlling interests amounted to €62.4 million and was related primarily to Portugal Telecom’s Africatel businesses (€55.0 million).

Net Income Attributable to Equity Holders of the Parent

For the reasons described above, Portugal Telecom’s net income attributable to its equity holders increased to €305.0 million in the nine-month period ended September 30, 2013 from €185.7 million in the corresponding period of 2012.

Basic earnings per ordinary and “A” share from total operations increased to €0.36 in the nine-month period ended September 30, 2013 from €0.22 in the corresponding period of 2012 on the basis of 855,028,595 and 856,659,594 average outstanding shares in the nine-month periods ended September 30, 2013 and 2012, respectively.

Liquidity and Capital Resources

Overview

Portugal Telecom’s principal capital requirements relate to:

•                  funding its operations;

•                  capital expenditures on its network infrastructure, information systems and other investments, as well as acquisitions of interests in other telecommunications companies;

•                  repayments and refinancing of its indebtedness (see “—Indebtedness” below);

•                  shareholder remuneration in the form of dividend payments; and

•                  funding of post-retirement benefits (see “—Post-Retirement Benefits” below).

Portugal Telecom’s principal sources of funding for these capital requirements are cash generated from its operations and equity and debt financing. Portugal Telecom’s cash and cash equivalents and short-term investments decreased to €2,540.8 million as of September 30, 2013, compared to €2,614.8 million as of December 31, 2012. Portugal Telecom and Oi believe that Portugal Telecom’s cash balances, together with the cash that it expects to generate from its operations and available liquidity under its credit facilities and lines of credit, are currently sufficient to meet its present funding needs.

Cash Flows

The table below sets forth a breakdown of Portugal Telecom’s cash flows for the nine-month periods ended September 30, 2012 and 2013.

	Nine-Month Period Ended September 30,
	2012	2013
	(in millions of Euros)

Cash flow from operating activities	770.9	647.9
Cash flow from (used in) investing activities	(574.1)	(274.9)
Cash flow from (used in) financing activities	(1,801.0)	(689.4)
Total	(1,604.2)	(316.4)

Cash Flow from Operating Activities

Cash flows from operating activities include collections from clients, payments to suppliers, payments to personnel, payments relating to income and indirect taxes and payments related to post-retirement benefits. Portugal Telecom’s cash flows from operating activities result primarily from operations conducted by its subsidiaries and not by Portugal Telecom. None of Portugal Telecom’s subsidiaries is subject to economic or legal restrictions on transferring funds to Portugal Telecom in the form of cash dividends, loans or advances that would materially affect its ability to meet its cash obligations.

Net cash flow from operating activities decreased by 16.0% to €647.9 million in the nine-month period ended September 30, 2013 from €770.9 million in the corresponding period of 2012. This decrease primarily reflects (1) a lower collections from customers (€319.6 million), which reflect the decline in revenues from the Portuguese telecommunications business and (2) lower payments related to indirect taxes and other operating activities (€41.2 million). These effects were partially offset by a reduction in payments to suppliers (€232.3 million), reflecting a lower level of capital expenditures.

Cash Flow from (Used in) Investing Activities

Cash flows from investing activities include proceeds from disposals of investments in affiliated companies and property, plant and equipment, as well as interest and related income on cash equivalents and short-term investments. Cash flows used in investing activities primarily include investments in short-term financial applications, capital expenditures on tangible and intangible assets and investments in other companies.

Net cash used in investing activities decreased to €274.9 million in the nine-month period ended September 30, 2013 from €574.1 million in the corresponding period of 2012. This decrease primarily reflects (1) the proceeds obtained in 2013 from the disposition of Portugal Telecom’s investment in CTM (€335.7 million) and (2) the decrease in cash payments for the acquisition of tangible and intangible assets (€202.9 million), primarily due to lower capital expenditures. These effects were partially offset by lower dividends received (€166.0 million) mainly related to Portugal Telecom’s interest in Unitel, Oi and Contax and the decrease in cash receipts from interest and related income (€20.0 million).

Cash Flows from (Used In) Financing Activities

Cash flows used in financing activities include repayments of debt, payments of interest on debt and payments of dividends to shareholders. Cash flows from financing activities primarily consist of borrowings.

Net cash used in financing activities decreased to €689.4 million in the nine-month period ended September 30, 2013 from €1,801.0 million in the corresponding period of 2012, mainly due to: (i) a decrease in net cash payments from loans obtained (€797.1 million), reflecting net cash payments of €56.7 million in the nine-month period ended September 30, 2013, including (1) the repayment of the €1 billion Eurobond issued in April 2009, the outstanding consolidated liability of which amounted to €934 million at maturity, (2) a decrease in the outstanding amount due under Portugal Telecom’s standby credit facilities entered into in previous years (€350 million), (3) the repayment of the €50 million floating rate notes issued in August 2008, and (4) the repayment of loans obtained from the European Investment Bank, amounting €26 million, net of (1) the increase in the amounts due under Portugal Telecom’s commercial paper programs (€278 million), (2) a €1 billion Eurobond issued on May 10, 2013, which matures in 2020 and bears interest at a fixed rate of 4.625%, and (3) a €70 million loan obtained in May 2013 and maturing in 2017, and (ii) lower dividends paid (€286.0 million), primarily reflecting the reduction in dividends paid to Portugal Telecom’s shareholders (€284.7 million).

In the nine-month period ended September 30, 2012 and 2013, dividends paid by Portugal Telecom and its subsidiaries and jointly controlled companies amounted to €599.9 million and €313.9 million, respectively. During the nine-month period ended September 30, 2012, Portugal Telecom itself paid dividends of €188.3 million on January 4, 2012, which represented an advance dividend with respect to 2011 profits of €0.215 per share, and €381.0 million in May 2012, which represented an ordinary dividend of €0.435 per share, for total ordinary dividends per share paid in 2012 of €0.65 per share. During the nine-month period ended September 30, 2013, Portugal Telecom paid dividends of €284.7 million in May 2013, which represented ordinary dividends of €0.325 per share. The remainder of the dividends Portugal Telecom paid in the nine-month period ended September 30, 2012 and 2013 represented dividends paid by certain of Portugal Telecom’s other international investments.

Indebtedness

Portugal Telecom’s total consolidated indebtedness decreased by 0.3% to €7,350.3 million as of September 30, 2013, compared to €7,375.1 million as of December 31, 2012. This decrease is attributed to the repayments of debt described above under “—Cash Flows—Cash Flows from (Used in) Financing Activities,” partially offset by the incurrences of debt described in the same subsection. Portugal Telecom’s cash and cash equivalents decreased to €1,643.0 million as of September 30, 2013 from €1,988.8 million as of December 31, 2012, primarily explained by dividends paid during 2013.

Portugal Telecom’s short-term investments increased to €897.8 million as of September 30, 2013 from €626.0 million as of December 31, 2012, reflecting payments, net of cash receipts, resulting from short-term financial application, amounting to €288.4 million.

Of the total indebtedness outstanding as of September 30, 2013, 81.0% was medium- and long-term debt, compared to 81.1% as of December 31, 2012.

The composition of Portugal Telecom’s consolidated indebtedness as of September 30, 2013 and December 31, 2012 was as follows:

	As of December 31, 2012		As of September 30, 2013
Debt	Short-term	Long-term	Short-term	Long-term
	(in millions of Euros)

Indebtedness
Exchangeable bonds	—	732.9	740.4	—
Bonds	983.6	3,732.4	—	4,730.2
Bank loans
External loans	114.0	1,381.4	104.8	1,014.9
Domestic loans	2.7	108.8	—	179.1
Liability related to equity swaps on treasury shares	73.2	—	73.2	—
Commercial Paper	175.8	—	454.0	—
Leasings	24.0	24.0	24.5	29.2
Other financings	22.4	—	0.1	—
Total indebtedness	1,395.7	5,979.4	1,397.0	5,953.4

Cash and cash equivalents	1,988.8		1,643.0
Short-term investments	626.0		897.8
Net Indebtedness	4,760.3		4,809.5

Maturity

Of the total indebtedness outstanding as of September 30, 2013, €1,397.0 million is due before September 30, 2014. The remaining €5,953.4 million is medium- and long-term debt. As of September 30, 2013, the average maturity of Portugal Telecom’s total indebtedness, net of cash and cash equivalents and short-term investments, was 5.7 years.

Interest Rates

As of September 30, 2013, 82.5% of Portugal Telecom’s total indebtedness was at fixed rates, as compared to 81.8% as of December 31, 2012, primarily as a result of the fixed-rate bonds issued by PT Finance in 2005, 2007, 2011, 2012 and 2013.

Credit Ratings

Portugal Telecom’s credit ratings are currently as follows:

Rating Agency	Credit Rating	Outlook	Last Change
Moody’s	Ba2	Negative	April 13, 2012
Standard & Poor’s	BB	Negative	February 11, 2013
Fitch Ratings	BBB-	Negative	August 15, 2013

The actions taken by the rating agencies with respect to Portugal Telecom’s credit ratings since January 1, 2013 are summarized below:

•                  On February 11, 2013, Standard & Poor’s reviewed the credit rating attributed to Portugal Telecom, downgrading the long-term rating from BB+ to BB, with negative outlook, and maintaining the short-term rating at B.

•                  On August 15, 2013, Fitch reviewed the credit rating attributed to Portugal Telecom and the ratings of its wholly-owned subsidiary PT Finance, downgrading the long-term rating from BBB to BBB-. The outlook remains negative.

Certain of Portugal Telecom’s debt instruments contain provisions that are triggered by changes in Portugal Telecom’s credit ratings. See “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Covenants” in the Portugal Telecom Annual Report.

Debt Instruments

For a description of certain of Portugal Telecom’s debt instruments as of December 31, 2012, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—Debt Instruments” in the Portugal Telecom Annual Report. In addition, in May 2013, Portugal Telecom issued €1 billion aggregate principal amount of its 4.625% bonds due 2020.

Covenants

For a description of certain covenants, as well as customary default and cross-acceleration provisions, of Portugal Telecom’s debt instruments, see “Item 5: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Covenants” in the Portugal Telecom Annual Report.

Quantitative and Qualitative Disclosures About Market Risk

Portugal Telecom’s exposure to interest rate and exchange rate risk, as well as its use of derivative instruments, is discussed in “Item 11: Quantitative and Qualitative Disclosures About Market Risk” of the Portugal Telecom Annual Report.

Post-Retirement Benefits

As of September 30, 2013, Portugal Telecom’s projected post-retirement benefit obligations, or PBO, from its Portuguese operations related to pension supplements and healthcare amounted to €501 million, and the market value of assets under management amounted to €379 million, compared to €502.7 million and €399.4 million as of December 31, 2012, respectively. In addition, Portugal Telecom had liabilities in the form of salaries due to suspended and pre-retired employees amounting to €748.5 million as of September 30, 2013, including curtailment costs recorded in the nine-month period ended September 30, 2013 (€730.4 million as of December 31, 2012), which are not subject to any legal funding requirement. These monthly salaries are paid directly by Portugal Telecom to the beneficiaries until retirement age. As a result, total gross unfunded obligations from Portugal Telecom’s Portuguese businesses amounted to €870.5 million, and after-tax unfunded obligations amounted to €652.9 million.

The following table shows the amount of Portugal Telecom’s liabilities for post-retirement benefits recorded on its statements of financial position as of September 30, 2013 and December 31, 2012. Portugal Telecom’s obligations as of December 31, 2012 have been retroactively adjusted to reflect the impact of the adoption of the revised version of IAS 19, “Employee Benefits,” discussed above under “—Overview—Recent IFRS Accounting Pronouncements.”

	As of December 31, 2012	As of September 30, 2013
	(in millions of Euros)

Gross projected pension benefits obligations	127.3	123.3
Gross projected healthcare benefits obligations	375.4	377.7
Total projected pension and healthcare benefits obligations	502.7	501.0
Market value of funds	(399.4)	(379.0)
Unfunded pension and healthcare benefits obligations	103.3	122.0
Obligations for salaries to suspended and pre-retired employees	730.4	748.5
Gross unfunded obligations from Portugal Telecom’s Portuguese operations	833.7	870.5
After-tax unfunded obligations from Portugal Telecom’s Portuguese operations	625.3	652.9

Total gross unfunded obligations of Portugal Telecom’s Portuguese businesses increased by €36.8 million to €870.5 million as of September 30, 2013, reflecting primarily curtailment charges (€128.3 million), post-retirement benefit costs (€15.6 million) and net actuarial losses recorded in the period (€13.5 million), which more than offset payments of salaries to suspended and pre-retired employees, amounting to €117.3 million in the nine-month period ended September 30, 2013.

The table below shows the change in Portugal Telecom’s net responsibilities for post-retirement benefits, related to both its Portuguese and Brazilian telecommunications businesses, during the nine-month periods ended September 30, 2012 and 2013. Portugal Telecom’s obligations as of December 31, 2012 have been retroactively adjusted to reflect the impact of the adoption of the revised version of IAS 19, “Employee Benefits,” discussed above under “—Overview—Recent IFRS Accounting Pronouncements.”

	Nine-Month Period Ended September 30,
	2012	2013
	(in millions of Euros)

Accrued liability for post-retirement benefits (initial balance)	911.9	833.7
Post-retirement benefits expenses (1)	26.4	15.6
Curtailment costs	1.9	128.3
Net reimbursements (contributions) to pension funds	(2.2)	(3.4)
Salary payments to pre-retired, suspended employees and other	(116.3)	(117.3)
Net actuarial (gains) losses	(0.9)	13.5
Accrued liability for post-retirement benefits (final balance)	820.9	870.5

(1)         In the nine-month period ended September 30, 2012 and 2013, this line item excludes the service cost associated with active employees who were entitled to pension benefits related to the regulated pension plans transferred to the Portuguese State (as described in “Item Five: Operating and Financial Review and Prospects—Liquidity and Capital Resources—Post-Retirement Obligations” in the Portugal Telecom Annual Report) in the amount of €16.7 million and €16.2 million, respectively.

Portugal Telecom’s actuarial assumptions are subject to change, including the increase or decrease in the discount rates it uses. In determining the appropriate discount rates for Portugal Telecom’s Portuguese telecommunications business, Portugal Telecom analyzes, among other things, the yields of certain investment grade corporate bonds by issuers in the Eurozone with maturities comparable to those of Portugal Telecom’s liabilities. Portugal Telecom believes that its actuarial assumptions are consistent with those commonly used in the Portuguese market. Note 14 to Portugal Telecom’s audited consolidated financial statements included in the Portugal Telecom Annual Report contains sensitivity analyses that demonstrate the impact of increases or decreases in its discount rate assumption, its healthcare cost trend assumption and its assumption about the long-term rate of return on fund assets.

Equity

Portugal Telecom’s total equity, excluding non-controlling interests, amounted to €1,924.2 million as of September 30, 2013 and €2,304.6 million as of December 31, 2012.

The decrease in total equity excluding non-controlling interests in the nine-month period ended September 30, 2013 was primarily explained by (1) negative foreign currency translation adjustments generated in the period (€384.7 million), (2) dividends paid to Portugal Telecom’s shareholders in May 2013 (€277.9 million), and (3) net actuarial losses recorded in the period (€10.2 million, net of taxes). These effects more than offset the net income generated in the period amounting to €305.0 million.

Portugal Telecom’s total equity, excluding non-controlling interests, as a percentage of total assets decreased from 18.0% at December 31, 2012 to 15.8% at September 30, 2013.

Capital Expenditures

During the nine-month period ended September 30, 2013, Portugal Telecom made capital expenditures totaling €409.9 million. The table below sets forth Portugal Telecom’s capital expenditures on tangible and intangible assets, excluding goodwill, for the nine-month periods ended September 30, 2012 and 2013:

	Nine-Month Period Ended September 30,
	2012	2013
	(in millions of Euros)

Telecommunications in Portugal	370.4	336.7
Other	78.2	73.2
Total	448.6	409.9

Portuguese telecommunications business capital expenditures were €336.7 million in the nine-month period ended September 30, 2013, equivalent to 17.5% of total operating revenues, a decrease of €33.8 million from the same period in 2012. The decrease in Portuguese telecommunications business capital expenditures to €336.7 million in the nine-month period ended September 30, 2013 from €370.4 million in the corresponding period of 2012 reflected declines in both customer and infrastructure capital expenditures, which reflects the investments in future proof technologies and networks undertaken in previous years.

In the remainder of 2014, Portugal Telecom expects to make investments similar in nature (though amounts may vary) to those made in the nine-month period ended September 30, 2013. Portugal Telecom generally funds its capital expenditures from cash flow generated by its operating activities and debt financing.

Research and Development

For a description of Portugal Telecom’s research and development strategy and expenses, see “Item Five: Operating and Financial Review and Prospects—Capital Investment and Research and Development” in the Portugal Telecom Annual Report.

PART 6

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Portugal Telecom, SGPS S.A.:
Consolidated Income Statement for the Years Ended December 31, 2012, 2011 and 2010	F-2
Consolidated Statement of Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	F-3
Consolidated Statement of Financial Position as at December 31, 2012, 2011 and 2010	F-4
Consolidated Statement of Changes in Equity for the Years Ended December 31, 2012 and 2011	F-5
Consolidated Statement of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	F-6
Notes to the Consolidated Financial Statements	F-7
Exhibits to the Consolidated Financial Statements:
I. Subsidiary companies	F-115
II. Joint Ventures	F-117
III. Associated Companies	F-120

Unaudited Interim Consolidated Financial Statements of Portugal Telecom, SGPS S.A.:
Interim Consolidated Income Statement for the Nine Months Ended September 30, 2013 and 2012	F-122
Interim Consolidated Statement of Comprehensive Income for the Nine Months Ended September 30, 2013 and 2012	F-123
Interim Consolidated Statement of Changes in Equity for the Nine Months Ended September 30, 2013 and 2012	F-124
Interim Consolidated Statement of Financial Position as at September 30, 2013 and December 31, 2012	F-125
Interim Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2013 and 2012	F-126
Notes to the Consolidated Financial Statements	F-127

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED INCOME STATEMENT

YEARS ENDED 31 DECEMBER 2012, 2011 AND 2010

Euro

		2012	2011	2010
	Notes	Recast (Note 4)	Recast (Note 4)	Recast (Note 4)
CONTINUING OPERATIONS
REVENUES
Services rendered	6	2,897,903,518	3,204,380,018	3,516,023,963
Sales	6	140,535,973	129,428,420	165,615,850
Other revenues	6	40,520,473	45,892,009	60,614,025
	6	3,078,959,964	3,379,700,447	3,742,253,838
COSTS, LOSSES AND (INCOME)
Wages and salaries	8	413,625,772	515,050,827	637,115,622
Direct costs	9	457,394,347	490,993,506	547,559,101
Costs of products sold	10	138,098,682	138,071,018	179,893,915
Marketing and publicity		72,162,740	82,661,136	81,096,858
Supplies, external services and other expenses	11	640,593,782	683,955,750	724,519,676
Indirect taxes	13	43,762,487	41,225,531	45,418,246
Provisions and adjustments	42	23,267,253	21,238,959	34,951,944
Depreciation and amortisation	36 and 37	765,258,046	780,642,534	758,567,813
Post-retirement benefits costs	14	57,540,318	60,972,221	50,913,169
Curtailment costs	14	2,366,806	36,448,457	148,633,925
Gains on disposal of fixed assets, net	37	(3,467,847)	(525,021)	(5,542,839)
Other costs (gains), net	15	(23,419,701)	21,786,459	141,194,008
		2,587,182,685	2,872,521,377	3,344,321,438
Income before financial results and taxes		491,777,279	507,179,070	397,932,400
FINANCIAL LOSSES AND (GAINS)
Net interest expenses	16	213,014,581	121,489,583	185,044,935
Net foreign currency exchange losses	17	1,841,496	2,298,585	6,814,213
Net losses (gains) on financial assets and other investments	18	3,921,932	(562,253)	(1,860,287)
Equity in the earnings of joint ventures	30	3,011,998	33,702,473	—
Equity in earnings of associated companies, net	33	(210,273,584)	(211,277,518)	(141,709,104)
Net other financial expenses	19	44,565,085	54,906,693	33,300,530
		56,081,508	557,563	81,590,287
Income before taxes		435,695,771	506,621,507	316,342,113
Income taxes	20	125,608,091	99,055,468	73,569,847
Net income from continuing operations		310,087,680	407,566,039	242,772,266
DISCONTINUED OPERATIONS
Net income from discontinued operations	32	—	—	5,565,426,533
NET INCOME		310,087,680	407,566,039	5,808,198,799
Attributable to non-controlling interests	21	84,283,899	73,671,628	147,871,835
Attributable to equity holders of the parent	23	225,803,781	333,894,411	5,660,326,964
Earnings per share
Basic	23	0.26	0.39	6.46
Diluted	23	0.26	0.39	6.05
Earnings per share from continuing operations
Basic	23	0.26	0.39	0.18
Diluted	23	0.26	0.39	0.18

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

YEARS ENDED 31 DECEMBER 2012, 2011 AND 2010

Euro

		2012	2011	2010
	Notes	Recast (Note 4)	Recast (Note 4)	Recast (Note 4)
Income (expenses) recognised directly in shareholders’ equity
Items that may be reclassified subsequently to the income statement
Foreign currency translation adjustments
Translation of foreign investments (i)		(385,130,195)	(256,718,799)	433,946,646
Transfers to profit and loss (ii)		—	(37,794,036)	(1,166,099,952)
Hedge accounting of financial instruments
Change in fair value	45	102,225	(2,007,627)	(3,791,679)
Transfers to profit and loss	45	4,038,000	(1,965,093)	3,859,739
Tax effect	20	(1,035,056)	993,180	(18,037)
Share in other comprehensive income from joint ventures (iii)		13,661,159	2,567,892	—
Items that will not be reclassified to the income statement
Post-retirement benefits
Net actuarial gains (losses)	14	(45,933,886)	(66,358,874)	(439,907,919)
Tax effect	20	11,492,585	16,603,253	83,056,381
Share in other comprehensive income from joint ventures (iii)		(6,317,483)	(5,768,352)	—
Other gains (expenses) recognised directly in shareholders’ equity, net		(32,571,125)	(16,761,363)	(11,283,072)
		(441,693,776)	(367,209,819)	(1,100,237,893)
Reserves recognised directly in shareholders’ equity
Revaluation reserve
Revaluation of real estate and ducts infrastructure	37	—	(126,167,561)	—
Tax effect	20	—	31,541,890	—
Reassessement of the deferred tax liability related to the revaluation of assets (iv)		—	—	14,181,908
		—	(94,625,671)	14,181,908
Total earnings and reserves recognised directly in shareholders’ equity		(441,693,776)	(461,835,490)	(1,086,055,985)
Income recognised in the income statement		310,087,680	407,566,039	5,808,198,799
Total income recognised		(131,606,096)	(54,269,451)	4,722,142,814
Attributable to non-controlling interests		70,614,464	60,166,808	257,155,531
Attributable to equity holders of the parent		(202,220,560)	(114,436,259)	4,464,987,283

(i)             Losses recorded in the years ended 31 December 2012 and 2011 relate mainly to the impact of the depreciation of the Brazilian Real against the Euro on Portugal Telecom’s investments in Oi and Contax. Gains recorded in the year ended 31 December 2010 relate mainly to the impact of the appreciation of the Brazilian Real against the Euro on Portugal Telecom’s former investment in Brasilcel, amounting to Euro 337 million.

(ii)          In 2011, this caption corresponds to the cumulative amount of foreign currency translation adjustments relating to the investment in UOL that was reclassified to profit and loss (Note 32) upon the completion of the disposal of this investment in January 2011. In 2010, this caption includes an amount of Euro 1,134,159,099 (Note 32) corresponding to the cumulative amount of foreign currency translation adjustments relating to the investment in Brasilcel that was reclassified to profit and loss upon the disposal of this investment in September 2010. In addition, this caption also includes Euro 31,940,853 in 2010 (Note 32) corresponding to portions of the cumulative amount of foreign currency translation adjustments that were reclassified to profit and loss following repayments of part of the investment in Brasilcel through share capital reductions occurred at this company during the first half of 2010.

(iii)       Share in other comprehensive income from joint ventures include primarily foreign currency transalation adjustments related to Contax’s foreign operations, hedge effects from Oi’s financial instruments and net actuarial gains (losses) from Oi’s defined benefit pension plans.

(iv)      In 2010, this caption corresponds to the impact on deferred tax liabilities resulting from a reduction on the applicable tax rate.

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

31 DECEMBER 2012, 2011 AND 2010

euros

		2012	2011	2010
	Notes	Recast (Note 4)	Recast (Note 4)	Recast (Note 4)
ASSETS
Current Assets
Cash and cash equivalents		1,988,797,138	3,642,079,676	4,764,732,734
Short-term investments	24	625,997,788	462,806,301	341,772,444
Accounts receivable - trade	25	796,790,630	888,800,306	1,054,028,600
Accounts receivable - other	26	397,056,981	226,727,272	2,330,095,617
Inventories	27	104,925,533	115,347,376	101,515,755
Taxes receivable	28	71,629,843	87,205,987	37,545,321
Prepaid expenses	29	62,414,088	39,467,694	39,617,800
Other current assets	31	2,926,270	40,707,903	25,647,001
Non-current assets held for sale	32	51,940,968	—	160,448,046
Total current assets		4,102,479,239	5,503,142,515	8,855,403,318

Non-Current Assets
Accounts receivable - trade		380,879	1,225,001	1,451,332
Accounts receivable - other	26	2,432,547	4,290,984	17,661,730
Taxes receivable	28	59,313	326,239	267,622
Investments in joint ventures	30	2,980,060,568	3,509,603,960	—
Investments in group companies	33	406,817,984	532,530,147	361,517,602
Other investments	34	12,720,059	15,324,110	17,680,614
Goodwill	35	425,675,169	352,990,011	416,615,158
Intangible assets	36	757,526,560	800,718,667	695,077,426
Tangible assets	37	3,578,871,446	3,656,108,668	3,874,613,414
Post-retirement benefits	14	1,632,840	1,688,553	1,927,991
Deferred taxes	20	560,400,812	590,489,107	648,498,952
Other non-current assets	31	—	95,849,636	274,640,756
Total non-current assets		8,726,578,177	9,561,145,083	6,309,952,597
Total assets		12,829,057,416	15,064,287,598	15,165,355,915

LIABILITIES
Current Liabilities
Short-term debt	38	1,395,699,063	2,690,899,319	951,921,279
Accounts payable	39	659,908,233	882,095,341	711,489,295
Accrued expenses	40	489,532,644	561,381,969	558,974,927
Deferred income	41	266,570,421	236,031,949	287,808,093
Taxes payable	28	81,917,507	74,240,148	57,410,840
Provisions	42	97,209,264	91,664,743	87,683,131
Other current liabilities	43	3,926,327	228,480,987	28,391,592
Total current liabilities		2,994,763,459	4,764,794,456	2,683,679,157

Non-Current Liabilities
Medium and long-term debt	38	5,979,435,957	5,707,953,809	6,254,380,288
Accounts payable	39	22,085,671	28,052,659	11,110,580
Taxes payable	28	—	3,598,785	3,805,301
Provisions	42	2,996,530	9,853,141	40,947,202
Post-retirement benefits	14	835,367,127	913,620,691	950,487,613
Deferred taxes	20	270,391,146	276,706,861	311,597,337
Other non-current liabilities	43	186,760,584	296,834,408	286,474,565
Total non-current liabilities		7,297,037,015	7,236,620,354	7,858,802,886
Total liabilities		10,291,800,474	12,001,414,810	10,542,482,043

SHAREHOLDERS’ EQUITY
Share capital	44	26,895,375	26,895,375	26,895,375
Treasury shares	44	(337,520,916)	(326,382,864)	(178,071,827)
Legal reserve	44	6,773,139	6,773,139	6,773,139
Reserve for treasury shares	44	6,970,320	6,970,320	6,970,320
Revaluation reserve	44	524,724,045	556,543,594	693,283,402
Other reserves and accumulated earnings	44	2,076,740,633	2,569,843,252	3,850,326,890
Equity excluding non-controlling interests		2,304,582,596	2,840,642,816	4,406,177,299
Non-controlling interests	21	232,674,346	222,229,972	216,696,573
Total equity		2,537,256,942	3,062,872,788	4,622,873,872
Total liabilities and shareholders’ equity		12,829,057,416	15,064,287,598	15,165,355,915

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, SA

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

YEARS ENDED 31 DECEMBER 2012 AND 2011

Euro

						Other reserves	Equity
						and	excluding non-	Non-
	Share	Treasury	Legal	Reserve for	Revaluation	accumulated	controlling	controlling	Total
	capital	shares	reserve	treasury shares	reserve	earnings	interests	interests	equity
Balance as at 31 December 2010 (recast)	26,895,375	(178,071,827)	6,773,139	6,970,320	693,283,402	3,850,326,890	4,406,177,299	216,696,573	4,622,873,872
Dividends (Notes 22 and 44.5)	—	—	—	—	—	(1,117,987,321)	(1,117,987,321)	(45,884,210)	(1,163,871,531)
Antecipated dividends (Notes 22 and 44.5)						(184,799,868)	(184,799,868)	—	(184,799,868)
Changes in the consolidation perimeter	—	—	—	—	—	—	—	(8,749,199)	(8,749,199)
Portugal Telecom’s shares acquired by Oi (Note 44.2)	—	(148,311,037)	—	—	—	—	(148,311,037)	—	(148,311,037)
Revaluation of certain tangible assets (Note 44.5)	—	—	—	—	(94,625,671)	—	(94,625,671)	—	(94,625,671)
Realization of revaluation reserve (Note 44.5)	—	—	—	—	(42,114,137)	42,114,137	—	—	—
Income (expenses) recognized directly in equity	—	—	—	—	—	(353,704,997)	(353,704,997)	(13,504,821)	(367,209,818)
Income recognized in the income statement	—	—	—	—	—	333,894,411	333,894,411	73,671,628	407,566,039
Balance as at 31 December 2011 (recast)	26,895,375	(326,382,864)	6,773,139	6,970,320	556,543,594	2,569,843,252	2,840,642,816	222,229,972	3,062,872,788
Dividends (Notes 22 and 44.5)	—	—	—	—	—	(371,937,439)	(371,937,439)	(47,345,090)	(419,282,529)
Acquisitions, disposals and share capital increases/decreases	—	—	—	—	—	—	—	(12,825,000)	(12,825,000)
Corporate reestructuring at Oi (Notes1 and 44)	—	12,060,381	—	—	—	49,235,831	61,296,212	—	61,296,212
Portugal Telecom’s shares acquired by Oi (Note 44.2)	—	(23,198,433)	—	—	—	—	(23,198,433)	—	(23,198,433)
Realization of revaluation reserve (Note 44.5)	—	—	—	—	(31,819,549)	31,819,549	—	—	—
Income (expenses) recognized directly in equity	—	—	—	—	—	(428,024,341)	(428,024,341)	(13,669,435)	(441,693,776)
Income recognized in the income statement	—	—	—	—	—	225,803,781	225,803,781	84,283,899	310,087,680
Balance as at 31 December 2012 (recast)	26,895,375	(337,520,916)	6,773,139	6,970,320	524,724,045	2,076,740,633	2,304,582,596	232,674,346	2,537,256,942

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM SGPS, S.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED 31 DECEMBER 2012, 2011 AND 2010

Euro

		2012	2011
	Notes	Recast (Note 4)	Recast (Note 4)	2010

OPERATING ACTIVITIES
Collections from clients		3,781,524,619	4,021,977,060	4,217,884,234
Payments to suppliers		(1,792,929,476)	(1,769,152,389)	(2,142,344,825)
Payments to employees		(444,284,849)	(548,589,283)	(657,641,753)
Payments relating to income taxes	47.a	(54,997,207)	(102,489,647)	(63,765,524)
Payments relating to post-retirement benefits, net	14	(187,184,528)	(197,077,732)	(235,179,099)
Payments relating to indirect taxes and other	47.b	(240,298,575)	(215,179,226)	(215,112,767)
Cash flows from operating activities(1)		1,061,829,984	1,189,488,783	903,840,266

INVESTING ACTIVITIES
Cash receipts resulting from:
Short-term financial applications	47.c	385,487,978	84,144,273	6,602,876
Financial investments	47.d	2,555,061	170,819,847	4,443,356
Tangible and intangible assets		7,102,778	10,761,447	34,181,595
Interest and related income	47.e	150,709,606	268,820,323	85,588,733
Dividends	47.f	265,217,545	174,666,255	54,102,740
Other investing activities	47.g	5,185,392	71,443,711	510,002
		816,258,360	780,655,856	185,429,302
Payments resulting from:
Short-term financial applications	47.c	(546,672,629)	(205,178,130)	(326,770,774)
Financial investments	47.h	(1,640,383)	(3,727,682,805)	(3,654,405)
Tangible and intangible assets	47.i	(841,286,639)	(746,182,417)	(1,154,806,237)
Other investing activities	47.h	(1,658,574)	(30,993,016)	(1,413,736)
		(1,391,258,225)	(4,710,036,368)	(1,486,645,152)
Cash flows from investing activities related to continuing operations		(574,999,865)	(3,929,380,512)	(1,301,215,850)
Cash flows from investing activities related to discontinued operations	32		2,000,000,000	5,564,903,731
Cash flows from investing activities(2)		(574,999,865)	(1,929,380,512)	4,263,687,881

FINANCING ACTIVITIES
Cash receipts resulting from:
Loans obtained	47.j	4,706,666,429	6,212,321,136	21,541,252,607
Subsidies		4,478,027	1,062,132	1,774,045
Other financing activities		—	112,316	245,539
		4,711,144,456	6,213,495,584	21,543,272,191
Payments resulting from:
Loans repaid	47.j	(5,727,163,698)	(5,026,889,379)	(21,341,949,798)
Interest and related expenses	47.e	(479,682,684)	(370,683,410)	(312,643,855)
Dividends	47.k	(604,124,170)	(1,184,706,048)	(1,451,951,875)
Other financing activities	47.l	(13,070,493)	(10,577,961)	(7,904,034)
		(6,824,041,045)	(6,592,856,798)	(23,114,449,562)
Cash flows from financing activities(3)		(2,112,896,589)	(379,361,214)	(1,571,177,371)

Cash and cash equivalents at the beginning of the period		3,642,079,676	4,764,732,734	1,158,865,368
Change in cash and cash equivalents (4)=(1)+(2)+(3)		(1,626,066,470)	(1,119,252,943)	3,596,350,776
Effect of exchange differences		(27,216,068)	(3,400,115)	9,516,590
Cash and cash equivalents at the end of the period	47.m	1,988,797,138	3,642,079,676	4,764,732,734

The accompanying notes form an integral part of these financial statements.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements

As at 31 December 2012

(Amounts expressed in Euros, except where otherwise stated)

1.                  Introduction

a) Parent company

Portugal Telecom, SGPS, S.A. (“Portugal Telecom”) and its subsidiaries (“Group”, “Portugal Telecom Group”, or “the Company”) are engaged in rendering a comprehensive range of telecommunications and multimedia services in Portugal, Brazil and other countries in Africa and Asia.

Portugal Telecom was incorporated on 23 June 1994, under Decree-Law 122/94, as a result of the merger, effective 1 January 1994, of Telecom Portugal, S.A., Telefones de Lisboa e Porto (TLP), S.A. (“TLP”) and Teledifusora de Portugal, S.A. (“TDP”). As a result of the privatization process occurred between 1 June 1995 and 4 December 2000, Portugal Telecom’s share capital is mainly owned by private shareholders. On 12 December 2000, Portugal Telecom, S.A. changed its name to Portugal Telecom, SGPS, S.A., and became the holding company of the Group.

On 26 July 2011, Portugal Telecom’s General Meeting of Shareholders approved an amendment to the Company’s Bylaws that eliminated the special rights granted to the 500 Class A shares, the so-called “golden share” (Note 44.1).

The shares of Portugal Telecom are traded on the Euronext Stock Exchange and on the New York Stock Exchange.

b) Corporate purpose

Portugal Telecom Group is engaged in rendering a comprehensive range of telecommunications and multimedia services in Portugal, Brazil and other countries in Africa and Asia.

Portugal

In Portugal, fixed line services are rendered by PT Comunicações, S.A. (“PT Comunicações”) under the provisions of the Concession Contract entered into with the Portuguese State on 20 March 1995, in accordance with Decree-Law 40/95, for an initial period of thirty years, subject to renewal for subsequent periods of fifteen years. On 11 December 2002, according to the terms of the Modifying Agreement to the Concession Contract, PT Comunicações acquired the property of the Basic Network of Telecommunications and Telex (“Basic Network”). PT Comunicações also renders Pay-TV services, through IPTV, FTTH and DTH platforms, and Internet Service Provider (“ISP”) services to residential and small and medium size companies. In addition and following the merger of PT Prime - Soluções Empresariais de Telecomunicações e Sistemas, S.A. (“PT Prime”) in 2011, PT Comunicações renders data transmission services and is an ISP for large clients.

Mobile services in Portugal are rendered by TMN - Telecomunicações Móveis Nacionais, S.A. (“TMN”), under a GSM license granted by the Portuguese State in 1992 for an initial period of 15 years, which was renewed in 2007 until 16 March 2022, and a UMTS license obtained on 19 December 2000 for an initial period of 15 years, renewable for an additional period of another 15 years. In December 2011, TMN acquired a fourth generation mobile license (“4G license”), under which it provides services as from 2012 through the Long Term Evolution (“LTE”) technology, which represents an evolution from the GSM technology that allows for higher levels of bandwidth and speed. This license has an initial period of 15 years, renewable for an additional period of another 15 years.

In January 2013, Portugal Telecom launched the first quadruple play offer, through the brand name M4O, representing a fixed-mobile convergent service, including television, internet, and fixed and mobile telephone services

Brazil

In Brazil, since March 2011, Portugal Telecom renders telecommunication services through the Oi Group and renders corporate and call center services through Contax, S.A. (“Contax”) and its subsidiaries.

Oi is the leading provider of telecommunication services in the Brazilian market and the largest fixed telecommunications operator in South America in terms of active clients, currently providing these services through Oi, S.A. and its subsidiaries (Exhibit II), as follows:

•             Telemar Norte Leste (100% owned by Oi, S.A.) renders fixed telecommunication services in Region I of Brazil;

•             TNL PCS, S.A. (100% owned by Telemar Norte Leste) renders mobile telecommunication services in Regions I and III of Brazil; and

•             Oi, S.A. (former Brasil Telecom) renders fixed telecommunication services in Region II of Brazil;

•             14 Brasil Telecom Celular, S.A. (100% owned by Oi, S.A.) renders mobile telecommunication services in Region II of Brazil; and

•             Several other holding and support companies render network services, data traffic services, financial services, services related to payment and credit systems and call center and telemarketing services.

Portugal Telecom completed the acquisition of a direct and indirect stake of 25.3% in Telemar Norte Leste (“Telemar”) for a total cash consideration of R$ 8,256 million, equivalent to Euro 3,647 million (Note 30), through: (1) the subscription of share capital increases undertaken, on 28 March 2011, by Telemar Participações, S.A. (“Telemar Participações”), the current controlling shareholder of the Oi group, Tele Norte Leste Participações, S.A. (“TNL”), the parent company of the Oi group at that time, and Telemar; and (2) the acquisition of 35% stakes in AG Telecom Participações, S.A. (“AG”) and in LF Tel, S.A. (“LF”), the two main shareholders of Telemar Participações. This transaction was completed following the Memorandum of Understanding entered into, on 28 July 2010, by Portugal Telecom, AG and LF, which sets the principles for the development of a strategic partnership between Portugal Telecom and Oi Group.

The terms of the shareholders’ agreements entered into by Portugal Telecom, AG and LF contain mechanisms designed to produce unanimous voting by these parties in meetings of the board of directors of Telemar Participações on strategic financial and operating decisions relating to the activity of the Oi Group. Therefore, in accordance with the provisions of IFRS 11 Joint Arrangements (“IFRS 11”), the Company concluded that it contractually shares the control of Telemar Participações and that therefore this company is a joint venture. As a result, in accordance with the requirements of IFRS 11, Portugal Telecom applied the equity method of accounting to recognize in the consolidated financial statements its investment in Telemar Participações, and accordingly also applied this method to recognize its investments held directly in the Oi Group and in AG and LF. IFRS 11 became effective as from 1 January 2013 and its transition provisions require retrospective application of this standard, which resulted in the recasting of Portugal Telecom’s financial statements for the years 2010, 2011 and 2012, as explained in Note 4.

The purpose of the strategic partnership between Portugal Telecom and Oi is to develop a global telecommunications platform that will allow for cooperation in diverse areas, with a view to, among other things, sharing best practices, achieving economies of scale, implementing research and development initiatives, developing new technologies, expanding internationally, particularly in Latin America and Africa, diversifying the services provided to customers, maximizing synergies and reducing costs, and seeking to offer constant high quality services to our corporate and individual customers, while creating and adding value for our shareholders.

Under this strategic partnership, it was envisaged the acquisition by Oi of up to 10% of the outstanding shares of Portugal Telecom. Up to 31 December 2012, Oi acquired 89,651,205 shares of Portugal Telecom, representing 10.0% of the share capital. Portugal Telecom’s share in this investment was classified as treasury shares in its Consolidated Statement of Financial Position and amounted to Euro 159 million as at 31 December 2012 (Note 44.2).

Contax is one of the leading corporate services company and the leader in contact centre services in Brazil. On 28 March 2011, Portugal Telecom concluded the acquisition of a 16.2% stake in CTX Participações S.A. (“CTX”) for a consideration of R$ 181 million, equivalent to Euro 80 million (Note 30). As a result of this acquisition, Portugal Telecom acquired a direct (16.2%) and indirect stake (25.8%  via AG and LF) of 42.0% in CTX and an indirect stake of 14.1% in Contax. Considering the corporate governance rights attributed to Portugal Telecom under the shareholders agreements entered into by the Company, CTX is a joint venture under the provisions of IFRS 11. In accordance with the requirements of this standard, Portugal Telecom applied the equity method of accounting for the recognition of its investment in CTX and also applied this method to recognize its investment held directly in Contax, an operating company controlled by CTX. As mentioned previously, IFRS 11 became effective as from 1 January 2013 and its transition provisions require retrospective application, which resulted in the recasting of Portugal Telecom’s financial statements for the years 2010, 2011 and 2012 (Note 4).

The final step of the acquisition of Contax consisted of the acquisition of Dedic/GPTI (Portugal Telecom’s Business Process Outsourcing provider) by Contax, which was completed on 1 July 2011, as the Board of Directors and the Shareholders’ Meetings of Dedic, CTX and Contax approved the following operations: (1) the exchange of Portugal Telecom’s investment in Dedic/GPTI for a 7.6% stake in Contax; (2) the exchange of a 1.3% stake in Contax held by Portugal Telecom for an additional 3.7% stake in CTX; and (3) the disposal by Portugal Telecom to CTX of a 2.0% stake in Contax for a total amount of R$49.7 million (Euro 22 million). As a result of these operations, Portugal Telecom’s direct and indirect stakes in CTX and Contax were increased from 42.0% to 44.4% and from 14.1% to 19.5%, respectively, and Dedic/GPTI became a wholly owned subsidiary of Contax and, as such, was no longer fully consolidated but instead accounted for by the equity method as from 1 July 2011, together with Contax.

In April 2011, moving ahead with its internationalization strategy, Contax completed the acquisition of 100% of Allus Global BPO Center (“Allus”) for an amount of R$245 million. Consequently, the results of Contax, which are accounted for the equity method in Portugal Telecom’s Income Statement as from 1 April 2011, include the full consolidation of the results of Allus as from 1 May 2011. Allus is one of the largest contact center service providers in Latin America, with operations in Argentina, Colombia and Peru and has commercial activities in the United States and Spain. With this acquisition, Contax took an important step towards becoming one of the most complete global BPO (Business Process Outsourcing) providers, dedicated to support its clients throughout their entire customer relationship chain.

On 27 February 2012, the general meetings of TNL, Telemar, Coari Participações (“Coari”) and Brasil Telecom S.A. (“Brasil Telecom”) approved a corporate reorganization of the Oi Group (the “Corporate Reorganization”), following which the previous corporate structure composed by TNL, Telemar, Coari and Brasil Telecom was integrated in Brasil Telecom, which was renamed Oi S.A. and remained the only listed company of the group in Brazilian and US capital markets. This Corporate Reorganization consisted of:

•             The share exchange of newly issued shares of Coari for currently outstanding shares issued by Telemar, resulting in Telemar becoming a wholly-owned subsidiary of Coari;

•             The merger of Coari into Brasil Telecom, with Coari ceasing to exist and Telemar becoming a wholly-owned subsidiary of Brasil Telecom;

•             The merger of TNL into Brasil Telecom, with TNL ceasing to exist; and

•             The distribution of redeemable shares of Brasil Telecom exclusively to shareholders of Brasil Telecom prior to the merger, with cash redemption of such shares to be made immediately after their issuance for an amount of R$1,502 million, which was reflected in the computation of the exchange ratios considered in the mergers mentioned above. Taking into consideration the commitment underlying these operations, Brasil Telecom recognized in 2011 this amount payable to its shareholders, including R$740 million payable to its former controlling shareholder Coari Participações (49.3%), which was fully owned by Telemar, and R$762 million payable to the former non-controlling interests.

On 9 April 2012, in connection with the Corporate Reorganization explained above, Oi S.A. paid a total consideration of R$ 2,000 million related to the exercise of withdrawal rights by shareholders that required it. Also on 9 April 2012, in relation to the above mentioned distribution of redeemable shares of Brasil Telecom, Oi, S.A. paid to its former non-controlling shareholders prior to the mergers a total amount of R$ 762 million.

Following the completion of the Corporate Reorganization, Portugal Telecom’s economic interest in Oi was held through: (1) a 17.70% interest held by Telemar Participações, which remained the controlling shareholder of the Oi Group, with 56.43% of the voting rights of Oi, S.A; (2) a 15.54% interest held by Portugal Telecom, through its wholly-owned subsidiary Bratel Brasil, S.A.; and (3) 4.54% interests held by AG Telecom Participações, S.A. and by LF Tel, S.A.. Accordingly, the new economic interest held by Portugal Telecom in the Oi Group, which currently includes 100% of Telemar and Brasil Telecom and prior to the reorganization included 100% of Telemar and 49.3% of Brasil Telecom, decreased from the 25.31% direct and indirect interest previously held in Telemar to a 23.25% direct and indirect interest in Oi, S.A. following the completion of the Corporate Reorganization. As a result of this transaction, there was no change in Portugal Telecom’s interest in Telemar Participações (25.62%), which therefore remained a joint venture, accounted for by the equity method, as referred to above.

In connection with the Corporate Reorganization mentioned above, Portugal Telecom recorded a gain directly in shareholders’ equity (before non-controlling interests) amounting to Euro 61 million, which reflects (1) a gain of Euro 252 million corresponding to the reduction of the carrying value of non-controlling interests, primarily explained by a higher difference between the fair value and the carrying value of Telemar, as compared to that same difference applicable to Brasil Telecom, and (2) a loss of Euro 191 million corresponding to the amount of R$ 2.0 billion paid by Oi regarding the exercise of withdrawal rights (Euro 211 million), net of the corresponding effect on non-controlling interests (Euro 19 million). This net gain of Euro 61.296.212 includes an amount of Euro 12,060,381 recognized under the caption “Treasury shares” (Note 44.2) and an amount of Euro 49,235,831 recognized under the caption “Other reserves and accumulated earnings” (Note 44.5).  Since this restructuring did not involve the acquisition or loss of control of any of the companies involved in the restructuring process, as Telemar Participações remained the controlling shareholder and Portugal Telecom maintained its joint control over the Oi Group, this transaction was accounted for as an equity transaction, with the reduction of non-controlling interests at Oi being recorded as a gain directly in equity.

Africa

In Africa, the group renders fixed, mobile and other telecommunications related services essentially through Africatel Holding BV (“Africatel”). The Group provides services in Angola, mainly through its associated company Unitel, and in Namíbia, Mozambique, Cabo Verde and São Tomé, among other countries, primarily through its subsidiaries Mobile Telecommunications Limited (“MTC”), LTM — Listas Telefónicas de Moçambique (“LTM”), Cabo Verde Telecom and CST — Companhia Santomense de Telecomunicações, SARL (“CST”).

Asia

In Asia, the group renders fixed, mobile and other telecommunications related services essentially through Timor Telecom and Companhia de Telecomunicações de Macau, SARL (“CTM”). On 13 January 2013, Portugal Telecom entered into a definitive agreement for the sale of its 28% equity stake held in CTM to Citic Telecom International Holdings Limited (CITIC Telecom) and as such this investment was classified as a non-current asset held for sale as at 31 December 2012 (Notes 32 and 50). This transaction, which is conditional upon the satisfaction of a set of precedent conditions, provides that Portugal Telecom will receive total proceeds of USD 411.6 million, subject to certain cash-flow adjustments.

Discontinued operations (Note 32)

On 27 September 2010, Portugal Telecom concluded the sale of its 50% stake in Brasilcel (the joint venture that controls Vivo) to Telefónica for a total consideration of Euro 7,500 million, having received Euro 4,500 million on that day, Euro 1,000 million on 30 December 2010, totaling Euro 5,500 million in 2010 (Note 32), and Euro 2,000 million on 31 October 2011 (Note 32), in accordance with the terms of the agreement reached with Telefónica. Portugal Telecom recognized a net gain of Euro 5,423 million (Note 32) on this sale.

As a result of the sale of the investment in Brasilcel, Portugal Telecom’s former Brazilian mobile business was classified as a discontinued operation and accordingly the earnings of this business in 2010 until the completion of the disposal were presented in the Consolidated Income Statement under the caption “Net income from discontinued operations.”

2.                  Basis of presentation

The consolidated financial statements for the year ended 31 december 2012 were approved by the Board of Directors and authorized for issue on 14 March 2013. In this report, the audited financial statements originally issued on 14 March 2013 and included in our annual report on Form 20-F for the fiscal year ended 31 December 2012, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on 30 April 2013 (the “2012 Form 20-F”), have been retrospectively recast to reflect the amendments in IAS 19 - Employee Benefits (“IAS 19”) and the adoption of the IFRS 11 — Joint Arrangements (“IFRS 11”), the application of which is mandatory as from 1 January 2013 under IFRS as issued by the IASB.  We are applying these changes retroactively to 2012, 2011 and 1 January 2011 (hereinafter referred as “ 31 December 2010” or “2010” in the financial statements and related notes as no differences exists between 31 December 2010 and 1 January 2011). The detailed information about the effects of the adoption of the above mentioned standards is disclosed in Note 4.3. The Company has not adjusted for any other changes between 14 March 2013 and 29 January 2014, the date these financial statements were re-issued and approved by the Board of Directors.

Consolidated financial statements are presented in Euros, which is the functional currency of Portugal Telecom and of a significant part of the Group’s operations. Financial statements of foreign subsidiaries are translated to Euros according to the accounting principles described in Note 3.q.

The consolidated financial statements of Portugal Telecom have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Consolidated financial statements have been prepared assuming the continuity of operations.

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reported periods (Note 3).

Due to the listing of the Company’s securities on the Euronext Lisbon and in accordance with European Union’s regulation, the Company has to prepare consolidated financial statements in accordance with IFRS as adopted by the European Union (“IFRS-EU”).

a) Consolidation principles

Controlled entities (Exhibit I)

Portugal Telecom has fully consolidated the financial statements of all controlled entities. Control is achieved whenever the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. In any case, where the Group does not have the majority of the voting rights but in substance controls the entity, the financial statements of the entity are fully consolidated.

The interest of any third party in the equity and net income of fully consolidated companies is presented separately in the Consolidated Statement of Financial Position and in the Consolidated Income Statement, under the caption “Non-controlling interests” (Note 21).

Assets, liabilities and contingent liabilities of an acquired subsidiary are measured at fair value at acquisition date. Any excess of the acquisition cost over the fair value of identifiable net assets is recognised as goodwill. If the acquisition cost is lower than the fair value of identifiable net assets acquired, the difference is recognised as a gain in the net income for the period. Non-controlling interests are presented proportionally to the fair value of identifiable net assets.

The results of subsidiaries acquired or sold during the period are included in the Consolidated Income Statement as from the effective date of the acquisition or up to the effective date of disposal.

All intra-group transactions and balances are eliminated in the consolidation process. Gains obtained in intra-group transactions are also eliminated in the consolidation process.

When necessary, adjustments are made to the financial statements of subsidiaries to adjust their accounting policies in line with those adopted by the Group.

Interests in joint ventures (Exhibit II)

Financial investments are classified as joint ventures if the agreements clearly demonstrate the existence of joint control. As required by IFRS 11, interests in joint ventures are accounted for by the equity method, which is applicable to the investments in Oi and Contax acquired in March 2011.

Assets, liabilities and contingent liabilities of a joint venture resulting from the acquisition of investments in other companies are measured at fair value at acquisition date. Any excess of the acquisition cost over the fair value of identifiable net assets is included in the carrying amount of the investments.

Where necessary, adjustments are made to the financial statements of joint ventures to adjust their accounting policies in line with those adopted by the Group.

Investments in associates (Exhibit III)

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policies of the entity but not to control or jointly control those policies.

Financial investments in associated companies are accounted for under the equity method adjusted, when applicable, to comply with Portugal Telecom’s accounting policies. Under this method, investments in associated companies are carried at cost in the Consolidated Statement of Financial Position, adjusted periodically for the Group’s share in the results of the associated company, recorded under the caption “Equity in earnings of associated companies, net” (Note 33), and for the Group’s share in other changes in shareholders’ equity of those same associated companies, recorded as gains or losses directly in the Consolidated Statement of Comprehensive Income. In addition, these financial investments are adjusted for any impairment losses that may occur.

Losses in associated companies in excess of the cost of acquisition are not recognised, except where the Group has assumed any commitment to cover those losses.

Dividends attributed by associated companies are recorded as a reduction to the carrying value of financial investments when they are declared.

Goodwill

Goodwill represents the excess of the acquisition cost over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the subsidiary recognised at the date of acquisition, in accordance with IFRS 3 Business Combinations (“IFRS 3”). Considering the exception of IFRS 1 First-Time Adoption of IFRS, the Group used the provisions of IFRS 3 only for acquisitions occurred after 1 January 2004. Goodwill related to acquisitions made up to 1 January 2004 was recorded at the carrying amount of those acquisitions as of that date, and is subject to annual impairment tests thereafter.

Goodwill related to foreign investments is carried at the reporting currency of the investment, being translated to Euros at the exchange rate prevailing at the statement of financial position date. Exchange gains or losses are recognised in the Consolidated Statement of Comprehensive Income under the caption “Foreign currency translation adjustments”.

Goodwill related to subsidiaries is recognized under the caption “Goodwill” (Note 35) and is not amortised, but tested, at least on an annual basis, for impairment losses, which are recognised in net income in the period they occur, and cannot be reversed in a subsequent period. Goodwill related to joint venture and associated companies are classified together with the related financial investments under the captions “Investments in joint venture” (Note 30) and “Investments in group companies” (Note 33), respectively. These investments are also tested for impairment losses.

On disposal of a subsidiary, joint venture or associate, the goodwill allocated to that investment is included in the determination of the gain or loss on disposal.

b) Changes in the consolidated Group

As mentioned previously, Portugal Telecom concluded the acquisition of the investments in Oi and Contax in March 2011. Therefore, the Company’s share in the earnings of joint ventures (Note 30) for the year 2011 reflects only the nine months period beginning on 1 April up to year-end, while for 2012 reflects the full year.

Other corporate transactions

As explained in Note 1, on 1 July 2011, the Board of Directors and the Shareholders’ Meetings of Dedic, Contax and CTX approved the following operations: (1) the exchange of Portugal Telecom’s investment in Dedic/GPTI for a 7.6% stake in Contax; (2) the exchange of a 1.3% Portugal Telecom’s stake in Contax for an additional 3.7% stake in CTX; and (3) the disposal by Portugal Telecom to CTX of a 2.0% stake in Contax for a total amount of R$49.7 million. All these operations were recorded at fair value, including the exchange of the investment in Dedic and GPTI for an investment in Contax, which was recorded based on the related fair value attributed to the terms of the exchange.

As a result of the operations mentioned above, Portugal Telecom’s direct and indirect stakes in CTX and Contax were increased from 42.0% to 44.4% and from 14.1% to 19.5%, respectively, and Dedic/GPTI is no longer fully consolidated but reflected in Portugal Telecom’s consolidated financial statements through the equity method, as Dedic/GPTI became a wholly owned subsidiary of Contax. The detail of Dedic/GPTI’s assets and liabilities that were fully consolidated as at 30 June 2011 is as follows:

Euro million

30 Jun 2011
Assets
Cash and cash equivalents	3
Accounts receivable	74
Goodwill (related to GPTI acquisition completed in 2010)	54
Intangible assets (Note 36)	16
Tangible assets (Note 37)	46
Deferred taxes (Note 20)	22
Other	8
223
Liabilities
Gross debt	21
Accounts payable	19
Accrued expenses	19
Taxes payable	12
Provisions	9
79

Except for the transactions mentioned above, there were no other relevant changes in the consolidation Group during the years ended 31 December 2012 and 2011.

3.                  Significant accounting policies, judgments and estimates

Significant accounting policies

a)             Current classification

Assets to be realized within one year from the date of the Consolidated Statement of Financial Position are classified as current. Liabilities are also classified as current when they are due to be settled, or there is no unconditional right to defer its settlement, for a period of at least twelve months after the date of the Consolidated Statement of Financial Position.

b)             Inventories

Inventories are stated at average acquisition cost. Adjustments to the carrying value of inventories are recognised based on technological obsolescence or slow moving.

c)              Tangible assets

In 2008, Portugal Telecom changed the accounting policy regarding the measurement of real estate properties and ducts infra-structure from the cost model to the revaluation model, since it believes the latter better reflects the economic value of those asset classes, given the nature of the assets revalued, which are not subject to technological obsolescence. The increase in tangible assets resulting from the revaluation reserves, which are non-distributable reserves, is being amortised in accordance with the criteria used to amortize the revalued assets. Portugal Telecom has adopted the policy to revise the revalued amount every 3 years.

The remaining tangible assets are stated at acquisition cost, net of accumulated depreciation, investment subsidies and accumulated impairment losses, if any. Acquisition cost includes: (1) the amount paid to acquire the asset; (2) direct expenses related to the acquisition process; and (3) the estimated cost of dismantling or removal of the assets (Notes 3.g and 43). Under the exception of IFRS 1, revaluation of tangible assets made prior to 1 January 2004, in accordance with Portuguese legislation applying monetary indices, was not adjusted and was included as the deemed cost of the asset for IFRS purposes.

Tangible assets are depreciated on a straight-line basis from the month they are available for use, during its expected useful life. The amortization period of tangible assets is monitored annually and adjusted whenever necessary to reflect its economic useful life. The amount of the asset to be depreciated is reduced by any residual estimated value. The depreciation rates used correspond to the following estimated average economic useful lives:

Years
Buildings and other constructions	3 - 50
Basic equipment:
Network installations and equipment	7 - 40
Ducts infra-structure	40
Telephones, switchboards and other	3 - 10
Submarine cables	15 - 20
Satellite stations	5 - 7
Other telecommunications equipment	4 - 10
Other basic equipment	4 - 20
Transportation equipment	4 - 8
Tools and dies	4 - 8
Administrative equipment	3 - 10
Other tangible fixed assets	4 - 8

Estimated losses resulting from the replacement of equipments before the end of their economic useful lives are recognised as a deduction to the corresponding asset’s carrying value, against results of the period, as well as any impairment of these assets. The cost of recurring maintenance and repairs is charged to net income as incurred. Costs associated with significant renewals and betterments are capitalized if any future economic benefits are expected and those benefits can be reliably measured.

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the assets, and is recognised in the Consolidated Income Statement under the caption “Gains on disposals of fixed assets, net” when occurred.

d)             Intangible assets

Intangible assets are stated at acquisition cost, net of accumulated amortisation and accumulated impairment losses, if any. Intangible assets are recognised only if any future economic benefits are expected and those benefits as well as the cost of the asset can be reliably measured.

Intangible assets include mainly the acquisition of the Basic Network held by PT Comunicações, telecommunications licenses and concessions related rights, mainly at TMN, and software licenses.

Intangible assets are amortised on a straight-line basis from the month they are available for use, during the estimated economic useful lifes or contractual periods if lower (including additional renewal periods if applicable), as follows:

Property of the Basic Network held by PT Comunicações	Period of the concession (until 2025)
Telecommunications licenses and concessions:
– UMTS license owned by TMN	Period of the license plus one renewal period (until 2030)
– LTE license owned by TMN	Period of the license plus one renewal period (until 2041)
Satellite capacity rights	Period of the contract (until 2015)
Software licenses	3 – 6
Other intangible assets	3 – 8

The renewal period of the licenses depends basically on the companies meeting certain pre-defined goals or obligations set out in the agreements under which those licenses were initially obtained.

e)              Real estate investments

Real estate investments, which are included under the caption “Other investments” (Note 34), consist primarily of buildings and land held to earn rentals and/or capital appreciation, and not for use in the normal course of business (exploration, service render or sale).

These investments are stated at its acquisition cost plus transaction costs and reduced by accumulated depreciation (straight-line basis) and accumulated impairment losses, if any. Expenditures incurred (maintenance, repairs, insurance and real estate taxes) and any income obtained are recognised in the Consolidated Income Statement of the period.

Real estate investments are depreciated on a straight-line basis, during their expected useful lifes (Note 3.c).

f)               Impairment of tangible and intangible assets

The Group performs impairment tests for its tangible and intangible assets if any event or change results in an indication of impairment. In case of any such indication, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss.

Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. The recoverable amount is the higher of fair value less cost to sell and the value in use. In assessing fair value less cost to sell, the amount that could be received from an independent entity is considered, reduced by direct costs related to the sale. In assessing the value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the specific risk to the asset.

If the recoverable amount of an asset is estimated to be less than its carrying amount, an impairment loss is recognised immediately in the Consolidated Income Statement.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior periods. A reversal of an impairment loss is recognised immediately in net income.

Tangible assets recognized according to the revaluation model are subject to periodic remeasurement. Any impairment loss of these assets is recorded as a reduction to the revaluation reserve initially recognized under shareholders’ equity. Impairment losses in excess of the initial revaluation reserve are recognized in the Consolidated Income Statement.

g)             Provisions, liabilities and contingent liabilities

Provisions are recognised when the Group has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where any of the above mentioned criteria does not exist, or is not accomplished, the Group discloses the event as a contingent liability, unless the cash outflow is remote.

Provisions for restructuring are only recognised if a detailed and formal plan exists and if the plan is communicated to the related parties.

Provisions are updated on the date of the Consolidated Statement of Financial Position, considering the best estimate of the Group’s management.

Obligations for dismantling and removal costs are recognised from the month the assets are in use and if a reliable estimate of the obligation is possible (Notes 3.c and 43). The amount of the obligation is discounted, being the corresponding effect of time value recognised in net income, under the caption “Net interest expense”.

h)             Pension and pension supplement benefits

Under several defined benefit plans, PT Comunicações and PT Sistemas de Informação, S.A. (“PT SI”) are responsible to pay pension supplements to a group of employees. In order to finance these obligations, various funds were incorporated by PT Comunicações (Note 14.1.1).

The amount of the Group’s liabilities with the defined benefit plans described above is estimated based on actuarial valuations, using the “Projected Unit Credit Method”. The Group recognises actuarial gains and losses directly in the Consolidated Statement of Comprehensive Income, namely those resulting from changes in actuarial assumptions and from differences between actual data and actuarial assumptions.

Plan amendments related to reduction of the benefits granted to employees are recognised immediately in earnings when they occur as prior years’ service gains or losses, under the caption “Post-retirement benefits”. Gains arising from the settlement of any plan are recognized when incurred under the caption “Curtailment costs”.

Liabilities recognized in the Consolidated Statement of Financial Position represents the difference between the Projected Benefit Obligation (“PBO”) and the fair value of plan assets.

For the plans that report an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions, or if a reimbursement of the excess finance is expressly authorized or permitted.

Contributions made under defined contribution pension plans are determined based on actuarial calculations, when applicable, and recognised in net income when incurred. Under these plans, in the event the fund lacks sufficient assets to pay all employees the benefits related to the services provided in the current and prior years, the sponsor does not have the legal or constructive obligation of making additional contributions.

i)                Post-retirement health care benefits

Under a defined benefit plan, PT Comunicações and PT SI are responsible to pay, after the retirement date, health care expenses to a group of employees and its relatives. This health care plan is managed by Portugal Telecom — Associação de Cuidados de Saúde (“PT-ACS”). In 2004, the Group established PT Prestações — Mandatária de Aquisições e Gestão de Bens, S.A. (“PT Prestações”) to manage an autonomous fund to finance these obligations (Note 14.1.2).

The amount of the Group’s liabilities with respect to these benefits after retirement date is estimated based on actuarial valuations, using the “Projected Unit Credit Method”. The Group recognises actuarial gains and losses in the Consolidated Statement of Comprehensive Income, namely those resulting from changes in actuarial assumptions and from differences between actual data and actuarial assumptions.

Plan amendments related to reduction of the benefits granted to employees are recognised immediately in earning when they occur as prior years’ service gains or losses, under the caption “Post-retirement benefits”. Gains arising from the settlement of any plan are recognized when incurred under the caption “Curtailment costs”.

Accrued post-retirement health care liabilities stated in the Consolidated Statement of Financial Position correspond to the present value of obligations from defined benefit plans, reduced by the fair value of fund assets.

For the plans that report an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions, or if a reimbursement of the excess finance is expressly authorized or permitted.

j)                Pre-retired and suspended employees

In connection with the programs related to employees that are under a suspended contract agreement or that have been pre-retired, the Group recognizes a liability in the Consolidated Statement of Financial Position equivalent to the present value of salaries payable up to the retirement age. The correspondent cost is recorded in the Consolidated Income Statement under the caption “Curtailment costs” (Note 14.1.3).

k)             Grants and subsidies

Grants and subsidies from the Portuguese Government and from the European Union are recognised at fair value when the receivable is probable and the Company can comply with all requirements of the subsidy’s program.

Grants and subsidies for training and other operating activities are recognised in net income when the related expenses are recognised. Grants and subsidies to acquire assets are deducted from the carrying amount of the related assets (Note 3.c).

l)                Financial assets and liabilities

Financial assets and liabilities are recognised in the Group’s Consolidated Statement of Financial Position when the Group becomes a party to the contractual provisions of the instrument.

(i) Receivables (Notes 25 and 26)

Trade receivables, loans granted and other receivables that have fixed or determinable payments and that are not quoted in an active market are classified as receivables or loans granted.

Trade receivables do not have any implicit interest and are presented at nominal value, net of allowances for estimated non-recoverable amounts, which are mainly computed based on (a) the aging of the receivables and (b) the credit profile of specific customers.

(ii) Financial liabilities and equity instruments

Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Equity instruments issued by the Group are recognised based on their proceeds, net of any issuance costs.

Exchangeable bonds issued by Portugal Telecom are recognised as compound instruments, comprising the following elements: (i) the present value of the debt, estimated using the prevailing market interest rate for similar non-convertible debt and recorded under debt liabilities; and (ii) the fair value of the embedded option for the holder to convert the bond into equity, recorded directly in shareholders’ equity. As of the Consolidated Statement of Financial Position date, the debt component is recognised at amortised cost.

(iii) Bank loans (Note 38)

Bank loans are recognised as a liability based on the related proceeds, net of any transaction cost. Interest and other financial costs, which are computed based on the effective interest rate and include the recognition of upfront fees, are recognised when incurred.

(iv) Accounts payable (Note 39)

Trade payables are recognised at nominal value, which is substantially similar to their fair value.

(v) Derivative financial instruments and hedge accounting (Note 45)

The activities of the Group are primarily exposed to financial risks related to changes in foreign currency exchange rates and changes in interest rates. The Group’s policy is to contract derivative financial instruments to hedge those risks, subject to detailed analysis of related economics and Executive Committee approval.

Derivative financial instruments are initially measured at fair value on the contract date, and are remeasured to fair value at subsequent reporting dates.

Hedge accounting

The provisions and requirements of IAS 39 must be met in order to qualify for hedge accounting. Currently, for accounting purposes, Portugal Telecom classifies certain derivative financial instruments as fair value and cash flow hedges.

Changes in the fair value of derivative financial instruments classified as fair value hedges are recognised in net income of the period, together with the changes in the value of the covered assets or liabilities related with the hedged risk.

The effective portion of the changes in fair value of derivative financial instruments classified as cash flow hedges is recognised directly in shareholders’ equity, and the ineffective portion is recognised as financial results. When changes in the value of the covered asset or liability are recognised in net income, the corresponding amount of the derivative financial instrument previously recognised under “Hedge accounting” directly in shareholders’ equity is transferred to net income.

Changes in fair value of derivative financial instruments that, in accordance with internal policies, were contracted to economically hedge an asset or liability but do not comply with the provisions and requirements of IAS 39 to be accounted for as hedges, are classified as “derivatives held for trading” and recognised in net income.

(vi) Treasury shares (Note 44)

Treasury shares are recognised as a deduction to shareholders’ equity, under the caption “Treasury shares”, at acquisition cost, and gains or losses obtained in the disposal of those shares are recorded under “Accumulated earnings”.

Equity swaps on own shares that include an option exercisable by Portugal Telecom for physical settlement are recognised as a financial liability and a corresponding reduction of equity, and are accounted for as an acquisition of treasury shares on the inception date of the contract.

Portugal Telecom’s shares acquired by any of its affiliated companies are recognized at acquisition cost as treasury shares based on the Company’s interest in the entity that acquired those shares.

(vii) Cash and cash equivalents and short term investments (Note 24)

Cash and cash equivalents comprise cash on hand and demand bank deposits, due within three months or less from the date of acquisition, which are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. Cash and cash equivalents also includes deposits from customers and other entities that have not yet been cleared. In the Consolidated Statement of Cash Flows, cash and cash equivalents also include overdrafts recognised under the caption “Short-term debt”, when applicable.

Short-term investments comprise investments for the purpose of generating investment returns, and they are therefore not classified as cash equivalents.

(viii) Qualified Technological Equipment transactions

In previous years, the Company entered into certain Qualified Technological Equipment transactions (“QTE”), whereby certain telecommunications equipments were sold to certain entities. Simultaneously, those foreign entities entered into leasing contracts with respect to the equipment with special purpose entities, which entered into conditional sale agreements to resell the related equipment to the Company. The Company maintained the legal possession of these equipments.

These transactions correspond to a sale and lease-back transaction, and the equipment continued to be recorded on the Company’s Consolidated Statement of Financial Position. The Company obtained the majority of the economic benefits of these entities and therefore was exposed to the risks resulting from the activities of these special purpose entities. Accordingly, those entities were fully consolidated in the Company’s financial statements. Consolidated current and non-current assets include an amount equivalent to the proceeds of the sale of the equipment (Note 31), and current and non-current liabilities include the future payments under the lease contract (Note 43).

m)         Own work capitalized

Certain internal costs (materials, work force and transportation) incurred to build or produce tangible assets are capitalized only if:

•      the tangible assets are identifiable;

•      the tangible assets will generate future economic benefits which can be reliably estimated; and

•      development expenses can be reliably measured.

The amounts capitalized are deducted from the corresponding operating costs incurred and no internally generated margin is recognised. When any of the above mentioned criteria is not met, the expense is recognised in net income.

Expenses incurred during investigation are recognised in net income when incurred.

n)             Leasings (the company as a lessee)

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases (Note 12). The classification of leases depends on the substance of the transaction and not on the form of the contract.

Assets acquired under finance leases and the corresponding liability to the lessor are accounted for using the finance method, in accordance with the lease payment plan (Note 38). Interest included in the rents and the depreciation of the assets are recognised in net income in the period they occur.

Under operating leases, rents are recognised on a straight-line basis during the period of the lease (Note 12).

o)             Taxation

Income tax expense is recognised in accordance with IAS 12 Income Taxes (“IAS 12”) and represents the sum of the tax currently payable and deferred tax.

Portugal Telecom has adopted the tax consolidation regime in Portugal (currently known as the special regime for the taxation of groups of companies). The provision for income taxes is determined on the basis of the estimated taxable income for all the companies in which Portugal Telecom holds at least 90% of the share capital and that are domiciled in Portugal and subject to Corporate Income Tax (IRC). The remaining Group companies not covered by the tax consolidation regime of Portugal Telecom are taxed individually based on their respective taxable income, at the applicable tax rates.

The current tax payable is based on taxable income for the period, and deferred taxes are based on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and are accounted for using the liability method.

Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is reasonably likely that taxable income will be available against which deductible temporary differences can be used, or when there are deferred tax liabilities the reversal of which is expected in the same period in which the deferred tax assets reverse. The carrying amount of deferred tax assets is reviewed at the date of the Consolidated Statement of Financial Position and is reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow for all or part of the asset to be recovered.

Deferred tax is charged to net income, except when it relates to items charged or credited directly to shareholders’ equity, in which case the deferred tax is also recognised directly in shareholders’ equity. Accordingly, the impact of changes in tax rate is also charged to net income, except when it relates to items charged or credited directly to shareholders’ equity, in which case that impact is also recognised directly in shareholders’ equity.

p)             Revenue recognition

Revenues from fixed line telecommunications are recognised at their gross amounts when services are rendered. Billings for these services are made on a monthly basis throughout the month. Unbilled revenues or revenues not billed by other operators but accrued or incurred as of the date of the financial statements are recorded based on estimates. Differences between accrued amounts and the actual unbilled revenues, which ordinarily are not significant, are recognised in the following period.

Revenues from international telecommunications services are divided with the operators of the transit countries and the operators of the country in which calls are terminated based on traffic records of the country of origin and rates established in agreements with the various telecommunications operators. The operator of the country of origin of the traffic is responsible for crediting the operator of the destination country and, if applicable, the operators of the transit countries.

Revenues from rentals of terminal equipment are recognised as an operating lease in the period to which they apply, under operating revenues.

Revenues from Internet Service Providers (“ISP”) services result essentially from monthly subscription fees and telephone traffic when the service is used by customers. These revenues are recognised when the service is rendered.

Revenues from Pay-TV and mobile telephony services result essentially from and are recognised as follows:

Nature of the revenue	Caption	Moment of recognition
Monthly subscription fees for the use of the service	Services rendered	When the service is rendered
Rental of equipment	Services rendered	The period of rental
Use of the network	Services rendered	In the month the service is rendered
Interconnection fees	Services rendered	In the month the service is rendered
Roaming	Services rendered	In the month the service is rendered
Pre-paid cards	Services rendered	When the service is rendered
Wireless broadband	Services rendered	When the service is rendered
Terminal equipment and accessories	Sales	When the sale occurs
Penalties imposed to customers	Other revenues	When received

Revenues from bundling services or products are allocated to each of its components based on its fair value and are recognised separately in accordance with the methodology adopted to each component.

The Group operates loyalty programmes for some of its customers, under which, based on certain levels of mobile traffic, these customers receive loyalty points that can be exchanged for equipments, accessories and discounts on subsequent purchases of telecommunications services. Portugal Telecom splits the consideration received in the initial transaction between the revenue related to traffic and the loyalty points earned by the customer, recognizing a deferred income measured at fair value for the award credits, taking into consideration the expected points to be redeemed. Deferred income is then recognized as revenue when award credits are redeemed or expire.

q)             Foreign currency transactions and balances

Transactions denominated in foreign currencies are translated to Euros at the exchange rates prevailing at the time the transactions are made. At the date of the Consolidated Statement of Financial Position, assets and liabilities denominated in foreign currencies are adjusted to reflect the exchange rates prevailing at such date. The resulting gains or losses on foreign exchange transactions are recognised in net income. Exchange differences on non-monetary items, including goodwill, and on monetary items representing an extension of the related investment and where settlement is not expected in the foreseeable future, are recognized directly in shareholders’ equity under the caption “Cumulative foreign currency translation adjustments”, and included in the Consolidated Statement of Comprehensive Income.

The financial statements of subsidiaries operating in other countries are translated to Euros, using the following exchange rates:

•                 Assets and liabilities at exchange rates prevailing at the date of the Consolidated Statement of Financial Position;

•                  Profit and loss items at average exchange rates for the reported period;

•                  Cash flow items at average exchange rates for the reported period, where these rates approximate the effective exchange rates (and in the remaining cases, at the rate effective on the day the transaction occurred); and

•                  Share capital, reserves and retained earnings at historical exchange rates.

The effect of translation differences is recognised in shareholders’ equity under the caption “Cumulative foreign currency translation adjustments” and is included in the Consolidated Statement of Comprehensive Income. In accordance with IAS 21, when a reduction of Portugal Telecom’s investment in a foreign entity occurs, through the sale or reimbursement of share capital, the accumulated effect of translation differences is transferred to the Consolidated Income Statement, considering the proportion of the reduction occurred.

The Group adopted the exception under IFRS 1 relating to cumulative translation adjustments as of 1 January 2004 and transferred this amount from “Foreign currency translation adjustments” to “Accumulated earnings”. As from 1 January 2004, the Group has been recognizing all translation adjustments directly in shareholders’ equity and therefore these amounts are transferred to net income only if and when the related investments are disposed off or there is a repayment of the investment made.

r)              Borrowing costs

Borrowing costs related to loans are recognised in net income when incurred. The Group does not capitalise any borrowing costs related to loans to finance the acquisition, construction or production of any asset, where the construction period of its tangible and intangible assets is relatively short.

s)               Consolidated Statement of Cash Flows

The Consolidated Statement of Cash Flows is prepared under IAS 7, using the direct method. The Group classifies as “Cash and cash equivalents” all highly liquid investments, with original maturity of up to three months and an insignificant risk of change in fair value. The “Cash and cash equivalents” item presented in the Consolidated Statement of Cash Flows also includes overdrafts, classified in the Consolidated Statement of Financial Position under “Short-term debt”.

Cash flows are classified in the Consolidated Statement of Cash Flows according to three main categories, depending on their nature: (1) operating activities; (2) investing activities; and (3) financing activities. Cash flows from operating activities include primarily collections from clients, payments to suppliers, payments to employees, payments relating to post-retirement benefits and net payments relating to income taxes and indirect taxes. Cash flows from investing activities include primarily acquisitions and disposals of financial investments, dividends received from associated companies and purchase and sale of property, plant and equipment. Cash flows from financing activities include primarily borrowings and repayments of debt, payments relating to interest and related expenses, acquisition of treasury shares and payments of dividends to shareholders.

t)                Subsequent events (Note 50)

Events occuring after the date of the Consolidated Statement of Financial Position that could influence the value of any asset or liability as of that date are considered when preparing the financial statements for the period. Those events are disclosed in the notes to the financial statements, if material.

Critical judgments and estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances on which the estimate was based, or as a result of new information or more experience. The main accounting judgments and estimates reflected in the consolidated financial statements are as follows:

(a)         Post-retirement benefits — The present value of post-retirement obligations is computed based on actuarial methodologies, which use certain actuarial assumptions. Any changes in those assumptions will impact the carrying amount of post-retirement obligations. The key assumptions for post-retirement obligations are disclosed in Note 14. The Company has the policy to review key assumptions on a periodic basis, if the corresponding changes have a material impact on the financial statements.

(b)         Goodwill impairment analysis — Portugal Telecom tests annually whether goodwill has suffered any impairment. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The use of this method requires the estimate of future cash flows expected to arise from the continuing operation of the cash generating unit, the choice of a growth rate to extrapolate cash flow projections and the estimate of a suitable discount rate for each cash generating unit. The key assumptions used in these goodwill impairment analysis are disclosed in Note 35.

(c)         Valuation and useful life of intangible and tangible assets — Portugal Telecom has made assumptions in relation to the potential future cash flows resulting from separable intangible assets acquired as part of business combinations, which include expected future revenues, discount rates and useful life of such assets. Portugal Telecom has also made assumptions regarding the useful life of tangible assets (Note 3.c).

(d)         Recognition of provisions and adjustments — Portugal Telecom is party to various legal claims for which, based on the opinion of its legal advisors, a judgment was made to determine whether a provision should be recorded for these contingencies (Note 49). Adjustments for accounts receivable are computed based primarily on the aging of the receivables, the risk profile of the customer and its financial condition. These estimates related to adjustments for accounts receivable differ from business to business.

(e)          Assessment of the fair value of financial instruments — Portugal Telecom chooses an appropriate valuation technique for financial instruments not quoted in an active market based on its best knowledge of the market and the assets. In this process, Portugal Telecom applies the valuation techniques commonly used by market practitioners and uses assumptions based on market rates.  The financial instruments for which no quoted price is available in an active market are disclosed in Note 45.3.

(f)           Assessment of the fair value of revalued assets — Portugal Telecom uses the revaluation model to measure the carrying value of certain tangible asset classes. In order to determine the revalued amount of those assets, Portugal Telecom uses the replacement cost method for the ducts infra-structure and the market value for real estate assets, which require the use of certain assumptions related to the construction cost and the use of specific indicators for the real estate market, respectively, as explained in more detail in Note 37.

(g)         Deferred taxes - The Group recognizes and settles income taxes based on the results of operations determined in accordance with the local corporate legislation, taking into consideration the provisions of the tax law, which are different from the amounts calculated for IFRS purposes. In accordance with IAS 12, the Company recognizes deferred tax assets and liabilities based on the differences between the carrying amounts and the taxable bases of the assets and liabilities. The Company regularly assesses the recoverability of deferred tax assets and recognizes an allowance for impairment losses when it is probable that these assets may not be realized, based on the history of taxable income, the projection of future taxable income, and the time estimated for the reversal of existing temporary differences. These calculations require the use of estimates and assumptions. The use of different estimates and assumptions could result in the recognition of an allowance for impairment losses for the entire or a significant portion of the deferred tax assets.

Estimates used are based on the best information available during the preparation of the consolidated financial statements, although future events, neither controlled nor foreseeable by the Company, could occur and have an impact on those estimates. In accordance with IAS 8, changes to the estimates used by management that occur after the date of the consolidated financial statements are recognised in net income, using a prospective methodology.

4.                  Changes in accounting policies and estimates

4.1 Accounting policies

During the year ended 31 December 2012, the following standards, revised standards or interpretations adopted by the European Union became effective, although their adoption had no impact in Portugal Telecom’s consolidated financial statements:

•             Changes to IFRS 7 Financial Instruments: Disclosures

The following standards, revised standards or interpretations issued by the IASB have already been adopted by the European Union but its mandatory application date set by the EU occurs only in subsequent years:

•             Amendments to IFRS 7 Financial Instruments: Disclosures issued in October 2010, which increase the disclosure requirements for transactions involving transfers of financial assets. These amendments are intended to provide greater transparency around risk exposures when a financial asset is transferred but the transferor retains some level of continuing exposure in the asset. These amendments are applicable for annual periods beginning on or after 1 January 2013;

•             Amendments to IAS 1 Presentation of Financial Statements issued in June 2011 require additional disclosures to be made in the statement of comprehensive income such that items of other comprehensive income are grouped into two categories: (a) items that will not be reclassified subsequently to profit or loss; and (b) items that will be reclassified subsequently to profit or loss when specific conditions are met. These amendments are applicable as from 1 January 2013;

•             Amendments to IAS 19 Employee Benefits issued in June 2011, which include primarily: (i) the elimination of an option to defer the recognition of actuarial gains and losses, known as the ‘corridor method’; (ii) streamlining the presentation of changes in assets and liabilities arising from defined benefit plans, including requiring remeasurements to be presented in other comprehensive income, thereby separating those changes from changes that many perceive to be the result of an entity’s day-to-day operations; (iii) enhancing the disclosure requirements for defined benefit plans, providing better information about the characteristics of defined benefit plans and the risks that entities are exposed to when participating in those plans; and (iv) the change in the calculation of the expected return on assets, based on the discount rates used for benefit obligations instead of the long-term rate of return previously determined. This standard is effective for annual periods beginning on or after 1 January 2013. The Company restated the comparative amounts on a retrospective basis, as disclosed in Note 4.3.;

•             Amendments to IFRS 1 issued in December 2010, which provide relief for first-time adopters of IFRSs from having to reconstruct transactions that occurred before their date of transition to IFRSs and provide guidance for entities emerging from severe hyperinflation either to resume presenting IFRS financial statements or to present IFRS financial statements for the first time. These amendments, which are not applicable to Portugal Telecom, are effective as from 1 January 2012 and 1 January 2013 in accordance with the dates set by the IASB and the EU, respectively;

•             Amendments to IAS 12 Income Taxes issued in December 2010, which provide an exception to the general principles in IAS 12 that the measurement of deferred tax assets and deferred tax liabilities should reflect the tax consequences that would follow from the manner in which the entity expects to recover the carrying amount of an asset. Specifically, under these amendments, investment properties that are measured using the fair value model in accordance with IAS 40 Investment Property are presumed to be recovered through sale for the purposes of measuring deferred taxes, unless the presumption is rebutted in certain circumstances. These amendments, which are not applicable to Portugal Telecom, are effective as from 1 January 2012 and 1 January 2013 in accordance with the dates set by the IASB and the EU, respectively;

•             Amendments to IAS 32 Financial Instruments: Presentation issued in December 2011, which establish requirement disclosures regarding the offsetting of financial assets and financial liabilities;

•             IFRS 10 Consolidated Financial Statements issued in May 2011, which establishes the principles for the presentation and preparation of consolidated financial statements when an entity controls one or more entities. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control. IFRS 10 replaces the consolidation requirements in SIC 12 Consolidation — Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements.The adoption of this standard had no impact on the disclosures or on the amounts recognized in the consolidated financial statements;

•             IFRS 11 Joint Arrangements issued in May 2011, which classifies joint arrangements as either joint operations (combining the existing concepts of jointly controlled assets and jointly controlled operations) or joint ventures (equivalent to the existing concept of a joint venture) and requires the use of the equity method of accounting for interests in joint ventures thereby eliminating the proportional consolidation method. This standard, which supersedes IAS 31 Interest in Joint Ventures and SIC 13 Jointly Controlled Entities — Non-Monetary Contributions by Ventures, is effective for annual periods beginning on or after 1 January 2013 (1 January 2014, in accordance with the date set by the EU);

•             IFRS 12 Disclosure of Interests in Other Entities issued in May 2011, which is applicable to entities that have an interest in subsidiaries, joint arrangements, associates or unconsolidated structured entities, establishes disclosure objectives and specifies minimum disclosures that an entity must provide to meet those objectives. In accordance with this standard, an entity should disclose information that helps users of its financial statements to evaluate the nature of and risks associated with its interests in other entities and the effects of those interests on its financial statements. This standard is applicable as from 1 January 2013 (1 January 2014, in accordance with the date set by EU);

•             Amendments to IAS 27 Consolidated and Separate Financial Statements and to IAS 28 Investments in Associates issued in May 2011, following the above mentioned standards issued on May 2011. These amendments are also applicable as from 1 January 2013 (1 January 2014, in accordance with the date set by EU); and

•             IFRS 13 Fair Value Measurement issued in May 2011, which establishes a single source of guidance for fair value measurement under IFRS. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”.

The IASB issued the following standards, revised standards or interpretations that were not yet adopted by the European Union, the mandatory adoption date of which set by the IASB occurs in subsequent years:

•             Amendments to IFRS 10, IFRS 12 and IAS 27 issued on 31 October 2012, which apply to a particular class of business that qualify as investment entities. The IASB uses the term ‘investment entity’ to refer to an entity whose business purpose is to invest funds solely for returns from capital appreciation, investment income or both. An investment entity must also evaluate the performance of its investments on a fair value basis. Such entities could include private equity organisations, venture capital organisations, pension funds, sovereign wealth funds and other investment funds. These amendments provide an exception to the consolidation requirements in IFRS 10 and require investment entities to measure particular subsidiaries at fair value through profit or loss, rather than consolidate them. These amendments are effective for annual periods beginning on or after 1 January 2014 and the company is still assessing the impacts of the adoption of these amendments;

•             Amendments to IFRS 10 transition guidance of Consolidated Financial Statements, IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interests in Other Entities issued in June 2012, which clarify the transition guidance in IFRS 10 and also provide additional transition relief in IFRS 10, IFRS 11 and IFRS 12, limiting the requirement to provide adjusted comparative information to only the preceding comparative period. Furthermore, for disclosures related to unconsolidated structured entities, these amendments will remove the requirement to present comparative information for periods before IFRS 12 is first applied;

•             Amendments to IFRS 1 First Time Adoption of IFRS issued in March 2012, which relate to loans obtained from government entities at a below market interest rate, and give first-time adopters of IFRSs relief from full retrospective application of IFRSs when accounting for these loans on transition. These amendments, which are effective for annual periods beginning on or after 1 January 2013, are not applicable to Portugal Telecom;

•             IFRS 9 Financial Instruments Measurement issued in November 2009, which introduces new requirements for the classification and measurement of financial assets. Subsequently, in October 2010, IFRS 9 was amended to include the requirements for the classification and measurement of financial liabilities and for derecognition. Portugal Telecom is still assessing the impacts of the adoption of this standard which is effective for annual periods beginning on or after 1 January 2015; and

•             Amendments to IFRS 7 Financial Instruments: Disclosures issued in December 2011, which introduced new disclosure requirements with the purpose of providing better information to the users of financial statements regarding the effects on the company’s financial position resulting from offsetting financial assets and financial liabilities, increasing the level of discloses for transactions related to the transfer of financial assets.

4.2 Changes in estimates

As mentioned in Portugal Telecom’s 2011 annual report, following the preliminary assessment of the fair value of the assets acquired and liabilities assumed in connection with the acquisition of the investments in Oi and Contax, the purchase price allocation of these business combinations recorded as at 31 December 2011 was subject to changes until the completion of the one year period from the acquisition date. During the first quarter of 2012, Portugal Telecom obtained the necessary information to conclude the final assessment of the fair value of the assets acquired and liabilities assumed under these business combinations and, as a result of the changes made to the purchase price allocation recorded as at 31 December 2011, the Company restated its Consolidated Statement of Financial Position as of that date, in order to reflect those changes as if they had been recognized on the acquisition date. Portugal Telecom has concluded during the first quarter of 2012 the assessment of contingent liabilities and recognised a total amount of Euro 233 million as at 31 December 2011, including Euro 154 million related to the fair value of contractual obligations that were recorded under the caption “Other non-current liabilities” and Euro 79 million related to the fair value of civil, labor and tax proceedings that were reflected under the caption “Investments in joint ventures”. The recognition of these contingent liabilities, net of the related tax effect (Euro 27 million), resulted in an increase of the goodwill related to the acquisition of joint ventures by Euro 206 million, that is also recognised under the caption “Investments in joint ventures”.

In addition, during the year ended 31 December 2012, Portugal Telecom revised the useful life of certain tangible fixed assets of the Portuguese telecommunications business, including primarily certain transmission equipments, which resulted in a reduction of depreciation expenses by Euro 19 million in that year.

4.3 Recast to prior year financial statements

The Company adopted the new IFRS standards and interpretations issued by IASB and applicable from 1 January 2013. Only IFRS 11 and the amendments to IAS 19 had material impact on the Company’s consolidated financial statements. Accordingly, the Company has retrospectively applied these standards for all years reported and recast the financial statements for the periods ended 31 December 2012, 2011 and 2010.

In relation to the adoption of the revised version of IAS 19, the main amendments included in this revised standard, are as follows:

•             Elimination of an option to defer the recognition of actuarial gains and losses, known as the ‘corridor method’, resulting in a mandatory recognition of actuarial gains and losses in other comprehensive income; this change had no impact on Portugal Telecom’s financial statements since the Company’s accounting policy was already in line with the mandatory approach included in the revised standard;

•             Change in the calculation of the expected return on assets, which is now equal to the discount rates used to compute the present value of the related benefit obligations, instead of the expected long-term rate of return of the related plan assets previously used; the impact of this change on Portugal Telecom’s financial statements resulted in a lower expected return on assets (now presented on a net basis as net interest cost) and, consequently, higher post-retirement benefits costs, since the Company’s discount rates were lower than the former 6% expected return on assets;

•             Mandatory immediate recognition of unvested prior year service gains or losses, which previously could be deferred and recognized over the future vesting period; Portugal Telecom had previously recorded prior year service gains related to unvested rights, which following the adoption of this revised standard were reversed as from 1 January 2012;

In relation to the adoption of IFRS 11, the related impacts consisted of recognizing the investments in joint ventures by the equity method of accounting, including primarily Oi, Contax and its controlling shareholders, which prior to the adoption of this standard were proportionally consolidated. Summarized financial information related to the investments in joint ventures is disclosed in Note 30.As a result of the adoption of the amendments to IAS 19 and the adoption of IFRS 11, the tables below present the adjustments made to the previously reported Consolidated Statements of Financial Position as at 31 December 2012, 2011 and 2010, Consolidated Income Statements for the years then ended and Consolidated Statement of Cash Flows for the years ended 31 December 2012 and 2011. Regarding the Consolidated Statement of Cash Flows for the period ended 31 December 2010, the adoption of IFRS 11 is not applicable because the only joint venture the Company had during that year was classified as a discontinued operation of 31 December 2010, following the agreement reached between Portugal Telecom and Telefónica on 28 July 2010 for the disposal of its 50% stake in Brasilcel, which was completed in September 2010 (Note 32.2).

Consolidated Statement of Financial Position as at 31 December 2012

Euro

	Statement	Adjustments	Adjustments	Recast
	prior to recast	IAS 19	IFRS 11	statement
Assets
Cash and cash equivalents	2,507,099,156	—	(518,302,018)	1,988,797,138
Short-term investments	880,194,809	—	(254,197,021)	625,997,788
Accounts receivable	2,012,119,483	—	(815,458,446)	1,196,661,037
Taxes receivable	476,146,140	—	(404,456,984)	71,689,156
Investments in joint ventures	—	—	2,980,060,568	2,980,060,568
Investments in group companies	408,274,726	—	(1,456,742)	406,817,984
Goodwill	1,449,387,000	—	(1,023,711,831)	425,675,169
Intangible assets	3,640,126,087	—	(2,882,599,527)	757,526,560
Tangible assets	6,018,873,354	—	(2,440,001,908)	3,578,871,446
Deferred taxes	1,184,140,639	(3,738,674)	(620,001,153)	560,400,812
Judicial deposits	1,150,273,677	—	(1,150,273,677)	—
Other assets	369,107,946	—	(132,548,188)	236,559,758
Total assets	20,095,743,017	(3,738,674)	(7,262,946,927)	12,829,057,416
Liabilities
Gross debt	11,098,505,875	—	(3,723,370,855)	7,375,135,020
Accounts payable	1,263,243,056	—	(581,249,152)	681,993,904
Accrued expenses	792,816,394	—	(303,283,750)	489,532,644
Deferred income	337,279,573	—	(70,709,152)	266,570,421
Taxes payable	758,263,890	—	(676,346,383)	81,917,507
Provisions	781,899,784	—	(681,693,990)	100,205,794
Post-retirement benefits	932,835,606	(14,954,706)	(82,513,773)	835,367,127
Deferred taxes	922,009,795	—	(651,618,649)	270,391,146
Other liabilities	354,844,730	—	(164,157,819)	190,686,911
Total liabilities	17,241,698,703	(14,954,706)	(6,934,943,523)	10,291,800,474
Equity excluding non-controlling interests	2,293,366,564	11,216,032	—	2,304,582,596
Non-controlling interests	560,677,750	—	(328,003,404)	232,674,346
Total shareholders’ equity	2,854,044,314	11,216,032	(328,003,404)	2,537,256,942
Total liabilities and shareholders’ equity	20,095,743,017	(3,738,674)	(7,262,946,927)	12,829,057,416

Consolidated Statement of Financial Position as at 31 December 2011	Euro

	Statement	Adjustments	Adjustments	Recast
	prior to recast	IAS 19	IFRS 11	statement
Assets
Cash and cash equivalents	4,930,012,396	—	(1,287,932,720)	3,642,079,676
Short-term investments	738,112,198	—	(275,305,897)	462,806,301
Accounts receivable	1,936,291,149	—	(815,247,586)	1,121,043,563
Taxes receivable	430,907,392	—	(343,375,166)	87,532,226
Investments in joint ventures	—	—	3,509,603,960	3,509,603,960
Investments in group companies	533,444,415	—	(914,268)	532,530,147
Goodwill	1,503,189,189	—	(1,150,199,178)	352,990,011
Intangible assets	4,126,609,728	—	(3,325,891,061)	800,718,667
Tangible assets	6,228,622,568	—	(2,572,513,900)	3,656,108,668
Deferred taxes	1,247,784,040	(4,191,011)	(653,103,922)	590,489,107
Judicial deposits	1,084,083,163	—	(1,084,083,163)	—
Other assets	417,335,203	—	(108,949,931)	308,385,272
Total assets	23,176,391,441	(4,191,011)	(8,107,912,832)	15,064,287,598
Liabilities
Gross debt	12,280,958,636	—	(3,882,105,508)	8,398,853,128
Accounts payable	1,446,195,757	—	(536,047,757)	910,148,000
Accrued expenses	922,779,134	—	(361,397,165)	561,381,969
Deferred income	299,352,137	—	(63,320,188)	236,031,949
Taxes payable	726,151,702	—	(648,312,769)	77,838,933
Provisions	941,008,144	—	(839,490,260)	101,517,884
Post-retirement benefits	1,004,065,628	(16,764,043)	(73,680,894)	913,620,691
Deferred taxes	1,052,457,228	—	(775,750,367)	276,706,861
Other liabilities	761,250,318	—	(235,934,923)	525,315,395
Total liabilities	19,434,218,684	(16,764,043)	(7,416,039,831)	12,001,414,810
Equity excluding non-controlling interests	2,828,069,784	12,573,032	—	2,840,642,816
Non-controlling interests	914,102,973	—	(691,873,001)	222,229,972
Total shareholders’ equity	3,742,172,757	12,573,032	(691,873,001)	3,062,872,788
Total liabilities and shareholders’ equity	23,176,391,441	(4,191,011)	(8,107,912,832)	15,064,287,598

Consolidated Statement of Financial Position as at 31 December 2010	Euro

	Statement	Adjustments	Recast
	prior to recast	of revised IAS 19	statement
Assets
Cash and cash equivalents	4,764,732,734	—	4,764,732,734
Short-term investments	341,772,444	—	341,772,444
Accounts receivable	3,403,237,279	—	3,403,237,279
Taxes receivable	37,812,943	—	37,812,943
Investments in group companies	361,517,602	—	361,517,602
Goodwill	416,615,158	—	416,615,158
Intangible assets	695,077,426	—	695,077,426
Tangible assets	3,874,613,414	—	3,874,613,414
Deferred taxes	653,075,198	(4,576,246)	648,498,952
Other assets	621,477,963	—	621,477,963
Total assets	15,169,932,161	(4,576,246)	15,165,355,915
Liabilities
Gross debt	7,206,301,567	—	7,206,301,567
Accounts payable	722,599,875	—	722,599,875
Accrued expenses	558,974,927	—	558,974,927
Deferred income	287,808,093	—	287,808,093
Taxes payable	61,216,141	—	61,216,141
Provisions	128,630,333	—	128,630,333
Post-retirement benefits	968,792,596	(18,304,983)	950,487,613
Deferred taxes	311,597,337	—	311,597,337
Other liabilities	314,866,157	—	314,866,157
Total liabilities	10,560,787,026	(18,304,983)	10,542,482,043
Equity excluding non-controlling interests	4,392,448,562	13,728,737	4,406,177,299
Non-controlling interests	216,696,573	—	216,696,573
Total shareholders’ equity	4,609,145,135	13,728,737	4,622,873,872
Total liabilities and shareholders’ equity	15,169,932,161	(4,576,246)	15,165,355,915

Consolidated Income Statement for the year ended 31 December 2012	Euro

	Statement	Adjustments	Adjustments	Recast
	prior to recast	IAS 19	IFRS 11	statement
Total revenues	6,598,804,838	—	(3,519,844,874)	3,078,959,964
Costs, losses and (income)
Wages and salaries	1,102,367,005	—	(688,741,233)	413,625,772
Direct costs	1,092,366,255	—	(634,971,908)	457,394,347
Costs of products sold	183,068,741	—	(44,970,059)	138,098,682
Marketing and publicity	124,445,803	—	(52,283,063)	72,162,740
Supplies, external services and other expenses	1,475,205,400	—	(834,611,618)	640,593,782
Indirect taxes	247,031,379	—	(203,268,892)	43,762,487
Provisions and adjustments	105,578,423	—	(82,311,170)	23,267,253
Depreciation and amortisation	1,390,645,957	—	(625,387,911)	765,258,046
Post-retirement benefits costs	58,309,755	5,669,380	(6,438,817)	57,540,318
Curtailment costs	2,077,178	289,628	—	2,366,806
Other operating expenses, net	(41,443,071)	—	14,555,523	(26,887,548)
Income before financial results and taxes	859,152,013	(5,959,008)	(361,415,726)	491,777,279
Net interest expenses	498,835,624	—	(285,821,043)	213,014,581
Equity in the earnings of joint ventures	—	—	3,011,998	3,011,998
Equity in earnings of associated companies, net	(209,674,551)	—	(599,033)	(210,273,584)
Net other financial expenses	96,768,761	—	(46,440,248)	50,328,513
Income taxes	147,604,824	(1,489,753)	(20,506,980)	125,608,091
Net income from continuing operations	325,617,355	(4,469,255)	(11,060,420)	310,087,680
Net income from discontinued operations	—	—	—	—
Net income from continuing operations	325,617,355	(4,469,255)	(11,060,420)	310,087,680
Attributable to non-controlling interests	95,344,319	—	(11,060,420)	84,283,899
Attributable to equity holders of the parent	230,273,036	(4,469,255)	—	225,803,781
Earnings per share attributable to the equity holders of the parent
Basic	0.27	(0.01)	—	0.26
Diluted	0.27	(0.01)	—	0.26

Consolidated Income Statement for the year ended 31 December 2011	Euro

	Statement	Adjustments	Adjustments	Recast
	prior to recast	IAS 19	IFRS 11	statement
Total revenues	6,146,844,721	—	(2,767,144,274)	3,379,700,447
Costs, losses and (income)
Wages and salaries	1,020,475,455	—	(505,424,628)	515,050,827
Direct costs	1,012,274,450	—	(521,280,944)	490,993,506
Costs of products sold	169,875,122	—	(31,804,104)	138,071,018
Marketing and publicity	131,118,820	—	(48,457,684)	82,661,136
Supplies, external services and other expenses	1,281,382,721	—	(597,426,971)	683,955,750
Indirect taxes	187,460,760	—	(146,235,229)	41,225,531
Provisions and adjustments	156,264,110	—	(135,025,151)	21,238,959
Depreciation and amortisation	1,325,584,609	—	(544,942,075)	780,642,534
Post-retirement benefits costs	58,527,048	6,961,176	(4,516,003)	60,972,221
Curtailment costs	36,429,874	18,583	—	36,448,457
Other operating expenses, net	23,441,614	—	(2,180,176)	21,261,438
Income before financial results and taxes	744,010,138	(6,979,759)	(229,851,309)	507,179,070
Net interest expenses	297,114,673	—	(175,625,090)	121,489,583
Equity in the earnings of joint ventures	—	—	33,702,474	33,702,474
Equity in earnings of associated companies, net	(209,183,860)	—	(2,093,659)	(211,277,519)
Net other financial expenses	124,970,769	—	(68,327,744)	56,643,025
Income taxes	108,196,813	(1,744,938)	(7,396,407)	99,055,468
Net income from continuing operations	422,911,743	(5,234,821)	(10,110,883)	407,566,039
Net income from discontinued operations	—	—	—	—
Net income from continuing operations	422,911,743	(5,234,821)	(10,110,883)	407,566,039
Attributable to non-controlling interests	83,782,511	—	(10,110,883)	73,671,628
Attributable to equity holders of the parent	339,129,232	(5,234,821)	—	333,894,411
Earnings per share attributable to the equity holders of the parent
Basic	0.39	(0.01)	—	0.39
Diluted	0.39	(0.01)	—	0.39

Consolidated Income Statement for the year ended 31 December 2010	Euro

	Statement	Adjustments	Adjustments	Recast
	prior to recast	IAS 19	IFRS 11	statement
Total revenues	3,742,253,838	—	—	3,742,253,838
Costs, losses and (income)
Wages and salaries	637,115,622	—	—	637,115,622
Direct costs	547,559,101	—	—	547,559,101
Costs of products sold	179,893,915	—	—	179,893,915
Marketing and publicity	81,096,858	—	—	81,096,858
Supplies, external services and other expenses	724,519,676	—	—	724,519,676
Indirect taxes	45,418,246	—	—	45,418,246
Provisions and adjustments	34,951,944	—	—	34,951,944
Depreciation and amortisation	758,567,813	—	—	758,567,813
Post-retirement benefits costs	38,209,838	5,884,339	6,818,992	50,913,169
Curtailment costs	145,513,252	3,120,673	—	148,633,925
Other operating expenses, net	135,651,169	—	—	135,651,169
Income before financial results and taxes	413,756,404	(9,005,012)	(6,818,992)	397,932,400
Net interest expenses	185,044,935	—	—	185,044,935
Equity in the earnings of jointly controlled entities	—	—	—	—
Equity in earnings of associated companies, net	(141,709,104)	—	—	(141,709,104)
Net other financial expenses	38,254,456	—	—	38,254,456
Income taxes	77,525,848	(2,251,253)	(1,704,748)	73,569,847
Net income from continuing operations	254,640,269	(6,753,759)	(5,114,244)	242,772,266
Net income from discontinued operations	5,565,426,533	—	—	5,565,426,533
Net income from continuing operations	5,820,066,802	(6,753,759)	(5,114,244)	5,808,198,799
Attributable to non-controlling interests	147,871,835	—	—	147,871,835
Attributable to equity holders of the parent	5,672,194,967	(6,753,759)	(5,114,244)	5,660,326,964
Earnings per share attributable to the equity holders of the parent
Basic	6.48	(0.01)	—	6.46
Diluted	6.06	0.40	—	6.46

Consolidated Statement of Cash Flows for the year ended 31 December 2012	Euro

	Statement	Adjustments	Recast
	prior to recast	IFRS 11	statement

OPERATING ACTIVITIES
Collections from clients	8,346,301,510	(4,564,776,891)	3,781,524,619
Payments to suppliers	(3,579,536,743)	1,786,607,267	(1,792,929,476)
Payments to employees	(1,111,039,110)	666,754,261	(444,284,849)
Payments relating to income taxes	(155,766,302)	100,769,095	(54,997,207)
Payments relating to post-retirement benefits, net	(197,666,333)	10,481,805	(187,184,528)
Payments relating to indirect taxes and other	(1,728,169,403)	1,487,870,828	(240,298,575)
Cash flows from operating activities(1)	1,574,123,619	(512,293,635)	1,061,829,984

INVESTING ACTIVITIES
Short-term financial applications	(140,048,426)	(21,136,225)	(161,184,651)
Interest and related income	217,115,072	(66,405,466)	150,709,606
Dividends	76,279,817	188,937,728	265,217,545
Financial investments	(2,621,633)	3,536,311	914,678
Tangible and intangible assets	(1,421,602,503)	587,418,642	(834,183,861)
Other investing activities	3,562,053	(35,235)	3,526,818
Cash flows from investing activities(2)	(1,267,315,620)	692,315,755	(574,999,865)

FINANCING ACTIVITIES
Loans obtained	5,478,403,138	(771,736,709)	4,706,666,429
Loans repaid	(6,391,633,542)	664,469,844	(5,727,163,698)
Interest and related expenses	(752,171,827)	272,489,143	(479,682,684)
Dividends	(642,871,535)	38,747,365	(604,124,170)
Acquisition of treasury shares	(23,198,433)	23,198,433	—
Other financing activities	(315,231,922)	306,639,456	(8,592,466)
Cash flows from financing activities(3)	(2,646,704,121)	533,807,532	(2,112,896,589)

Cash and cash equivalents at the beginning of the period	4,930,012,396	(1,287,932,720)	3,642,079,676
Change in cash and cash equivalents (4)=(1)+(2)+(3)	(2,339,896,122)	713,829,652	(1,626,066,470)
Effect of exchange differences	(83,017,118)	55,801,050	(27,216,068)
Cash and cash equivalents at the end of the period	2,507,099,156	(518,302,018)	1,988,797,138

Consolidated Statement of Cash Flows for the year ended 31 December 2011	Euro

	Statement	Adjustments	Recast
	prior to recast	IFRS 11	statement

OPERATING ACTIVITIES
Collections from clients	6,872,212,265	(2,850,235,205)	4,021,977,060
Payments to suppliers	(3,071,030,520)	1,301,878,131	(1,769,152,389)
Payments to employees	(1,052,530,685)	503,941,402	(548,589,283)
Payments relating to income taxes	(164,560,300)	62,070,653	(102,489,647)
Payments relating to post-retirement benefits, net	(198,223,997)	1,146,265	(197,077,732)
Payments relating to indirect taxes and other	(610,714,238)	395,535,012	(215,179,226)
Cash flows from operating activities(1)	1,775,152,525	(585,663,742)	1,189,488,783

INVESTING ACTIVITIES
Short-term financial applications	(204,168,957)	83,135,100	(121,033,857)
Interest and related income	339,561,933	(70,741,610)	268,820,323
Dividends	147,209,113	27,457,142	174,666,255
Financial investments	(2,094,848,198)	(1,462,014,760)	(3,556,862,958)
Tangible and intangible assets	(1,206,516,307)	471,095,337	(735,420,970)
Other investing activities	9,533,968	30,916,727	40,450,695
Cash flows from investing activities related to continuing operations	(3,009,228,448)	(920,152,064)	(3,929,380,512)
Cash flows from investing activities related to discontinued operations	2,000,000,000	—	2,000,000,000
Cash flows from investing activities(2)	(1,009,228,448)	(920,152,064)	(1,929,380,512)

FINANCING ACTIVITIES
Loans obtained	7,333,257,840	(1,120,936,704)	6,212,321,136
Loans repaid	(5,878,028,282)	851,138,903	(5,026,889,379)
Interest and related expenses	(647,706,534)	277,023,124	(370,683,410)
Dividends	(1,206,055,463)	21,349,415	(1,184,706,048)
Acquisition of treasury shares	(86,819,821)	86,819,821	0
Other financing activities	(54,946,731)	45,543,218	(9,403,513)
Cash flows from financing activities(3)	(540,298,991)	160,937,777	(379,361,214)

Cash and cash equivalents at the beginning of the period	4,764,732,734	—	4,764,732,734
Change in cash and cash equivalents (4)=(1)+(2)+(3)	225,625,086	(1,344,878,029)	(1,119,252,943)
Effect of exchange differences	(60,345,424)	56,945,308	(3,400,116)
Cash and cash equivalents at the end of the period	4,930,012,396	(1,287,932,720)	3,642,079,676

5.                  Exchange rates used to translate foreign currency financial statements

As at 31 December 2012 and 2011, assets and liabilities denominated in foreign currencies were translated to Euros using the following exchange rates to the Euro:

Currency	2012	2011
Argentine peso	6.4879	5.5683
Australian dollar	1.2712	1.2723
Botswana pula	10.2717	9.6704
Brazilian real	2.7036	2.4159
British pound	0.8161	0.8353
Canadian dollar	1.3137	1.3215
Cape Verde escudo	110.2650	110.2650
CFA franc	655.9570	655.9570
Chinese Yuan Renmimbi	8.2207	8.1588
Danish krone	7.4610	7.4342
Hong Kong dollar	10.2260	10.0510
Hungarian forint	292.3000	314.5800
Japanese yen	113.6100	100.2000
Kenyan shilling	113.6003	109.9168
Macao pataca	10.5328	10.3525
Moroccan dirham	11.1526	11.0952
Mozambique metical	39.2400	34.9600
Namibian dollar	11.1727	10.4830
Norwegian krone	7.3483	7.7540
São Tomé dobra	24,500.0	24,500.0
South African rand	11.1727	10.4830
Swedisk krone	8.5820	8.9120
Swiss franc	1.2072	1.2156
Ugandan shilling	3,549.2	3,208.9
US dollar	1.3194	1.2939

During the years ended 31 December 2012, 2011 and 2010, income statements of subsidiaries expressed in foreign currencies were translated to Euros using the following average exchange rates to the Euro:

Currency	2012	2011	2010
Argentine peso	5.8869	5.7591	5.2000
Botswana pula	9.8156	9.5133	9.0274
Brazilian real	2.5084	2.3265	2.3315
Cape Verde escudo	110.2650	110.2650	110.2650
CFA franc	655.9570	655.9570	655.9570
Chinese Yuan Renmimbi	8.1052	8.9960	8.9718
Hungarian forint	289.2500	279.3700	275.4800
Kenyan shilling	109.3349	122.8537	105.2131
Macao pataca	10.2645	11.1619	10.6125
Moroccan dirham	11.1061	11.2677	11.1623
Mozambique metical	36.3700	40.5400	45.3431
Namibian dollar	10.5511	10.0970	9.6981
São Tomé dobra	24,500.0	24,500.0	24,500.0
Swiss franc	1.2053	1.2326	1.3802
Ugandan shilling	3,250.3	3,501.2	2,883.0
US dollar	1.2848	1.3920	1.3259

6.                  Revenues

The contribution of reportable segments to consolidated revenues in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Telecommunications in Portugal (Note 7.a)(i)	2,676,916,113	2,868,688,041	3,102,159,717
Services rendered (Note 3.p)	2,532,665,557	2,726,419,561	2,918,735,659
Sales	107,428,368	115,138,271	146,489,093
Other revenues	36,822,188	27,130,209	36,934,965
Other businesses(ii)	402,043,851	511,012,406	640,094,121
Services rendered	365,237,961	477,960,457	597,288,304
Sales	33,107,605	14,290,149	19,126,757
Other revenues	3,698,285	18,761,800	23,679,060
	3,078,959,964	3,379,700,447	3,742,253,838

(i)        For information on this operating segment performance, including explanations for changes in operating revenues, see Note 7.a).

(ii)     In 2012, the lower contribution from other businesses to consolidated revenues reflects mainly the contribution of Dedic/GPTI business in the first half of 2011 (Euro 134 million), as this business was fully consolidated up to 30 June 2011 and then integrated in Contax and thus reflected in the Company’s financial statements through the equity method, effect that more than offset higher contributions from MTC (mobile operator in Namibia) and Timor Telecom.

Revenue is recognized in accordance with principles referred to in Note 3.p). Services rendered include mainly revenue derived from (1) fixed line and international telecommunications services, including billed and interconnection revenues, (2) Pay-TV services, including monthly subscription fees and rental of equipment, (3) mobile telecommunications services, including usage of network, interconnection fees, roaming, pre-paid cards and wireless broadband, and (4) advertising in directories. Sales correspond mainly to the disposals of terminal equipment, including fixed telephones, modems, TV boxes and terminal mobile equipment. Other revenues include mainly Portal’s advertising revenues, benefits from contractual penalties imposed to customers, rental of equipments and other own infra-structures and revenues resulting from consultancy projects.

Revenues in 2012, 2011 and 2010 by geographic area are as follows:

Euro

	2012	2011	2010
Portugal	2,740,511,943	2,925,740,483	3,176,056,481
Brazil (i)	—	133,870,776	261,672,665
Other	338,448,021	320,089,188	304,524,692
	3,078,959,964	3,379,700,447	3,742,253,838

(i)        The reduction from 2011 to 2012 reflects mainly the contribution of Dedic/GPTI business in the first half of 2011 (Euro 134 million), as mentioned above. In 2010, this caption corresponds to the full consolidation of Dedic/GPTI business.

7.                  Segment reporting

The operating segments as at 31 December 2012, 2011 and 2010, based on the manner the Board of Directors reviews and assesses the performance of the Group’s businesses, are as follows: (i) Telecommunications in Portugal; and (ii) Telecommunications in Brazil - Oi. There is no difference between operating and reportable segments.

The operating segment named “Telecommunications in Portugal” includes wireline and TMN.

The operating segment named “Telecommunications in Brazil - Oi” includes Oi, S.A., the parent company of the Oi Group, Telemar Norte Leste and the subsidiaries of both these companies. Portugal Telecom discloses Oi as an operating segment since the Company’s management currently reviews and assesses its performance periodically, notwithstanding Oi being a joint venture in accordance with IFRS 11 and thus accounted for by the equity method.

In addition to the above mentioned reportable segments, the Group has other businesses that do not comply individually or together with any of the quantitive thresholds that would require a disclosure as a reportable segment. These businesses relate primarily to the following Group companies: (1) Contax, which renders BPO and contact centre services; (2) MTC, Cabo Verde Telecom and Timor Telecom, which render wireline and mobile telecommunications services; and (3) certain Portuguese support companies, namely PT - Sistemas de Informação, Portugal Telecom Inovação, PT Pro Serviços Administrativos e de Gestão Partillhados and PT Contact — Telemarketing e Serviços de Informação.

a) Telecommunications in Portugal

Financial information of this reportable segment for the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
REVENUES(i)
Services rendered - external customers (Note 6)	2,532,665,557	2,726,419,561	2,918,735,659
Services rendered - inter-segment	13,237,131	13,549,575	14,859,164
Sales - external customers (Note 6)	107,428,368	115,138,271	146,489,093
Sales - inter-segment	1,687,799	1,137,761	2,950,652
Other revenues - external customers (Note 6)	36,822,188	27,130,209	36,934,965
Other revenues - inter-segment	8,662,046	8,623,453	4,485,632
	2,700,503,089	2,891,998,830	3,124,455,165
COSTS, EXPENSES, LOSSES AND (INCOME)
Wages and salaries (Note 8)	241,778,227	252,457,557	274,983,361
Direct costs (Note 9)	457,091,120	480,297,290	535,052,022
Commercial costs (ii)	292,158,529	318,304,226	345,003,890
Supplies, external services and other expenses (Note 11)(iii)	508,734,534	535,438,223	591,830,390
Depreciation and amortisation (iv)	681,159,324	703,169,318	681,638,261
Post-retirement benefits, net (V)	57,409,291	60,821,674	50,792,054
Work force reduction and settlement costs (vi)	1,160,449	34,021,621	145,663,763
Net gains on disposals of fixed assets	(3,525,138)	(556,261)	(2,490,280)
Other costs (gains), net (vii)	(23,494,632)	16,613,077	102,657,831
	2,212,471,704	2,400,566,725	2,725,131,292
Income before financial results and taxes	488,031,385	491,432,105	399,323,873

(i)             The composition of total revenues by customer segment for the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro million

	2012	2011	2010
Residential	712	682	647
Personal	688	768	865
Enterprise	896	982	1,080
Wholesale, other and eliminations	405	459	533
	2,701	2,892	3,124

In 2012, the reduction in total revenues is primarily explained by: (1) lower revenues driven by the Enterprise customer segment (Euro 86 million), impacted by pricing and consumption pressure on both SME and large companies, significant cut back on the public administration and postponement of investment decisions by large corporate customers; (2) revenue decline in the Personal customer segment (Euro 80 million), as a result of lower customer revenues (Euro 56 million) reflecting challenging economic conditions and pricing pressure, lower interconnection revenues, following the negative impact of the decline in Mobile Termination Rates (“MTRs”), and lower sales; and (3) a reduction in revenues from wholesale and other businesses (Euro 54 million), as a result of lower accesses and traffic revenues, a decline in public phones and lower revenues from the directories business (Euro 11 million). These effects were partially offset by an increase in revenues from the Residential customer segment (Euro 29 million), mainly related to Pay-TV and broadband revenues, which are underpinned by the solid performance of Meo’s double and triple play offers. The reduction in 2011, as compared to 2010, reflects primarily: (1) revenue decline in the Personal customer segment (Euro 97 million), as a result of lower equipment sales (Euro 12 million), lower interconnection revenues (Euro 29 million) and lower customer revenues (Euro 55 million) reflecting challenging economic conditions, the impact of a VAT increase and increased popularity of tribal plans; (2) the decline in the Enterprise segment (Euro 97 million), as a result of public administration freeze of relevant projects and also lower interconnections revenues; and (3) lower revenues associated with the wholesale and other businesses (Euro 74 million), including a negative impact from the directories business (Euro 20 million). These negative effects were partially offset by an increase in revenues from Residential customer segment (Euro 35 million), namely Pay-TV and broadband revenues, which are underpinned by the success of Meo’s double and triple-play offers.

(ii)          This caption includes costs of products sold, commissions and marketing and publicity expenses. The reduction in 2012 is primarily explained by: (1) lower costs of goods sold, due to lower equipment sales, lower subsidies and also lower average cost of handsets as a result of favourable contracts signed with key suppliers; (2) lower commissions, which was a solid performance as it was achieved against a backdrop of continued customer growth, thus reflecting lower churn; and (3) lower marketing and publicity expenses, due to a strong focus on cost efficiency. The reduction in 2011 is primarily explained by the decrease in direct costs is primarily explained by a reduction in interconnection costs, mainly due to the decrease in regulated MTRs, and the decline in the directories business, which more than offset higher programming costs due to the continued growth of pay-TV customers, notwithstanding a decline in programming costs per customer as pay-TV is reaching critical mass.

(iii)       This caption includes supplies and external services costs, provisions, indirect taxes and other costs.

(iv)      In 2012, the decrease in depreciation and amortization costs reflects primarily the swap of TMN’s 2G equipment for LTE (4G) enabled equipment, which led to an accelerated depreciation of 2G equipments up to 30 June 2011, and the impact resulting from the revision of the useful life of certain tangible assets undertaken in 2012. The increase in 2011 over 2010 is primarily explained by the impact of the investments made in the roll-out of the pay-TV service.

(v)     Other gains in 2012, as mentioned in Note 15, include an estimated net compensation receivable from the Portuguese State for prior years costs supported by PT Comunicações with the universal service obligation under the Concession Agreement, which explains the change in this caption as compared to the year 2011. In 2010, as also mentioned in Note 15, other costs include non-recurring provisions and adjustments that were recognized in order to adjust certain receivables and inventories to their recoverable amounts and reflect estimated losses with certain legal actions.

Capital expenditures in tangible and intangible assets for this reportable segment amounted to Euro 555 million in 2012, Euro 647 million in 2011 and Euro 657 million in 2010. The reduction in 2012 reflected: (1) lower costumer related capital expenditures, mainly due to lower unitary equipment costs, lower net additions of costumers and lower churn across the pay-tv and broadband services, and (2) lower infra-structure capital expenditures, explained by the strong investments made during the 2008-2011 period in the development of the FTTH network, the modernization of the 2G network and the reinforcement of 3G and 3.5G networks in terms of capacity and coverage, and notwithstanding the investments in the development of the 4G LTE network in 2012. Capital expenditures in the Portuguese telecommunication businesses have been directed towards investments in future proof technologies, namely FTTH, including the coverage of mobile base stations with fibre, and 4G/LTE. The reduction in 2011 reflected a decline in capital expenditures from residential customer segment due to a decrease in customer related capital expenditures as a result of: (1) a lower number of set-top boxes per fibre TV customer as compared to ADSL; (2) lower unitary cost of set-top boxes, optical network terminators and home gateways, and (3) improved refurbishment rates of set-top boxes. These effects were partially offset by an increase in capital expenditures related to the mobile network, explained by investments in the swap of TMN’s 2G equipments for LTE (4G) enabled equipments and investments in capacity of existing 3G and 3.5G networks, namely in urban areas. In addition to the above mentioned capital expenditures, this business segment incurred in one-off capital expenditures totalling Euro 136 million in 2011and Euro 227 million in 2010, as detailed in Notes 36 and 37.

As at 31 December 2012 and 2011, the total staff in this segment was 7,637 and 7,535 employees, respectively.

b) Telecommunications in Brazil - Oi

Financial information of this reportable segment for the year ended 31 December 2012 and the nine months period between 1 April and 31 December 2011, considering the 25.6% joint control interest held by Portugal Telecom, is as follows:

Euro

	2012	2011
REVENUES
Services rendered - external customers	2,817,121,891	2,297,480,556
Sales - external customers	56,920,290	12,028,870
Other revenues - external customers	163,863,534	99,690,067
Other revenues - inter-segment	4,181,473	2,917,385
	3,042,087,188	2,412,116,878
COSTS, EXPENSES, LOSSES AND (INCOME)
Wages and salaries	248,684,844	163,243,344
Direct costs	630,173,022	517,527,789
Commercial costs	240,284,522	174,426,926
Supplies, external services and other expenses	1,013,972,714	809,288,452
Depreciation and amortisation	578,210,753	512,203,623
Post-retirement benefits, net	6,438,817	4,516,002
Net gains on disposals of fixed assets	(29,877,164)	(8,711,820)
Other costs, net	11,364,037	10,136,238
	2,699,251,545	2,182,630,554
Income before financial results and taxes	342,835,643	229,486,324

As mentioned in Note 30, Portugal Telecom accounted for its share in the earnings of Oi as from 1 April 2011, which explains the increase across all captions in 2012 as compared to 2011, effect that was partially offset by the impact of the depreciation of the Brazilian Real against the Euro in 2012.

Oi’s revenues stood at Euro 3,042 million in 2012, as compared to Euro 2,412 million in the nine months period between 1 April and 31 December 2011, an increase of Euro 630 million reflecting primarily the effect of one additional quarter in 2012 (Euro 788 million), partially offset by the impact of the depreciation of the Brazilian Real against the Euro (Euro 241 million). Adjusting for these effects, operating revenues in 2012 would have increased by Euro 83 million as compared to 2011, mainly due to an increase in sales and other operating revenues (Euro 86 million), partially offset by a reduction in services rendered (Euro 3 million). The increase in sales reflects Oi’s return to the handset market, in line with its strategy to focus on the high-value segment. The decrease in service revenues is primarily explained by (1) the impact of lower residential revenues, due to lower fixed voice revenues and notwithstanding the positive contribution of broadband and pay-TV revenues in the last couple of quarters, which was offset by (2) an increase in personal mobility revenues, on the back of higher revenues from monthly fees, underpinned by postpaid customer growth, increased traffic revenues and higher revenues from 3G services.

Also adjusted for the effects of the additional quarter in 2012 and the depreciation of the Brazilian Real against the Euro, Oi’s consolidated income before financial results and taxes would have presented an increase, primarily as a result of: (1) a reduction in provisions and adjustments, reflecting both lower provisions for contingencies and lower adjustments for bad debt; and (2) an increase in net sales and other operating revenues. These effects were partially offset by: (1) an increase in supplies and external services, mostly due to higher sales, increased content costs for pay-TV and higher expenses for logistics related to the new handset marketing strate; (2) higher personnel costs as a result of increased staff levels and organisational restructuring, including new regional commercial structures in order to improve regional operational performance; and (3) a gain recorded in the third quarter of 2011 related to the recognition of a reimbursement to be received from Sistel regarding the surplus of a post-retirement benefits plan.

Capital expenditures in tangible and intangible assets for this reportable segment increased from Euro 444 million in the nine months period between 1 April and 31 December 2011 to Euro 630 million in 2012. This performance reflects primarily the effect of one additional quarter in 2012 (Euro 121 million), partially offset by the impact of the depreciation of the Brazilian Real against the Euro (Euro 50 million). Adjusting for these effects, Oi’s capital expenditures would have increased by Euro 114 million mainly due to the investments in expanding broadband and 3G coverage during the year 2012. In addition to the above mentioned capital expenditures, Oi made a non-recurring investment in June 2012 in the acquisition of 4G licenses for a total amount of Euro 41 million, as referred to in Note 36.

As at 31 December 2012 and 2011, the total staff in this segment was 9,412 and 7,892 employees, respectively (considering the 25.6% stake used in the proportional consolidation).

c) Reconciliation of revenues and net income and information by geographic area

In 2012, 2011 and 2010, the reconciliation between revenues of consolidated reportable segments and consolidated revenues is as follows:

Euro

	2012	2011	2010
Revenues relating to Telecommunications in Portugal	2,700,503,089	2,891,998,830	3,124,455,165
Revenues relating to other businesses (i)	848,262,713	1,088,297,486	1,088,297,486
Elimination of intragroup revenues (i)	(469,805,838)	(600,595,869)	(470,498,813)
Total consolidated revenues	3,078,959,964	3,379,700,447	3,742,253,838

(i)  As mentioned above, other businesses include primarily MTC, Cabo Verde Telecom, Timor Telecom and certain Portuguese support companies, the performance of which is monitored by the management on a standalone basis. In 2012, the decrease in revenues relating to other businesses is primarily explained by the contribution of Dedic/GPTI business in the first half of 2011 (Euro 134 million), as this business was fully consolidated up to 30 June 2011 and then integrated in Contax and thus reflected in the Portugal Telecom’s consolidated financial statements through the equity method, effect that more than offset improved revenue performance of MTC and Timor Telecom. The decrease in revenues relating to other business in 2011 reflects mainly (1) a lower contribution from Dedic/GPTI (Euro 128 million), as this business was fully consolidated only until 30 June 2011 and then integrated in Contax, and (2) improved revenue performance at MTC (mobile operator in Namibia) and Timor Telecom.

In the years ended 31 December 2012, 2011 and 2010, the reconciliation between net income before financial results and taxes of consolidated reportable segments and Group’s consolidated net income is as follows:

	2012	2011	2010
Income before financial results and taxes relating to operating segments:
Telecommunications in Portugal	488,031,385	491,432,105	399,323,873
Income before financial results and taxes relating to other businesses (i)	3,745,894	15,746,965	(1,391,473)
Consolidated income before financial results and taxes	491,777,279	507,179,070	397,932,400
Financial gains (losses):
Net interest expenses (Note 16)	(213,014,581)	(121,489,583)	(185,044,935)
Net foreign currency exchange losses (Note 17)	(1,841,496)	(2,298,585)	(6,814,213)
Net losses (gains) on financial assets and other investments (Note 18)	(3,921,932)	562,253	1,860,287
Equity in the earnings of joint ventures (Note 30)	(3,011,998)	(33,702,473)	—
Equity in earnings of associated companies, net (Note 33)	210,273,584	211,277,518	141,709,104
Net other financial expenses (Note 19)	(44,565,085)	(54,906,693)	(33,300,530)
Income taxes (Note 20)	(125,608,091)	(99,055,468)	(73,569,847)
Net income	310,087,680	407,566,039	242,772,266
Net income from discontinued operations(Note 32)	—	—	5,565,426,533
Net income (before non-controlling interests)	310,087,680	407,566,039	5,808,198,799

(i)    A reduction in this caption is primarily explained by the lower earnings of certain international operations, namely MTC and Timor Telecom. Losses recorded in 2010 under this caption reflect mainly expenses incurred in the third quarter, amounting to Euro 25 million, in connection with the acquisition of the investments in Oi and Contax, as mentioned in Note 15.

Total assets, liabilities and tangible and intangible assets by geographic area as at 31 December 2012 and 2011 and capital expenditures for tangible and intangible assets in the years ended 31 December 2012 and 2011 are as follows:

Euro

2012

			Tangible	Intangible	Capital expenditures
	Total	Total	assets	assets	for tangible and
	assets	liabilities	(Note 37)	(Note 36)	intangible assets (iii)
Portugal (i)	8,373,264,796	9,881,378,570	3,409,125,065	641,287,521	571,960,811
Brazil (ii)	3,218,436,786	148,067,576	287,757	—	—
Other	1,237,355,834	262,354,328	169,458,624	116,239,039	89,239,535
	12,829,057,416	10,291,800,474	3,578,871,446	757,526,560	661,200,346

Euro

2011

			Tangible	Intangible	Capital expenditures
	Total	Total	assets	assets	for tangible and
	assets	liabilities	(Note 37)	(Note 36)	intangible assets (iii)
Portugal (i)	10,328,439,876	11,639,794,124	3,498,585,410	686,876,860	660,819,438
Brazil (ii)	3,628,664,796	155,157,511	377,693	—	8,898,401
Other	1,107,182,926	206,463,175	157,145,565	113,841,807	80,083,124
	15,064,287,598	12,001,414,810	3,656,108,668	800,718,667	749,800,963

(i)    The decrease in total assets and total liabilities from operations in Portugal is primarily explained by the repayment of the 1,300 million Eurobond issued in March 2005.

(ii)   The decrease in assets is basically explained by the impact of the depreciation of the Brazilian Real against the Euro on investments in Brazilian joint ventures.

(iii)  Total capital expenditures in 2012 and 2011 include capital expenditures for tangible assets, amounting to Euro 575 million and Euro 653 million (Note 37), respectively, and capital expenditures for intangible assets amounting to Euro 87 million and Euro 97 million (Note 36), respectively. In addition to these amounts, the Group recognized certain one-off capital expenditures in tangible and intangible assets, as disclosed in Notes 36 and 37.

8.      Wages and salaries

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Salaries	332,493,271	404,630,135	507,131,463
Social security	62,970,790	86,246,763	101,981,635
Health care benefits related to active employees	4,545,741	7,103,735	8,138,338
Trainning	2,563,648	6,098,102	7,163,740
Other	11,052,322	10,972,092	12,700,446
	413,625,772	515,050,827	637,115,622

In 2012, the decrease in this caption reflects primarily (1) the contribution of Dedic/GPTI in the first half of 2011 (Euro 104 million), as this business was integrated in Contax as from 1 July 2011, and (2) a decline at the operating segment “Telecommunications in Portugal” (Euro 11 million — Note 7.a), due to lower variable and overtime remunerations, higher efficiency levels in certain internal processes and lower personnel costs as a result of the restructuring plan implemented in the end of 2011.

In 2011, the decrease in total consolidated wages and salaries is primarily explained by lower contributions from: (1) the operating segment “Telecommunications in Portugal” (Euro 23 million — Note 7.a), reflecting primarily lower variable and overtime remunerations, higher efficiency levels in certain internal processes and lower personnel costs as a result of the restructuring plan implemented in the end of 2010; and (2) Dedic/GPTI (Euro 78 million), as this business was fully consolidated only until 30 June 2011 and then integrated in Contax.

9.      Direct costs

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Telecommunications costs (i)	255,493,833	273,588,214	312,919,690
Programming costs (ii)	123,391,025	120,025,530	115,781,049
Leasings of sites (i)	22,845,446	22,639,891	22,608,474
Directories (iii)	26,769,455	35,914,547	50,248,451
Other	28,894,588	38,825,324	46,001,437
	457,394,347	490,993,506	547,559,101

(i)    In 2012, 2011 and 2010, these captions include costs related to operating leases totalling Euro 44,391,849, Euro 45,514,664 and Euro 44,538,490, respectively (Note 12).

(ii)   This caption relates basically to the programming costs incurred by the Pay-TV operation in Portugal, reflecting the continued growth of these services and notwithstanding the decline in costs per customer, as Pay-TV is reaching critical mass.

(iii)  The reduction in this caption is directly related to the decline of the directories business.

(iv)  This caption includes primarily mobile contents.

In 2012, the decrease of Euro 34 million in total consolidated direct costs is primarily as a result of a reduction in the Portuguese telecommunication businesses (Euro 23 million — Note 7.a), as a result of lower traffic costs at TMN, explained by the impact of the regulatory MTR cuts and a reduction of roaming interconnection costs, and lower costs associated with the directories business, which more than offset the higher programming costs due to the continued growth of pay-TV customers, notwithstanding a decline in programming costs per customer as pay-TV business reached critical mass.

In 2011, the decrease in total consolidated direct costs is primarily explained by a lower contribution from the operating segment “Telecommunications in Portugal” (Euro 55 million), as a result of a decrease in interconnection costs, due to lower MTRs, and the decline in the directories business.

10.    Costs of products sold

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Costs of products sold	144,074,646	144,964,725	180,819,046
Increases in adjustments for inventories (Note 42)	4,550,611	2,484,920	2,667,642
Reductions in adjustments for inventories (Note 42)	(10,526,575)	(9,378,627)	(3,592,773)
	138,098,682	138,071,018	179,893,915

11.    Supplies, external services and other expenses

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Specialized work	127,521,287	82,287,650	93,771,359
Support services	144,988,927	139,490,573	123,073,847
Commissions	108,310,828	144,519,430	131,953,259
Maintenance and repairs	88,678,609	135,797,680	145,966,906
Electricity	52,064,445	51,525,465	48,243,912
Operating leases (Note 12)	28,662,262	34,892,026	48,134,257
Other	90,367,424	95,442,926	133,376,136
	640,593,782	683,955,750	724,519,676

In 2012, the decrease of Euro 43 million in this caption reflects primarily lower contributions from the Portuguese telecommunications (Euro 27 million — Note 7.a) and Africatel businesses. The reduction in the Portuguese telecommunication businesses reflects mainly lower maintenance and repair expenses, support services and other third party services, benefiting from the roll out of Portugal Telecom’s more efficient and reliable FTTH network, the extensive field force transformation programme and also several cost cutting initiatives undertaken in Portuguese operations.

In 2011, the decrease of Euro 41 million is basically explained by (1) a reduction in the operating segment “Telecommunications in Portugal” (Euro 48 million), reflecting the strict operational and cost discipline on external supplies, and (2) a lower contribution from Dedic/GPTI (Euro 21 million), which was fully consolidated only until 30 June 2011 and then integrated in Contax.

12.    Operating leases

In the years ended 31 December 2012, 2011 and 2010, operating lease costs were recognised under the following captions:

Euro

	2012	2011	2010
Direct costs (Note 9)	44,391,849	45,514,664	44,538,490
Supplies, external services and other expenses (Note 11) (i)	28,662,262	34,892,026	48,134,257
	73,054,111	80,406,690	92,672,747

(i)    This caption relates mainly to rentals of property and leases of transportation equipment.

As at 31 December 2012, the Company’s obligations under non-cancellable operating lease contracts mature as follows:

Euro

2013	43,947,242
2014	26,556,083
2015	20,010,461
2016	17,210,121
2017	15,698,401
2018 and following years	44,040,850
167,463,158

13.    Indirect taxes

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Spectrum fees (i)	28,879,072	28,372,619	30,493,286
Other	14,883,415	12,852,912	14,924,960
	43,762,487	41,225,531	45,418,246

(i)    This caption includes primarily spectrum fees from TMN.

14.    Post-retirement benefits

14.1. Defined Benefits Plans

As referred to in Note 3, PT Comunicações and PT SI sponsor defined benefits plans under which these companies grant pension supplements to retired and active employees, healthcare services to retired employees and elegible relatives and salaries to suspend and pre-retired employees until retirement age.

The actuarial valuations of Portugal Telecom’s defined benefits plans related to Portuguese operations as at 31 December 2012, 2011 and 2010 were computed based on the projected unit credit method and considered the following main financial and demographic actuarial assumptions:

	2012	2011	2010
Financial assumptions
Discount rate:
Pension supplements	3.00%	4.75%	4.75%
Salaries to suspended and pre-retired	2.00%	3.75%	3.75%
Healthcare	4.00%	4.75%	4.75%
Salary growth rate for responsabilities with:
Pension supplements and healthcare	1.75%	1.75%	1.75%
Salaries to suspended and pre-retired	0% - 1.75% (i)	0% - 1.75% (i)	1.75%
Pension growth rate	GDP linked	GDP linked	GDP linked
Social Security sustainability factor	Applicable	Applicable	Not applicable
Inflation rate	2.00%	2.00%	2.00%
Healthcare cost trend growth rate	3.00%	3.00%	3.00%
Demographic assumptions
Mortality tables for active beneficiaries:
Males	PA (90)m adjusted	AM (92)	AM (92)
Females	PA (90)f adjusted	AF (92)	AF (92)
Mortality tables for non-active beneficiaries:
Males	PA (90)m adjusted	PA (90)m adjusted	PA (90)m adjusted
Females	PA (90)f adjusted	PA (90)f adjusted	PA (90)f adjusted
Disability table (Swiss Reinsurance Company)	25%	25%	25%
Active employees with spouses under the plan	35%	35%	35%
Turnover of employees	Nil	Nil	Nil

(i)    For salaries payable between 2013 and 2017, the salary growth rate ranges from 0% to 1% depending on the amount of the salary. As from 2018, the salary growth rate is 1.75% for all situations.

The changes in actuarial assumptions reflect mainly changes occurred in market conditions.

The discount rate was computed based on long-term yield rates of Euro Zone high-rating corporate bonds as of the date of the Consolidated Statement of Financial Position for durations comparable to the liabilities for pension supplements, salaries and health care benefits (between 4 and 15 years).

After the adoption of the amendment of IAS 19, the rate of return on long-term fund assets was the same as the discount rate used.

Salary growth rate was established in accordance with Group policy for wages and salaries and pension growth rate and the sustainability factor was established in line with Portuguese Government information.

Demographic assumptions considered by Portugal Telecom are based on mortality tables generally accepted for actuarial valuation purposes, with these tables being periodically adjusted to reflect the mortality experience occurred in the closed universe of the plan participants.

In the years ended 31 December 2012 and 2011, the total impact of changes in actuarial assumptions was a net loss of Euro 136,624,616 and a net gain of Euro 19,426,453 (Note 14.5), respectively, and was recognized directly in the Consolidated Statement of Comprehensive Income.

The impact of an increase by 25 bp on the average discount rate actuarial assumption would be a decrease of the responsibilities for post-retirement benefits by approximately Euro 21 million as at 31 December 2012, while the impact of an increase (decrease) in the health care cost trend rate by 1% would be an increase (decrease) of the responsibilities for post-retirement benefits by approximately Euro 71 million (Euro 58 million) as at 31 December 2012.

The impact of an increase (decrease) by 1% in the rate of return on long-term fund assets would be a decrease (increase) of post-retirement benefit costs in the year 2012 by approximately Euro 3 million, corresponding to the increase (decrease) in expected return on assets, and the impact of an increase (decrease) by 1% in the health care cost trend rate would be an increase (decrease) of post-retirement benefits costs in the year 2012 by approximately Euro 4 million (Euro 3 million).

14.1.1. Pension and supplement benefits

As referred to in Note 3.h, PT Comunicações is responsible for the payment of pension supplements to retired and active employees. These liabilities, which were estimated based on actuarial valuations, are as follows:

a)    Retirees and employees of Companhia Portuguesa Rádio Marconi, S.A. (“Marconi”, a company merged into PT Comunicações in 2002) hired prior to 1 February 1998 are entitled to a supplemental pension benefit (“Marconi Complementary Fund”). In addition, PT Comunicações contributes to the fund “Fundo de Melhoria Marconi” with 1.55% of salaries paid to these employees, which is responsible to pay the additional pension supplement.

b)    Retirees and employees of TLP and TDP hired prior to 23 June 1994 are entitled to receive a pension supplement from PT Comunicações, which complements the pension paid by the Portuguese social security system.

c)     On retirement, PT Comunicações pays a lump sum gratuity of a fixed amount which depends on the length of service completed by the employee.

Employees hired by PT Comunicações or any of its predecessor companies after the dates indicated above are not entitled to these benefits, as they are covered by the general Portuguese Government social security system.

PT SI employees who were transferred from PT Comunicações and Marconi and were covered by any of the pension plans described above maintain the right to such benefits.

As at 31 December 2012 and 2011, plans from PT Comunicações and PT SI covered 19,879 and 19,624 beneficiaries, respectively, of which approximately 63% and 64% were non-active, respectively.

Based on the actuarial reports, the benefits obligations and the fair value of the pension funds as at 31 December 2012 and 2011 were as follows:

Euro

	2012	2011
Projected benefits obligations	127,330,646	121,564,812
Pension funds assets at fair value	(99,529,441)	(98,480,548)
Unfunded pension obligations(Note 14.2)	27,801,205	23,084,264

During the years ended 31 December 2012 and 2011, the movement in the projected benefits obligations related to pensions supplements was as follows:

Euro

	2012	2011
Opening balance of the projected benefits obligations	121,564,812	129,890,253
Payments of benefits and contributions
Benefits paid by the Company (Note 14.3)	(983,643)	(1,109,982)
Benefits paid by the funds	(9,392,359)	(9,692,964)
Post-retirement benefits
Service cost	459,098	484,444
Interest cost	5,364,577	5,741,453
Work force reduction costs	83,981	10,245
Net actuarial losses (gains)	10,029,807	(3,758,637)
Transfers between plans (Note 14.1.3)	204,373
Closing balance of the projected benefits obligations	127,330,646	121,564,812

As at 31 December 2012 and 2011, the fair value of the portfolio of pension funds was as follows:

Euro

	2012		2011
	Amount	%	Amount	%
Equities	19,922,371	20.0%	19,994,550	20.3%
Bonds	60,201,161	60.5%	58,907,519	59.8%
Property (i)	2,545,908	2.6%	2,713,542	2.8%
Cash, treasury bills, short-term stocks and other assets	16,860,001	16.9%	16,864,937	17.1%
	99,529,441	100.0%	98,480,548	100.0%

(i)    During the year ended 31 December 2011, in connection with the transfer of unfunded pension obligations to the Portuguese State, Portugal Telecom acquired from the pension funds real estate properties that were previously rented to Group companies and recognised them under the caption “Tangible fixed assets” for an amount of Euro 3 million (Note 37).

Portugal Telecom is exposed to risks related to the changes in the fair value of the plan assets associated to Portugal Telecom’s post-retirement defined pension supplement plans. The main purpose of the established investment policy is capital preservation through five main principles: (1) diversification; (2) stable strategic asset allocation and disciplined rebalancing; (3) lower exposure to currency fluctuations; (4) specialized instruments for each class of assets; and (5) cost control.

During the years ended 31 December 2012 and 2011, the movement in the plan assets was as follows:

Euro

	2012	2011
Opening balance of the plan assets	98,480,548	109,335,604
Actual return on assets	9,341,252	(2,812,092)
Payments of benefits	(9,392,359)	(9,692,964)
Contributions made by the Company (Note 14.3)	1,100,000	1,650,000
Closing balance of the plan assets	99,529,441	98,480,548

A summary of the components of the net periodic pension cost recorded in the years ended 31 December 2012, 2011 and 2010 is presented below:

Euro

	2012	2011	2010
Service cost	459,098	484,444	4,129,105
Net interest cost	904,485	770,694	38,303,225
Prior years’ service gains recognized in the period (i)	—	—	(31,215,000)
Current pension cost (Note 14.4)	1,363,583	1,255,138	11,217,330
Work force reduction costs	83,981	10,245	279,299
Curtailment cost (Note 14.4)	83,981	10,245	279,299
Total pension cost	1,447,564	1,265,383	11,496,629

(i)    This caption corresponds to the difference between the value of the pension obligations transferred to the Portuguese State using actuarial assumptions agreed between both parties and the value of these same obligations using Portugal Telecom’s actuarial assumptions.

Actuarial gains and losses, which result from changes in actuarial assumptions and from differences between those actuarial assumptions and actual data, are recognised directly in Shareholders’ Equity, and presented in the Consolidated Statement of Comprehensive Income. During the years ended 31 December 2012 and 2011, the movement in accumulated net actuarial losses was as follows:

Euro

	2012	2011
Opening balance	120,726,097	116,701,883
Change in actuarial assumptions (Note 14.5)	17,533,583	(374,801)
Differences between actual data and actuarial assumptions (Note 14.5):
Pension benefits obligations related (i)	(7,503,776)	(3,383,836)
Assets related	(4,881,160)	7,782,851
Closing balance	125,874,744	120,726,097

(i)    Differences between actual data and actuarial assumptions related to the PBO results mainly from updated information regarding beneficiaries.

14.1.2. Health care benefits

As referred to in Note 3.i, PT Comunicações sponsored the payment of post-retirement health care benefits to certain suspended employees, pre-retired employees and retired employees and their eligible relatives. Health care services are rendered by PT-ACS, which was incorporated with the only purpose of managing the Company’s Health Care Plans.

These plans, sponsored by PT Comunicações, include all employees hired by PT Comunicações until 31 December 2000 and by Marconi until 1 February 1998. Certain employees of PT SI who were transferred from PT Comunicações are also covered by this health care plan.

As at 31 December 2012 and 2011, healthcare plans from PT Comunicações and PT SI covered 24,011 and 24,401 beneficiaries related to employees and former employees, of which approximately 76% in both years were non-active. In addition, as at 31 December 2012 and 2011, these plans also covered 10,853 and 11,036 beneficiaries related to relatives of employees and former employees.

The financing of the Health Care Plan comprises defined contributions made by participants to PT-ACS and the remainder by PT Comunicações, which incorporated an autonomous fund in 2004 for this purpose.

Based on the actuarial reports, the benefit obligation and the fair value of the health care fund and prior year’s service gains not yet recognized as at 31 December 2012 and 2011 are as follows:

Euro

	2012	2011
Projected benefits obligations	375,360,964	352,564,459
Plan assets at fair value	(299,865,329)	(246,214,842)
Unfunded obligations	75,495,635	106,349,617

During the years ended 31 December 2012 and 2011, the movement in the projected benefits obligations was as follows:

Euro

	2012	2011
Opening balance of the projected benefits obligations	352,564,459	342,490,660
Benefits paid by the Company (Note 14.3)	(19,000,416)	(17,964,841)
Post-retirement benefits costs
Service cost	3,051,844	3,042,635
Interest cost	16,358,642	15,871,525
Work force reduction costs	(167,331)	186,854
Net actuarial losses	22,553,766	8,937,626
Closing balance of the projected benefits obligations	375,360,964	352,564,459

As at 31 December 2012 and 2011, the fair value of the portfolio of the Company’s autonomous fund to cover post-retirement health care benefits obligations was as follows:

Euro

	2012		2011
	Amount	%	Amount	%
Equities (i)	75,277,597	25.1%	41,289,896	16.8%
Bonds (ii)	88,178,641	29.4%	89,155,632	36.2%
Cash, treasury bills, short-term stocks and other assets (iii)	136,409,091	45.5%	115,769,314	47.0%
	299,865,329	100.0%	246,214,842	100.0%

(i)    As at 31 December 2012 and 2011, this caption corresponds to investments in shares of Banco Espírito Santo (Note 48).

(ii)   As at 31 December 2012 and 2011, this caption includes investments in bonds of Portugal Telecom amounting to Euro 66 million (Note 48) and Euro 56 million (Note 48), respectively.

(iii)  As at 31 December 2012 and 2011, this caption includes mainly investments in the private equity funds “Ongoing International Capital Markets” and “Ongoing International Private Equity” totalling Euro 104 million and Euro 79 million, respectively, which are managed by Global investment Opportunities SICAV, former Ongoing International SICAV (Note 48).

During the years ended 31 December 2012 and 2011, the movement in plan assets was as follows:

Euro

	2012	2011
Opening balance of the plan assets	246,214,842	338,810,084
Actual return on assets (i)	74,473,916	(69,303,386)
Refunds (Note 14.3) (ii)	(20,823,429)	(23,291,856)
Closing balance of the plan assets	299,865,329	246,214,842

(i)    In 2012, the performance of plan assets was impacted by the increase on the fair value of equities and other investments, while in 2011 the performance was significantly impacted by the reduction on fair value of equity and bond investments.

(ii)   This caption corresponds to refunds of expenses paid on account by PT Comunicações.

A summary of the components of the net periodic post-retirement health care cost (gain) in 2012, 2011 and 2010 is presented below:

Euro

	2012	2011	2010
Service cost	3,051,844	3,042,635	3,027,076
Net interest cost	5,049,982	174,772	44,293,619
Current cost (gain) (Note 14.4)	8,101,826	3,217,407	47,320,695
Work force reduction program (gains) costs	(167,331)	186,854	2,694,286
Curtailment (gains) cost (Note 14.4)	(167,331)	186,854	2,694,286
Health care cost (gain)	7,934,495	3,404,261	50,014,981

Actuarial gains and losses, which result from changes in actuarial assumptions and from differences between those actuarial assumptions and actual data, are recognised directly in the Consolidated Statement of Comprehensive Income. During the years ended 31 December 2012 and 2011, the movement in accumulated net actuarial losses was as follows:

Euro

	2012	2011
Opening balance	288,484,519	194,816,754
Change in actuarial assumptions (Note 14.5)	37,479,958	—
Differences between actual data and actuarial assumptions (Note 14.5):
Health care benefits obligations related	(14,926,192)	8,937,626
Assets related	(63,165,256)	85,000,139
Closing balance	247,873,029	288,754,519

14.1.3. Salaries

As mentioned in Note 3.j, Portugal Telecom is also responsible for the payment of salaries to suspended and pre-retired employees until the retirement age, which result from agreements between both parties. As at 31 December 2012 and 2011, there were 5,453 and 5,779 suspended and pre-retired employees, respectively.

These liabilities are not subject to any legal funding requirement and therefore the monthly payment of salaries is made directly by PT Comunicações.

During the years ended 31 December 2012 and 2011, the movement in the projected benefits obligations was as follows:

Euro

	2012	2011
Opening balance of the projected benefits obligations	782,498,256	924,324,397
Benefits paid by the Company (Note 14.3)	(159,517,770)	(174,044,745)
Interest cost (Note 14.4)	25,737,595	31,387,011
Work force reduction costs (Note 14.4)	527,010	32,434,698
Net actuarial (gains) losses	81,396,729	(31,603,105)
Transfers between plans (Note 14.1.1)	(204,373)	—
Closing balance of the projected benefits obligations (Note 14.2)	730,437,447	782,498,256

Actuarial gains and losses, which result from changes in actuarial assumptions and from differences between those actuarial assumptions and actual data, are recognised directly in the Consolidated Statement of Comprehensive Income. During the years ended 31 December 2012 and 2011, the movement in accumulated net actuarial losses was as follows:

Euro

	2012	2011
Opening balance	83,497,476	115,100,581
Change in actuarial assumptions (Note 14.5)	81,611,075	(19,051,652)
Differences between actual data and actuarial assumptions (Note 14.5)	(214,346)	(12,551,453)
Closing balance	164,894,205	83,497,476

14.2. Responsibilities for post-retirement benefits

The movements occurred in the responsibilities for post-retirement benefits during the years ended 31 December 2011 and 2012 were as follows:

Euro

			Salaries to pre-
			retired and
	Pension	Health care	suspended
	benefits	benefits	employees
	(Note 14.1.1)	(Note 14.1.2)	(Note 14.1.3)	Total
Balance as at 31 December 2010	20,554,649	3,680,576	924,324,397	948,559,622
Net periodic pension cost (gain) (Note 14.4)	1,255,138	3,217,407	31,387,011	35,859,556
Work force reduction costs (Note 14.4)	10,245	186,854	32,434,698	32,631,797
Payments, contributions and refunds (Note 14.3)	(2,759,982)	5,327,015	(174,044,745)	(171,477,712)
Net actuarial losses (gains) (Note 14.5)	4,024,214	93,937,764	(31,603,105)	66,358,873
Balance as at 31 December 2011	23,084,264	106,349,617	782,498,256	911,932,137
Transfers between plans	204,373	—	(204,373)	—
Net periodic pension cost (gain) (Note 14.4)	1,363,583	8,101,826	25,737,595	35,203,004
Work force reduction costs (Note 14.4)	83,981	(167,331)	527,010	443,660
Payments, contributions and refunds (Note 14.3)	(2,083,643)	1,823,013	(159,517,770)	(159,778,400)
Net actuarial losses (gains) (Note 14.5)	5,148,647	(40,611,490)	81,396,729	45,933,886
Balance as at 31 December 2012	27,801,205	75,495,635	730,437,447	833,734,287

Certain post-retirement benefit plans have a surplus position and therefore were presented in the Consolidated Statement of Financial Position separately from those plans with a deficit position. As at 31 December 2012, 2011 and 2010, net post-retirement obligations were recognized in the Consolidated Statement of Financial Position as follows:

Euro

	2012	2011	2010
Plans with a deficit position:
Pensions	29,434,045	24,772,817	22,482,640
Health care	75,495,635	106,349,617	3,680,576
Salaries to pre-retired and suspended employees	730,437,447	782,498,256	924,324,397
	835,367,127	913,620,690	950,487,613
Plans with a surplus position:
Pensions	(1,632,840)	(1,688,553)	(1,927,991)
Health care	—	—	—
	(1,632,840)	(1,688,553)	(1,927,991)
	833,734,287	911,932,137	948,559,622

14.3. Cash flows relating to post-retirement benefits plans

During the years ended 31 December 2012, 2011 and 2010, the payments and contributions regarding post-retirement benefits were as follows:

Euro

	2012	2011	2010
Pensions
Contributions to the funds (Note 14.1.1)	1,100,000	1,650,000	35,535,127
Payments of premiums to pre-retired and suspended employees (Note 14.1.1)	983,643	1,109,982	824,091
Sub total (Note 14.2)	2,083,643	2,759,982	36,359,218
Health care
Refunds (Note 14.1.2)	(20,823,429)	(23,291,856)	(84,309,869)
Payments of health care expenses (Note 14.1.2)	19,000,416	17,964,841	18,882,633
Sub total (Note 14.2)	(1,823,013)	(5,327,015)	(65,427,236)
Other payments
Payments of salaries to pre-retired and suspended employees (Notes 14.1.3 and 14.2)	159,517,770	174,044,745	160,288,354
Termination payments (Note 14.4)	1,923,146	3,816,660	3,958,763
Service cost related to liabilities transferred to the Portuguese State (i)	25,482,982	21,783,360	—
Payment to the Portuguese State related to the transfer of pension plans (ii)	—	—	100,000,000
Sub total	186,923,898	199,644,765	264,247,117
	187,184,528	197,077,732	235,179,099

(i)        This caption corresponds to a fixed contribution paid by Portugal Telecom to the Portuguese Social Security System relating to the annual service of active and suspended employees that were entitled to pension benefits under the Company’s post-retirement benefits plans that were transferred to the Portuguese State in December 2010.

(ii)     This caption corresponds to the first instalment paid to the Portuguese State under the transfer of the unfunded pension obligations, completed in December 2010 for a total amount of Euro 1,022 million. The outstanding amount due as at 31 December 2010 (Euro 922 million ) was classified as gross debt and the related repayments were included under the caption “Payments resulting from loans repaid” (Notes 38.8 and 47.l).

14.4. Post-retirement benefit costs

In 2012, 2011 and 2010, post-retirement benefit costs and net work force reduction program costs were as follows:

Euro

	2012	2011	2010
Post-retirement benefits
Pension benefits (Notes 14.1.1 and 14.2)	1,363,583	1,255,138	11,217,330
Health care benefits (Notes 14.1.2 and 14.2)	8,101,826	3,217,407	(1,344,981)
Salaries (Notes 14.1.3 and 14.2)	25,737,595	31,387,011	39,610,000
Service cost related to liabilities transferred to the Portuguese state (i)	22,337,314	25,112,665	1,430,820
	57,540,318	60,972,221	50,913,169
Work force reduction costs
Pensions (Notes 14.1.1 and 14.2)	83,981	10,245	7,772,255
Health care (Notes 14.1.2 and 14.2)	(167,331)	186,854	2,694,286
Salaries (Notes 14.1.3 and 14.2)	527,010	32,434,698	134,208,621
Termination payments (Note 14.3)	1,923,146	3,816,660	3,958,763
	2,366,806	36,448,457	148,633,925

(i)        This caption corresponds to a fixed contribution paid by Portugal Telecom to the Portuguese Social Security System relating to the annual service of active and suspended employees that were entitled to pension benefits under the Company’s post-retirement benefit plans that were transferred to the Portuguese State in December 2010.

14.5. Net actuarial losses (gains)

In the years ended 31 December 2012, 2011 and 2010, net actuarial losses (gains) recorded in the Consolidated Statement of Comprehensive Income were as follows:

Euro

	2012	2011	2010
Changes in actuarial assumptions
Pension benefits (Note 14.1.1)	17,533,583	(374,801)	345,774,504
Health care benefits (Note 14.1.2)	37,479,958	—	40,384,304
Salaries (Note 14.1.3)	81,611,075	(19,051,652)	55,628,537
Sub-total	136,624,616	(19,426,453)	441,787,345
Differences between actual data and actuarial assumptions
Pension benefits (Note 14.1.1)	(12,384,936)	4,399,015	35,316,404
Health care benefits (Note 14.1.2)	(78,091,448)	93,937,765	(23,988,170)
Salaries (Note 14.1.3)	(214,346)	(12,551,453)	(6,388,668)
Sub-total	(90,690,730)	85,785,327	4,939,566
Total (Notes 14.2 and 44.5)	45,933,886	66,358,874	446,726,911

Net actuarial losses (gains) related to changes in actuarial assumptions resulted from the changes in the financial and demographic actuarial assumptions detailed in Note 14.1, as follows:

•    Net actuarial losses recognized in 2012 amounting to Euro 137 million include primarily the impacts resulting from (1) the suspension of the early retirement regime (loss of Euro 39 million), either permanently for employees under the CGA regime or during the financial assistance programme to Portugal for the remaining employees, (2) the reduction in the discount rates for responsibilities with pension supplements, health care benefits and salaries payable to suspended and pre-retired employees (loss of Euro 102 million), as detailed in Note 14.1, and (3) the change in the mortality tables for active beneficiaries;

•    Net actuarial gains recognized in 2011 amounting to Euro 19 million correspond to the reduction of the salary increase rate for responsibilities with salaries payable to suspended and pre retired employees;

•    Net actuarial losses recognized in 2010 amounting to Euro 442 million reflecting primarily the reduction in the discount rate (Euro 352 million) and an adjustment in the mortality tables (Euro 100 million).

The detail of net actuarial gains and losses resulting from differences between actual data and actuarial assumptions as follows:

•    Net actuarial gains recognized in 2012 amounting to Euro 91 million include (1) a gain of Euro 64 million related to the difference between actual return on plan assets (+25.2%) and expected return on plan assets calculated based on discount rates used to compute PBO, and (2) a gain of Euro 23 million related to the difference between actual data and actuarial assumptions related to projected benefits obligations, namely those assumptions related to the salary, pension and healthcare cost trend growth rates;

•    Net actuarial losses recognized in 2011 amounting to Euro 86 million include (1) a loss of Euro 92 million related to the difference between actual return on plan assets (-16.6%) and expected return on plan assets calculated based on discount rates used to compute PBO, and (2) a gain of Euro 7 million related to the difference between actual data and actuarial assumptions related to projected benefits obligations;

•    Net actuarial losses recognized in 2010 amounting to Euro 5 million include (1) a loss of Euro 72 million related to the difference between actual return on plan assets (+2.8%) and expected return on plan assets calculated based on discount rates used to compute PBO, and (2) a gain of Euro 67 million related to the difference between actual data and actuarial assumptions related to projected benefit obligations, namely lower health care expenses and differences in the salary growth rate.

14.6. Other disclosures

The tables below include the present value of projected benefits obligations, the fair value of the plan assets, the surplus or deficit in the plans and the net actuarial gains and losses. For all the plans mentioned above as at 31 December 2012, 2011, 2010, 2009 and 2008 and for the years then ended:

Euro

	2012	2011	2010	2009	2008
Projected benefits obligations (i)	1,233,129,057	1,256,627,527	1,396,705,310	3,836,915,409	3,941,510,416
Plan assets at fair value (i)	(399,394,770)	(344,695,390)	(448,145,688)	(2,369,524,484)	(2,131,646,536)
Responsibilities for post-retirement benefits, net	833,734,287	911,932,137	948,559,622	1,467,390,925	1,809,863,880

(i)        The decrease in the year ended 31 December 2010 relates mainly to a transfer of certain defined benefit pension plans to the Portuguese State.

Euro

	2012	2011	2010	2009	2008
Changes in actuarial assumptions	136,624,616	(19,426,453)	441,787,345	(1,660,464)	(232,309,178)
Differences between actual data and actuarial assumptions:
Projected benefits obligations related	(22,644,314)	(6,997,663)	(67,472,319)	15,523,139	26,821,855
Plan assets related	(68,046,416)	92,782,990	72,411,885	(184,120,001)	778,794,745
Cap effect on recognition of plan assets (IFRIC 14)	—	—	—	—	—
Total net actuarial losses (gains)	45,933,886	66,358,874	446,726,911	(170,257,326)	573,307,422

15.          Other costs (gains), net

Other net gains amounted to Euro 23 million in year ended 31 December 2012, as compared to net other costs of Euro 21 million in 2011, a change of Euro 44 million that reflects primarily a gain recorded in 2012 related to a net compensation for prior years costs supported by Portugal Telecom with the universal service obligation under the Concession Agreement, as envisaged in the Law Nº. 66/XII, partially offset by non-recurring adjustments to certain assets also recognized in 2012. In 2010, other costs amounted to Euro 141 million, reflecting primarily the following non-recurring items recognized in the third quarter: (1) non-recurring provisions and adjustments amounting to approximately Euro 50 million that were recognized in order to adjust certain receivables and inventories to their recoverable amounts and reflect estimated losses with certain legal actions; and (2) expenses incurred for services rendered in relation to the acquisition of the investment in Oi Group (Euro 25 million).

16.           Net interest expenses

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Interest expense
Related to loans obtained and financial instruments	344,266,779	340,932,925	282,729,191
Other	4,120,654	28,019,238	1,424,231
Interest income
Related to cash, short-term investments and financial instruments	(126,521,456)	(240,655,092)	(79,815,461)
Other	(8,851,396)	(6,807,488)	(19,293,026)
	213,014,581	121,489,583	185,044,935

In 2012, the increase in net interest expenses reflects primarily (1) an Euro 51 million interest gain recorded in the first quarter of 2011 on the cash deposits in Brazilian Reais that were used to pay the strategic investments in Oi and Contax on 28 March 2011 and (2) the interest income recorded in 2011 up to October related to the present value of the receivable from Telefónica regarding the disposal of Vivo. The decrease occurred in 2011 reflects mainly the same effects that explained the increase from 2011 to 2012, which more than offset the impact of an increase in the average net debt from Portuguese operations.

17.           Net foreign currency exchange losses

Net foreign currency exchange losses remained broadly stable in 2012 compared to 2011. The decrease occurred in 2011 reflects primarily higher losses recognized in 2010 reflecting the impact of the depreciation of the US Dollar against the Euro on net assets denominated in US Dollars.

18.           Net losses (gains) on financial assets and other investments

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Derivative financial instruments (Note 45)	3,838,959	(586,752)	(740,501)
Real estate investments	309,915	308,619	(792,832)
Other, net	(226,942)	(284,120)	(326,954)
	3,921,932	(562,253)	(1,860,287)

19.           Net other financial expenses

The composition of this caption in the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Bank commissions and expenses (i)	39,652,204	36,571,548	25,952,241
Other (ii)	4,912,881	18,335,145	7,348,289
	44,565,085	54,906,693	33,300,530

(i)        The increase in this caption in 2012 and 2011 relates mainly to a higher level of bank commissions at Portuguese operations.

(ii)     The decrease in this caption in 2012 reflects primarily the financial taxes paid in Brazil during the first quarter of 2011 in connection with the transfer of funds for Portugal Telecom’s investment in Oi (Euro 14 million). The increase in this caption in 2011 reflects primarily the referred financial taxes paid in Brazil during the first quarter of 2011.

20.           Income taxes

Following a change in Portuguese tax legislation occurred in December 2011, for the years 2012 and 2013 the Company will be subject to Corporate Income Tax at a base rate of 25%, increased (1) up to a maximum of 1.5% of taxable income through a municipal tax, and (2) by a state surcharge levied at the rate of 3.0% on taxable income between Euro 1.5 million and Euro 10.0 million (Euro 7.5 million as from 1 January 2013, following a change in Portuguese tax legislation occurred in December 2012) and at the rate of 5.0% on taxable income in excess of Euro 10.0 million (Euro 7.5 million as from 1 January 2013), resulting in a maximum aggregate tax rate of approximately 31.5%, as compared to a maximum aggregate tax rate of 29.0% that was applicable for the years 2011 and 2010.

Portugal Telecom adopted the tax consolidation regime for groups of companies, which apply to all companies located in Portugal in which it holds at least 90% of the capital stock and that comply with Article 69 of the Portuguese Corporate Income Tax Law.

In accordance with Portuguese tax legislation, income tax returns are subject to review and adjustment by the tax authorities during a period of four calendar years (five years for social security, and ten years for the contributions made with respect to the years before 2001), except when there are tax losses, tax benefits were granted, or when tax inspections, claims or appeals are in progress, in which case the time periods are extended or suspended. In Brazil, income tax returns are subject to review and adjustment by the tax authorities during a period of five calendar years. The Board of Directors of Portugal Telecom, based on information from its tax advisors, believes that any adjustments which may result from such reviews, as well as other tax contingencies, will not have a material impact on the consolidated financial statements as at 31 December 2012, considering the provisions recognised by the Company (Note 42).

20.1. Deferred taxes

During the years ended 31 December 2012 and 2011, the movements in deferred tax assets and liabilities were as follows:

Euro

		Increases and reductions
			Other	Foreign
			reserves and	currency	Transfers
	Balance	Net	accumulated	translation	and other	Balance
	31 Dec 2011	income	earnings (i)	adjustments	movements	31 Dec 2012
Deferred tax assets
Post-retirement benefits	405,686,262	(134,972,134)	11,492,585	—	369,195	282,575,908
Tax losses carryforward (ii)	115,703,314	78,341,666	—	—	463,990	194,508,970
Provisions and adjustments	55,945,658	9,272,808	—	—	3,816,179	69,034,645
Financial instruments	4,188,083	(881,363)	(1,035,056)	—	(4,189)	2,267,475
Other	8,965,790	3,496,144	—	(36,682)	(411,438)	12,013,814
	590,489,107	(44,742,879)	10,457,529	(36,682)	4,233,737	560,400,812
Deferred tax liabilities
Revaluation of fixed assets	182,463,945	(10,937,589)	—	—	(254)	171,526,102
Gains on disposals of investments	1,341,723	(288,485)	—	—	(1)	1,053,237
Financial instruments	14,286,361	—	—	—	—	14,286,361
Other (iii)	78,614,832	12,543,899	(2,420,197)	(625,840)	(4,587,248)	83,525,446
	276,706,861	1,317,825	(2,420,197)	(625,840)	(4,587,503)	270,391,146
		(46,060,704)	12,877,726	589,158	8,821,240

(i)

Increases and reductions in deferred tax assets and liabilities recorded through other reserves and accumulated earnings reflect primarily the tax effects on net actuarial losses recognized in the period, amounting to Euro 11,492,585 (Note 44.5), and on losses recorded under cash flow hedges, amounting to Euro 1,035,056.

(ii)

This caption includes mainly tax losses carryforward from Portugal Telecom that were generated in 2011 and 2012 and have a maturity of four and five years, respectively, and can only be used up to a limit of 75% of taxable profits for each period.

(iii)	Other deferred tax liabilities as at 31 December 2012 include primarily the tax effect on unpaid dividends from associated companies, amounting to Euro 59 milllion.

Euro

			Increases and reductions		Change in tax rate (iii)
				Other		Other	Foreign
		Changes in the		reserves and		reserves and	currency	Transfers
	Balance	consolidation	Net	accumulated	Net	accumulated	translation	and other	Balance
	31 Dec 2010	perimeter (i)	income	earnings (ii)	income	earnings	adjustments	movements	31 Dec 2011
Deferred tax assets
Post-retirement benefits	560,078,051	—	(172,781,871)	17,401,294	41,889	(798,041)	—	1,744,940	405,686,262
Tax losses carryforward (iv)	—	—	115,703,314	—	—	—	—	—	115,703,314
Provisions and adjustments	58,844,838	—	(5,758,813)	—	3,339,208	—	—	(479,575)	55,945,658
Financial instruments	4,439,337	—	(139,606)	195,139	(157,240)	(59,140)	—	(90,407)	4,188,083
Other	25,136,726	(21,971,209)	4,792,291	385,301	(77,632)	—	(509,750)	1,210,063	8,965,790
	648,498,952	(21,971,209)	(58,184,685)	17,981,734	3,146,225	(857,181)	(509,750)	2,385,021	590,489,107
Deferred tax liabilities
Revaluation of fixed assets	228,412,010	—	(14,406,175)	(31,541,890)	—	—	—	—	182,463,945
Gains on disposals of investments	1,622,117	—	(280,394)	—	—	—	—	—	1,341,723
Financial instruments	15,143,542	—	—	—	—	(857,181)	—	—	14,286,361
Other (vi)	66,419,668	—	12,869,665	1,137,324	977,616	—	(5,484,689)	2,695,248	78,614,832
	311,597,337	—	(1,816,904)	(30,404,566)	977,616	(857,181)	(5,484,689)	2,695,248	276,706,861
		(21,971,209)	(56,367,781)	48,386,300	2,168,609	—	4,974,939	(310,227)

(i)

Changes in the consolidation perimeter reflect primarily the impact the deferred tax assets from Dedic/GPTI that were fully consolidated until 30 June 2011, amounting to Euro 22 million (Note 2.b), and and then integrated in Contax.

(ii)

Increases and reductions in deferred tax assets and liabilities recorded through other reserves and accumulated earnings reflect primarily the tax effects on net actuarial losses and revaluation reserves recognized in the period, amounting to Euro 17,401,294 (Note 44.5) and Euro 31,541,890 (Note 44.5), respectively.

(iii)	This caption corresponds mainly to the impact resulting from the increase in the statutory tax rate applicable in Portugal for the years ended 31 December 2012 and 2013, as mentioned above.

(iv)

This caption corresponds to tax losses carryforward from Portugal Telecom that were generated in 2011, have a maturity of five years and can only be used up to a limit of 75% of taxable profits for each period.

(v)	Other deferred tax liabilities as at 31 December 2011 include primarily the tax effect on unpaid dividends from associated companies, amounting to Euro 49 milllion.

As mentioned in Note 3.o), deferred tax assets are recognised to the extent that it is reasonably likely that taxable income will be available against which deductible temporary differences can be used, or when there are deferred tax liabilities the reversal of which is expected in the same period in which the deferred tax assets reverse. Portugal Telecom believes that deferred tax assets recorded in the Consolidated Statement of Financial Position are recoverable either through its future taxable income, based on the Group’s budget for the year 2013 and projections of results for the subsequent years adjusted for differences between the accounting and taxable earnings and for certain financial operations to be undertaken in the future, or through the reversal of deferred tax liabilities.

20.2. Reconciliation of income tax

The reconciliation between the nominal and the effective income tax expense for the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Income before taxes	435,695,771	506,621,507	316,342,113
Statutory tax rate	31.5%	29.0%	29.0%
	137,244,168	146,920,237	91,739,213
Difference in tax rates (i)	(30,322,650)	(46,096,430)	(7,643,457)
Permanent differences (ii)	21,883,208	25,803,686	34,336,554
Provisions for income tax contingencies	15,618,146	7,559,758	13,795,652
Adjustments to the income taxes of previous years (iii)	(18,814,781)	(32,963,174)	(3,697,527)
Change in tax rate (iv)	—	(2,168,609)	(435,389)
Gain resulting from a reduction in deferred tax liabilities (v)	—	—	(59,045,199)
Recognition and reversal of tax losses from previous periods by certain foreign companies	—	—	4,520,000
	125,608,091	99,055,468	73,569,847
Income tax
Income tax-current	79,547,387	42,687,687	102,392,956
Deferred taxes	46,060,704	56,367,781	(28,823,109)
	125,608,091	99,055,468	73,569,847

(i)	This caption corresponds to the impact of the difference between the statutory tax rate applicable in Portugal and other tax rates applicable to Group companies, namely foreign operations.

(ii)

The decrease in 2011 reflects primarily the impact of higher non-taxable interest income and equity gains in 2011, related mainly to the financial effect on Telefónica’s receivable regarding the disposal of Vivo and the gain recorded upon the disposal of the investment in UOL, respectively, and certain non-recurring losses recorded in 2010 on investments in associated companies, which were also non-deductible for taxable purposes.

(iii)

In 2011, based on favourable legal court decisions, Portugal Telecom recognized a receivable from tax authorities of Euro 13 million related to the municipal tax of 1.5% paid in excess in previous years.

(iv)

In 2011, this caption corresponds primarily to the changes in the Portuguese statutory tax rate described above that occurred in December 2011. As from January 2012, the maximium aggregate statutory tax rate applicable in Portugal increased to 31.5% and, consequently, deferred taxes of Portuguese companies were adjusted for, resulting in a gain of Euro 2 million.

(v)

The gain recorded in 2010 resulted from the decrease in deferred tax liabilities related to unpaid dividends from foreign equity investments, following a reduction in the estimated applicable tax rate, as Portugal Telecom decided to transfer the headquarters of the holding company of those investments to Madeira, where the tax rate applicable to dividends received from foreign operations is lower than in continental Portugal.

21.           Non-controlling interests

During the years ended 31 December 2012 and 2011, the movements in non-controlling interests were as follows:

Euro

		Acquisitions
		(disposals) and
		share capital			Currency
	Balance	increases	Net		translation	Other	Balance
	31 Dec 2011	(reductions)	income	Dividends	adjustments (i)	movements	31 Dec 2012

Africatel (ii)	83,863,847	(12,825,000)	41,562,967	—	(4,186,066)	(4,537,776)	103,877,972
MTC	66,642,692	—	22,628,517	(21,642,369)	(4,583,105)	224,653	63,270,388
Cabo Verde Telecom	41,278,588	—	7,373,541	(12,279,048)	—	—	36,373,081
Timor Telecom	12,491,211	—	7,761,368	(9,018,652)	(32,093)	403	11,202,237
CST	8,119,457	—	273,011	—	—	—	8,392,468
TPT	3,540,645	—	2,232,930	(2,305,487)	—	(139,781)	3,328,307
LTM	2,318,736	—	1,485,510	(1,343,415)	(279,736)	—	2,181,095
Kenya Postel Directories	1,373,998	—	353,478	(418,689)	(47,951)	—	1,260,836
Previsão	497,015	—	(103,160)	—	—	46	393,901
Other	2,103,783	—	715,737	(337,430)	(56,852)	(31,177)	2,394,061
	222,229,972	(12,825,000)	84,283,899	(47,345,090)	(9,185,803)	(4,483,632)	232,674,346

(i)             Foreign currency translation adjustments are primarily explained by the impacts of the depreciation of the Namibian Dollar against the Euro in 2012.

(ii)          The movement under the caption “Acquisitions (disposals) and share capital increases (reductions)” relates to the share of non-controlling interests in a share capital reduction undertaken by this company.

Euro

		Acquisitions
		(disposals) and
		share capital			Currency
	Balance	increases	Net		translation	Other	Balance
	31 Dec 2010	(reductions)	income	Dividends	adjustments (i)	movements	31 Dec 2011

Africatel (ii)	62,454,852	(6,250,000)	28,237,819	—	(578,824)	—	83,863,847
MTC	78,575,740	—	21,138,739	(20,146,905)	(12,924,882)	—	66,642,692
Cabo Verde Telecom	43,168,760	—	12,279,048	(14,169,848)	—	628	41,278,588
Timor Telecom	11,574,144	—	8,156,575	(7,501,544)	261,652	384	12,491,211
CST (iii)	2,256,337	5,352,320	510,800	—	—	—	8,119,457
LTM	1,813,427	—	1,221,136	(1,106,157)	390,330	—	2,318,736
Kenya Postel Directories	1,677,597	—	419,995	(693,756)	(29,838)	—	1,373,998
Previsão	577,919	—	(80,949)	—	—	45	497,015
Dedic (iv)	9,932,141	(7,851,519)	(1,314,431)	—	(766,191)	—	—
Other	4,665,656	—	3,102,896	(2,266,000)	(183,624)	325,500	5,644,428
	216,696,573	(8,749,199)	73,671,628	(45,884,210)	(13,831,377)	326,557	222,229,972

(i)             Foreign currency translation adjustments are primarily explained by the impacts of the depreciation of the Namibian Dollar against the Euro in 2011.

(ii)          The movement under the caption “Acquisitions (disposals) and share capital increases (reductions)” relates to the share of non-controlling interests in a share capital reduction undertaken by this company.

(iii)       The movement under the caption “Acquisitions (disposals) and share capital increases (reductions)” relates to the share of non-controlling interests in a share capital increase undertaken by this company.

(iv)      The movement under the caption “Acquisitions (disposals) and share capital increases (reductions)” resulted from the Contax transaction concluded on 1 July 2011 (Note 1), following which this company was integrated in Contax.

22.           Dividends

During the years ended 31 December 2012, 2011 and 2010, dividends paid by Portugal Telecom were as follows (Note 47.k):

Euro

	2012	2011	2010
Ordinary dividend (i)	569,317,125	579,640,590	503,626,688
Extraordinary dividend	—	558,993,660	875,872,500
	569,317,125	1,138,634,250	1,379,499,188

(i)             In 2012, this caption includes Euro 188,312,588 paid in January, corresponding to an advance on account of 2011 profits approved by the Board of Directors on 15 December 2011, and Euro 381,004,538 paid in May.

On 16 April 2010, the Annual Shareholders’ Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of Euro 57.5 cents per share relating to the fiscal year 2009. Accordingly, dividends amounting to Euro 503,626,688 were paid in May 2010. In addition, as approved by the Board of Directors of Portugal Telecom on 16 December 2010, the Company paid to its shareholders in December 2010 an advance over 2010 profits totalling Euro 875,872,500, equivalent to a dividend of 1 Euro per share.

The advance over 2010 profits mentioned above was paid under a new shareholder remuneration policy announced by Portugal Telecom following the disposal of the stake previously held in Brasilcel and in anticipation of the proposed investment in Oi Group, which was completed on 28 March 2011. This policy includes: (1) an extraordinary dividend per share of Euro 1.65 related to the year 2010, of which Euro 1.00 per share was paid in December 2010 and the remaining Euro 0.65 cents was paid in June 2011, as referred to below; and (2) an ordinary cash dividend of Euro 0.65 per share for the fiscal years ending 31 December 2010 and 2011, the first of which was approved at the Annual Shareholders’ Meeting held on 6 May 2011 and the second was approved at the Annual Shareholders’ Meeting held on 27 April 2012.

On 6 May 2011, the Annual Shareholders’ Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 1.30 Euros per share, which was paid on 3 June 2011. This amount includes 65 cents per share corresponding to the ordinary dividend relating to the fiscal year 2010 and 65 cents relating to the total exceptional dividend of 1.65 Euros per share proposed by Portugal Telecom following the disposal of its investment in Brasilcel, of which 1 Euro per share had already been paid in December 2010. Therefore, in the year ended 31 December 2011, Portugal Telecom paid a total amount of Euro 1,138,634,250 relating to 875,872,500 shares (896,512,500 issued shares net of 20,640,000 own shares held through equity swap contracts), which includes an amount of Euro 20,646,929 paid to Telemar Norte Leste in relation to a portion of the shares held by this entity corresponding to Portugal Telecom’s effective interest in Oi, resulting in a net impact on shareholders’ equity amounting to Euro 1,117,987,321.

On 15 December 2011, the Board of Directors of Portugal Telecom approved the payment to its shareholders of an advance over 2011 profits equivalent to a dividend of 21.5 cents per share, totalling an amount of Euro 188,312,588, which was included in the Consolidated Statement of Financial Position as at 31 December 2011 under the caption “Other current liabilities” (Note 43) and was paid on 4 January 2012. That amount includes an amount of Euro 3,512,719 payable to Telemar Norte Leste, resulting in a net effect on shareholder’s equity amounting to Euro 184,799,868.

On 27 April 2012, the Annual Shareholders’ Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 65 cents per share, of which 21.5 cents per share were paid on 4 January 2012 as an advance over 2011 profits, as mentioned above, and the remaining 43.5 cents per share were paid on 25 May 2012, amounting to Euro 381,004,538 in relation to 875,872,500 shares, which includes an amount of Euro 9,067,098 paid to Telemar Norte Leste in relation to a portion of the Portugal Telecom’s 64,557,566 shares held by this entity corresponding to Company’s effective interest in Oi, resulting in a net impact on shareholders’ equity amounting to Euro 371,937,439.

Cash amounts mentioned above correspond to the unitary dividend paid to the 896,512,500 Portugal Telecom’s shares adjusted by 20,640,000 shares held through equity swaps.

23.           Earnings per share

Earnings per share for the years ended 31 December 2012, 2011 and 2010 were computed as follows:

Euro

		2012	2011	2010
Income from continuing operations, net of non-controlling interests	(1)	225,803,781	333,894,411	156,199,658
Income from discontinued operations, net of non-controlling interests	(2)	—	—	5,504,127,306
Net income attributable to equity holders of the parent	(3)	225,803,781	333,894,411	5,660,326,964
Financial costs related to exchangeable bonds (net of tax)	(4)	30,442,820	30,138,517	28,631,462
Net income considered in the computation of the diluted earnings per share	(5)	256,246,601	364,032,928	5,688,958,426
Weighted average common shares outstanding in the period (i)	(6)	856,659,594	864,161,921	875,872,500
Effect of the exchangeable bonds (ii)		82,472,694	74,833,069	64,655,173
	(7)	939,132,288	938,994,990	940,527,673
Earnings per share from continuing operations, net of non-controlling interests
Basic	(1)/(6)	0.26	0.39	0.18
Diluted	[(1)+(4)]/(7)	0.26	0.39	0.18
Earnings per share from discontinued operations, net of non-controlling interests
Basic	(2)/(6)	—	—	6.28
Diluted	(2)/(7)	—	—	5.85
Earnings per share attributable to equity holders of the parent
Basic	(3)/(6)	0.26	0.39	6.46
Diluted	(5)/(7)	0.26	0.39	6.05

(i)

Weighted average shares outstanding were computed considering the 896,512,500 issued shares adjusted for (1) 20,640,000 treasury shares held through equity swap contracts, applicable for all periods presented, and (2) Portugal Telecom’s stake in its own shares that were acquired by Telemar Norte Leste in 2011 and 2012, under the strategic partnership between Portugal Telecom and Oi (Note 1).

(ii)

Dilutive effects correspond to the impact of the exchangeable bonds issued on August 2007. The change in this caption in 2012 relates to adjustments to the exchange price of exchangeable bonds following the dividends paid in June 2011 and May 2012.

24.           Short-term investments

This caption consists of short-term financial applications which have terms and conditions previously agreed with financial institutions. As at 31 December 2012, 2011 and 2010, the composition of this caption is as follows:

Euro

	2012	2011	2010
Debt securities (i)	510,000,000	350,000,000	325,000,000
Debentures (ii)	113,628,357	110,429,342	5,251,212
Other short-term investments	2,369,431	2,376,959	11,521,232
	625,997,788	462,806,301	341,772,444

(i)

This caption corresponds to certain debt securities which as at 31 December 2012 and 2011, including primarily debt securities recorded at PT Finance that had a maturity of approximately 4 months and are settled at nominal value plus accrued interest.

(ii)

The debentures as at 31 December 2012, amounting to approximately Euro 114 million, were issued by Banco Santander Brasil, S.A. and Dibens Leasing, S.A. and were subscribed by Brazilian subsidiaries of Portugal Telecom Group. The maturity of these notes is approximately one year.

25.           Accounts receivable - trade

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Accounts receivable - trade:
Accounts receivable from customers	910,670,634	986,281,118	1,165,301,965
Unbilled revenues (i)	155,313,652	197,099,049	212,658,107
Sub-total	1,065,984,286	1,183,380,167	1,377,960,072
Adjustments for doubtful accounts receivable - trade (Note 42)	(269,193,656)	(294,579,861)	(323,931,472)
	796,790,630	888,800,306	1,054,028,600

(i)        As at 31 December 2012, this caption includes revenues from 2010 and previous years not yet billed to Fundação das Comunicações Móveis, which net of certain liabilities totaled a net receivable of approximately Euro 55 million. The remaining amounts included under this caption corresponds primarily to revenues recorded in the current year, which are billed in the subsequent year.

26.           Accounts receivable - other

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Current accountsreceivable - other
Receivables from related parties (i)	264,563,890	130,890,122	254,607,148
Advances to suppliers	14,345,227	21,346,872	25,720,865
Accrued interest income	21,222,354	24,963,860	37,429,783
Receivable from Telefónica (ii)	—	—	1,967,387,207
Other (iii)	108,304,309	67,160,771	62,795,219
Sub-total	408,435,780	244,361,625	2,347,940,222
Adjustments for other current accounts receivable (Note 42)	(11,378,799)	(17,634,353)	(17,844,605)
	397,056,981	226,727,272	2,330,095,617
Non-current accounts receivable - other
Other non-current accounts receivable	2,432,547	4,290,984	17,661,730
	2,432,547	4,290,984	17,661,730

(i)                 This caption includes primarily dividends receivable from Portugal Telecom’s associated company Unitel (Note 48.1).

(ii)              As at 31 December 2010, this caption corresponds to the present value of the Euro 2,000 million outstanding receivable from Telefónica in connection with the disposal of the 50% stake in Brasilcel, which was received on 31 October 2011, as explained in Note 32.

(iii)           The increase in this caption reflects primarily the recognition in 2012 of the net compensation receivable by Portugal Telecom for prior years costs supported with the universal service obligation under the Concession Agreement, as explained in Note 15.

27.           Inventories

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Merchandise (i)	93,568,313	113,010,198	98,466,392
Raw materials and consumables	33,614,530	35,452,804	41,162,690
Work in progress	6,507,792	5,674,684	8,631,553
Sub-total	133,690,635	154,137,686	148,260,635
Adjustments for obsolete and slow-moving inventories (Note 42)	(28,765,102)	(38,790,310)	(46,744,880)
	104,925,533	115,347,376	101,515,755

(i)                 As at 31 December 2012 and 2011, this caption includes mainly mobile terminal equipments and fixed telephones, modems (internet access through ADSL), and set-top boxes from the telecommunications business in Portugal.

28.           Taxes receivable and payable

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012		2011		2010
	Receivable	Payable	Receivable	Payable	Receivable	Payable
Current taxes
Value-added tax	10,100,914	33,196,210	6,996,958	28,968,767	16,788,500	12,166,324
Income taxes	46,151,079	2,178,460	60,941,922	2,553,152	6,556,348	3,051,817
Personnel income tax witholdings	—	14,814,413	—	9,127,657	—	2,512,405
Social Security Contributions	—	9,886,565	—	9,972,843	—	7,395,470
Other	—	497,321	—	591,375	—	443,306
	56,251,993	60,572,969	67,938,880	51,213,794	23,344,848	25,569,322
Taxes in foreign countries	15,377,850	21,344,538	19,267,107	23,026,354	14,200,473	31,841,518
	71,629,843	81,917,507	87,205,987	74,240,148	37,545,321	57,410,840
Non-current taxes
Taxes in foreign countries	59,313	—	326,239	3,598,785	267,622	3,805,301

29.           Prepaid expenses

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Interest paid in advance	29,248,675	10,862,945	1,944,918
Marketing and publicity expenses paid in advance	8,281,403	2,741,498	6,366,138
Direct costs	7,121,253	4,645,154	7,796,441
Rentals	5,794,149	5,525,955	5,984,088
Maintenance and repairs	3,932,889	6,038,091	5,881,592
Telephone directories	726,752	2,045,786	4,661,786
Other	7,308,967	7,608,265	6,982,837
	62,414,088	39,467,694	39,617,800

30.           Investments in joint ventures

On 28 March 2011, as explained in Note 1, Portugal Telecom concluded the acquisition process of its investments in Oi and Contax and the agreements with the controlling shareholders of these companies, for a total cash consideration of R$8,437 million (Euro 3,728 million), including Euro 3,647 million (Note 1) and Euro 80 million (Note 1) for the acquisition of the investments in Oi and Contax, respectively. The investment in Telemar was realized through the acquisition of a direct stake in this company and indirectly through the acquisition of stakes in the share capital of its controlling shareholders, while the investment in Contax was realized indirectly through the acquisition of a stake in the share capital of CTX.

Oi Group is the leading provider of telecommunication services in the Brazilian market, providing these services through Oi, S.A. and its subsidiaries, and Contax is one of the leading corporate services company and the leader in contact centre services in Brazil.

As referred to above, the terms of the shareholders’ agreements entered into by Portugal Telecom, AG and LF in relation to the investments in Oi and Contax contain mechanisms designed to produce unanimous voting by these parties in meetings of the board of directors of Telemar Participações and CTX Participações on strategic financial and operating decisions relating to the activity of the Oi and Contax groups, respectively. Therefore, in accordance with the provisions of IFRS 11, the Company concluded that it contractually shares the control of Telemar Participações and CTX Participações, and accordingly, these companies together with its subsidiaries are classified as joint ventures, and consequently, accounted for by the equity method.

30.1              Detail of Portugal Telecom’s interest in joint ventures

The detail of Portugal Telecom’s total investment in Oi, Contax and its controlling shareholders, is as follows:

Euro

	2012	2011
Oi	2,488,085,654	2,901,652,357
Investments (i)	1,573,492,521	1,878,153,862
Goodwill (ii)	914,593,133	1,023,498,495
Contax	60,077,175	71,018,675
Investments	16,694,409	19,058,607
Goodwill (ii)	43,382,766	51,960,068
Telemar Participações (iii)	90,953,229	115,261,217
LF (iv)	157,499,710	197,726,596
AG (iv)	161,542,615	201,348,110
CTX	20,708,350	22,597,005
Other	1,193,835	—
	2,980,060,568	3,509,603,960

(i)                 The investment as at 31 December 2012, reflects the Company’s 15.5% direct share in Oi’s net assets amounting to Euro 10,118 million, the detail of which is presented in detail below, including some related explanatory notes. The reduction in the carrying value of this investment during the year 2012 reflects primarily the impact of the depreciation of the Brazilian Real against the Euro, amounting to approximately Euro 190 million, and the dividends received from Oi in April and August 2012, totalling to Euro 185 million (Note 47.f), effects that were partially offset by the Company’s share in Oi’s earnings, amounting to Euro 34 million, the detail of which is presented in detail below, and also by Portugal Telecom’s share in Oi’s other comprehensive income related to net actuarial gains on defined benefit pension plans and hedging effects on financial instruments.

(ii)              The change in these captions reflect primarily the impact of the depreciation of the Brazilian Real against the Euro (Euro 115 million).

(iii)           As at 31 December 2012, Portugal Telecom held a 12.1% direct interest in Telemar Participações. The investment in Telemar Participações reflected (1) this company’s investment in Oi through a 17.7% direct interest, and (2) its outstanding gross debt totalling Euro 1,249 million.

(iv)          As at 31 December 2012, Portugal Telecom held a 35% direct interest in both AG and LF. The investments in these companies reflected (1) their investments in Telemar Participações through a 19.4% direct interest each and in Oi through a 4.5% direct interest each, respectively, and (2) their outstanding gross debt, amounting to Euro 249 million for AG and Euro 247 million for LF as at 31 December 2012.

Oi’s net assets presented below are adjusted to reflect the effects of the purchase price allocation performed by Portugal Telecom in connection with the acquisition of this investment as well as other adjustments to conform with the Group accounting policies. The detail of Oi’s net assets as at 31 December 2012 and 2011 is as follows:

Euro million

	2012	2011
Cash and cash equivalents	1,632,283,721	4,563,382,423
Short-term investments	921,209,009	980,512,748
Current accounts receivable	2,880,155,049	2,818,131,831
Current taxes receivable	1,249,247,062	1,061,036,873
Current judicial deposits	765,022,630	895,051,429
Goodwill	29,241,257	30,598,758
Intangible assets	10,585,042,493	12,381,870,099
Tangible assets	9,175,484,852	9,632,693,131
Post-retirement benefits	38,184,979	46,576,841
Deferred taxes	2,290,228,031	2,433,080,174
Non-current judicial deposits	3,596,216,632	3,222,702,855
Other	838,655,543	661,422,317
Total assets	34,000,971,258	38,727,059,479
Short-term debt	822,083,171	1,701,744,685
Current accounts payable	1,647,774,733	1,248,534,308
Current accrued expenses	996,864,374	1,215,302,412
Current taxes payable	1,337,164,767	1,207,243,792
Current provisions	662,889,579	858,968,190
Medium and long-term debt	11,035,628,461	10,294,724,596
Non-current taxes payable	1,192,461,097	1,178,072,828
Non-current provisions	1,877,087,797	2,304,368,336
Post-retirement benefits	322,084,150	287,605,907
Deferred taxes	2,584,935,660	3,138,579,569
Other	1,403,529,996	1,761,108,629
Total liabilities	23,882,503,785	25,196,253,252
Net assets	10,118,467,473	13,530,806,227
Non-controling interests	—	4,346,167,183
Total (i)	10,118,467,473	9,184,639,044

(i)        As at 31 December 2012, as mentioned above, Portugal Telecom held a 15.55% direct share in Oi’s shareholders’ equity of Euro 10,118 million, which corresponds to an investment of Euro 1,573 million. As at 31 December 2011, prior to the restructuring of the Oi group completed in March 2012 (Note 1), Portugal Telecom held a direct interest not only in Tele Norte Leste Participações, the parent company of the Oi group, but also in Telemar Norte Leste, a listed subsidiary company of the Oi group; the carrying value of the investments in both these companies totaled Euro 1,878 million as at 31 December 2011.

Information on the main captions of the statement of financial position of Oi is provided below.

(i)                Judicial deposits

Oi has several legal proceedings, including civil, labor and tax contingencies, for which, in accordance with Brazilian law, companies are required, in certain situations, to make judicial deposits or to present financial guarantees with the applicable judicial entities. These judicial deposits are made in connection with legal actions for which risk of loss was deemed either probable, possible or remote, based on the decision of judicial authorities, and generally bear interest or are adjusted for inflation. As at 31 December 2012 and 2011, the composition of total current and non-current judicial deposits is as follows:

Euro

	2012	2011
Judicial deposits
Civil	2,952	2,500
Tax	784	815
Labor	625	684
Court-blocked deposits	—	119
	4,361	4,118
Current	765	895
Non-current	3,596	3,223

(ii)            Tangible and intangible assets

As at 31 December 2012 and 2011, the composition of tangible assets of joint ventures is as follows:

Euro

	2012	2011
Basic equipment	7,997,507,842	8,243,244,014
Buildings and other constructions	872,165,581	1,086,892,886
Administrative equipment	142,871,286	142,011,485
Land	74,442,172	90,110,497
Other tangible assets	88,497,971	70,434,249
	9,175,484,852	9,632,693,131

Basic equipment relate mainly to infrastructure and transmission equipment.

(iii)        Intangible assets

As at 31 December 2012 and 2011, the composition of intangible assets of Oi is as follows:

Euro

	2012	2011
Industrial property and other rights	10,336,877,971	12,182,507,526
Other intangible assets	248,164,522	199,362,573
	10,585,042,493	12,381,870,099

The caption “Industrial property and other rights” includes primarily:

•                  Euro 9,471 million and Euro 10,930 million as at 31 December 2012 and 2011, respectively, related to regulatory licenses held by Oi Group, including both mobile licenses and fixed line concessions, which were adjusted to fair value as at 31 March 2011, following the purchase price allocation performed by Portugal Telecom under the acquisition of the investment in Oi, as described above in this note. Fixed concessions are held by Telemar Norte Leste and Oi, S.A. and are amortized through the concession periods (until 2025), while mobile licenses are held by TNL PCS and Brasil Telecom Celular and amortized through the period of the licenses plus one renewal period (until 2038).

•                  Euro 214 million as at 31 December 2012 and 2011, respectively, corresponding to the fair value, net of accumulated depreciation, of the customer bases of Oi, which were recognized at fair value as at 31 March 2011 following the purchase price allocation performed by Portugal Telecom under the acquisition of the investment in Oi, as described above in this note. The values of these customer bases are amortized, on a linear basis, based on the estimated average period of customer retention.

•                  Euro 490 million and Euro 513 million as at 31 December 2012 and 2011, respectively, related to software licenses.

(iv)         Deferred taxes

As at 31 December 2012 and 2011, the composition of deferred tax assets and liabilities is as follows:

Euro

	2012	2011
Deferred tax assets
Provisions and adjustments	1,193,050,021	1,311,640,193
Tax losses carryforward	815,943,927	697,714,723
Other	281,234,083	423,725,258
	2,290,228,031	2,433,080,174
Deferred tax liabilities	2,584,935,660	3,138,579,569

Tax losses carryforward in Brazil have no maturity but can only be used up to a limit of 30% of taxable profits for each period.

Deferred tax liabilities as at 31 December 2012 include primarily the tax effects on (1) fair value adjustments recorded by Oi under purchase price allocations related to business combinations occurred in previous years (Euro 882 million) and (2) the fair value adjustments recorded in connection with the purchase price allocation performed by Portugal Telecom regarding the acquisition of the investments in Oi and Contax completed in March 2011 (Euro 1,635 million).

(v)             Gross debt

As at 31 December 2012 and 2011, the composition of gross debt is as follows:

Euro

	2012	2011
Debt
Bonds	6,659,529,100	6,065,617,461
Bank loans	4,975,487,312	5,955,805,005
Derivative financial instruments	(152,198,797)	(24,953,333)
Other financings	374,894,017	148
	11,857,711,632	11,996,469,281

The following table provides detailed information about the bonds outstanding as at 31 December 2012:

Issuer	Debt	Local currency (i)	Euro	Issue date	Expected maturity (ii)	Interest rate
Brazilian operations:
Oi	Debentures (iii)	2,000,000,000	739,754,402	Mar-12	Between 2017 and 2020	IPCA+6.20% and CDI+0.94%
Oi	Senior Notes (iv)	3,065,250,000	1,133,766,090	Feb-12	2022	5.75%
Oi	Debentures	2,350,000,000	869,211,422	Dec-11	Between 2016 and 2018	CDI + 1.15%
Oi	Senior Notes	1,100,000,000	406,864,921	Sep-11	2016	9.75%
Oi	Debentures	1,000,000,000	369,877,201	Aug-11	2017	CDI+1%
Oi	Senior Notes (v)	2,021,550,000	747,725,255	Dec-10	2017	5.13%
Telemar	Senior Notes (iv)	3,651,785,588	1,350,712,231	Sep-10	2020	5.50%
Telemar	Debentures	2,000,000,000	739,754,402	Nov-09	2014	CDI+1.2%
Telemar	Bond (viii)	290,295,523	107,373,695	Apr-09	2019	9.50%
Telemar	Debentures	540,000,000	199,733,688	Mar-06	2013	103% of CDI and CDI+0.55%
	Other bond loans and transaction costs		(5,244,206)
			6,659,529,100

(i)               Amounts are stated in Brazilian Reais and correspond to 100% of the amount issued.

(ii)            Loans are repayable on final maturity except where otherwise indicated.

(iii)         These debentures were issued in two series, the first of which amounted R$ 400 million and bears interest at the rate of CDI plus 0.94% and the second amounted to R$1,600 million and bears interest at the rate of IPCA plus 6.20%.

(iv)          These notes were issued in U.S. Dollars.

(v)             These notes were issued in Euros.

Bank loans obtained by Oi include primarily:

•                  Financing agreements entered into by the Oi Group with BNDES in December 2012 for the purpose of financing the investments between 2012 and 2014, totalling R$5,417 million. As at 31 December 2012, several companies of the Oi Group drawn a total amount of R$2,000 million (Euro 740 million) under these financing agreements ;

•                  Financing agreements entered into with BNDES in December 2009 by several companies of the Oi Group for the purpose of financing the investments between 2009 and 2011, totalling R$4,403 million. In 2009, 2010 and 2011, there were disbursements of R$1,500 million, R$1,093 million and R$1,068 million, respectively. Interest and principal are paid on a monthly basis until final maturity in December 2018. The outstanding amount due as at 31 December 2012 was R$2,618 million (Euro 968 million);

•                  A loan of R$4,300 million obtained in May 2008 by Telemar with Banco do Brasil for the purpose of acquiring an equity interest in Brasil Telecom (now Oi, S.A.), with interest being payable semi-annually, from May 2015 to May 2018. Following the repayment of two instalments in May 2010 and May 2011, amounting to R$ 614 million each, the remaining amount due is repayable in four annual instalments beginning on May 2015. The outstanding amount due as at 31 December 2012 was R$3,071 million (Euro 1,136 million);

•                  A credit facility entered into by Telemar in November 2006 with the BNDES, in order to finance the expansion and technological upgrading of its fixed grid, scheduled for the period 2006 to 2008. This agreement is divided into two sub-loans: (i) sub-loan A intended specifically for the purchase of domestic equipment and related services which totals R$1,771 million; and (ii) sub-loan B intended for the purchase of telecommunications equipment that complied with the Basic Production Process, which totals R$200 million. Interest is paid on a monthly basis and principal is repayable in 60 monthly instalments as from July 2009. The outstanding amount due as at 31 December 2012 was R$456 million (Euro 169 million); and

•                  A credit facility entered into by Brasil Telecom in November 2006 with BNDES, amounting to R$2,004 million (actual loans of R$2,055 million). Interest is paid on a monthly basis and principal is repayable in 60 monthly instalments, from June 2009 to May 2014. The outstanding amount due as at 31 December 2012 was R$399 million (Euro 148 million).

Derivative financial instruments correspond basically to exchange and interest rate financial derivatives which are recorded at fair value and were contracted primarily with the purpose of eliminating the risk of exchange and interests rate fluctuations in debt instruments.

Other financings include primarily certificates of real estate receivables (CR’s) indirectly issued by the Oi Group and purchased by Brazilian financial institutions. In August 2010, Oi, S.A. and Telemar transferred several real estate properties to its wholly-owned subsidiaries Copart 4 Participações S.A. (“Copart 4”) and Copart 5 Participações S.A. (“Copart 5”), respectively. Telemar and Oi entered into lease contracts with terms of up to 12 years for the continued use of all of the properties transferred to the entities mentioned above. Copart 4 and Copart 5 assigned the receivables representing all payments under these leases to Brazilian Securities Companhia de Securitização, which issued Real Estate Receivables Certificates (Certificados de Recebíveis Imobiliários or CRIs), backed by these receivables. These CRIs were purchased by Brazilian financial institutions and Oi received net proceeds from the assignment of lease receivables in the total aggregate amount of R$1,585 million. The aggregate net effective interest rate on this transaction is 102% of the CDI rate. As at 31 December 2012, the aggregate liability under these leases was R$1,014 million (Euro 375 million), as compared to R$1,418 million (Euro 587 million) as at 31 December 2011.

(vi)         Provisions

As at 31 December 2012 and 2011, the nature and detail of the main legal proceedings and tax contingencies against Oi Group, Contax and its controlling shareholders, for which the risk of loss was deemed probable and therefore are fully provided for, are as follows:

Million

		31 Dec 2012		31 Dec 2011
		Euro	Brazilian Reais	Euro	Brazilian Reais
		(100%)	(100%)	(100%)	(100%)
Civil (i)	(i)
Corporate Law	(a)	863.3	2,334.0	972.8	2,350.1
ANATEL estimates and fines	(b)	365.2	987.3	389.5	941.0
Other		363.4	982.4	519.8	1,255.9
Sub-total		1,592.0	4,303.7	1,882.0	4,546.9
Labor (ii)	(ii)
Overtime	(a)	234.9	635.0	304.6	736.0
Salary differences and related effects	(b)	30.9	83.5	100.7	243.4
Hazardous work conditions	(c)	63.9	172.9	93.7	226.3
Indemnities	(d)	79.4	214.7	91.6	221.2
Stability and integration	(e)	66.8	180.7	62.8	151.8
Additional post-retirement benefits	(f)	36.3	98.1	31.6	76.4
Lawyers and expert fees	(g)	15.6	42.1	24.4	59.0
Contractual rescissions	(h)	14.6	39.6	18.5	44.6
Other	(i)	111.5	301.4	181.8	439.1
Sub-total		654.0	1,768.0	910.0	2,197.7
Tax (iii)	(iii)
ICMS(Value Added Tax)	(a)	165.7	448.1	250.4	604.9
FUNTEL	(b)	52.8	142.6	49.9	120.6
Other		75.4	203.8	70.8	171.0
Sub-total		294.0	794.5	371.0	896.5
Total		2,540.0	6,866.3	3,163.0	7,641.1

(i)       Civil contingencies

(a)    Corporate Law

As successor to CRT, which was acquired in July 2000, Oi is subject to various civil claims filed against that entity, namely several claims filed by users of telephone lines in the State of Rio Grande do Sul. CRT entered into financial interest agreements with its fixed-line subscribers. Under these financial interest agreements, customers had the right to subscribe to a number of CRT shares, being the number of shares to be issued to each subscriber determined based on a formula that divided the cost of the fixed-line subscription by the book value of CRT’s shares. Beginning in June 1997, certain of CRT’s fixed-line subscribers began to file suits in which they claimed that the calculation used by CRT to arrive at the number of shares to be issued pursuant to the financial interest agreements was incorrect and resulted in the claimants receiving too few shares.

In addition, as successor to Telecomunicações do Mato Grosso do Sul S.A. (“Telems”), Telecomunicações de Goiás S.A. (“Telegoiás”) and Telecomunicações do Mato Grosso S.A. (“Telemat”), operating companies acquired by Brasil Telecom Holding in the privatization of Telebrás and which were subsequently merged into Brasil Telecom, Oi, S.A. (former Brasil Telecom) is subject to various civil claims in connection with telephone programs (Community Telephone Programs) established in the States of Mato Grosso do Sul, Goiás and Mato Grosso.

Brasil Telecom, based on the decisions of the court of justice issued in 2009, considers the risk of loss regarding these proceedings as probable. Currently, the provisions for these lawsuits are based on (i) several legal interpretations, (ii) the number of ongoing lawsuits by matter discussed and (iii) the average amount of historical losses, broken down by matter (including all procedural costs).

At the end of 2010, the website of the Superior Court of Justice (STJ) disclosed news that this court had set compensation criteria to be adopted by Oi, S.A. to the benefit of the shareholders of the former CRT for those cases in which new shares, possibly due, could not be issued because of the sentence issued. According to this court news, which do not correspond to a final decision, the potential compensation (conversion of the obligation into cash) must be based on: (i) the definition of the number of shares that each claimant would be entitled to, measuring the capital invested at the book value per share as reported in the company’s monthly trial balance on the date it was paid-in; (ii) the number of shares determined shall be multiplied by its quotation on the stock exchange at the closing of the trading day the final and unappealable decision is issued, when the claimant becomes entitled to sell or dispose of the shares, and (iii) the result obtained must be adjusted for inflation from the trading day of the date of the final and unappealable decision, plus legal interest since notification. In the case of succession, the benchmark amount will be the stock market price of the successor company.

As at 31 December 2012, Oi recorded provisions in the amount of R$2,334 million for those claims in respect of which it deemed the risk of loss as probable, as compared to R$2,350 million as at 31 December 2011.

(b)    ANATEL estimates and fines

Oi received various notifications from ANATEL, mainly for not meeting certain goals or obligations set out in the General Plan on Universal Service or in the General Plan on Quality Goals, such as responding to complaints relating to billing errors, requests for service repairs on a timely basis and requests from locations with collective or individual access. As at 31 December 2012, Oi recorded provisions in the amount of R$987 million for those claims in respect of which it deemed the risk of loss as probable, as compared to R$941 million as at 31 December 2011.

(ii)   Labor contingencies

Oi is a party to a large number of labor claims arising out of the ordinary course of its businesses, including claims for:

(a)    Overtime - Lawsuits claiming the payment of overtime, for time allegedly worked after regular working hours.

(b)    Salary differences and related effects — Claims from employees who allegedly received a lower compensation than coworkers holding a similar position, associated with other requirements provided for by the applicable law.

(c)     Hazardous work conditions - Reflect, substantially, the expected unfavorable outcome in lawsuits on the mandatory payment of hazardous duty premium to employees working under conditions classified as hazardous, mainly next to high-voltage installations.

(d)    Indemnities - Refer to reimbursement of or compensation claims for damages suffered while employed by the company, for several reasons, such as: occupational accidents, temporary tenure, pain and suffering, reimbursement of payroll deductions, daycare allowance, and productivity bonuses according to collective bargaining agreements.

(e)     Stability and integration - Claim due to alleged non-compliance with an employee’s special condition which prohibited termination of the employment contract without cause.

(f)      Additional post-retirement benefits - Claims related to differences allegedly due under the pension benefits of former employees, proportionally to other claimed amounts granted by courts and not initially considered in the calculation of the pension benefit.

(g)    Lawyers and expert fees - Installments payable to the plaintiffs’ lawyers and appointed court experts, when expert evidence is necessary during the fact-finding stage.

(h)    Contractual rescisions - Amounts due to claimants arising from the termination of employment contract, such as vacation pay (proportional/vested), thirteenth salary FGTS fine, and the increase in this pay proportionally to other amounts claimed that allegedly should be included in the calculation of severance pay.

(i)       Other labor contingencies  - Include primarily joint liability allegations by employees of third-party service providers, lawsuits related to differences owed on the deposits in the claimant’s severance pay fund (“FGTS”) and labor fines arising from delays or non-payment of certain amounts provided for by the employment contract.

As at 31 December 2012, the total estimated contingencies in connection with labor claims against Oi and Contax in respect of which the risk of loss was deemed probable totaled R$1,861 million, as compared to R$2,281 million as at 31 December 2011.

(iii)    Tax contingencies

(a)         ICMS (Value Added Tax)

Under the regulations governing the ICMS, in effect in all Brazilian states, telecommunications companies must pay ICMS on every transaction involving the sale of telecommunication services they provide. Oi may record ICMS credits for each of its purchases of operational assets. The ICMS regulations allow Oi to apply the credits it has recorded for the purchase of operational assets to reduce the ICMS amounts it must pay when it sells its services.

Oi has received various tax assessments challenging the amount of tax credits that it recorded to offset the ICMS amounts it owed. Most of the tax assessments are based on two main issues: (1) whether ICMS is due on those services subject to the Local Service Tax (Imposto Sobre Serviços de Qualquer Natureza), or ISS; and (2) whether some of the assets it has purchased relate to the telecommunications services provided, and, therefore, qualify for an ICMS tax credit. A small part of the assessments that are considered to have a probable risk of loss relate to: (1) whether certain revenues are subject to ICMS tax or ISS tax; (2) offset and usage of tax credits on the purchase of goods and other materials, including those necessary to maintain the network; and (3) assessments related to non-compliance with certain ancillary (non-monetary) obligations.

As at 31 December 2012, Oi recorded provisions in the amount of R$448 million for those assessments in respect of which it deemed the risk of loss as probable, as compared to R$605 million as at 31 December 2011.

(b)         FUNTTEL

FUNTTEL (Fundo para o Desenvolvimento Tecnológico das Telecomunicações) is a fund that was established to finance telecommunications technology research, for which Oi is required to make contributions. Due to a change by ANATEL in the basis for calculation of its contributions to the FUNTTEL, for which Oi has questioned its legality, Oi recorded provisions for additional contributions to these funds.  As at 31 December 2012, Oi recorded provisions in the amount of R$143 million for assessments of the FUNTTEL, as compared to R$121 million as at 31 December 2011.

As at 31 December 2012 and 2011, the nature of the legal proceedings and tax contingencies against Oi and Contax for which the risk of loss was deemed possible is as follows:

Million

	31 Dec 2012		31 Dec 2011
	Euro	Brazilian Reais	Euro	Brazilian Reais
	(100%)	(100%)	(100%)	(100%)
Civil	2,951.6	7,979.9	2,499.8	6,039.4
Labor	783.8	2,119.1	815.2	1,969.5
Tax	625.8	1,692.0	802.7	1,939.2
Total (Note 49.1)	4,361.2	11,791.0	4,117.8	9,948.1

(i)                Civil contingencies

Refer to lawsuits for which no court decision has been issued, and are mainly related, but not limited to, challenging of network expansion plans, compensation for pain and suffering and material damages, collection lawsuits, bidding processes, among other. The total amount included in the table above regarding civil contingencies is based exclusively on the amounts claimed by the plaintiffs, which are typically higher than the actual claim case.

(ii)            Labor contingencies

Refer to several lawsuits claiming, but not limited to, the payment of salary differences, overtime, hazardous duty premium, and joint liability, the nature of which is described in detail above.

(iii)        Tax contingencies

As at 31 December 2012, the estimated contingencies in connection with tax proceedings against Oi and Contax in respect of which the risk of loss was deemed possible amounted to R$17,412 million, as compared to R$18,279 million as at 31 December 2011. The Brazilian corporate tax system is complex, and Oi and Contax are currently involved in tax proceedings regarding certain taxes that the companies believe are unconstitutional, and have filed claims to avoid the related payment. These tax contingencies relate primarily to the following.

(a)     Value Added Tax (“ICMS”) - Tax assessments amounting approximately to R$5,755 million and R$5,646 million as at 31 December 2012 and 2011, respectively, which relate mainly to (1) ICMS levied on certain revenue from services already subject to ISS or which are not part of the ICMS tax base, and (2) utilization of ICMS credits on the purchase of goods and other inputs necessary for network maintenance;

(b)     City taxes - Tax assessments related to taxes levied by City authorities, including mainly the taxes levied on equipment leases, wakeup call services and other communication services. The total amounts involved are approximately R$1,787 million and R$2,487 million as at 31 December 2012 and 2011, respectively, which are not accrued because the legal counsel in charge considers the likelihood of an unfavorable outcome as possible since these activities do not qualify under the ISS service list or are already subject to ICMS. Also, in the last quarter of 2001, the STF (Superior Tribunal Federal) decided, thus strengthening the defense arguments, that ISS should not be levied on the lease of equipment, where a substantial portion of the assessed tax refers to this type of revenue.

(c)      INSS - Lawsuits amounting approximately to R$957 million and R$1,590 million as at 31 December 2012 and 2011, respectively, which relate mainly to joint liability, applicable percentage of Occupational Accident Insurance (SAT), and amounts subject to social security contribution.

(d)     Federal taxes - Federal tax assessments, mainly related to alleged undue offset and self-assessments of taxes due, and disallowing previous calculations, amounting to approximately R$8,761 million and R$6,085 million as at 31 December 2012 and 2011, respectively.

(vii)           Non-current taxes payable

Non-current taxes payable mainly relate to federal tax programmes in place in Brazil, under which companies enrolled a substantial portion of their tax debt to the National Treasury and the National Social Security Institute (“INSS”) past due up to 30 November 2008.

(viii)       Other liabilities

This caption includes primarily dividends payable, non-current accounts payable, namely related to licenses payable to Anatel, and deferred income. As at 31 December 2011, this caption included an amount of Euro 282 million (R$ 762 million) payable to non-controlling interests of Brasil Telecom, in connection with the ongoing corporate reorganization of the Oi Group.

30.2              Detail of Portugal Telecom’s share in the earnings of joint ventures

The detail of Portugal Telecom’s share in the earnings (losses) of joint ventures in the year ended 31 December 2012 and the nine months period between 1 April and 31 December 2011 is as follows:

Euro

	2012	2011
Oi (i)	34,393,098	26,755,909
Telemar Participações (ii)	(11,345,921)	(17,361,969)
LF (ii)	(12,123,736)	(20,872,369)
AG (ii)	(14,842,982)	(20,423,000)
Contax	166,504	(407,618)
CTX	(545,314)	(1,393,426)
Other	1,286,353	—
	(3,011,998)	(33,702,473)

(i)    In 2012, as explained above, this caption corresponds to Portugal Telecom’s 15.5% direct share in Oi’s earnings amounting of Euro 225 million, the detail of which is presented in detail below, including some related explanatory notes.

(ii)   Portugal Telecom’s share in net losses from these entities reflect primarily interest expenses recorded by these holding companies in connection with their outstanding debt.

The table below provides detailed information about the earnings of Oi in the year ended 31 December 2012 and the nine months period between 1 April and 31 December 2011, which are adjusted to reflect the effects of the purchase price allocation performed by Portugal Telecom in connection with the acquisition of this investment as well as other adjustments to conform with the Group accounting policies:

Income Statement

	2012	2011
REVENUES	11,874.5	9,415.5
COSTS, EXPENSES AND LOSSES
Wages and salaries	970.7	637.2
Direct costs	2,459.8	2,020.1
Costs of products sold	171.5	124.1
Marketing and publicity	192.7	180.9
Supplies, external services and other expenses	3,460.7	2,461.0
Indirect taxes	777.1	560.3
Provisions and adjustments	293.9	513.9
Depreciation and amortisation	2,257.0	1,999.3
Post-retirement benefits	25.1	17.6
Other costs, net	(72.3)	5.6
Income before financial results and taxes	1,338.2	895.4
Net interest expenses	850.7	475.9
Net other financial expenses	208.7	129.1
Income (loss) before taxes	278.9	290.4
Income taxes	44.4	(161.7)
Net income (loss) (before non-controlling interests)	234.5	452.1
Income attributable to non-controlling interests	9.6	46.9
Net loss attributable to equity holders of Portugal Telecom	224.9	405.2

The increases across the major captions of the income statement presented above reflect primarily the earnings of the first quarter of 2012, as Portugal Telecom only acquired these investments in the end of March 2011, partially offset by the impact of the depreciation of the Brazilian Real against the Euro. Adjusted for the effects of the depreciation of the Brazilian Real and the earnings of the first quarter of 2012, the change in the earnings of joint ventures reflect primarily the following effects at Oi:

•                  Higher revenues mainly due to an increase in sales and other operating revenues, partially offset by a reduction in services rendered. The increase in sales reflects Oi’s return to the handset market, in line with its strategy to focus on the high-value segment. The decrease in service revenues is primarily explained by (1) the impact of lower residential revenues, due to lower fixed voice revenues and notwithstanding the positive contribution of broadband and pay-TV revenues in the last couple of quarters, which was offset by (2) an increase in personal mobility revenues, on the back of higher revenues from monthly fees, underpinned by postpaid customer growth, increased traffic revenues and higher revenues from 3G services.

•                  Lower direct costs as a result of a reduction in interconnection costs due to lower VU-M tariffs.

•                  Higher personnel costs reflecting increased staff levels and a reorganisation to create new regional commercial structures, as part of the strategy to improve regional operational performance.

•                  An increase in supplies and external services, mostly due to higher sales, increased content costs for pay-TV and higher expenses for logistics related to the new handset marketing strategy.

•                  A gain recorded in the third quarter of 2011 related to the recognition of a reimbursement to be received from Sistel regarding the surplus of a post-retirement benefits plan.

•                  A reduction in provisions and adjustments, reflecting both lower provisions for contingencies and lower adjustments for bad debt.

•                  Higher net interest expenses reflecting mainly the impact of the increase in Oi’s average net debt as a result of the dividends paid in May and August 2012 and the amounts paid to non-controlling shareholders in April 2012 in connection with the completion of the corporate reorganization of the Oi Group.

31.           Other current and non-current assets

As at 31 December 2012, 2011 and 2010, these captions are as follows:

Euro

	2012	2011	2010
Other current assets
Accounts receivable from QTE transactions (Note 3.l.viii) and 43)	—	37,124,881	24,558,468
Other	2,926,270	3,583,022	1,088,533
	2,926,270	40,707,903	25,647,001
Other non-current assets
Accounts receivable from QTE transactions (Note 3.l.viii) and 43)	—	95,849,637	273,592,641
Other	—	(1)	1,048,115
	—	95,849,636	274,640,756

As explained in Note 3.l.viii, in previous years Portugal Telecom entered into cross-border lease transactions (QTE transactions). Pursuant to these transactions, Portugal Telecom recognized in the Consolidated Statement of Financial Position accounts receivable and accounts payable by the same amount relating to the sale of the equipments and the financial lease, respectively. During the year ended 31 December 2012, the Company agreed with the other parties to these arrangements the early termination of the remaining QTE transactions that were still outstanding as at 31 December 2011, which explains the reduction in the related receivables and payables. As a result of the termination of these contracts, the Company did not incur in significant costs.

32.           Non-current assets held for sale and discontinued operations

32.1 Non Current assets held for sale

The composition of non-current assets held for sale as at 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Non-current assets held for sale
Equity investment in CTM	47,318,899	—	—
Equity investment in Sportinveste Multimedia	4,622,069	—	—
Equity investment in UOL	—	—	160,448,046
	51,940,968	—	160,448,046

These assets are recorded at their carrying amounts which are lower than their fair values less costs to sell.

a)        CTM

On 13 January 2013, Portugal Telecom entered into a definitive agreement for the sale CITIC Telecom of its 28% equity stake held in CTM to (Notes 1 and 50) and as such this investment was classified as a non-current asset held for sale as at 31 December 2012. This agreement provides that Portugal Telecom will receive total proceeds of USD 411.6 million, subject to certain adjustments, on a cash-free and debt-free basis and assuming a normal level of working capital. As at 31 December 2012, CTM had a net cash position of USD 70 million and the carrying value of Portugal Telecom’s investment in this associated company amounted to Euro 47 million, as detailed in the table above, corresponding to the financial investment recorded under the equity method of accounting.

This sale has been approved by the Board of Directors of Portugal Telecom and is conditional upon the satisfaction of a set of precedent conditions, namely the successful completion of the transfer to CITIC Telecom of an equity stake representing 51% of the share capital of CTM held by Sable Holding Limited, a wholly-owned subsidiary of Cable & Wireless Communications Plc, and the approval of both transactions by the Government of Macau and by the relevant People’s Republic of China governmental and regulatory authorities. CITIC Telecom and Portugal Telecom also entered into a strategic alliance agreement for capitalizing on their respective expertise in certain areas of collaboration in the telecom sector and in the identification of investment opportunities in the sector of information and communication technology (“ICT”) in order to create value for their respective shareholders.  Pursuant to this strategic alliance agreement, CITIC Telecom will select Portugal Telecom as the CITIC Telecom Group’s strategic ICT service provider.

b)        Sportinveste

On 20 December 2012, Portugal Telecom reached an agreement on a number of transactions that will allow Portugal Telecom to have a 25% stake in a joint-venture that will combine Sport TV Portugal S.A. (“Sport TV”), Sportinveste Multimédia SGPS, S.A. (“Sportinveste Multimédia”) and P.P. TV - Publicidade de Portugal e Televisão, S.A. (“PPTV”). Portugal Telecom will contribute its current 50% stake in Sportinveste Multimédia and invest, through a rights issue in Sport TV, a net amount of up to Euro 21 million. Following these transactions, Portugal Telecom will own 25% of Sport TV, which will incorporate PPTV and Sportinveste Multimédia. As a result of this agreement, Portugal Telecom’s investment in Sportinveste Multimédia was classified as a non-current asset held for sale as at 31 December 2012, the carrying value of which amounted to Euro 5 million as of that date.

Sport TV produces one of the most complete and broad sports content offering worldwide and PPTV promotes television rights. Sportinveste Multimédia is currently equally owned by Portugal Telecom and Sportinveste SGPS and its core business is the production and development of sports contents through any multimedia platform. This transaction will result in a joint-venture that will allow a higher operational efficiency in management of sports contents in the various distribution platforms, including pay-TV, mobile networks and Internet. This will benefit all operators in the market as well as their customers. Taking into consideration that sports contents are core to its strategy in the various market segments, Portugal Telecom will continue to distribute other sports contents thus striving to retain a diversified and competitive offer to its customers.

These corporate transactions are subject to the approval of the competent authorities, particularly the Competition Authority - Autoridade da Concorrência, and the accomplishment of certain contractual conditions by the companies involved, including the conclusion of Sport TV’s refinancing following the transaction.

c)         UOL

In December 2010, Portugal Telecom reached an agreement with a third party for the disposal of its 28.78% stake in UOL for a total amount of R$ 356 million (Euro 160.4 million at the exchange rate prevailing at year-end), following which the investment in UOL as at 31 December 2010 was adjusted to its recoverable amount, corresponding to the amount to be obtained with this sale, and was classified as a non-current asset held for sale. Upon the closing of this transaction on 27 January 2011, Portugal Telecom received a total amount of Euro 155.5 million (Note 47.d) and recognized a gain of Euro 37.6 million (Note 33) corresponding to the cumulative amount of foreign currency translation adjustments relating to the investment in UOL that was reclassified to profit and loss.

32.2 Discontinued operations

In 2010, Vivo was classified as a discontinued operation following the agreement reached between Portugal Telecom and Telefónica on 28 July 2010 for the disposal of its 50% stake in Brasilcel, which was completed in September 2010. The sale was agreed for a total consideration of Euro 7,500 million, of which Portugal Telecom received Euro 4,500 million on 27 September 2010, Euro 1,000 million on 30 December 2010 and Euro 2,000 million on 31 October 2011, in accordance with the terms of the agreement with Telefónica.

Portugal Telecom recognized a net gain of Euro 5,423 million (Note 1) in connection with the sale of Vivo, which includes: (1) Euro 4,390 million corresponding to the difference between the total consideration agreed with Telefónica (Euro 7,500 million) and the carrying value of the investment in Brasilcel on the date of the disposal (Euro 3,110 million); (2) Euro 1,134 million corresponding to the cumulative foreign currency translation adjustments transferred to net income; (3) Euro 47 million related to the difference between the outstanding amounts due by Telefónica as at 27 September 2010 (Euro 3,000 million) and the respective present value (Euro 2,953 million); and (4) Euro 54 million related to legal and financial advisory fees and other costs related to the sale. In accordance with Portuguese tax legislation, the capital gain obtained with the disposal of Vivo is not taxable.

Net income from discontinued operations in 2010 includes (1) the gain of Euro 5,423 million recognized on the sale, as explained above, (2) Portugal Telecom’s 50% stake of Vivo’s net income before non-controlling interests up to the conclusion of the sale of this business (Euro 110 million), and (3) positive foreign currency translation adjustments (“CTA’s”) transferred to net income prior to the sale (Euro 32 million), following share capital reductions undertaken by Brasilcel in 2010. The detail of net income from discontinued operations for the year ended 31 December 2010 is as follows:

Euro

2010
Net gain recorded in connection with the disposal of Brasilcel
Capital gain	4,389,916,509
CTA’s transferred to net income following the sale	1,134,159,099
Impact of the present value of the receivable from Telefónica	(46,753,264)
Costs related to the sale	(54,281,187)
5,423,041,157
Net income before non-controlling interests of Vivo	110,444,523
CTA’s transferred to net income following share capital reductions	31,940,853
Net income from discontinued operations	5,565,426,533

Vivo’s results (Portugal Telecom’s 50% share) in 2010, up to the conclusion of the sale of this business, were as follows:

2010
Revenues	2,593,095,228
Costs:
Wages and salaries	150,109,495
Direct costs	545,450,454
Commercial costs	555,099,483
Depreciation and amortization (Notes 36 and 37)	530,428,173
Other costs	567,996,080
Total costs	2,349,083,685
Income before financial results and taxes	244,011,543
Financial losses	38,752,802
Income before income taxes	205,258,741
Income taxes	94,814,218
Net income	110,444,523

Cash flows from discontinued operations relating to investing activities include the proceeds, net of related expenses, obtained with the disposal of the 50% stake in Brasilcel, and amounts received by PT Móveis regarding share capital reductions undertaken by Brasilcel prior to the sale of this investment. The detail of cash flows from investing activities relating to discontinued operations is as follows:

Euro

	2011	2010
Disposal of the 50% stake previously held by Portugal Telecom (i)	2,000,000,000	5,474,967,956
Share capital reductions at Brasilcel (ii)	—	89,935,775
Cash flows from investing activities	2,000,000,000	5,564,903,731

(i)    This caption includes the first and second instalments received from Telefónica in 2010, totalling Euro 5,500 million (Note 1), net of expenses paid in connection with the sale, and the third and last instalment received from Telefónica in 2011, amounting to Euro 2,000 million (Note 1).

(ii)   This caption corresponds to cash receipts resulting from share capital reductions undertaken by Brasilcel prior to the sale of this investment, which are included in Vivo’s cash flows from financing activities, as detailed below.

33.           Investments in group companies

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Investments in associated companies	399,651,805	515,230,335	343,634,959
Loans granted to associated companies and other companies	4,928,125	14,897,683	15,946,116
Investments in other companies	2,238,054	2,402,129	1,876,527
Advances for investments	—	—	60,000
	406,817,984	532,530,147	361,517,602

As at 31 December 2012, 2011 and 2010, the caption “Investments in associated companies” consists of:

Euro

	2012	2011	2010
Unitel (i)	392,204,435	378,420,946	205,066,419
Hungaro Digitel KFT	2,310,913	2,676,261	3,261,164
INESC - Instituto de Engenharia de Sistemas e Computadores (ii)	2,992,788	2,992,788	2,992,788
Páginas Amarelas, SA (“Páginas Amarelas”) (iii)	—	83,075,840	89,132,539
CTM - Companhia de Telecomunicações de Macau, SARL (“CTM”) (iv)	—	47,300,129	43,887,468
Other companies	5,136,457	3,757,159	2,287,369
	402,644,593	518,223,123	346,627,747
Adjustments for investments in associated companies (Note 42)	(2,992,788)	(2,992,788)	(2,992,788)
	399,651,805	515,230,335	343,634,959

(i)    The total investment in Unitel includes (a) the financial investment in this company under the equity method of accounting, reflecting the 25% direct interest held by PT Ventures in this associated company, amounting Euro 365,705,931 million and Euro 351,922,442 as at 31 December 2012 and 2011, respectively, and (b) the difference between the purchase price and the fair value of net assets acquired recorded upon the acquisition of this company, amounting to Euro 26,498,505 as at 31 December 2012 and 2011. Portugal Telecom assesses the recoverable amount of the total investment in this company at least on an annual basis. The increase in the carrying value of this investment is explained by Portugal Telecom’s share in the earnings of Unitel (Euro 188 million), partially offset by dividends attributed by this associated company in 2012 (Euro 150 million) and the impact of the depreciation of the US Dollar against the Euro in 2012 (Euro 5 million).

(ii)   As at 31 December 2012 and 2011, this investment is fully adjusted for.

(iii)  The reduction in this caption reflects: (1) the transfer of an amount of Euro 77 million to the caption “Intangible assets”, corresponding to the amount allocated to the goodwill of the telephone and advertising directories’ business, following the restructuring of the investment in Páginas Amarelas (Note 35); (2) the agreement entered into with a third party for the disposal of Portugal Telecom’s 25% interest in this associated company, to be concluded up to the end of 2013, following which, as at 31 December 2012, the carrying value of this investment was decreased to its recoverable amount.

(iv)  As mentioned in Note 32, Portugal Telecom’s investment in CTM, amounting to Euro 47 million as at 31 December 2012, was presented under the caption “Non-current assets held for sale”, following the agreement entered into in January 2013 for the disposal of the investment in this associated company. The change in the carrying value of this investment during the year 2012 reflects primarily Portugal Telecom’s share in the earnings of CTM (Euro 26 million) partially offset by the dividends attributed by this associated company (Euro 24 million - Note 47.f).

The purpose of loans granted to associate and other companies is basically to finance its operations and develop new businesses. As at 31 December 2012, 2011 and 2010, the detail of these loans, which do not have a defined maturity date, is as follows:

Euro

	2012	2011	2010
Sportinveste Multimédia (i)	—	32,618,668	33,618,668
INESC	2,838,821	2,916,971	3,018,566
SIRESP	1,513,090	4,423,980	4,292,800
Other	3,164,954	3,195,779	3,165,153
	7,516,865	43,155,398	44,095,187
Adjustments for loans granted to associated and other companies (Note 42)	(2,588,740)	(2,588,741)	(2,588,741)
Adjustments related to the equity accounting on financial investments (Note 42) (i)	—	(25,668,974)	(25,560,330)
	4,928,125	14,897,683	15,946,116

(i)             As mentioned in Note 32, as at 31 December 2012, the Company’s total investment in Sportinveste Multimédia, net of related adjustments, was transferred to the caption “Non-current assets held for sale”, following the agreements entered into in December 2012 for the restructuring of this investment.

As at 31 December 2012, 2011 and 2010, the caption “Investment in other companies” consists of:

Euro

	2012	2011	2010
Janela Digital	2,048,674	2,176,966	1,592,652
Other companies	2,855,221	2,920,878	2,930,657
Sub-total	4,903,895	5,097,844	4,523,309
Adjustments for investments in group companies (Note 42)	(2,665,841)	(2,695,715)	(2,646,782)
	2,238,054	2,402,129	1,876,527

In the years ended 31 December 2012, 2011 and 2010, the detail of the profit and loss caption “Equity in earnings of associated companies, net” is as follows:

Euro

	2012	2011	2010
Unitel	187,681,720	155,711,207	145,852,610
CTM	26,441,001	23,387,431	21,463,141
Sportinveste Multimédia (i)	(2,327,625)	(108,645)	(8,181,581)
Páginas Amarelas (ii)	(4,081,405)	(10,544,148)	(7,777,341)
UOL (iii)	—	37,628,337	(14,300,133)
Other	2,559,893	5,203,337	4,652,408
	210,273,584	211,277,519	141,709,104

(i)                      In 2010, Portugal Telecom recognized an impairment loss of Euro 8.0 million on the investment in this associated company, following an impairment analysis made to this investment.

(ii)                   Losses recorded in 2012 reflect primarily the impact of the recognition of this investment at its recoverable amount following the agreement entered into for its disposal, as mentioned above.

(iii)                The gain recorded in 2011 relates to the completion of the disposal of the investment in UOL, for a total amount of Euro 155.5 million (Note 47.d), following which the cumulative amount of positive foreign currency translation adjustments relating to this investment was reclassified to profit and loss. In 2010, this caption includes (1) an impairment loss of Euro 28 million, which was recognized in order to adjust the carrying value of this investment to its recoverable amount that was obtained through the sale transaction concluded in January 2011, and (2) Portugal Telecom’s share in the earnings of this associate company, amounting to Euro 14 million.

The summarized financial data of the main associated companies as at 31 December 2012 and 2011 and for the years then ended is presented below:

2012	Euro

	Direct percentage	Total	Total	Shareholders’	Operating	Net
	of ownership	assets	liabilities	equity	revenues	income
Unitel	25.00%	2,351,304,737	888,481,013	1,462,823,724	1,590,130,760	750,726,880
CTM	28.00%	268,583,983	99,587,915	168,996,068	479,535,442	94,432,146

2011	Euro

	Direct percentage	Total	Total	Shareholders’	Operating	Net
	of ownership	assets	liabilities	equity	revenues	income
Unitel	25.00%	2,106,272,509	698,582,741	1,407,689,768	1,281,826,149	622,844,828
CTM	28.00%	266,166,962	97,237,930	168,929,032	356,470,366	83,526,539

Considering the impact in the consolidated net income of Portugal Telecom’s share in the earnings of Unitel, additional financial data about this associated company is disclosed below (amount stated in millions of Euro):

Euro million

	2012	2011
BALANCE SHEET DATA:
Current assets
Cash and cash equivalents (i)	1,005.0	914.8
Accounts receivable (ii)	175.1	170.1
Inventories (iii)	31.3	18.5
Other	16.4	13.3
Total current assets	1,227.8	1,116.7
Non-current assets
Tangible assets (iv)	800.7	720.2
Other (v)	322.7	269.4
Total non-current assets	1,123.5	989.6
Total assets	2,351.3	2,106.3
Current liabilities
Accounts payable (vi)	165.5	108.8
Dividends payable	441.5	243.9
Other (vii)	205.6	241.6
Total current liabilities	812.5	594.2
Non-current liabilities	75.8	104.3
Total liabilities	888.3	698.6

(i)                 Cash and cash equivalents include primarily term deposits.

(ii)              This caption includes mainly receivables from customers, primarily related to national and international telecommunications operators and post-paid customers. In addition, accounts receivable also includes advances to suppliers.

(iii)           Inventories correspond mainly to telecommunications equipment.

(iv)          Tangible assets include mainly (1) basic equipment, which accounts for about 50% of total net tangible assets and relates mainly to infrastructure equipment, (2) real estate properties, (3) administrative equipment and (4) in-progress tangible assets.

(v)             Other non-current assets include primarily loans granted to other entities and intangible assets related to industrial property and other rights.

(vi)          This caption includes accounts payable to trade and fixed asset suppliers and taxes payable to the local tax authorities.

(vii)       Other current liabilities include (1) deferred income related mainly to prepaid traffic and (2) accrued expenses relating primarily to the annual concession rent, leased lines, international traffic and wages and salaries.

Euro million

	2012	2011	2010
INCOME STATEMENT DATA:
Revenues
Services rendered (i)	1,512.8	1,232.9	1,101.9
Sales	77.3	49.0	30.9
Total revenues	1,590.1	1,281.8	1,132.8
Costs
Wages and salaries	97.6	73.9	53.0
Direct costs (ii)	97.2	92.5	78.7
Commercial costs (iii)	196.7	164.5	137.6
Other costs (iv)	275.5	230.0	211.4
Depreciation and amortization	164.1	147.2	134.2
Total costs	831.1	708.0	614.9
Income before financial results and taxes	759.0	573.8	517.9
Financial results
Financial gains	43.4	49.8	76.4
Financial losses	51.8	0.8	10.9
Total financial results	(8.3)	49.0	65.5
Income before income taxes	750.7	622.8	583.4
Income taxes (v)	—	—	—
Net income	750.7	622.8	583.4

(i)                 Services rendered relate primarily to prepaid traffic, which accounts for approximately 90% of total services rendered.

(ii)              Direct costs include mainly interconnection and transmission costs.

(iii)           Commercial costs include commissions, marketing and publicity expenses and costs of products sold.

(iv)          This caption includes third-party costs, maintenance and repair expenses, provisions and adjustments and indirect taxes.

(v)             Up to the end of 2012, Unitel was not subject to corporate income taxes as a result of a tax benefit that, as from 2013, is expected no longer to apply.

Euro million

	2012	2011	2010
CASH FLOW DATA:
Operating activities
Collections from clients	1,564.2	1,306.4	1,104.8
Payments to suppliers	(486.3)	(396.3)	(354.1)
Payments to employees	(89.6)	(66.9)	(53.0)
Other payments resulting from operating activities	(22.8)	(21.4)	(6.9)
Cash flows from operating activities	965.5	821.8	690.9
Investing activities
Cash receipts resulting from interest and related income	47.6	54.6	85.6
Payments resulting from tangible and intangible assets	(244.7)	(280.1)	(183.5)
Other cash receipts (payments) resulting from investing activities (i)	(213.3)	0.0	(0.0)
Cash flows from investing activities	(410.5)	(225.5)	(97.9)
Cash flows from financing activities (ii)	(444.4)	(488.7)	(500.7)
Change in cash and cash equivalents (iii)	110.7	107.6	92.3

(i)                 In 2012, this caption primarily includes certain loans granted to other entities.

(ii)              This caption includes primarily payments of dividends and interest and related expenses.

(iii)           This change in cash and cash equivalents differs from the change in cash and cash equivalents included in the balance sheet data presented above due to the effect of foreign currency exchange differences.

34.           Other investments

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Real estate investments, net of accumulated amortisation	9,446,105	12,845,647	15,145,810
Other financial investments	3,695,463	2,837,667	2,970,749
	13,141,568	15,683,314	18,116,559
Adjustments for other investments (Note 42)	(188,750)	(264,495)	(411,902)
Adjustments for real estate investments (Note 42)	(232,759)	(94,709)	(24,043)
	12,720,059	15,324,110	17,680,614

Real estate investments relate to land and buildings owned by PT Comunicações that are not used in its operating activities. These assets are recorded at acquisition cost net of accumulated amortization and impairment losses, if any. PT Comunicações periodically performs impairment analysis of these assets.

Portugal Telecom received rents from lease contracts in 2012 and 2011 amounting to Euro 43,798 and Euro 80,186, respectively. During the years ended 31 December 2012 and 2011, amortization costs amounted to Euro 353,713 and Euro 388,806, respectively. Rents received net of amortization costs are included under the caption “Net gains on financial assets and other investments”.

As at 31 December 2012, 2011 and 2010, other financial investments were recorded at acquisition cost net of impairment losses, if any, and consisted of the following:

Euro

	2012	2011	2010
Tagusparque	1,296,875	1,296,875	1,296,875
Seguradora Internacional de Moçambique	617,224	617,224	617,224
Other	1,781,364	923,568	1,056,650
Sub-total	3,695,463	2,837,667	2,970,749
Adjustments for other investments (Note 42)	(188,750)	(264,495)	(411,902)
	3,506,713	2,573,172	2,558,847

35.           Goodwill

During the years ended 31 December 2012 and 2011, movements in goodwill were as follows:

Euro

	2012	2011
Initial balance	352,990,011	416,615,158
Changes in the consolidation perimeter (i)	—	(53,679,591)
Foreign currency translation adjustments (ii)	(3,999,456)	(9,945,556)
Transfers and other movements (iii)	76,684,614	—
Final balance	425,675,169	352,990,011

(i)      The impact of changes in the consolidation perimeter in the year ended 31 December 2011 reflects primarily the impact of the change in the consolidation method of Dedic/GPTI business in the first half of 2011, as this business was fully consolidated up to 30 June 2011 and then integrated in Contax and thus reflected in the Portugal Telecom’s consolidated financial statements through the equity method.

(ii)     Foreign currency translation adjustments in 2012 and 2011 relate mainly to the impact of the depreciation of the namibian Dollar against the Euro.

(iii)   This caption includes primarily software license agreement entered into in 2012 for the telephone and advertising directories’ business, following the restructuring of the investment in Páginas Amarelas. As at 31 December 2011, this amount was included under the caption “Investments in group companies” (Note 33).

The detail of total consolidated goodwill by cash generated unit as at 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Portugal
Wireline telecommunications in Portugal	347,709,568	270,955,135	270,955,135
Information systems - PT Sistemas de Informação	8,956,960	8,956,958	8,956,958
	356,666,528	279,912,093	279,912,093
Other businesses
Mobile telecommunications in Namíbia - MTC (i)	61,850,369	65,919,640	77,972,985
Wireline and mobile telecommunications in Cabo Verde - Cabo Verde Telecom	7,124,252	7,124,252	7,124,252
Dedic/GPTI business	—	—	51,571,809
Other international operations	34,020	34,026	34,019
	69,008,641	73,077,918	136,703,065
	425,675,169	352,990,011	416,615,158

(i)      The change in this caption relates primarily to the impact of the depreciation of the Namibian Dollar against the Euro during the year ended 31 December 2012.

For the goodwill related to the wireline cash generated unit in Portugal, which resulted from the acquisition of several companies, some of which were subsequently merged, the Company monitors goodwill at this level, which is a lower level than the operating segment to which it belongs.

For the goodwill related to other cash generated units, Portugal Telecom also concluded that the Company’s share in net assets of those investments represents the lowest level of assets that generates cash inflows, since they are totally independent from other investments.

Total consolidated goodwill recorded at Portugal Telecom is not deductable for taxable purposes.

For purposes of impairment analysis, goodwill was allocated to cash generating units. The recoverable amount was computed based on a value in use through a discounted cash flow methodology, using a detailed forecast of cash flows for a 4 year period, which was prepared internally. The discount rates applied to the cash flow projections, which were determined taking into consideration the risks associated to each business, and the growth rates used to extrapolate cash flow projections beyond the period covered by the forecasts were as follows:

Assumptions	Wireline telecommunications in Portugal	Other businesses
Growth rates	1.0% - 1.5%	0.0% to 2.5% - 0.5% to 3.0%
Discount rates	8.9% - 9.9%	8.9% to 10.9% - 9.9% to 12.9%

The recoverable amount of each cash generating unit was determined for the minimum and maximum values included in the table above and the Company’s management has concluded that as at 31 December 2012 the carrying value of financial investments, including goodwill, did not exceed its recoverable amount.

36.           Intangible assets

During the years ended 31 December 2012 and 2011, movements in intangible assets were as follows:

Euro

			Foreign currency	Transfers
	Balance		translation	and other	Balance
	31 Dec 2011	Increases	adjustments	movements	31 Dec 2012
Cost
Industrial property and other rights	1,506,431,263	65,582,354	(3,652,824)	3,666,191	1,572,026,984
Other intangible assets	45,368,214	4,981,526	(19,360)	6,283,376	56,613,756
In-progress intangible assets	29,430,896	16,122,366	(180,309)	(32,298,629)	13,074,324
	1,581,230,373	86,686,246	(3,852,493)	(22,349,062)	1,641,715,064
Accumulated depreciation
Industrial property and other rights	756,230,978	114,096,551	(2,055,708)	(17,668,097)	850,603,724
Other intangible assets	24,280,728	9,335,559	(12,946)	(18,561)	33,584,780
	780,511,706	123,432,110	(2,068,654)	(17,686,658)	884,188,504
	800,718,667	(36,745,864)	(1,783,839)	(4,662,404)	757,526,560

Euro

		Changes in the		Foreign currency	Transfers
	Balance	consolidation		translation	and other	Balance
	31 Dec 2010	perimeter	Increases	adjustments	movements	31 Dec 2011
Cost
Industrial property and other rights	1,327,613,702	(33,176,757)	198,779,169	(7,463,969)	20,679,118	1,506,431,263
Other intangible assets	29,827,068	—	9,818,164	(8,143)	5,731,125	45,368,214
In-progress intangible assets	26,081,876	—	24,332,796	498,576	(21,482,352)	29,430,896
	1,383,522,646	(33,176,757)	232,930,129	(6,973,536)	4,927,891	1,581,230,373
Accumulated depreciation
Industrial property and other rights	669,237,949	(16,806,324)	113,021,901	(3,828,592)	(5,393,956)	756,230,978
Other intangible assets	19,207,271	—	5,207,639	15,098	(149,280)	24,280,728
	688,445,220	(16,806,324)	118,229,540	(3,813,494)	(5,543,236)	780,511,706
	695,077,426		114,700,589	(3,160,042)	10,471,127	800,718,667

36.1. Increases

The detail of increases in intangible assets is as follows:

Euro

	2012	2011
Cost
Capital expenditures (Note 7.c)	86,686,246	96,852,874
4G license acquired by TMN (i)	—	106,492,862
Commitments assmued by PT Comunicações under TDT license (ii)	—	23,595,179
Commitments assmued by Cabo Verde Telecom under 3G license (iii)	—	5,989,214
	86,686,246	232,930,129
Accumulated depreciation	123,432,110	118,229,540
	(36,745,864)	114,700,589

(i)       In relation to a mobile spectrum auction conducted by the Portuguese telecommunications regulator ICP-Anacom in 2011, TMN submitted the best winning bids in each block that it has bided and obtained spectrum in three frequency bands for a total amount of Euro 113 million, thus reinforcing its commitment to the LTE technology, strengthening TMN’s mobile data capabilities and its network quality to continue to lead data services in Portugal and also to lead the roll-out of 4G services. As a result, TMN recognized an intangible asset amounting to Euro 106 million, which corresponds to the present value of the instalments payable to Anacom (Note 39) totalling Euro 113 million.

(ii)      This caption corresponds to the present value of the commitmments assumed by PT Comunicações under the TDT license.

(iii)     Cabo Verde Telecom recorded an intangible asset in 2011, amounting to Euro 6 million, related to the commitments assumed under the 3G license.

36.2. Other information regarding intangible assets

The net carrying value of the caption “Industrial property and other rights” includes mainly the following items:

•             Euro 360 million and Euro 378 million as at 31 December 2012 and 2011, respectively, related to 3G and 4G licenses obtained by TMN in 2000 and 2011, respectively, corresponding to a gross amount of Euro 500 million net of accumulated depreciation of Euro 140 million. The gross amount includes primarily:

(i)    Euro 133 million related to the acquisition of the UMTS license in 2000;

(ii)   Euro 242 million capitalized in 2007, following the commitment assumed in 2000 by TMN and the other mobile operators of making contributions to the information society during the period through the maturity of the license, and Euro 11.5 million capitalized in 2009 related to additional commitments under the terms of the UMTS license. Since in the year 2000 it was not possible to reliably estimate how the commitment would be fulfilled, Portugal Telecom did not recognize this commitment as a cost of the license and as a liability; and

(iii)  Euro 106 million related to the 4G license acquired by TMN in 2011.

•             Euro 185 million and Euro 201 million as at 31 December 2012 and 2011, respectively, related to the acquisition of the Basic Network from the Portuguese State, regarding the gross amount capitalised in 2002 amounting to Euro 339 million;

•             Euro 40 million and Euro 36 million as at 31 December 2012 and 2011, respectively, related to software licenses;

•             Euro 29 million and Euro 34 million as at 31 December 2012 and 2011, respectively, related to the cost incurred with loyalty contracts with post-paid customers of mobile businesses, which are being amortised over the period of the related rental contracts, corresponding to a two year period;

•             Euro 23 million and Euro 24 million as at 31 December 2012 and 2011, respectively, related to the commitments assumed by PT Comunicações under the TDT license; and

•             Euro 16 million and Euro 25 million as at 31 December 2012 and 2011, respectively, related to contracts signed by PT Comunicações in 2007 and 2009 for the acquisition of satellite capacity until 2015, which were recorded as capital leases.

In 2012, Portugal Telecom invested around Euro 167 million in Research, Development and Innovation, including Euro 41 million recorded as an expense and Euro 126 million that were capitalized.

37.           Tangible assets

During the years ended 31 December 2012 and 2011, movements in tangible assets were as follows:

Euro

		Changes in the		Foreign currency	Transfers
	Balance	consolidation		translation	and other	Balance
	31 Dec 2011	perimeter	Increases	adjustments	movements	31 Dec 2012
Cost
Land	181,997,214	—	—	—	556,547	182,553,761
Buildings and other constructions	866,864,904	604,699	11,678,062	(517,257)	11,114,331	889,744,739
Basic equipment	9,729,239,864	2,997,334	382,990,043	(12,011,721)	(111,413,815)	9,991,801,705
Transportation equipment	74,757,966	71,479	13,609,180	(178,389)	(8,460,492)	79,799,744
Tools and dies	20,796,136	—	314,968	(6,925)	(3,721)	21,100,458
Administrative equipment	1,147,407,572	—	32,091,714	(245,997)	30,990,720	1,210,244,009
Other tangible assets	48,260,377	214,812	1,227,566	(7,335)	65,044	49,760,464
In-progress tangible assets	207,124,440	—	132,602,567	(187,746)	(129,197,152)	210,342,109
Advances to suppliers of tangible assets	511,125	—	—	—	51,536	562,661
	12,276,959,598	3,888,324	574,514,100	(13,155,370)	(206,297,002)	12,635,909,650
Accumulated depreciation
Land	9,819,238	—	—	—	(86,569)	9,732,669
Buildings and other constructions	301,402,834	503,007	50,292,449	(193,758)	(4,251,493)	347,753,039
Basic equipment	7,183,864,927	1,140,013	489,452,072	(6,052,390)	(185,362,789)	7,483,041,833
Transportation equipment	50,670,048	71,479	10,999,024	(96,027)	(6,633,472)	55,011,052
Tools and dies	20,059,354	—	407,176	(4,202)	(3,707)	20,458,621
Administrative equipment	1,011,098,155	—	89,704,501	(178,371)	(4,671,838)	1,095,952,447
Other tangible assets	43,936,374	208,553	970,714	(4,249)	(22,849)	45,088,543
	8,620,850,930	1,923,052	641,825,936	(6,528,997)	(201,032,717)	9,057,038,204
	3,656,108,668	1,965,272	(67,311,836)	(6,626,373)	(5,264,285)	3,578,871,446

Euro

		Changes in the		Foreign currency	Transfers
	Balance	consolidation		translation	and other	Balance
	31 Dec 2010	perimeter	Increases	adjustments	movements	31 Dec 2011
Cost
Land	165,045,024	—	793,952	—	16,158,238	181,997,214
Buildings and other constructions	805,355,545	(29,178,529)	15,242,458	(463,473)	75,908,903	866,864,904
Basic equipment	10,121,678,306	(45,637,454)	435,409,074	(28,775,855)	(753,434,207)	9,729,239,864
Transportation equipment	80,951,949	(2,876)	5,684,451	129,438	(12,004,996)	74,757,966
Tools and dies	25,519,009	(5,570,036)	855,969	(78,572)	69,766	20,796,136
Administrative equipment	1,062,445,429	(13,608,800)	51,384,236	(317,442)	47,504,149	1,147,407,572
Other tangible assets	54,284,090	—	762,160	(259,201)	(6,526,672)	48,260,377
In-progress tangible assets	221,423,967	—	149,178,736	566,439	(164,044,702)	207,124,440
Advances to suppliers of tangible assets	511,125	—	—	—	—	511,125
	12,537,214,444	(93,997,695)	659,311,036	(29,198,666)	(796,369,521)	12,276,959,598
Accumulated depreciation
Land	9,493,330	—	—	—	325,908	9,819,238
Buildings and other constructions	253,764,177	(16,376,461)	59,539,318	(369,864)	4,845,664	301,402,834
Basic equipment	7,352,076,475	(26,107,188)	504,521,084	(11,844,366)	(634,781,078)	7,183,864,927
Transportation equipment	47,552,684	(2,876)	11,061,640	75,679	(8,017,079)	50,670,048
Tools and dies	20,460,427	(1,344,283)	963,709	(11,700)	(8,799)	20,059,354
Administrative equipment	934,775,304	(4,325,933)	85,248,696	(82,769)	(4,517,143)	1,011,098,155
Other tangible assets	44,478,633	—	1,078,546	(57,377)	(1,563,428)	43,936,374
	8,662,601,030	(48,156,741)	662,412,993	(12,290,397)	(643,715,955)	8,620,850,930
	3,874,613,414	(45,840,954)	(3,101,957)	(16,908,269)	(152,653,566)	3,656,108,668

37.1. Changes in the consolidation perimeter

The impact of changes in the consolidation perimeter in the year ended 31 December 2011 reflect the Dedic/GPTI’s tangible assets that were fully consolidated as at 30 June 2011, amounting to Euro 46 million, and then were integrated in Contax.

37.2. Increases

The detail of increases in tangible assets is as follows:

Euro

	2012	2011
Cost
Capital expenditures (Note 7.c) (i)	574,514,100	652,948,088
Acquisition of real estate properties from pension funds (Note 14.1.1) (ii)	—	3,403,556
Data Center	—	2,959,392
	574,514,100	659,311,036
Accumulated depreciation	641,825,936	662,412,993
	(67,311,836)	(3,101,957)

(i)    Capital expenditures relate primarily to network equipment, including investments towards the improvement of network’s quality and reliability, the increase of broadband speed and data capacity and the acquisition and installation of terminal equipment. For more detailed information about the investments made in each reportable segment, please refer to Note 7.

(ii)   As mentioned in Note 14.1.1, in 2011, PT Comunicações acquired one last real estate property for an amount of Euro 3 million in connection with the transfer of unfunded pension obligations to the Portuguese State completed in December 2010.

37.3. Foreign currency translation adjustments

Foreign currency translation adjustments in 2012 and 2011 relate mainly to the impact of the depreciation of the Namibian Dollar against the Euro.

37.4. Revaluations

During 2008, Portugal Telecom changed the accounting policy regarding the measurement of real estate properties and the ducts infra-structure from the cost model to the revaluation model (Note 3). The revaluations of the real estate properties and ducts infra-structure were effective as at 30 June 2008 and 30 September 2008, and resulted in a revaluation of the assets by Euro 208,268,320 and Euro 866,764,702, respectively, totalling an amount of Euro 1,075,033,022 that was recognized in the Consolidated Statement of Comprehensive Income.

The determination of the fair value of real estate properties was made by an independent appraiser based primarily on: (i) observable prices in an active market of recent market transactions; (ii) profitability method for commercial and administrative real estate; and (iii) the cost of acquiring or producing a similar real estate with the same purpose for technical buildings. Under the first methodology, the main assumptions used in 2008 were the discount rate (average of 8%) and the monthly rent per square meter (average of 6 Euros).

The determination of the fair value of the ducts infra-structure was made internally based on the replacement cost approach. This valuation process was based primarily on: (i) current and observable prices of materials and construction work related to the installation of the ducts underground; (ii) the nature of the soil and road surface where ducts are installed, which has an impact on the construction cost; (iii) internal costs directly attributable to the construction of the ducts infra-structure network; (iv) a depreciation factor, in order to ensure that the replacement cost is consistent with the remaining useful life of the assets revalued; and (v) a technological factor, which reflects the technological changes occurred, namely related to the kinds of ducts which no longer exist and were replaced by other ones. Generally, the prices of materials and construction work together with other qualitative assumptions referred to above resulted in a valuation of the ducts infra-structure in 2008 which reflects an average cost per meter of duct between Euro 58 and Euro 119, depending on the area where the infra-structure is located.

In accordance with the Group’s accounting policy to revalue these assets at least every three years, Portugal Telecom performed another revaluation of the real estate assets and ducts infra-structure in 2011, through the same methodology described above. These revaluations were effective as at 31 December 2011 and resulted in a net reduction of tangible assets amounting to Euro 131,418,994, of which Euro 126,167,561 was recognized directly in the Consolidated Statement of Comprehensive Income (Note 44.5) under the caption “Revaluation reserve” and Euro 5,251,433 was recognized in the Consolidated Income Statement under the caption “Depreciation and amortization”. The split of these impacts between real estate and ducts infra-structure is as follows:

•             A reduction in the carrying value of the ducts infra-structure amounting to Euro 189,372,570, recognized in other comprehensive income in order to reduce the existing revaluation reserves regarding these assets, which is primarily explained by a decrease in the construction cost and also technological improvements, leading to a reduction in the average cost per meter of duct to between Euro 42 and Euro 70, depending on the area where the infra-structure is located; and

•             A net increase in the carrying value of real estate assets amounting to Euro 57,953,576, including a gain of Euro 63,205,008 recorded in other comprehensive income and a loss of Euro 5,251,432 recognized in the Consolidated Income Statement. The increase in the carrying value of real estate assets recognized as a result of this revaluation reflects mainly the depreciation and amortization expenses recorded over the last three years, as the average monthly rent per square meter for the real estate assets that were revalued in both 2008 and 2011 remained broadly stable at 6 Euros, although the overall average monthly rent per square meter increased to 7 Euros, as a result of real estate assets acquired between those years.

The amortization of the surplus resulting from the revaluation of real estate properties and ducts infra-structure amounted to approximately Euro 10 million and Euro 32 million in 2012, respectively, and to Euro 11 million and Euro 45 million in 2011, respectively. If these assets had been carried under the cost model, the carrying amounts of the real estate properties and the ducts infra-structure would have been reduced by approximately Euro 179 million and Euro 498 million, respectively, corresponding to Euro 135 million and Euro 373 million net of tax effect, respectively.

37.5. Other situations regarding tangible assets

In addition, the following situations regarding tangible assets should be mentioned:

•             Basic equipment includes primarily network installations and equipment, including the ducts infra-structure, switching equipment, telephones and switchboards and submarine cables;

•             In-progress tangible assets correspond primarily to telecommunications network equipments and are recorded during the installation period of those equipments, which normally lasts 2 to 3 months, thus explaining the significant amounts recorded under this caption, although with reduced maturities;

•             Portugal Telecom recognized own work capitalized in tangible assets amounting to Euro 102 million and Euro 107 million in the years ended 31 December 2012 and 2011, respectively;

•             PT Comunicações, under the terms of the Modification Agreement of the Concession, owns tangible assets related to the Concession amounting to Euro 1,765 million and Euro 1,995 million as at 31 December 2012 and 2011, respectively;

•             PT Comunicações owns tangible assets located outside Portugal, including participations in submarine cable consortiums, which amounted to Euro 15 million and Euro 19 million as at 31 December 2012 and 2011, respectively; and

•             PT Comunicações owns tangible assets that are installed in properties of third parties or on public property, amounting to Euro 8 million and Euro 9 million as at 31 December 2012 and 2011, respectively, and owns tangible assets that are not yet registered under its name, amounting to Euro 8 million as at 31 December 2012 and 2011.

38.           Debt

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012		2011		2010
	Short-term	Long-term	Short-term	Long-term	Short-term	Long-term
Exchangeable bonds	—	732,944,410	—	723,363,242	—	714,242,672
Bonds	983,636,935	3,732,399,950	1,297,549,045	3,622,277,664	—	4,375,693,026
Bank loans
External loans	113,959,174	1,381,440,338	246,599,035	1,326,833,126	172,398,792	662,384,203
Domestic loans	2,753,092	108,765,906	355,701	—	3,430,491	—
Liability related to equity swaps on treasury shares	73,210,079	—	93,767,519	—	178,071,827	—
Commercial paper	175,750,000	—	554,000,000	—	88,000,000	—
Leasings	24,011,206	23,885,353	26,848,336	35,479,777	27,456,857	47,744,387
Derivative financial instruments	—	—	—	—	2,099,040	—
Other financings	22,378,577	—	471,779,683	—	480,464,272	454,316,000
	1,395,699,063	5,979,435,957	2,690,899,319	5,707,953,809	951,921,279	6,254,380,288

The Euro 1,024 million decrease in gross debt during the year ended 31 December 2012 relates primarily to the following effects:

•             The repayment of the Euro 1,300 million Eurobond issued by PT Finance in March 2005 (Note 38.2);

•             The payment of the last instalment due to the Portuguese State, amounting to Euro 454 million, in connection with the transfer of unfunded pensions obligations completed in December 2010 (Note 38.8); and

•            The reduction of Euro 378 million in the outstanding amounts due under commercial paper programmes (Note 38.5).

The effects mentioned above were partially offset by the Euro 400 million Bond issued by Portugal Telecom in July 2012 and the Euro 750 million Eurobond issued by PT Finance in October 2012, as detailed in Note 38.2.

38.1. Exchangeable bonds

On 28 August 2007, PT Finance issued exchangeable bonds totalling Euro 750,000,000, convertible into fully paid ordinary shares of Portugal Telecom, as follows:

•             Exchange price of Euro 13.9859 per ordinary share of Portugal Telecom, which was adjusted to Euro 11.60 on 30 October 2007, following the spin-off of PT Multimedia, and to Euro 11.06 on 28 December 2010, Euro 9.4 on 31 May 2011 and Euro 8.91 on 22 May 2012, following the dividends paid in December 2010, June 2011 and May 2012, respectively, according to the terms and conditions of these bonds;

•             Nominal value of each bond: Euro 50,000;

•             Maturity: 28 August 2014 unless previously redeemed, acquired, cancelled or converted; and

•             Fixed interest rate: 4.125% per annum, paid semi-annually.

The exchangeable bonds represent a compound instrument and, accordingly, the market value of the equity component as of the date the bonds were issued amounted to Euro 57,145,442 and was recorded in shareholders’ equity under the caption “Other reserves and accumulated earnings”, while the financial liability component was initially computed based on a market interest rate of 5.51% and is recorded by the amortized cost.

As at 31 December 2012, the fair value of the exchangeable bonds, determined based on market information, amounted to Euro 766 million.

38.2. Bonds

The following table provides detailed information about the bonds outstanding as at 31 December 2012:

Issuer (i)	Debt	Local currency	Euro	Issue date	Expected maturity (ii)	Interest rate
Portuguese operations:
PT Finance	Eurobond	750,000,000	750,000,000	Oct-12	2018	5.875%
Portugal Telecom	Eurobond	400,000,000	400,000,000	Jul-12	2016	6.25%
PT Finance	Eurobond	600,000,000	600,000,000	Feb-11	2016	5.625%
PT Finance	Eurobond	750,000,000	750,000,000	Nov-09	2019	5.00%
PT Finance	Fixed rate notes	250,000,000	250,000,000	Jul-09	2017	5.242%
PT Finance	Eurobond (iii)	934,000,000	934,000,000	Apr-09	2013	6.00%
PT Finance	Floating rate notes	50,000,000	50,000,000	Aug-08	2013	3-month Euribor plus 1.50%
PT Finance	Eurobond	500,000,000	500,000,000	Jun-05	2025	4.50%
PT Finance	Eurobond	500,000,000	500,000,000	Mar-05	2017	4.375%
	Transaction costs (iv)		(17,963,117)
			4,716,036,883

(i)             All PT Finance and Portugal Telecom issuances were made under the Euro Medium Term Note Programme (“EMTN”).

(ii)          Loans are repayable on final maturity except where otherwise indicated.

(iii)       The issued amount under this Eurobond was Euro 1,000 million. During 2011 and 2012, PT Finance acquired own bonds with a notional amount of Euro 64,000,000 and Euro 2,000,000, respectively, which the Company intends to either cancel or hold to maturity. In 2011, bonds were acquired for an amount of Euro 61,870,750, resulting in the recognition of a financial gain amounting to Euro 2,129,250 (Note 19).

(iv)       This caption corresponds to expenses incurred at the date these bonds were issued, which relate to (i) roundings in defining the coupon rate; and (ii) prepaid commissions. These expenses are recognized in earnings through the life of the bonds.

During the year ended 31 December 2012, PT Finance repaid the Euro 1,300 million Eurobond issued in March 2005.

As at 31 December 2012, the maximum possible nominal amount of outstanding notes issued under the EMTN Programme established by PT Finance and Portugal Telecom amounted to Euro 7,500,000,000, of which Euro 4,800,000,000 were outstanding as at 31 December 2012, as detailed above.

The fair value of these bonds was determined based on market information and amounted to Euro 4,810 million as at 31 December 2012.

38.3. Bank loans

As at 31 December 2012, 2011 and 2010, bank loans are denominated in the following currencies:

Euro

	2012		2011		2010
	Currency of		Currency of		Currency of
	the notional	Euro	the notional	Euro	the notional	Euro
Euros	1,591,284,722	1,591,284,722	1,573,214,201	1,573,214,201	831,192,248	831,192,248
Brazilian Reais	—	—	—	—	15,146,150	6,829,666
Other currencies		15,633,788		573,661		191,572
		1,606,918,510		1,573,787,862		838,213,486

As at 31 December 2012, Portugal Telecom had the following committed standby credit facilities:

Euro

Initial date	Maturity	Amount
April 2011 (i)	June 2016	800,000,000
October 2004	January 2015	100,000,000
January 2009	January 2013	50,000,000
		950,000,000

(i)             This revolving credit facility was secured in March 2011 for an initial amount of Euro 900 million and an initial maturity of three years, which was increased to Euro 1,050 million in 12 April 2011 and to Euro 1,200 in 13 April 2011. In 2012, the Company extended the maturity from March 2014 to June 2016, while its amount was changed from Euro 1,200 million to Euro 800 million.

Portugal Telecom also entered into an export credit facility, comprising two committed tranches amounting to Euro 80 million, agreed in 2011, and Euro 100 million, agreed in January 2013.

As at 31 December 2012, external bank loans due include primarily the following financings:

•             An amount of Euro 750 million used under the above mentioned committed standby facilities at Portuguese operations and an amount of Euro 61 million used under the export credit facility;

•             Loans obtained by Portugal Telecom from the European Investment Bank (“EIB”) totalling Euro 602 million, maturing up to 2021, including primarily (1) two loans obtained in 2010 of Euro 100 million each for the purpose of investing in Portugal Telecom’s next generation network, which have an average maturity of approximately 5 years, (2) a loan obtained in 2011 amounting to Euro 140 million for the purpose of research and development, which matures in 2019, and (3) a loan secured in 2012 amounting to Euro 100 million in order to finance the investment in next generation network, which also matures in 2019;

•             A loan obtained by PT Finance in 2010 amounting to Euro 50 million and maturing between 2013 and 2015;

As at 31 December 2012, 2011 and 2010, bank loans of Portugal Telecom and its group companies bear interest at annual interest rates, equivalent to loans denominated in Euros, which vary between:

	2012	2011	2010
Maximum rate	4.81%	5.00%	5.00%
Minimum rate	1.17%	1.83%	1.34%

38.4. Liability related to equity swaps on treasury shares

This caption relates to an equity swap contract entered into by Portugal Telecom over 20,640,000 treasury shares, which was recognized as an effective acquisition of treasury shares, thus implying the recognition of a corresponding financial liability for the respective acquisition cost in the amount of Euro 178,071,827 (Note 44.2). In December 2011 and 2012, Portugal Telecom settled the amounts of Euro 84,304,306 and Euro 20,557,440 (Note 47.j), respectively, following which the outstanding amount due was reduced to Euro 93,767,521 as at 31 December 2011 and to Euro 73,210,081 as at 31 December 2012.

38.5. Commercial paper

Portugal Telecom entered into several commercial paper programs, under which it had issued a total amount of Euro 176 million as at 31 December 2012, maturing in January 2013. Under these programmes, the Company had available an underwritten amount of Euro 200 million as at 31 December 2012.

In January 2013, Portugal Telecom entered into a new commercial paper program for a total amount of Euro 400 million, including an underwritten amount of Euro 200 million.

38.6. Leasings

Financial lease obligations recorded as at 31 December 2012 relate mainly to satellite capacity and transportation equipment acquired under finance lease contracts. Satellite capacity acquired under finance lease contracts is currently being used by PT Comunicações for the direct-to-home offer of its television service. Transportation equipment under finance lease contracts, under which there are generally purchase options at the end of their term, was acquired by several Group companies and is currently being used in their normal course of business.

As at 31 December 2012, the carrying amount of assets acquired under finance leases is as follows:

Euro

	Gross	Accumulated	Carrying
	amount	depreciation	amount
Industrial property and other rights	54,427,007	36,388,507	18,038,500
Transportation equipment	40,729,903	20,133,935	20,595,968
Other	2,752,973	981,804	1,771,169
	97,909,883	57,504,246	40,405,637

As at 31 December 2012, the detail of future minimum lease payments related to finance lease contracts is as follows:

Euro

	Present	Finance
	value	costs	Total
2013	24,011,206	1,660,660	25,671,866
2014	16,732,721	912,037	17,644,758
2015	5,210,297	190,774	5,401,071
2016	1,069,796	76,401	1,146,197
2017	872,539	28,856	901,395
	47,896,559	2,868,728	50,765,287

38.7. Derivative financial instruments

As at 31 December 2010, this caption corresponded to exchange and interest rate financial derivatives which were contracted by Portugal Telecom with the purpose of eliminating the risk of exchange and interests rate fluctuations in debt instruments denominated in US Dollars.

38.8. Other financings

As at 31 December 2011, this caption included an amount of Euro 454 million due to the Portuguese State, in connection with the transfer of certain unfunded pension obligations, of a total amount of Euro 922 million that was due as at 31 December 2010. Portugal Telecom repaid Euro 17.4 million and Euro 450.0 million (Note 47.j) in January and December 2011, respectively, and repaid the remaining outstanding amount of Euro 454 million (Note 47.j) in December 2012.

38.9. Medium and long-term debt

As at 31 December 2012, medium and long-term debt matures as follows:

Euro

2014	856,208,443
2015	50,249,883
2016	1,881,203,517
2017	781,273,254
2018 and following years	2,410,500,860
5,979,435,957

38.10. Covenants

As at 31 December 2012, the Company had several covenants related to its indebtedness as follows:

•             Change in control

The exchangeable bonds, the credit facilities amounting to Euro 1,180 million and the loans obtained from EIB totalling Euro 602 million as at 31 December 2012 establish penalties in the case of any change of control of Portugal Telecom. According to the terms and conditions of these debt instruments, a change of control would occur if any person or group of persons acting in concert acquires or controls more than 50 per cent of the voting rights, whether obtained by ownership of share capital, holding of voting rights or pursuant to the terms of a shareholders’ agreement. In certain cases, gaining the power to appoint or remove all, or the majority, of the directors of the company or to give directions with respect to the operating and financial policies of the company with which the directors or equivalent officers of the company are obliged to comply are also considered a change of control.

The Euro 1,000 million and Euro 750 million Eurobonds issued in 2009, the Euro 600 million Eurobond issued in 2011 and the Euro 750 million Eurobond issued in 2012 establish penalties in the case of any change of control of Portugal Telecom, as described above, only if simultaneously a rating downgrade to sub-investment grade occurs (in case the securities are investment grade securities) or a rating downgrade occurs (in case the securities are sub-investment grade securities) during the Change of Control Period, as defined under the terms and conditions of these notes.

•             Credit rating

Certain loan agreements with the EIB, totalling Euro 82 million as at 31 December 2012, stated that Portugal Telecom could be asked to present a guarantee acceptable by the EIB if, at any time, the long-term credit rating assigned by the rating agencies to Portugal Telecom is reduced from the rating assigned by the time the clause was included (BBB- by S&P, Baa2 by Moody’s and BBB by Fitch). As at 31 December 2012, the repayment schedule of the Euro 82 million loans is as follows: Euro 46 million in 2013 and Euro 36 million in 2014.

In 2011, Portugal Telecom and the EIB have agreed to increase the spread of those loans, with no other consequence, as a result of the revision of Portugal Telecom’s credit rating.

On 23 December 2011, Moody’s announced the downgrade of Portugal Telecom’s long-term rating from Baa3 to Ba1. On 16 February 2012, S&P announced its review of the credit rating attributed to Portugal Telecom, downgrading the long-term rating from BBB- to BB+, and the short-term rating from A-3 to B. Following these developments, Portugal Telecom has agreed with the EIB to open a cash deposit amounting to a portion of the amount due under the loan agreements that include the credit rating covenant, pledged in favour of the EIB. The amount deposited in this account, which amounted to Euro 42 million as at 31 December 2012, will be reduced as loans are repaid. Portugal Telecom and the EIB have also agreed that further upgrades or downgrades of the credit rating assigned to the Company will lead to, respectively, decreases or increases in the amount deposited, with no other consequence, which is applicable to the downgrade announced by S&P on 11 February 2013, from BB+ to BB, with negative outlook.

•             Control/disposal of subsidiaries

Certain credit facilities in the total amount of Euro 980 million state that Portugal Telecom must, directly or indirectly, maintain majority ownership and control of each material subsidiary. Material subsidiaries are those companies which total assets are equal or exceed 10% of total consolidated assets or which total revenues are also equal or exceed 10% of total consolidated revenues.

•             Disposals of assets

Credit facilities totalling Euro 150 million and the EIB loans totalling Euro 602 million as at 31 December 2012 include certain restrictions regarding the disposal of assets by Portugal Telecom.

•             Financial ratios

Certain credit facilities totalling Euro 1,180 million require that the ratio Consolidated Net Debt/EBITDA should not exceed certain values, which vary depending on the loan agreements. Consolidated net debt to EBITDA ratio amounted to 3.7 and 3.1 in 2012 and 2011, respectively.

•             Negative Pledge

The Euro Medium Term Notes, the exchangeable bonds, the credit facilities, the loans obtained from the EIB and the commercial paper programmes are subject to negative pledge clauses, which restrict the pledge of security interests in the assets of companies included in the consolidation.

The penalties applicable in the event of non compliance with any of these covenants are generally the early payment of the loans obtained or the termination of available credit facilities. As at 31 December 2012, the Company had fully complied with the covenants mentioned above.

39.           Accounts payable

As at 31 December 2012, 2011 and 2010, this caption consists of:

Euro

	2012	2011	2010
Current accounts payable
Accounts payable-trade	455,629,066	493,774,890	429,333,218
Licenses and concessions (i)	5,615,600	83,000,000	—
Fixed asset suppliers	146,159,870	229,415,723	184,116,757
Accounts payable to employees	1,750,949	1,491,989	10,601,965
Other	50,752,748	74,412,739	87,437,355
	659,908,233	882,095,341	711,489,295
Non-current accounts payable
Licenses and concessions (i)	19,082,848	23,087,862	—
Other	3,002,823	4,964,797	11,110,580
	22,085,671	28,052,659	11,110,580

(i)             These captions reflect accounts payable from TMN to the Portuguese telecommunications regulators, regarding the 4G license acquired by TMN in December 2011 (Note 36).

40.           Accrued expenses

As at 31 December 2012, 2011 and 2010 this caption consists of:

Euro

	2012	2011	2010
Supplies and external services	169,016,345	160,874,781	154,668,971
Interest and other financial expenses	162,981,325	206,828,286	180,678,848
Vacation pay and bonuses	106,568,969	103,441,426	113,198,643
Discounts to clients	26,323,426	40,410,751	42,596,436
Other	24,642,579	49,826,725	67,832,029
	489,532,644	561,381,969	558,974,927

41.           Deferred income

As at 31 December 2012, 2011 and 2010 this caption consists of:

Euro

	2012	2011	2010
Current deferred income
Advance billing:
Traffic	58,195,332	51,318,009	53,009,857
Other advance billing	48,997,067	55,837,921	53,176,589
Contractual penalties imposed to customers (Note 3.p)	53,688,249	27,110,366	84,163,223
Customer retention programs (Note 3.p) (i)	12,077,899	11,586,233	16,649,282
Other	93,611,874	90,179,420	80,809,142
	266,570,421	236,031,949	287,808,093

(i)        This caption relates to deferred revenues in connection with loyalty programmes of mobile operations, which are recognized as revenue when award credits are redeemed.

42.           Provisions and adjustments

During the years ended 31 December 2012 and 2011, movements in provisions and adjustments were as follows:

Euro

		Changes in the			Foreign currency
	Balance	consolidation			translation	Other	Balance
	31 Dec 2011	perimeter	Increases	Decreases	adjustments	movements	31 Dec 2012
Adjustments
For doubtful accounts receivable (Notes 25 and 26)	312,214,214	—	41,092,688	(4,464,643)	(517,966)	(67,751,838)	280,572,455
For inventories (Note 27)	38,790,309	—	4,581,921	(11,748,026)	(70,366)	(2,788,736)	28,765,102
For financial investments (Notes 33 and 34)	34,305,422	—	2,656,811	(121,854)	(29,874)	(28,141,627)	8,668,878
	385,309,945	—	48,331,420	(16,334,523)	(618,206)	(98,682,201)	318,006,435
Provisions for risks and costs
Litigation (Note 49)	22,264,566	—	510,712	(1,169,755)	(31,873)	(238,136)	21,335,514
Taxes (Note 49)	61,477,959	—	31,343,137	(18,375,872)	0	(5,036,959)	69,408,265
Other	17,775,360	366,765	1,751,598	(346,014)	(229,263)	(9,856,431)	9,462,015
	101,517,885	366,765	33,605,447	(19,891,641)	(261,136)	(15,131,526)	100,205,794
	486,827,830	366,765	81,936,867	(36,226,164)	(879,342)	(113,813,727)	418,212,229

Euro

		Changes in the			Foreign currency
	Balance	consolidation			translation	Other	Balance
	31 Dec 2010	perimeter	Increases	Decreases	adjustments	movements	31 Dec 2011
Adjustments
For doubtful accounts receivable (Notes 25 and 26)	341,776,078	—	3,494,899	(33,117,012)	(292,814)	353,063	312,214,214
For inventories (Note 27)	46,744,879	—	3,005,375	(10,920,937)	(55,448)	16,440	38,790,309
For financial investments (Notes 33 and 34)	34,224,586	—	764,024	(584,714)	48,933	(147,407)	34,305,422
	422,745,543	—	7,264,298	(44,622,663)	(299,329)	222,096	385,309,945
Provisions for risks and costs
Litigation (Note 49)	27,263,459	(283,279)	1,131,474	(5,279,682)	(58,366)	(509,040)	22,264,566
Taxes (Note 49)	54,761,153	(4,567,336)	14,743,823	(7,397,974)	(111,283)	4,049,576	61,477,959
Other	46,605,721	(722,391)	2,226,487	(1,780,544)	(121,078)	(28,432,835)	17,775,360
	128,630,333	(5,573,006)	18,101,784	(14,458,200)	(290,727)	(24,892,299)	101,517,885
	551,375,876	(5,573,006)	25,366,082	(59,080,863)	(590,056)	(24,670,203)	486,827,830

As at 31 December 2012, 2011 and 2010, the caption “Provisions for risks and costs” was classified in the Consolidated Statement of Financial Position in accordance with the expected settlement date, as follows:

Euro

	2012	2011	2010
Current provisions
Litigation	21,312,242	22,241,293	26,777,138
Taxes	69,408,265	61,477,959	49,325,590
Other	6,488,757	7,945,491	11,580,403
	97,209,264	91,664,743	87,683,131
Non-current provisions
Litigation	23,272	23,272	486,321
Taxes	—	—	5,435,563
Other	2,973,258	9,829,869	35,025,318
	2,996,530	9,853,141	40,947,202
	100,205,794	101,517,884	128,630,333

42.1. Changes in the consolidation perimeter

The impact of changes in the consolidation perimeter in the year ended 31 December 2011 reflect the provisions from Dedic/GPTI’s that were fully consolidated until 30 June 2011 and then integrated in Contax.

42.2. Increases and reductions

Increases in provisions and adjustments in the years ended 31 December 2012 and 2011 were recognised in the Consolidated Income Statement as follows:

	2012	2011
Provisions and adjustments	34,584,083	6,560,822
Income taxes (Note 20)	30,564,149	14,193,736
Costs of products sold (Note 10)	4,550,611	2,484,920
Other (i)	12,238,024	2,126,604
	81,936,867	25,366,082

(i)	In 2012, this caption includes primarily Euro 9 million related to adjustments to certain receivables recorded under the caption “Other costs (gains), net” as mentioned in Note 15.

Decreases in provisions and adjustments in the years ended 31 December 2012 and 2011 were recognised in the Consolidated Income Statement as follows:

	2012	2011
Provisions and adjustments	10,499,197	39,693,478
Income taxes (Note 20)	14,946,003	6,633,977
Costs of products sold (Note 10)	10,526,575	9,378,627
Other	254,389	3,374,781
	36,226,164	59,080,863

In the years ended 31 December 2012, 2011 and 2010, the profit and loss caption “Provisions and adjustments” consists of:

Euro

	2012	2011	2010
Increases in provisions and adjustments for doubtful receivables and other	34,584,083	6,560,822	45,825,541
Decreases in provisions and adjustments for doubtful receivables and other	(10,499,197)	(39,693,478)	(10,335,275)
Direct write-off of accounts receivable	2,346,006	57,379,164	2,552,853
Collections from accounts receivable which were previously written-off	(3,163,639)	(3,007,549)	(3,091,175)
	23,267,253	21,238,959	34,951,944

42.3. Other movements

In the year ended 31 December 2012, other movements of provisions and adjustments include primarily:

•             The write-off of trade receivables that were previously fully adjusted for;

•             The transfer of the adjustments for the financial investment in Sportinveste, amounting to Euro 26 million, which as at 31 December 2012 are included under the caption “Non-current assets held for sale” (Note 32); and

In the year ended 31 December 2011, other movements of provisions and adjustments include primarily:

•             The write-off of trade receivables that were previously fully adjusted for;

•             The impact of the reclassification of the asset retirement obligation from other provisions for risks and costs to the caption “Other non-current liabilities” (Note 43).

43.           Other current and non-current liabilities

As at 31 December 2012, 2011 and 2010, these captions consist of:

Euro

	2012	2011	2010
Other current liabilities
Dividends payable (i)	3,926,327	191,356,106	3,193,704
Accounts payable from QTE transactions (Notes 3.l.viii) and 31)	—	37,124,881	24,558,468
Other	—	—	639,420
	3,926,327	228,480,987	28,391,592
Other non-current liabilities
Assets retirement obligation (Note 3.g)	32,705,960	32,388,113	—
Accounts receivable from QTE transactions (Note 3.l.viii) and 43)	—	95,849,637	273,592,641
Other	154,054,624	168,596,658	12,881,924
	186,760,584	296,834,408	286,474,565

(i)

As at 31 December 2011, this caption includes an amounting to Euro 188 million as at 31 December 2011 payable to Portugal Telecom’s shareholders regarding the anticipated dividend approved by the Board of Directors on 15 December 2011 (Note 22), which was paid on 4 January 2012.

44.           Shareholders’ Equity

44.1. Share capital

Portugal Telecom’s fully subscribed and paid-in share capital as at 31 December 2012 amounted to Euro 26,895,375, represented by 896,512,500 shares with a nominal value of three cents of Euro each, with the following distribution:

•                  896,512,000 Ordinary Shares; and

•                  500 Class A Shares.

The Portugal Telecom’s General Meeting of Shareholders held on 26 July 2011 approved an amendment to the Company’s Bylaws that eliminated the special rights granted to the 500 Class A shares (the so-called “golden share”). Consequently, after this approval, these shares do not have any special right.

44.2. Treasury shares

As at 31 December 2012 and 2011, this caption consists of:

Euro

	2012	2011
Equity swap contracts (Note 38.4)	178,071,827	178,071,827
Shares held by Oi	159,449,089	148,311,037
	337,520,916	326,382,864

The equity swap contracts were entered into by Portugal Telecom over 20,640,000 treasury shares and were recognized as an effective acquisition of treasury shares, thus implying the recognition of a corresponding financial liability for the respective acquisition cost.

Under the strategic partnership between Portugal Telecom and Oi, under which it was envisaged the acquisition by Oi of up to 10% of the outstanding shares of Portugal Telecom, Oi acquired 89,651,205 shares of Portugal Telecom up to 31 December 2012, representing 10.0% of the share capital. Portugal Telecom’s share in this investment was classified as treasury shares in its Consolidated Statement of Financial Position and amounted to Euro 159,449,089 (Note 1) and Euro 148,311,037 as at 31 December 2012 and 2011, respectively, reflecting: (1) 64,557,566 shares of Portugal Telecom acquired during the year 2011 for a total amount of Euro 148,311,037, of which Euro 61,491,216 (Note 30) relates to shares acquired before the end of March 2011, prior to the completion of the acquisition of Portugal Telecom’s investment in Oi, and Euro 86,819,821 relates to shares acquired during the second quarter of 2011; (2) 25,093,639 shares of Portugal Telecom acquired during the second quarter of 2012 for a total amount of Euro 23,198,433; and (3) a reduction of Euro 12,060,381 (Note 1) in the Company’s interest in the shares acquired by Oi corresponding to the effect of the corporate restructuring of the Oi Group concluded in March 2012, as a result of which the Company’s interest in Oi was reduced.

44.3. Legal reserve

Portuguese law provides that at least 5% of each year’s profits must be appropriated to a legal reserve until this reserve equals the minimum requirement of 20% of share capital. This reserve is not available for distribution to shareholders but may be capitalized or used to absorb losses, once all other reserves and retained earnings have been exhausted. As at 31 December 2012, the legal reserve is already fully incorporated, corresponding to more than 20% of share capital.

44.4. Reserve for treasury shares

The reserve for treasury shares relates to the recognition of a non-distributable reserve equivalent to the nominal value of the shares cancelled or to the acquisition cost of treasury shares held by the Company. This reserve has the same legal regime as the legal reserve. As at 31 December 2012 and 2011, this reserve relates to shares cancelled on 20 December 2007, 24 March 2008 and 10 December 2008.

44.5. Revaluation reserve and other reserves and accumulated earnings

During the years ended 31 December 2012 and 2011, movements in these captions were as follows:

Euro

	Balance	Comprehensive	Dividends	Oi’s corporate	Other	Balance
	31 Dec 11	income	(Note 22)	restructuring (Note 1)	movements	31 Dec 12
Income and expenses recognized directly in equity
Actuarial losses
Net actuarial losses (Note 14)	(492,708,092)	(45,933,886)	—	—	—	(538,641,978)
Tax effect (Note 20)	123,190,557	11,492,585	—	—	—	134,683,142
Non-controlling interests		—	—	—	—	—
Cumulative foreign currency translation adjustments (“CTAs”)	(185,477,426)	(375,944,392)	—	—	—	(561,421,818)
Hedge accounting of financial instruments	(4,679,490)	3,105,169	—	—	—	(1,574,321)
Other	(58,582,932)	(20,743,817)	—	—	—	(79,326,749)
	(618,257,382)	(428,024,341)	—	—	—	(1,046,281,723)
Reserves recognized directly in equity
Revaluation of tangible assets (Note 37)	727,967,282	—	—	—	(42,426,066)	685,541,216
Tax effect (Note 20)	(171,423,688)	—	—	—	10,606,517	(160,817,171)
	556,543,594	—	—	—	(31,819,549)	524,724,045
Total income, expenses and reserves recognized directly in equity	(61,713,788)	(428,024,341)	—	—	(31,819,549)	(521,557,678)
Retained earnings and other reserves	3,039,006,091	—	—	49,235,831	(191,023,347)	2,897,218,575
Net income attributable to equity holders of the parent	333,894,411	225,803,781	(371,937,439)	—	38,043,028	225,803,781
Antecipated dividends	(184,799,868)	—	—	—	184,799,868	—
	3,126,386,846	(202,220,560)	(371,937,439)	49,235,831	—	2,601,464,678

(i)

This caption includes the translation adjustments of assets and liabilities denominated in foreign currencies as from 1 January 2004 up to the date of the Consolidated Statement of Financial Position (Note 3.q). As at 31 December 2012, this caption corresponds mainly to the impact of the depreciation of the Brazilian Real against the Euro, since 31 March 2011, on Portugal Telecom’s investments in Oi and Contax.

(ii)	Revaluation reserves can only be used in future share capital increases, to adjust the carrying amount of revalued assets that at a certain date exceed its fair value, or to absorb accumulated losses.

Euro

	Balance	Comprehensive	Dividends	Other	Balance
	31 Dec 10	income	(Note 22)	movements	31 Dec 11
Income and expenses recognized directly in equity
Actuarial losses
Net actuarial losses (Note 14)	(426,349,218)	(66,358,874)	—	—	(492,708,092)
Tax effect (Note 20)	105,789,264	17,401,294	—	(0)	123,190,557
Non-controlling interests	—	—	—	—	—
Cumulative foreign currency translation adjustments (“CTAs”)	95,204,032	(280,681,458)	—	—	(185,477,426)
Hedge accounting of financial instruments	(1,699,950)	(2,979,540)	—	—	(4,679,490)
Other	(37,496,511)	(21,086,421)	—	0	(58,582,932)
	(264,552,383)	(353,704,999)	—	(0)	(618,257,382)
Reserves recognized directly in equity
Revaluation of tangible assets (Note 37)	910,287,026	(126,167,561)	—	(56,152,183)	727,967,282
Tax effect (Note 20)	(217,003,624)	31,541,890	—	14,038,046	(171,423,688)
	693,283,402	(94,625,671)	—	(42,114,137)	556,543,594
Total income, expenses and reserves recognized directly in equity	428,731,019	(448,330,670)	—	(42,114,137)	(61,713,788)
Retained earnings and other reserves	(669,575,191)	—	—	3,708,581,282	3,039,006,091
Net income attributable to equity holders of the parent	5,660,326,964	333,894,411	(1,117,987,321)	(4,542,339,643)	333,894,411
Antecipated dividends	(875,872,500)	—	(184,799,868)	875,872,500	(184,799,868)
	4,543,610,292	(114,436,259)	(1,302,787,189)	2	3,126,386,846

45.           Financial instruments

45.1. Financial risks

Portugal Telecom is primarily exposed to (i) market risks related to changes in foreign currency exchange rates and interest rates, (ii) credit risks and (iii) liquidity risks. The main objective of Portugal Telecom’s financial risk management is to reduce these risks to an acceptable level. The purpose of the financial instruments entered into by Portugal Telecom is to reduce the risk of exposure to changes in interest and exchange rates.

The contracting of these derivatives is made after careful analysis of associated risks and rewards, taking into consideration information obtained from different institutions. These transactions are subject to authorization from Portugal Telecom’s Executive Committee. The fair value of these derivatives is determined on a regular basis, based on market information, in order to assess the economic and financial implications of different scenarios. The Executive Committee monitors regularly these financial risks.

45.1.1. Foreign currency exchange rate risk

Foreign currency exchange rate risks relate mainly to Portugal Telecom’s investments in Brazil, Unitel and other foreign operations, and to debt denominated in currencies different from the functional currency of the country where the borrowing company operates.

The risks related to the Company’s investments in foreign currencies relate primarily to its investments in Oi and Contax. As at 31 December 2012 and 2011, the net exposure (assets minus liabilities, net of non-controlling interests) to Brazil amounted to R$ 8,625 million (Euro 3,190 million) and R$ 8,667 million (Euro 3,587 million), respectively. Portugal Telecom does not have in place any financial instrument to hedge the exchange risk on investments in foreign companies.

The effects of hypothetical changes of relevant risk variables on income statement and shareholders’ equity of Portugal Telecom are as follows:

•                  The impact of the appreciation (devaluation) of the Real against the Euro by 0.1, from 2.70 to 2.60 (2.80), would be an increase (decrease) in Portugal Telecom’s net assets as at 31 December 2012 by approximately Euro 123 million (Euro 114 million), which corresponds to currency translation adjustments on Brazilian investments;

•                  The impact of the appreciation (devaluation) of the US Dollar against the Euro by 0.1, from 1.32 to 1.22 (1.42), would be an increase (decrease) in Portugal Telecom’s net assets as at 31 December 2012 by approximately Euro 49 million (Euro 42 million), which corresponds to currency translation adjustments on investments in foreign companies denominated in US Dollars, including primarily Unitel;

•                  Most of non-derivative financial assets and liabilities are denominated in the functional currency of each company, either directly or indirectly through the use of derivatives. Therefore, changes in exchange rates would have no material effects on the income statement and shareholders’ equity of the companies where those assets and liabilities are recorded.

45.1.2. Interest rate risk

Interest rate risk basically impact the Group’s financial expenses and income on the floating interest rate debt and cash applications. As at 31 December 2012 and 2011, Portugal Telecom is exposed to this risk primarily in the Euro zone, as its debts is subject to floating interest rates based on the Euribor rate. With the purpose of reducing the impact of these risks, the Group entered into interest rate swaps, swapping floating rate into fixed rate debt.

Interest rate risks also result from the exposure to changes in the fair value of Portugal Telecom’s long term fixed-rate debt due to changes in market interest rates.

45.1.3. Credit risk

Credit risk relates mainly to the risk that a third party fails on its contractual obligations, resulting in a financial loss to the Group. Portugal Telecom is subject to credit risks in its operating and treasury activities.

Credit risks in operations relate basically to outstanding receivables from services rendered to our customers (Notes 25 and 26). The Group does not have any significant credit risk exposure to any single customer, since trade receivables consist of a large number of customers, spread across several businesses and geographical areas. These risks are monitored on a business-to-business basis, and Portugal Telecom’s management of these risks aims to: (a) limit the credit granted to customers, considering the profile and the aging of receivables from each customer; (b) monitor the evolution of the level of credit granted; (c) perform an impairment analysis of its receivables on a regular basis; and (d) assess the market risk where the customer is located. Accordingly, the criteria used to compute adjustments for doubtful accounts receivable is based on these factors. The movement of these adjustments for the years ended 31 December 2012 and 2011 is disclosed in Note 42. As at 31 December 2012, the Group’s consolidated trade receivables not adjusted for totalled Euro 642 million (Note 25), including Euro 409 million due with maturities up to ninety days, Euro 43 million due with maturities between ninety and one hundred and eighty days, Euro 47 million due with maturities between one hundred and eighty days and one year and Euro 143 million due with maturities above one year, with this latter amount including Euro 117 million for which the Group has either deferred the related revenues or has accounts payable to the same entities and regarding the same matter, which offset the related credit risk. As at 31 December 2012, the Group believes that there was no further credit adjustment required in excess of the adjustments for accounts receivable included in Note 42.

Risks related to treasury activities result mainly from the cash deposits on investments made by the Group. In order to dilute these risks, Portugal Telecom’s policy is to invest its cash for short time periods, entering in agreements with reputable financial institutions and diversifying counterparties.

45.1.4. Liquidity risk

This risk may occur if the sources of funding, including cash balance, operating cash inflows, divestments, credit lines and cash flows obtained from financing operations, do not match the Group’s financing needs, such as operating and financing outflows, investments, shareholder remuneration and debt repayments. Based on the cash flows generated by operations and on the available cash plus undrawn committed standby facilities and underwritten commercial paper agreements, as detailed below, Portugal Telecom concluded that the Group is able to meet its estimated obligations, based on the available information up to date regarding several factors exogenous to its businesses.

In order to mitigate liquidity risks, the Group seeks to maintain a liquidity position and an average maturity of debt that allows it to repay its short-term debt and, at the same time, pay all its contractual obligations, as mentioned below. As at 31 December 2012, the amount of available cash, plus the undrawn amount of Portugal Telecom’s underwritten commercial paper lines (cash immediately available upon a 2 or 3-day notice) and Portugal Telecom’s committed standby facilities amounted to Euro 3,016 million, as compared to Euro 5,095 million as at 31 December 2011. The average maturity of Portugal Telecom’s net debt as at 31 December 2012 and 2011 was 5.6 and 5.9 years, respectively.

The capital structure of Portugal Telecom is managed in order to ensure that its businesses will be able to continue as a going concern and maximize the return to shareholders. The capital structure of the Group includes debt (Note 38), cash and cash equivalents (Note 47.m), short-term investments (Note 24) and equity attributable to equity holders of the parent (Note 44), comprising issued capital, treasury shares, reserves and accumulated earnings. The Group reviews periodically its capital structure considering the risks associated with each of the above mentioned classes of the capital structure.

As at 31 December 2012, the gearing ratio, determined as the proportion of net debt (debt minus cash and cash equivalents and short-term investments) to net debt plus equity was 65.2%, as compared to 58.4% as at 31 December 2011. The equity plus long-term debt to total assets ratio was 66.4% and 58.2% as at 31 December 2012 and 2011, respectively.

The following table presents Portugal Telecom’s maturity of expected contractual obligations and commercial commitments as at 31 December 2012, on a consolidated basis:

Euro million

							More than
	Total	2013	2014	2015	2016	2017	five years
Indebtedness	7,393.1	1,398.7	859.2	53.2	1,884.2	784.3	2,413.5
Interest on indebtedness	1,571.6	342.3	277.4	247.5	231.1	151.3	322.1
Post-retirement benefits payments	920.5	134.9	133.0	120.2	95.2	83.5	353.6
Licenses and concessions	25.1	5.6	4.6	5.5	4.9	4.4	—
Unconditional financial commitments	135.4	135.4	—	—	—	—	—
Operating lease obligations	167.5	43.9	26.6	20.0	17.2	15.7	44.0
Total contractual obligations	10,213.1	2,060.8	1,300.8	446.5	2,232.6	1,039.2	3,133.2

(i)

Portugal Telecom’s expected obligations related to interest on indebtedness are based on the Company’s indebtedness at 31 December 2012 assuming that repayments will be made on scheduled dates and considering assumptions regarding interest rates on Portugal Telecom’s floating rate debt. Therefore actual interest obligations could vary significantly from these amounts depending on future refinancing activities and market interest rates. These obligations relate exclusively to interest expenses on gross debt and as such do not include any interest income on cash and cash equivalents and short-term investments.

(ii)

This caption includes primarily amounts corresponding to the undiscounted payments to be made by PT Comunicações related to salaries due to pre-retired and suspended employees and to expected contributions to the funds. For the unfunded portion and for calculation purposes, Portugal Telecom has assumed a linear contribution over the coming years. The total amount regarding Portuguese operations differs from the net accrued post-retirement liability recognized in the Consolidated Statement of Financial Position primarily because the latter amount relates to the discounted unfunded obligations.

(iii)	This caption includes payments due to ANACOM as at 31 December 2012 for radio frequency licenses (Note 39).

(iv)

Unconditional purchase obligations relate basically to contractual agreements with suppliers for the acquisition of tangible fixed assets (Euro 262 million) and stocks (Euro 58 million), including all amounts related to the acquisition of network assets, telecommunications equipment and terminal equipments.

45.2. Derivative financial instruments

Hedging derivative financial instruments

Portugal Telecom analyses its financial instruments regularly in order to identify those that comply with the criteria established by IAS 39 to be classified as hedging instruments. As at 31 December 2012 and 2011, the following financial instruments were classified as cash flow and fair value hedges:

31 Dec 2012	Euro million

		Maturity	Notional	Fair
Company	Transaction	(years)	amount	value	Economic goal
Cash flow hedge
Portugal Telecom	Swaps de taxa de juro em EUR (i)	1.0 - 2.0	71.4	(2.3)	Eliminate the risk of interest rate fluctuations in debt instruments

(i)        Portugal Telecom entered into interest rate swaps to hedge payments of its floating rate debt.

31 Dec 2011	Euro million

		Maturity	Notional	Fair
Company	Transaction	(years)	amount	value	Economic goal
Cash flow hedge
Portugal Telecom	EUR interest rate swaps (i)	0.2 - 2.0	163.6	(6.3)	Eliminate the risk of interest rate fluctuations in debt instruments
Fair value hedge
MTC	USD/NAD forwards	0.1 - 0.4	1.9	0.3	Eliminate the risk of exchange rate flutuations in expenses in dollars

(i)        Portugal Telecom entered into interest rate swaps to hedge payments of its floating rate debt.

Derivative financial instruments classified as held for trading

As at 31 December 2012 and 2011, Portugal Telecom contracted the following financial instruments which, according to IAS 39, are classified as held for trading derivatives:

31 Dec 2012	Euro million

		Maturity	Notional	Fair
Company	Transaction	(years)	amount	value	Economic goal
Portugal Telecom	EUR interest rate swaps	0.4	4.5	(0.1)	Previous fair value hedges

31 Dec 2011	Euro million

		Maturity	Notional	Fair
Company	Transaction	(years)	amount	value	Economic goal
Portugal Telecom	EUR interest rate swaps	0.7	14.5	(0.5)	Previous fair value hedges

Effects of derivative financial instruments in the consolidated financial statements

Derivative financial instruments entered into by the Company as at 31 December 2012, 2011 and 2010 were recorded in the following captions of the Consolidated Statement of Financial Position (amounts in millions of euros:

Euro million

	2012		2011			2010
	Other		Other	Other			Accrued	Other
	liabilities	Total	assets	liabilities	Total	Debt	expenses	liabilities	Total
Fair value hedges
Exchange rate	—	—	0.3	—	0.3	—	(0.7)	—	(0.7)
Cash flow hedges
Exchange rate and interest rate	—	—	—	—	—	—	—	—	—
Interest rate	(2.3)	(2.3)	—	(6.3)	(6.3)	—	—	(2.1)	(2.1)
Derivatives held for trading
Exchange rate and interest rate	—	—	—	—	—	(2.1)	—	—	(2.1)
Interest rate	(0.1)	(0.1)	—	(0.5)	(0.5)	—	—	(1.3)	(1.3)
Total	(2.4)	(2.4)	0.3	(6.8)	(6.5)	(2.1)	(0.7)	(3.4)	(6.2)

In the years ended 31 December 2012, 2011 and 2010, fair value adjustments related to derivative financial instruments were recorded in the following captions of the Consolidated Income Statement (amounts in millions of euros):

Euro million

	2012				2011				2010
		Net foreign				Net foreign				Net foreign
		currency	Net losses			currency	Net losses			currency	Net losses
	Net	exchange	(gains) on		Net	exchange	(gains) on		Net	exchange	(gains) on
	interest	losses	financial		interest	losses	financial		interest	losses	financial
	expense	(gains)	assets	Total	expense	(gains)	assets	Total	expense	(gains)	assets	Total
Exchange rate	—	0.3	—	0.3	—	(1.0)	—	(1.0)	—	0.3	—	0.3
Exchange rate and interest rate	—	—	—	—	—	—	—	—	—	(1.0)	—	(1.0)
Interest rate	1.5	—	3.8	5.4	1.5	—	(0.6)	1.0	3.7	—	(0.7)	2.9
	1.5	0.3	3.8	5.7	1.5	(1.0)	(0.6)	(0.0)	3.7	(0.7)	(0.7)	2.2

In addition, during the years ended 31 December 2012 and 2011, Group companies recorded the following items directly in the Consolidated Statement of Comprehensive Income:

•   Unrealized gains of Euro 0.1 million and unrealized losses of Euro 2.0 million, respectively, corresponding to the changes in fair value of cross currency and interest rate swaps classified as cash flow hedges; and

•   Gains of Euro 4.0 million and losses of Euro 2.0 million, respectively, corresponding to unrealized gains and losses transferred from other comprehensive income to net income upon its realization.

45.3. Other disclosures on financial instruments

As at 31 December 2012, 2011 and 2010, the carrying amounts of each of the following categories of financial assets and liabilities, as defined in IAS 39, were recognized as follows (amounts in millions of euros):

Caption	2012	2011	2010
Financial assets carried at amortised cost:
Cash and cash equivalents (Note 47.m)	1,988.8	3,642.1	4,764.7
Short-term investments (Note 24)	626.0	462.8	341.8
Accounts receivable - trade (ii)	796.8	888.8	1,055.5
Accounts receivable - other (Note 31) (ii)	399.5	231.0	2,336.5
Other current and non-current assets - QTE transactions	—	133.0	298.2
Investments in group companies - loans granted (Note 33)	4.9	14.9	15.9
	3,816.0	5,372.6	8,812.5
Financial liabilities carried at amortised cost:
Debt - exchangeable bonds (Note 38) (iii)	732.9	723.4	714.2
Debt - bonds (Note 38)	4,716.0	4,919.8	4,375.7
Debt - bank loans (Note 38) (iv)	1,606.9	1,573.8	838.2
Debt - equity swaps on treasury shares (Note 38) (v)	73.2	93.8	178.1
Debt - other loans (Note 38) (vi)	198.1	1,025.8	1,022.8
Accounts payable (ii)	682.0	910.1	711.5
Accrued expenses (ii)	489.5	561.4	558.3
Other current liabilities	3.9	191.4	3.8
Other non-current liabilities	151.7	290.3	—
	8,654.4	10,289.7	8,402.6
Financial liabilities recorded according to IAS 17
Debt - finance leases (Note 38)	47.9	62.3	75.2
Other current and non-current liabilities - QTE transactions	—	133.0	298.2
	47.9	195.3	373.4
Derivative financial instruments(Note 45.2)
Debt	—	—	(2.1)
Other non-current assets (liabilities)	(2.4)	(6.5)	(0.7)
	(2.4)	(6.5)	(2.8)

(i)        Accounts receivable include certain items which do not meet the requirements to be classified as either financial assets or financial liabilities, respectively, and therefore were excluded from these captions.

IFRS 7 defines fair value as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction on measurement date. In addition, this standard refers that the fair value must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions. The fair value measurement hierarchy attaches more importance to available market inputs (observable data) and a less weight to inputs based on data without transparency (unobservable data). Except for debt, the fair value of which is disclosed in Note 38, and for derivatives, which are recorded at fair value, the fair value of the remaining financial assets and liabilities is similar to their carrying amounts. The fair value of financial instruments was determined as follows:

•             The fair value of convertible and non-convertible bonds was obtained based on quoted prices in active markets, which is equivalent to the level 1 in the fair value hierarchy (unadjusted quoted prices in active markets);

•             For the bank loans, the fair value was determined internally based on a discounted cash flow methodology using inputs that are observable in the market, equivalent to the level 2 in the fair value hierarchy;

•             For the liability related to equity swaps on treasury shares, the fair value of these instruments, representing a positive amount of Euro 4.1 million as at 31 December 2012, was determined externally based on the difference between the exercise price of these equity swaps and Portugal Telecom’s stock price as of that date, equivalent to the level 2 in the fair value hierarchy;

•             For derivative financial instruments contracted, the fair value was determined externally based on a discounted cash flow methodology using inputs that are observable in the market, equivalent to the level 2 in the fair value hierarchy;

•             For other loans not mentioned above, the fair value was determined internally based on a discounted cash flow methodology using inputs that are observable in the market, equivalent to the level 2 in the fair value hierarchy.

Portugal Telecom considers that the main assumption used in the discounted cash flow methodology prepared internally relates to the discount rate, which for financial instruments contracted by Portugal Telecom or any of its 100%-owned subsidiaries with maturities between 1 month and 11 years vary between 1.6% and 5.6%. In addition, Portugal Telecom also used forward interest and exchange rates obtained directly through market information, taking into consideration the maturity and currency of each financial instrument.

46.           Guarantees

As at 31 December 2012 and 2011, the Company has presented guarantees and comfort letters to third parties, as follows:

Euro

	2012	2011
Bank and other guarantees presented by Portuguese companies to courts and tax authorities (i)	323,524,881	273,675,513
Bank guarantees presented by Portugal Telecom to EIB (ii)	515,000,000	438,571,429
Bank and other guarantees presented to other entities by:
TMN (iii)	32,397,785	17,206,927
PT Comunicações (iv)	20,432,878	21,791,615
Other companies	11,554,299	4,787,157
Total	902,909,843	756,032,641

(i)    Bank and other guarantees presented by Portuguese Group companies to courts and tax authorities include primarily Euro 316 million related to the tax assessments received by Portugal Telecom regarding the years 2005 to 2009, where the main issue raised by the tax authorities relates to the deductibility of certain financial costs incurred in those years and of a capital loss occurred in 2006 following the liquidation of a subsidiary, as explained in Note 49. In accordance with Portuguese tax legislation, the Company has presented these guarantees and submitted a claim or an appeal to the tax authorities in order to be able to hold open discussions with the tax authorities and avoid the payment of a given tax assessment. In Portugal, these two conditions are required and must be complied with before the process can continue, regardless of the amount of the tax assessment or the likelihood of success of the appeal or the claim.

(ii)   These bank guarantees were presented by Portugal Telecom to European Investment Bank in connection with loans obtained from this bank (Note 38.3).

(iii)  Bank guarantees given on behalf of TMN include primarily a bank guarantee presented to Anacom amounting to Euro 30 million related to the total instalments due under the acquisition of the LTE license completed in December 2011.

(iv)  Bank guarantees given on behalf of PT Comunicações were presented essentially to the following entities: (1) Municipal Authorities, which relate mainly to the payment of taxes and other fees in connection with Portugal Telecom’s use of public rights-of-way; and (2) Anacom, which relate mainly to an open contest for granting the right of use national frequencies for the television service.

47.           Consolidated Statement of Cash Flows

(a)             Payments relating to income taxes

In the years ended 31 December 2012, 2011 and 2010, payments relating to income taxes amounted to Euro 156 million, Euro 165 million and Euro 64 million, respectively. The reduction of Euro 9 million in 2012 reflects primarily (1) withholding taxes paid by Bratel Brasil and PT Móveis in the first quarter of 2011, resulting from the interest income obtained from the financial applications of the proceeds from the disposal of Vivo, and (2) lower payments at Portuguese operations mainly due to a cash receipt in the first quarter of 2012 regarding a tax benefit.  The increase in 2011 is primarily explained by the the withholding taxes mentioned above that were paid in the first quarter of 2011.

(b)             Payments relating to indirect taxes and other

This caption includes primarily payments related to the expenses recorded in the caption “Indirect taxes” (Note 13) of the Consolidated Income Statement, and also payments and collections of Value-Added Tax in Portugal.

(c)              Short-term financial applications

These captions include basically cash payments from new short-term financial applications entered into and cash receipts from the short-term applications matured. Net cash payments amounted to Euro 161,184,651 in 2012, Euro 121,033,857  in 2011 and Euro 320,167,898 in 2010.

(d)             Cash receipts resulting from the disposal of financial investments

In 2011, this caption includes basically the proceeds obtained from the disposal of the investment in UOL, amounting to Euro 155.5 million (Note 33).

(e)              Cash receipts (payments) resulting from interest and related income (expenses)

Cash payments resulting from interest and related expenses net of cash receipts resulting from interest and related income amounted to Euro 328,973,078, Euro 101,863,087 and Euro 227,055,122 in the years ended 31 December 2012, 2011 and 2010, respectively. The increase in 2012 relates primarily to the interest income received during the first quarter of 2011 on financial applications related to the proceeds from the disposal of Vivo. The decrease in 2011 reflects mainly the above mentioned interest received in the first quarter of 2011.

(f)               Dividends received

During the years ended 31 December 2012, 2011 and 2010, cash receipts resulting from dividends were as follows:

Euro

	2012	2011	2010
Oi (Note 30)	185,120,347	27,795,525	—
Unitel	49,859,012	125,865,835	44,087,222
CTM	24,503,286	19,924,726	8,347,332
Contax	3,817,381	—	—
Other	1,917,519	1,080,169	1,668,186
	265,217,545	174,666,255	54,102,740

(g)             Cash receipts resulting from other investing activities

In 2011, this caption includes essentially the reimbursement in the third quarter of 2011 of loans that had been granted to Dedic prior to its integration in Contax, amounting to Euro 39 million.

(h)             Payments resulting from financial investments

This caption relates primarily to the acquisition of the investments in Oi and Contax completed on 28 March 2011. In the years ended 31 December 2012, 2011 and 2010, this caption consists of the following:

Euro

	2012	2011	2010

Acquisition of the investments in Oi and Contax (Note 30)	—	3,727,568,622	—
Other	1,640,383	114,183	3,654,405
	1,640,383	3,727,682,805	3,654,405

In connection with the acquisition of the strategic investments in Oi and Contax, Portugal Telecom made payments regarding financial taxes incurred on the transfer of funds to Brazil and legal and advisory fees related to the completion of the transaction, which were included under the caption “Payments resulting from other investing activities”.

(i)                Payments resulting from the acquisition of tangible and intangible assets

In 2012, the increase of Euro 95 million in this caption reflects primarily (1) the first installment paid to Anacom in January 2012 under the 4G/LTE license acquired by TMN in December 2011 (Euro 83 million), and (2) higher payments at Portuguese operations related to the acquisition of tangible assets. The decrease in 2011 reflects the lower payments at Portuguese operations.

(j)                Loans obtained and repaid

These captions relate basically to commercial paper and other bank loans which are regularly renewed.

During the year ended 31 December 2012, cash payments resulting from loans repaid, net of cash receipts from loans obtained, amounted to Euro 1,020,497,269 and, as explained in Note 38, reflect primarily (1) the repayment of the Euro 1,300 million Eurobond issued by PT Finance in March 2005; (2) the payment of the last installment due to the Portuguese State in connection with the transfer of unfunded pension liabilities, amounting to Euro 454 million; (3) the reduction of Euro 378 million in the amounts due under commercial paper programmes; and (4) the Euro 21 million payment regarding the equity swap contracts over treasury shares. These effects were partially offset by the Euro 400 million and Euro 750 million bonds issued by Portugal Telecom and PT Finance in July and October 2012, respectively.

During the year ended 31 December 2011, cash receipts from loans obtained, net of cash payments resulting from loans repaid, amounted to Euro 1,185,431,757 and, include primarily: (1) the Euro 600 million Eurobond issued in January 2011; (2) the increase of Euro 466 million in the outstanding amount due under commercial paper programmes; and (3) the Euro 750 million amount drawn under the new credit facility secured in March 2011. These effects were partially offset by: (1) the repayment of Euro 450 million (Note 38.8) related to the amount due to the Portuguese State in connection with the transfer of unfunded pension liabilities; and (2) the Euro 84 million payment regarding the equity swap contracts over treasury shares (Note 38.4).

During the year ended 31 December 2010, cash receipts from loans obtained, net of cash payments from loans repaid, amounted to Euro 199,302,809 and include primarily two loans obtained from the EIB totaling Euro 200 million.

(k)             Dividends paid

The detail of dividends paid during the years ended 31 December 2012, 2011 and 2010 is as follows:

Euro

	2012	2011	2010
Portugal Telecom (Note 22)	569,317,125	1,138,634,250	1,379,499,188
Cabo Verde Telecom	12,532,352	14,132,586	22,727,792
MTC	10,759,068	20,917,104	40,603,314
Timor Telecom	8,551,293	7,655,850	6,242,334
Other	2,964,332	3,366,258	2,879,247
	604,124,170	1,184,706,048	1,451,951,875

(l)                Payments resulting from other financing activities

This caption includes primarily payments to non-controlling interests of Africatel related to share capital reductions undertaken by this company (Euro 13 million and Euro 6 million in 2012 and 2011, respectively).

(m)         Cash and cash equivalents

As at 31 December 2012 and 2011, the composition of this caption is as follows:

	2012	2011
Cash	33,316,183	55,255,691
Sight deposits	110,336,145	114,930,741
Time deposits	1,750,335,469	3,471,886,646
Other bank deposits
Bank certificates of deposit	94,809,341	—
Other	—	6,598
	1,988,797,138	3,642,079,676

48.           Related parties

a) Associated companies and joint ventures

Balances as at 31 December 2012 and 2011 and transactions occurred during the years then ended between Portugal Telecom and associated companies and joint ventures are as follows:

Euro

	Accounts receivable		Accounts payable		Loans granted
Company	31 Dec 2012	31 Dec 2011	31 Dec 2012	31 Dec 2011	31 Dec 2012	31 Dec 2011
Oi	799,583	277,655	—	—	—	—
Other international companies:
Unitel (i)	245,675,718	134,700,312	5,809,113	7,782,994	—	—
Multitel	7,517,277	6,572,238	323,322	56,493	936,627	899,967
CTM	154,198	267,296	15,743	126,389	—	—
Other	—	927,814	—	26,760	—	—
Domestic companies:
Páginas Amarelas	4,383,690	4,117,229	6,517,948	11,012,396	—	—
PT-ACS	2,417,335	4,606,221	2,386,234	2,217,668	—	—
Fundação PT	569,949	263,520	11	21	—	—
Sportinveste Multimédia	103,641	63,327	643,387	535,574	32,282,861	32,618,668
Siresp	38,179	8,412	—	—	1,513,090	4,423,980
Other	230,808	149,741	502,404	521,316	2,478,408	3,333,674
	261,890,378	151,953,765	16,198,162	22,279,611	37,210,986	41,276,289

(i)        Accounts receivable from Unitel as at 31 December 2012 and 2011 relates primarily to dividends receivable amounting to Euro 215 million and Euro 122 million, respectively (Note 26).

Euro

	Costs		Revenues		Interest charged
Company	2012	2011	2012	2011	2012	2011
Oi (i)	723,621	—	1,986,285	3,380,751	—	—
Other international companies:
Unitel	6,204,614	9,490,919	12,126,525	13,471,935	16,536,708	—
Multitel	289,008	183,277	2,308,074	1,518,082	—	—
CTM	64,517	90,610	292,401	271,993	—	—
Other	—	300,613	1,943	130,008	—	—
Domestic companies:
Páginas Amarelas (i)	26,880,377	36,496,709	2,210,809	2,256,988	1,560	—
PT-ACS	7,110,178	4,289,932	1,767,278	3,752,210	—	—
Sportinveste Multimédia	897,931	1,081,514	167,605	279,426	52,216	87,242
Siresp	—	—	14,274,932	15,102,300	107,634	132,210
Other	735,207	5,994,031	4,188,132	3,855,932	62,680	53,662
	42,905,453	57,927,605	39,323,984	44,019,625	16,760,798	273,114

(i)        The reduction in costs with Páginas Amarelas relates primarily to the decline in the directories business, as mentioned in Note 7.

The terms and contractual conditions in agreements entered into between Portugal Telecom and associated companies are similar to those applicable to other independent entities in similar transactions. Activities developed in connection with those agreements include mainly:

•             Expenses incurred by PT Comunicações related to services rendered by Páginas Amarelas in connection with the agreement entered into by both entities, under which Páginas Amarelas is responsible for the production, publishing and distribution of PT Comunicações’ telephone directories, as well as for selling advertising space in the directories;

•             Loans granted to Sportinveste Multimédia under the shareholders agreement of this company, in order to finance its activity;

•             Roaming agreements entered into with Unitel.

b) Shareholders

Some of the major shareholders of Portugal Telecom are financial institutions and, in the ordinary course of business, Portugal Telecom entered into various transactions with those entities, including bank deposits, short-term investments and financings entered into by the Company with those financial institutions, as well as telecommunications services rendered by the Company to those entities. In addition, Visabeira (a service provider of Portugal Telecom’s wireline business) and Controlinveste (a media content provider) are also major shareholders of Portugal Telecom. Transactions occurred during the year 2012 and balances as at 31 December 2012 between Portugal Telecom and its major shareholders, excluding the outstanding balances related to bank deposits, short-term investments and financings, are as follows (including VAT):

Euro

	Revenues	Costs	Accounts	Accounts
Company	and gains(i)	and losses(i)	receivable	payable
BES	100,864,559	28,467,536	2,598,492	36,105
Caixa Geral de Depósitos	33,527,672	13,240,097	3,971,406	637,112
Visabeira	11,734,060	103,160,858	20,994,829	13,076,065
Controlinveste	2,670,350	52,691,602	512,548	10,355,585
Ongoing	857,306	3,895,190	3,164,133	1,078,681
Barclays	951,915	10,585,777	30,023	—
BlackRock	1,113	814,730	—	—
UBS	39	84,237	250	—
	150,607,014	212,940,027	31,271,681	25,183,548

(i)        Revenues and gains include sales and services rendered by Portugal Telecom and interest received on bank deposits, while costs and losses include supplies and external services provided to Portugal Telecom and interest paid on financing agreements and equity swaps.

The terms and contractual conditions in agreements entered into by Portugal Telecom and shareholders are similar to those applicable to other independent entities in similar transactions; under these agreements, the financial institutions listed above rendered financial consultancy and insurance services to the Group.

Pension and healthcare funds, which were incorporated to cover the Company’s post-retirement benefit plans (Note 14.1), are managed in accordance with an investment guideline approved by the Board of Directors of Portugal Telecom. The portfolio of assets held by these funds includes shares, bonds and other investments from our shareholders. As at 31 December 2012, the total exposure of these investments to or managed by BES, Rocha dos Santos Holding and Portugal Telecom was Euro 77 million, Euro 104 million and Euro 66 million, respectively, as compared to Euro 43 million, Euro 79 million and Euro 56 million as at 31 December 2011, respectively.

In 2012, Global Investment Opportunities SICAV (regulated by the Luxembourg CSSF), held by Portugal Telecom’s healthcare fund and managed by Global Investment Opportunities Partners, disposed to and acquired from affiliated companies of Ongoing Strategy Investment interests in several companies for the total amounts of Euro 26 million and Euro 77 million, respectively.

In 2012, Portugal Telecom’s healthcare fund subscribed its share in the public capital increase undertaken by Banco Espírito Santo for a total amount of Euro 21 million.

c) Other

During the years ended 31 December 2012 and 2011, fixed remunerations of board members, which were established by the Remunerations Committee, amounted to Euro 5.73 million and Euro 5.32 million, respectively, an increase explained primarily by the change in the Executive Committee from 5 to 7 executive board members in April 2011.

Until 2010, under the terms of the remuneration policy established by the Remunerations Committee, executive board members were entitled to receive: (i) annual variable remuneration (“AVR”) related to the performance achieved in the year and payable in the following year, except for the amount in excess of 50% of the total variable remuneration attributed in the year, which payment is deferred for a period of 3 years, and (ii) variable remuneration related to the medium term performance (“VRMT”), which payment is deferred for a period of 3 years. As from 2011, under the terms of the new remunerations policy established by the Remunerations Committee, executive board members are entitled to receive an annual variable remuneration related to the performance achieved, of which 50% is payable in the following year and the remaining 50% is payable 3 years after if certain performance measures are achieved. In the year ended 31 December 2012, the annual variable remuneration of 2011 paid to the seven executive board members amounted to Euro 2.44 million, as compared to the annual variable remuneration of 2010 paid to the five executive board members in the year ended 31 December 2011, amounting to Euro 2.34 million. In addition, in the year ended 31 December 2012 and in accordance with a deliberation of the Remunerations Committee, Portugal Telecom paid an amount of Euro 1.94 million to the executive board members regarding the VRMT of 2009, which payment had been deferred in that year. At the end of the 3 years term of office of the Chairman of the Board of Directors, the Evaluation Committee, taking into account his performance evaluation, in the exercise of its duties, proposed to the Compensation Committee the granting of a bonus, of which Euro 0.65 million were paid in 2012 and an equal amount was deferred for a three years period. The payments of variable remuneration that were deferred as at 31 December 2012 amounted to Euro 7.98 million. Portugal Telecom recognizes an accrual for variable remunerations on an annual basis.

Following the recommendation of some shareholders at the 2011 annual general meeting and based on a proposal of the Evaluation Committee, the Remunerations Committee approved an extraordinary variable remuneration payable to the Chairman and five executive board members regarding their performance under the Vivo transaction and the acquisition of a strategic investment in Oi and Contax (Note 1). Under the terms of the remuneration policy of board members, in 2011, 50% of the above mentioned extraordinary variable remuneration amounting to Euro 2.55 million was paid to the chairman and five executive board members, and the payment of the remaining 50% was deferred for a period of 3 years. Following the Vivo transaction and based on a board of directors’ recommendation, the executive committee approved in December 2010 the payment to the majority of Portugal Telecom’s employees of an extraordinary variable remuneration totaling Euro 14 million.

Additionally, in connection with the strategic partnership entered into with Oi and Contax, six of Portugal Telecom’s board members perform executive duties in these companies (entities jointly controlled by Portugal Telecom), having received in the years ended 31 December 2012 and 2011 a total fixed compensation of R$ 2.39 million (Euro 0.95 million) and R$ 2.82 million (Euro 1.21 million), respectively, which was established by the competent corporate bodies in accordance with local legislation.

In addition to the above mentioned remunerations, executive board members are entitled to fringe benefits primarily utilized in their daily functions, in connection with a policy defined for the Group.

During the years ended 31 December 2012 and 2011, key employees of Portugal Telecom’s management, as defined under the Securities Code, received fixed remunerations amounting to Euro 5.2 million (26 key employees) and Euro 5.6 million (29 key employees), respectively. The variable remunerations paid to key employees in the years ended 31 December 2012 and 2011 amounted to Euro 2.5 and Euro 3.6 million, respectively.

As at 31 December 2012, there was no share based payment program or termination benefit in place. As at 31 December 2012, Portugal Telecom did not have any outstanding balances with board members or key employees.

As at 31 December 2012, there was one board member and five key employees of Portugal Telecom entitled to post-retirement benefits under the plans of PT Comunicações, with the corresponding liabilities amounting to Euro 3 thousand and Euro 82 thousand as at 31 December 2012, respectively.

For additional information regarding the remunerations of board members and key employees, please read the Corporate Governance Report included in the Annual Report.

49.           Litigation

49.1. Consolidated legal proceedings and tax contingencies

a) Probable loss

As at 31 December 2012 and 2011, there were several claims, legal actions and tax contingencies against certain subsidiaries of the Group for which the risk of loss is considered probable in accordance with the definitions of IAS 37 Provisions, Contingent Assets and Contingent Liabilities. Based on the opinion of its internal and external legal counsels, the Group recorded provisions (Note 42) for those claims, legal actions and tax contingencies to cover its probable future cash outflows, as follows:

Euro

	2012	2011
Civil claims	13,405,502	13,465,493
Labor claims	3,439,245	4,524,542
Other	4,490,767	4,274,530
Sub-total	21,335,514	22,264,565
Tax	69,408,265	61,477,959
Total	90,743,779	83,742,524

b) Possible loss

As at 31 December 2012 and 2011, there were several claims, legal actions and tax contingencies against certain subsidiaries of the Group for which the risk of future cash outflows was considered possible, based on the information provided by its legal counsels, and that therefore are not provided for. The nature of these contingencies is as follows:

Euro

	2012	2011
Civil claims	88,182,668	73,109,844
Labor claims	478,806	526,954
Other	25,201,237	18,492,008
Sub-total	113,862,711	92,128,806
Tax	31,898,581	20,036,956
Total	145,761,292	112,165,762

49.2.           Legal proceedings and tax contingencies against Portuguese subsidiaries and certain international operations

Consolidated legal proceedings and tax contingencies for which related losses were considered probable and possible, which relate primarily to Portuguese operations, totaled Euro 91 million and Euro 146 million as at 31 December 2012, respectively, as compared to Euro 84 million and Euro 112 million, as at 31 December 2011, respectively (Note 49.1). The following litigation processes relate to the main claims, legal actions and tax contingencies against Portuguese subsidiaries of the Group, some of which the Company considers, based on the opinion of its internal and external legal counsels and in accordance with the definitions of IAS 37, that related losses are remote, which therefore are not included in the amounts disclosed above but are described below due to its materiality.

a) Claims for municipal taxes and fees

Pursuant to a statute enacted on 1 August 1997, as an operator of a basic telecommunications network, Portugal Telecom was exempt from municipal taxes and rights-of-way and other fees with respect to its network in connection with its obligations under the Concession. The Portuguese Government has advised Portugal Telecom in the past that this statute confirmed the tax exemption under our Concession and that it will continue to take the necessary actions in order for PT Comunicações to maintain the economic benefits contemplated by the Concession.

Law 5/2004, dated 10 February 2004, established a new rights-of-way regime in Portugal whereby each municipality may establish a fee, up to a maximum of 0.25% of each wireline services bill, to be paid by the customers of those wireline operators which network infra-structures are located in each such municipality. This regime was implemented in 2005 but does not affect the lawsuit described above, based on the former statute. Meanwhile, Decree-Law 123/2009, dated 21 May 2009, clarified that no other tax should be levied by the municipalities in addition to the tax established by Law 5/2004. This interpretation was confirmed by the Supreme Administrative Court of Portugal in several legal actions.

Some municipalities however, continue to persive that the Law 5/2004 does not expressly revoke other taxes that the municipalities wish to establish, because Law 5/2004 is not applicable to the public municipality domain. Currently, there are legal actions with some municipalities regarding this matter

b) Regulatory Proceedings

Portugal Telecom Group companies are regularly subject to regulatory inquiries and investigations involving their operations. In addition, ANACOM (the telecoms regulator), the European Commission, and the Autoridade da Concorrência (the Portuguese competition authority) regularly make inquiries and conduct investigations concerning compliance with applicable laws and regulations. Current inquires and investigations include several investigations by Autoridade da Concorrência related to PT Comunicações and TMN for alleged anti-competitive practices in the Digital Terrestrial Television and public mobile telephone markets, respectively. Portugal Telecom considers that Group companies have consistently followed a policy of compliance with all relevant laws. The Group continually reviews commercial offers in order to reduce the risk of competition law infringement. However, if group companies are found to be in violation of applicable laws and regulations in these or other regulatory inquiries and investigations, they could become subject to penalties, fines, damages or other sanctions. It is however permitted under Portuguese law to appeal any adverse decision to the Courts.

In April 2007, Autoridade da Concorrência accused PT Comunicações of alleged abuse of dominant position for granting discriminatory discounts on leased lines. In response to this accusation, PT Comunicações contested the alleged by Autoridade da Concorrência. However, on 1 September 2008, Autoridade da Concorrência imposed a fine of Euro 2.1 million on PT Comunicações. On 29 September 2008, PT Comunicações appealed to the Commerce Court of Lisbon and, on 29 February 2012, the Commerce Court of Lisbon cleared PT Comunicações on the fine imposed by Autoridade da Concorrência. Portugal Telecom, based on the opinion of its internal and external legal counsels, had not recorded any provision for this matter.

On 19 January 2011, the European Commission opened an investigation into an agreement between Telefónica and Portugal Telecom allegedly not to compete on the Iberian telecommunications markets. In October 2011, Portugal Telecom was notified of a Statement of Objections sent by the European Commission to Portugal Telecom and Telefonica on this matter, which only covered the alleged cooperation between the two companies after the Vivo transaction. In response to the Statement of Objections, Portugal Telecom contested the alleged by the European Commission. In January 2013, the European Commission adopted a decision condemning the Company, together with Telefónica, S.A., for infringement of article 101 of the TFEU, with reference to the alleged non-compete commitment with impact in the Iberian market included in the agreement of 28 July 2010 concerning the acquisition by Telefónica of Portugal Telecom’s stake in Brazilian operator Vivo. Under this decision, Portugal Telecom was fined by an amount of Euro 12,290,000. The Company believes that the fine is unjustified and inappropriate to any eventual unworthiness of its conduct and will bring an action for annulment before the Court of Justice of the European Union. Accordingly, the Company did not record any provision for this matter.

c) Other Legal Proceedings

In March 2004, TV TEL Grande Porto - Comunicações, S.A. (“TV TEL”), a telecommunications company based in Oporto, filed a claim against PT Comunicações in the Lisbon Judicial Court. TV TEL alleged that, since 2001, PT Comunicações has unlawfully restricted and/or refused access to its telecommunication ducts in Oporto, thereby undermining and delaying the installation and development of TV TEL’s telecommunications network. TV TEL alleges that PT Comunicações intended to favor both itself and CATVP—TV Cabo Portugal, S.A, subsidiary of PT-Multimédia and at the time a direct competitor of TV TEL. TV TEL is claiming an amount of approximately Euro 15 million from Portugal Telecom for damages and losses allegedly caused and yet to be sustained by that company as a result of the delay in the installation of its telecommunications network in Oporto. In addition, TV TEL has demanded that PT Comunicações be required to give full access to its ducts in Oporto. PT Comunicações submitted its defence to these claims in June 2004, stating that (1) TV TEL did not have a general right to install its network in PT Comunicações’s ducts, (2) all of TV TEL’s requests were lawfully and timely responded to by PT Comunicações according to its general infra-structure management policy, and (3) TV TEL’s claims for damages and losses were not factually sustainable. The trial was concluded in 2011 and the parties wait for the judicial decision.

In March 2011, Optimus - Comunicações S.A. (“Optimus”) filed a claim against Portugal Telecom in the Judicial Court of Lisbon for the payment of approximately Euro 11 million and, in October 2011, Onitelecom — Infocomunicações, S.A (“Oni”) filed a claim against Portugal Telecom in the same court for the payment of approximately Euro 1.5 million, both related to a proceeding of the Autoridade da Concorrência that terminated in 2011 for prescription reasons, in relation to which Autoridade da Concorrência had imposed a fine to Portugal Telecom of approximately Euro 45 million. Optimus and Oni sustained their position by arguing that they suffered losses and damages as a result of Portugal Telecom’s conduct. In the Optimus action, the Company is waiting for the schedule of the trial, while regarding the Oni legal action, Portugal Telecom was acquitted due to prescription reasons.

d) Tax contingencies

There are some tax claims against certain Portuguese subsidiaries of the Group which relate primarily to the deductibility of certain financial costs incurred between 2004 and 2010 (Euro 169 million) and of a capital loss occurred in 2006 following the liquidation of a subsidiary (Euro 63 million). Portugal Telecom already received tax assessments regarding these matters for all the years mentioned above and presented bank guarantees to the tax authorities for the years 2005 to 2009 totalling Euro 316 million (Note 46). As at 31 December 2012, Portugal Telecom strongly disagrees with these assessments and based on the opinion of its tax advisors, considers that there are solid arguments to oppose the position of the tax authorities, and therefore, did not consider the losses related to these tax contingencies as either probable or possible.

50.          Subsequent events

On 13 January 2013, as mentioned in Notes 1 and 32, Portugal Telecom entered into a definitive agreement for the sale of its 28% equity stake in CTM to CITIC Telecom for a total amount of USD 411.6 million, subject to certain adjustments. The conclusion of this transaction is conditional upon the satisfaction of a set of precedent conditions.

On 23 January 2013, Portugal Telecom obtained information regarding the European Commission’s decision of condemning the Company, together with Telefónica, S.A., for an alleged non-competition commitment with impact in the Iberian market included in the agreement of 28 July 2010 concerning the acquisition by Telefónica of Portugal Telecom’s stake in Brazilian operator Vivo. Portugal Telecom was fined by an amount of Euro 12,290,000, which the Company believes that is unjustified and inappropriate to any eventual unworthiness of its conduct and will bring an action for annulment before the Court of Justice of the European Union. Accordingly, the Company did not record any provision for this matter.

EXHIBITS

I.                Subsidiary companies

II.           Joint Ventures

III.      Associated companies

I.                Subsidiaries

Subsidiaries located in Portugal

PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
Portugal Telecom (Empresa-mãe)	Note 1	Lisbon	Holding company.

Directel - Listas Telefónicas Internacionais, Lda. (“Directel”)		Lisbon	Publication of telephone directories and operation of related data bases.	Africatel (100%)	75.00%	75.00%

Infonet Portugal — Serviços de Valor Acrescentado, Lda		Lisbon	Commercialization of value addedproducts and services in the área of information and communication by computer through access to the Infonet world network.	PT Comunicações (90%)	90.00%	90.00%

Openideia - Tecnologias de Telecomunicações e Sistemas de Informação, S.A.		Aveiro	Provision of IT systems and services.	PT Inovação (100%)	100.00%	100.00%

Portugal Telecom Data Centre, SA	(a)	Covilhã	Provision of services and product supply in the area of information systems and technologies, including data processing, hosting and related aspects.	PT Portugal (100%)	100.00%	100.00%

Portugal Telecom Inovação, SA (“PT Inovação”)		Aveiro	Innovation, research, development and integration of telecommunications services and engineering solutions and training services in telecommunications.	PT Portugal (100%)	100.00%	100.00%

Postal Network — Prestação de Serviços de Gestão de Infra-estrutura de comunicações ACE		Lisbon	Providing postal network services.	PT Comunicações (51%)	51.00%	51.00%

Previsão — Sociedade Gestora de Fundos de Pensões, SA		Lisbon	Pension fund management.	Portugal Telecom (82.05%)	82.05%	82.05%

PT Centro Corporativo, SA		Lisbon	Providing consultant service to Group companies.	Portugal Telecom (100%)	100.00%	100.00%

PT Compras — Serviços de Consultoria e Negociação, SA		Lisbon	Providing consultant and negotiation services related with the buying process.	Portugal Telecom (100%)	100.00%	100.00%

PT Comunicações, SA		Lisbon	Establishment, management and operation of telecommunications infrastructures and provision of public telecommunication services and telebroadcasting services.	PT Portugal (100%)	100.00%	100.00%

PT Contact - Telemarketing e Serviços de Informação, SA (“PT Contact”)		Lisbon	Production, promotion and sale of information systems, including information products and services and related technical assistance.	PT Portugal (100%)	100.00%	100.00%

PT Imobiliária, SA		Lisbon	Administration of real estate assets, real estate investment consultancy, management of property developments, purchase and sale of real estate.	Portugal Telecom (100%)	100.00%	100.00%

PT Investimentos Internacionais, SA (“PT II”)		Lisbon	Business advisory board service installment, consultation, administration and business management. Elaboration of projects and economic studies and manage investments.	Portugal Telecom (100%)	100.00%	100.00%

PT Móveis, SGPS, SA (“PT Móveis”)		Lisbon	Management of investments in the mobile business.	TMN (100%)	100.00%	100.00%

PT Participações, SGPS, SA		Lisbon	Management of investments.	Portugal Telecom (100%)	100.00%	100.00%

PT Portugal, SGPS, SA		Lisbon	Management of investments.	Portugal Telecom (100%)	100.00%	100.00%

PT Prestações-Mandatária de Aquisições e Gestão de Bens, SA (“PT Prestações”)		Lisbon	Acquisition and management of assets.	PT Comunicações (100%)	100.00%	100.00%

PT Pro, Serviços Administrativos e de Gestão Partilhados, SA		Lisbon	Shared services center.	PT Portugal (100%)	100.00%	100.00%

PT Sales - Serviços de Telecomunicações e Sistemas de Informação , SA (“PT Sales”)		Lisbon	Provision of telecommunications services and IT systems and services.	PT Portugal (100%)	100.00%	100.00%

PT Ventures, SGPS, SA		Madeira	Management of investments in international markets.	Africatel (100%)	75.00%	75.00%

PT-Sistemas de Informação, SA (“PT SI”)		Oeiras	Provision of IT systems and services.	PT Portugal (99.8%); PT Comunicações (0.1%); TMN (0.1%)	100.00%	100.00%

TMN — Telecomunicações Móveis Nacionais, SA		Lisbon	Provision of mobile telecommunications services and the establishment, management and operation of telecommunications networks.	PT Comunicações (100%)	100.00%	100.00%

TPT - Telecomunicações Publicas de Timor, SA (“TPT”)		Lisbon	Purchase, sale and services rendering of telecommunications products and information technologies in Timor	PT Participações (76.14%)	76.14%	76.14%

Use.it® - Virott e Associados, Lda.	(b)	Lisbon	Provision of research, design, programming, information and support systems.	PT SGPS (52.50%)	52.50%	52.50%

PT BlueClip	(c)	Lisbon	Providing consultant service to Group companies.	PT Comunicações (100%)	100.00%	—

(a)	This company was incorporated in 2011.

(b)	This company is currently not developing any activity.

(c)	This company was incorporated in 2012 and is currently not developing any activity.

Subsidiaries located in Brazil

PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
Bratel Brasil, SA		São Paulo	Management of investments.	Bratel BV (98.77%); PT Brasil (1.23%)	100.00%	100.00%

Istres Holding S.A	(a)	São Paulo	Management of investments.	PT Inovação Brasil (90%); PT Brasil (10%)	100.00%	100.00%

Portugal Telecom Brasil, S.A.		São Paulo	Management of investments.	PT SGPS (99.99%); PT Comunicações (0.01%)	100.00%	100.00%

Portugal Telecom Inovação Brasil, Ltda.		São Paulo	Development of information technologies and telecommunications services.	PT Inovação (100%)	100.00%	100.00%

PT Multimédia.com Brasil, Ltda. (“PTM.com Brasil”)	(a)	São Paulo	Management of investments.	PT Brasil (100%)	100.00%	100.00%

(a)       These companies are currently not developing any activity.

Subsidiaries located in Africa

PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
Cabo Verde Móvel, S.A.	(a)	Praia	Mobile telecommunications services in Cabo Verde.	Cabo Verde Telecom (100%)	30.00%	30.00%

Cabo Verde Multimédia, S.A.	(a)	Praia	Multimedia telecommunications services in Cabo Verde.	Cabo Verde Telecom (100%)	30.00%	30.00%

Cabo Verde Telecom, SARL	(a)	Praia	Provides telecommunications services.	PT Ventures (40%)	30.00%	30.00%

Cellco - Ste Cellulaire du Congo SARL	(b)	Congo	Telecommunications services in Congo	PT II (61%)	61.00%	61.00%

Contact Cabo Verde — Telemarketing e Serviços de Informação, SA		Praia	Call and contact center services.	PT Contact (100%)	100.00%	100.00%

CST — Companhia Santomense de Telecomunicações, SAR.L.		São Tomé	Fixed and mobile telecommunication services in São Tomé e Príncipe.	Africatel (51%)	38.25%	38.25%

Directel Cabo Verde — Serviços de Comunicação, Lda.		Praia	Publication of telephone directories and operation of related databases in Cabo Verde	Directel (60%); Cabo Verde Telecom (40%)	57.00%	57.00%

Directel Uganda — Telephone Directories, Limited	(b)	Uganda	Publication of telephone directories.	Directel (100%)	75.00%	75.00%

Elta - Empresa de Listas Telefónicas de Angola, Lda.		Luanda	Publication of telephone directories.	Directel (55%)	41.25%	41.25%

Openideia Marrocos, S.A.		Casablanca	Provision of IT systems and services.	PT Inovação (100%)	100.00%	100.00%

Openideia Angola, S.A.		Luanda	Provision of telecommunications services and IT systems and services.	PT Inovação (100%)	100.00%	100.00%

Kenya Postel Directories, Ltd.		Nairobi	Production, editing and distribution of telephone directories and other publications.	Directel (60%)	45.00%	45.00%

LTM - Listas Telefónicas de Moçambique, Lda.		Maputo	Management, editing, operation and commercialization of listings of subscribers and classified telecommunications directories.	Directel (50%)	37.50%	37.50%

Mobile Telecommunications Limited	(c)	Namíbia	Mobile cellular services operator	Africatel (34%)	25.50%	25.50%

TMM - Telecomunicações Móveis de Moçambique, S.A.	(b)	Maputo	Mobile cellular services operator	Portugal Telecom (98%)	98.00%	98.00%

STP Cabo, SARL	(d)	São Tomé e Principe	Submarine cable manager	CST (74.5%)	28.50%	28.50%

(a)       Portugal Telecom has the majority of board members of Cabo Verde Telecom and therefore is able to control its financial and operating policies.

(b)      These companies are currently not developing any activity.

(c)       Under the shareholders agreement entered into with the remaining shareholders of MTC, Portugal Telecom has the power to set and control financial and operating policies of this company.

(d)      This company was incorporated in 2011 with the purpose of managing a submarine cable in the African coast.

Other subsidiaries

PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
Carrigans Finance S.A.R.L	(a)	Luxembourg	Management of investments.	PT Móveis (100%)	100.00%	100.00%

Bratel BV		Amsterdam	Management of investments.	PT Móveis (100%)	100.00%	100.00%

Africatel Holdings, BV		Amsterdam	Management of investments	Portugal Telecom (75%)	75.00%	75.00%

CVTEL, BV		Amsterdam	Management of investments.	PT Móveis (100%)	100.00%	100.00%

Direct Media Ásia, Ltd.	(a)	Hong Kong	Publication of B2B and other related telephone directories either in paper or electronic support.	Directel (100%)	75.00%	75.00%

Portugal Telecom Europa, S.P.R.L. (“PT Europa”)	(a)	Brussels	Technical and commercial management consultancy in the communication area with respect to the European market and community matters.	Portugal Telecom (98.67%)	98.67%	98.67%

Portugal Telecom Internacional Finance B.V		Amsterdam	Obtaining financing for the group in international markets.	Portugal Telecom (100%)	100.00%	100.00%

Timor Telecom, SA		Timor	Provider of telecommunications services in Timor	TPT (54.01%)	41.12%	41.12%

(a)                       These companies are currently not developing any activity.

II.                         Joint ventures

JOINT VENTURES - OI AND CONTAX CONTROLLING SHAREHOLDERS AND OTHER ENTITIES	PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
PASA Participações, SA		Brazil	Management of investments	Bratel Brasil, SA (35%)	35.00%	35.00%
EDSP75 Participações, SA		Brazil	Management of investments	Bratel Brasil, SA (35%)	35.00%	35.00%
AG Telecom Participações, SA		Brazil	Management of investments	PASA Participações, SA (100%)	35.00%	35.00%
LF Tel, SA		Brazil	Management of investments	EDSP75 Participações, SA (100%)	35.00%	35.00%
Telemar Participações, SA		Brazil	Management of investments	Bratel Brasil, SA (12.1%); AG Telecom Participações, SA (19.4%); LF Tel, SA (19.4%)	25.62%	25.62%
CTX Participações, SA		Brazil	Management of investments	PT Brasil, SA (19.9%); AG Telecom Participações, SA (35%); LF Tel, SA (35%)	44.37%	44.37%
Ericsson Inovação S.A.	(a)	Brazil	Development and licensing of customizable computer	Portugal Telecom Inovação Brasil, Ltda. (49%) programs	49.00%	—

(a)                       This company was incorporated in 2012.

JOINT VENTURES — OI GROUP - OI GROUP	PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
OI, SA	(a)	Brazil	Provider of telecommunication services in Brazil	Bratel Brasil, SA (15.6%); AG Telecom Participações, SA
				(4.5%); LF Tel, SA (4.5%); Telemar Participações, SA (17.7%)	23.27%	12.50%
Telemar Norte Leste S.A.	(b)	Brazil	Provision of telecommunication services	OI, SA (100%)	23.27%	25.30%
Tele Norte Celular Participações S.A.	(c)	Brazil	Management of investments	-	—	25.20%
Tele Norte Leste Participações S.A.	(d)	Brazil	Management of investments	-	—	17.90%
TNL PCS S.A.		Brazil	Provision of mobile telecommunication services	Telemar Norte Leste S.A. (100%)	23.27%	25.20%
Paggo Empreendimentos S.A.		Brazil	Management of investments	TNL PCS S.A. (100%)	23.27%	25.20%
Paggo Acquirer Gestão de Meios de		Brazil	Payment and credit systems	Paggo Empreendimentos S.A. (100%)	23.27%	25.20%
Pagamentos Ltda
Paggo Administradora de Crédito Ltda		Brazil	Payment and credit systems	Paggo Empreendimentos S.A. (100%)	23.27%	25.20%
Paggo Soluções e Meios de Pagamentos SA		Brazil	Payment and credit systems	Paggo Acquirer Gestão de Meios de Pagamentos Ltda (50%)	11.63%
Oi Serviços Financeiros S.A.		Brazil	Investment properties	OI, SA (99.9%)	23.24%	—
TNL.Net Participações S.A	(e)	Brazil	Management of investments	-	—	17.90%
TNL Trading S.A	(e)	Brazil	Import and export of consumer goods	-	—	17.90%
Copart 4 Participações S.A.		Brazil	Investment properties	Telemar Norte Leste S.A. (100%)	23.27%	25.30%
TNL Exchange S.A.	(e)	Brazil	Management of investments	-	—	17.90%
Coari Participações S.A.	(e)	Brazil	Management of investments	-	—	25.30%
Copart 5 Participações S.A.		Brazil	Investment properties	OI, SA (100%)	23.27%	12.50%
Telemar Internet Ltda		Brazil	Provision of services to access the internet	Telemar Norte Leste S.A. (100%)	23.27%	25.30%
SEREDE — Serviços de Rede S.A.		Brazil	Networks management	Telemar Norte Leste S.A. (100%)	23.27%	25.30%
Companhia AIX de Participações, S.A.		Brazil	High-speed data transmission services	Telemar Norte Leste S.A. (50%)	11.63%	12.70%
14 Brasil Telecom Celular S.A.		Brazil	Provision of mobile telecommunication services	OI, SA (100%)	23.27%	12.50%
Brasil Telecom Comunicação Multimídia Ltda.		Brazil	High-speed data transmission services	OI, SA (100%)	23.27%	12.50%
BrT Card Serviços Financeiros Ltda.		Brazil	Provision of financial services	OI, SA (100%)	23.27%	12.50%
Vant Telecomunicações Ltda	(e)	Brazil	Multimedia telecommunication services	-	—	12.50%
Brasil Telecom Call Center S.A.		Brazil	Call center and telemarketing services	OI, SA (100%)	23.27%	12.50%
BrT Serviços de Internet S.A.		Brazil	High-speed data transmission services	OI, SA (100%)	23.27%	12.50%
IG Participações S.A.	(e)	Brazil	Management of investments	-	—	12.50%
Internet Group do Brasil S.A.		Brazil	Provision of services to access the internet	OI, SA (32.5%); Telemar Norte Leste S.A. (13.6%)	3.17%	12.50%
Nova Tarrafa Participações Ltda	(e)	Brazil	Management of investments	-	—	12.50%
Brasil Telecom Cabos Submarinos Ltda.		Brazil	Operation of a fiber optic cable system	OI, SA (100%)	23.27%	12.50%
Brasil Telecom Subsea Cable Systems (Bermuda) Ltd.		Bermuda	Operation of a fiber optic cable system	Brasil Telecom Cabos Submarinos Ltda. (100%)	23.27%	12.50%
Brasil Telecom of America Inc.		United States	Operation of a fiber optic cable system	Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (100%)	23.27%	12.50%
Brasil Telecom de Venezuela, SA		Venezuela	Provision of data communications services	Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (100%)	23.27%	12.50%
Brasil Telecom de Colômbia, Empresa Unipersonal		Colombia	Provision of data communications services	Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (100%)	23.27%	12.50%
Caryopoceae Participações S/A		Brazil	Investment properties	Telemar Norte Leste S.A. (100%)	23.27%	25.30%
Tomboa Participações S.A	(e)	Brazil	Investment properties	-	—	25.30%
Bryophyta SP Participações S/A		Brazil	Investment properties	TNL PCS S.A. (100%)	23.27%	25.30%
Tete Participações S/A	(e)	Brazil	Investment properties	-	—	25.30%
Carpi RJ Participações S.A	(e)	Brazil	Investment properties	-	—	25.30%
Circuito das Águas Telecom, S.A.		Brazil	Investment properties	Telemar Norte Leste S.A. (100%)	23.27%	25.30%
Dommo Empreendimentos Imobiliarios S.A.		Brazil	Buying and selling properties	Telemar Norte Leste S.A. (100%)	23.27%	25.30%
Sumbe Participações S.A.	(e)	Brazil	Investment properties	-	—	12.50%
Rio Alto Participações S.A.		Brazil	Investment properties	OI, SA (100%)	23.27%	12.50%
Oi Paraguay Comunicaciones SRL		Paraguay	Provision of data communications services	Brasil Telecom Comunicação Multimídia Ltda. (99.9%); 14
				Brasil Telecom Celular S.A. (0.1%)	23.27%	12.50%
Oi Brasil holdings Cooperatief UA		Netherlands	Payment and credit systems	OI, SA (100%)	23.27%	25.30%
Blackpool Participações ltda (“Blackpool”)	(e)	Brazil	Holding	-	—	25.30%
Pointer Networks S.A.(“Pointer”)		Brazil	Internet Wifi	Telemar Internet Ltda (100%)	23.27%	25.30%
Pointer Networks S.A. - Suc Argentina		Argentina	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
Pointer Networks S.A. - Suc Peru		Peru	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Wifi S.A.		Uruguay	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Wifi Tec España		Spain	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX venezuela		Venezuela	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Ukraine LLC		Ukraine	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX USA Inc		United States	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Bolivia		Bolive	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Wifi Canadá		Canadá	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Chile Networks		Chile	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Colombia		Colombia	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Paraguay S.A.		Paraguay	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Portugal		Portugal	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%
VEX Panamá		Panama	Internet Wifi	Pointer Networks, S.A. (100%)	23.27%	25.30%

(a)   As mentioned in Note 1, under the corporate reorganization of the Oi Group, Brasil Telecom was renamed Oi S.A. and remained the only listed company of the group in Brazilian and US capital markets, in which Portugal Telecom now have an effective stake of 23.3%, corresponding to 21.5% of voting rights. Telemar Participações, which controls Oi, S.A., has 56.4% of the voting rights in this company.

(b)   This company became a wholly-owned subsidiary of Oi, S.A. under the Corporate Reorganization of the Oi Group.

(c)   In 2012, Telemar acquired the 0.3% interest of non-controlling shareholders in Tele Norte Celular Participações, which was subsequently merged into Telemar. Previously, Tele Norte Celular Participações held a 100% stake in TNL PCS (OI’s mobile operation), which is currently held by Telemar.

(d)   This company was merged into Brasil Telecom under the Corporate Reorganization of the Oi Group completed in March 2012.

(e)   Under a corporate simplification process undertaken by the Oi Group at the end of 2012, several holding companies that were fully owned by the Oi Group were merged into their respective parent companies and consequently ceased to exist. These mergers were recorded at carrying value and accordingly did not produce any effects on these consolidated financial statements.

JOINT VENTURES - CONTAX GROUP	PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
Contax Participações, SA	(a)	Brazil	Management of investments	CTX Participações, SA (34.2%); PT Brasil (4.3%)	19.50%	19.50%
Contax, SA		Brazil	Call center services	Contax Participações, SA (100%)	19.50%	19.50%
Ability Comunicação Integrada Ltda.		Brazil	Trade marketing services	Contax Participações, SA (100%)	19.50%	19.50%
Ability Comunicação Integrada Ltda.		Brazil	Provision of IT systems and services	Contax, SA (100%)	19.50%	19.50%
TODO BPO Soluções em Tecnologia S.A.		Brazil	Provide information technology services, software development and integrated, full and customized solutions	Contax, SA (80%)	15.60%	15.60%
Contax Sucursal Empresa Extranjera		Argentina	Call center services	Contax, SA (100%)	19.50%	19.50%
Contax Colômbia S.A.S		Colombia	Provision of tele-assistance services in general	Contax, SA (100%)	19.50%	19.50%
Stratton Spain S.L.		Spain	Contact center service provider	Contax, SA (100%)	19.50%	19.50%
GPTI Tecnologia de Informação S.A.		Brazil	Provision of IT systems and services	Mobitel (Dedic) (100%)	19.50%	19.50%
Allus Spain S.L.,		Spain	Contact center service provider	Stratton Spain S.L. (100%)	19.50%	19.50%
Stratton Argentina S.A.,		Spain	Contact center service provider	Stratton Spain S.L. (100%)	19.50%	19.50%
Stratton Peru S.A.,		Peru	Contact center service provider	Stratton Spain S.L. (100%)	19.50%	19.50%
Multienlace S.A.		Colombia	Contact center service provider	Contax Colômbia S.A.S (100%)	19.50%	19.50%

(a)   CTX Participações, which controls Contax Participações, has 71.6% of the voting rights in this company.

III.                              Associated companies

Associated companies located in Portugal

PERCENTAGE OF OWNERSHIP

						Dec 12	Dec 11
Company	Notes	Head office	Activity		Direct	Effective	Effective
Janela Digital - Informativo e Telecomunicações, Lda		Caldas da Rainha	Development of IT solutions to the real state market.		PT Comunicações (50%)	50.00%	50.00%
Broadnet Portugal		Lisbon	Provision of services to access the internet.		Portugal Telecom (21.27%)	21.27%	21.27%

Caixanet — Telemática e Comunicações, SA		Lisbon	Provision of e.banking services.		PT Comunicações (10%); PT SI (5%)	15.00%	15.00%
Capital Criativo - SCR, SA		Loures	Management of investments.		PT Comunicações (20%)	20.00%	20.00%
Entigere — Entidade Gestora Rede Multiserviços, Lda.		Lisbon	Networks management.		PT Participações (25%)	25.00%	25.00%
INESC — Instituto de Engenharia de Sistemas e Computadores, SA (“INESC”)		Lisbon	Scientific research and technological consultancy.		Portugal Telecom (26.36%); PT Comunicações (9.53%)	35.89%	35.89%

INESC Inovação - Instituto de novas tecnologias		Lisbon	Scientific research and technological consultancy.		INESC (90%)	32.30%	32.30%
Multicert — Serviços de Certificação Electrónica, SA		Lisbon	Supply of electronic certification services.		PT Comunicações (20%)	20.00%	20.00%
Páginas Amarelas	(a)	Lisbon	Production, editing and distribution of telephone directories and publications.		Portugal Telecom (19.88%); PT Comunicações (0.13%)	20.00%	25.00%

PT P&F ACE		Lisbon	Consultancy services, advice and support to the implementation of printing & finishing processes	.	PT Comunicações (49%)	49.00%	49.00%
Yunit Serviços, SA		Lisbon	Provision of development and consultancy services in the areas of electronic commerce, contents and information technology.		Portugal Telecom (33.33%)	33.33%	33.33%
Siresp — Gestão de Rede Digitais de Segurança e Emergência, SA		Lisbon	Networks management.		PT Participações (30.55%)	30.55%	30.55%
Sportinvest Multimédia, SGPS, SA		Lisbon	Management of investments.		Portugal Telecom (50%)	50.00%	50.00%
Tradeforum-Soluções de Comercio Electronico, A.C.E.		Lisbon	Provides solutions for e-commerce business-to-business on the domestic market and solutions for automate the purchase process.		Yunit Serviços (50%)	16.50%	16.50%

Vantec — Tecnologias de Vanguarda Sistemas de Informação, S.A.		Lisbon	Solutions and equipments for the audiovisual sector.		Portugal Telecom (25%)	25.00%	25.00%

(a)         The reduction in the interest in this associated company reflects the shareholder restructuring of Páginas Amarelas, to be concluded up to the end of 2013 (Note 33).

Other associated companies (including Brazil):

PERCENTAGE OF OWNERSHIP

					Dec 12	Dec 11
Company	Notes	Head office	Activity	Direct	Effective	Effective
Multitel - Serviços de Telecomunicações, Lda.		Luanda	Provision of data communications services and digital information communication services, in Angola.	PT Ventures (40%)	30.00%	30.00%
Unitel, SARL.		Luanda	Provision of mobile telecommunications services in Angola.	PT Ventures (25%)	18.75%	18.75%
CTM — Companhia de Telecomunicações de Macau, SAR.L.	(a)	Macau	Provision of public telecommunications services, in Macau.	PT Comunicações (3%); PT Participações (25%)	28.00%	28.00%

Hungaro Digitel KFT		Budapest	Provision of telecommunications services.	PT Participações (44.62%)	44.62%	44.62%

(a)         On 13 January 2013, as mentioned in Notes 1 and 32, Portugal Telecom entered into a definitive agreement for the sale of the investment in this company for a total amount of USD 411.6 million. The conclusion of this transaction is still conditional upon the ratification of a set of precedent conditions.

Consolidated financial statements

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED INCOME STATEMENT

NINE MONTH PERIODS ENDED 30 SEPTEMBER 2013 AND 2012

	Notes	9M13	9M12
REVENUES
Services rendered		2,051,392,400	2,191,385,172
Sales		90,443,621	98,130,611
Other revenues		33,619,789	31,794,943
	5	2,175,455,810	2,321,310,726
COSTS, LOSSES AND (INCOME)
Wages and salaries		301,948,983	310,239,850
Direct costs		339,316,990	344,721,761
Commercial costs		219,924,807	234,144,088
Supplies, external services and other expenses		383,258,711	390,967,995
Indirect taxes		33,081,986	31,922,610
Provisions and adjustments		16,841,487	17,732,291
Depreciation and amortisation	13	543,276,245	570,403,951
Post-retirement benefits costs	6	31,819,866	43,087,866
Curtailment costs	6	128,306,339	1,945,194
Losses (gains) on disposal of fixed assets, net		(2,989,817)	(2,271,496)
Net other losses (gains)	7	(84,666,110)	(20,468,447)
		1,910,119,487	1,922,425,663
Income before financial results and taxes	5	265,336,323	398,885,063
FINANCIAL LOSSES AND (GAINS)
Net interest expenses	8	193,586,357	151,917,310
Equity in the earnings of joint ventures	18	67,282,560	2,422,682
Equity in earnings of associated companies, net	5	(412,312,450)	(160,460,256)
Net other financial losses	9	53,582,406	38,431,777
		(97,861,127)	32,311,513
Income before taxes		363,197,450	366,573,550
Income tax losses (gains)	10	14,671,551	118,468,666
NET INCOME		348,525,899	248,104,884
Attributable to non-controlling interests		43,480,986	62,405,521
Attributable to equity holders of the parent	11	305,044,913	185,699,363

Earnings per share
Basic	11	0.36	0.22
Diluted	11	0.35	0.22

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

NINE MONTH PERIODS ENDED 30 SEPTEMBER 2013 AND 2012

	Notes	9M13	9M12
Net Income recognised in the income statement		348,525,899	248,104,884
Income (expenses) recognised directly in shareholders’ equity
Items that may be reclassified subsequently to the income statement
Foreign currency translation adjustments
Translation of foreign operations (i)		(396,818,253)	(272,560,960)
Transfers to income statement (ii)		(3,129,234)	—
Hedge accounting of financial instruments
Change in fair value		2,488,621	(525,056)
Transfers to income statement		—	4,038,000
Tax effect		(622,155)	(878,236)
Share in other comprehensive income of joint ventures		(3,323,254)	10,085,624
Items that will not be reclassified to the income statement
Post-retirement benefits
Net actuarial gains (losses)	6	(13,539,460)	936,483
Tax effect		3,384,865	(234,120)
Share in other comprehensive income of joint ventures		(21,992,641)	(14,087,308)
Other gains (expenses) recognised directly in shareholders’ equity, net		(11,679,943)	466,153
Total earnings and reserves recognised directly in shareholders’ equity		(445,231,454)	(272,759,420)
Total income (loss) recognised		(96,705,555)	(24,654,536)
Attributable to non-controlling interests		19,026,754	59,663,454
Attributable to equity holders of the parent		(115,732,309)	(84,317,990)

(i)    Losses recorded in the nine month periods ended 30 September 2013 and 2012 relate mainly to the impact of the depreciation of the Brazilian Real against the Euro on Portugal Telecom’s investments in Oi and Contax.

(ii)   In the nine months period ended 30 September 2013, this caption corresponds to the cumulative amount of foreign currency translation adjustments relating to the investment in CTM that was reclassified to income statement (Note 12.b) upon the completion of the disposal of this investment in June 2013.

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE NINE MONTH PERIODS ENDED 30 SEPTEMBER 2012 AND 2013

Euro

						Other reserves	Equity
						and	excluding non-	Non-
	Share	Treasury	Legal	Reserve for	Revaluation	accumulated	controlling	controlling	Total
	capital	shares	reserve	treasury shares	reserve	earnings	interests	interests	equity
Balance as at 1 January 2012	26,895,375	(326,382,864)	6,773,139	6,970,320	556,543,594	2,569,843,252	2,840,642,816	222,229,972	3,062,872,788
Dividends (Notes 11 and 15.h)	—	—	—	—	—	(371,937,439)	(371,937,439)	(36,652,957)	(408,590,396)
Acquisitions, disposals and share capital increases/decreases	—	—	—	—	—	—	—	(12,825,000)	(12,825,000)
Corporate reestructuring at Oi	—	12,060,381	—	—	—	49,235,831	61,296,212	—	61,296,212
Portugal Telecom’s shares held by Oi	—	(23,198,433)	—	—	—	—	(23,198,433)	—	(23,198,433)
Realization of revaluation reserve	—	—	—	—	(22,386,773)	22,386,773	—	—	—
Income (expenses) recognized directly in equity	—	—	—	—	—	(270,017,353)	(270,017,353)	(2,742,067)	(272,759,420)
Income recognized in the income statement (restated)	—	—	—	—	—	185,699,363	185,699,363	62,405,521	248,104,884
Balance as at 30 September 2012 (recast)	26,895,375	(337,520,916)	6,773,139	6,970,320	534,156,821	2,185,210,427	2,422,485,166	232,415,469	2,654,900,635

Euro

						Other reserves	Equity
						and	excluding non-	Non-
	Share	Treasury	Legal	Reserve for	Revaluation	accumulated	controlling	controlling	Total
	capital	shares	reserve	treasury shares	reserve	earnings	interests	interests	equity
Balance as at 31 December 2012	26,895,375	(337,520,916)	6,773,139	6,970,320	524,724,045	2,076,740,633	2,304,582,596	232,674,346	2,537,256,942
Dividends (Notes 11 and 15.h)	—	—	—	—	—	(277,884,293)	(277,884,293)	(18,132,415)	(296,016,708)
Acquisitions, disposals and share capital increases/decreases	—	—	—	—	—	—	—	(792,784)	(792,784)
Corporate reestructuring at Contax (Note 1)	—	—	—	—	—	13,260,000	13,260,000		13,260,000
Realization of revaluation reserve	—	—	—	—	(23,813,486)	23,813,486	—	—	—
Income (expenses) recognized directly in equity	—	—	—	—	—	(420,777,222)	(420,777,222)	(24,454,232)	(445,231,454)
Income recognized in the income statement	—	—	—	—	—	305,044,913	305,044,913	43,480,986	348,525,899
Balance as at 30 September 2013	26,895,375	(337,520,916)	6,773,139	6,970,320	500,910,559	1,720,197,517	1,924,225,994	232,775,901	2,157,001,895

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
30 SEPTEMBER 2013 AND 31 DECEMBER
Euro

	Notes	30 Sep 2013	31 Dec 2012
ASSETS
Current Assets
Cash and cash equivalents		1,643,007,019	1,988,797,138
Short-term investments		897,816,019	625,997,788
Accounts receivable - trade		772,545,918	796,790,630
Accounts receivable - other		434,175,947	397,056,981
Inventories		116,498,900	104,925,533
Taxes receivable		86,441,893	71,629,843
Prepaid expenses		68,517,969	62,414,088
Other current assets		4,922,970	2,926,270
Non-current assets	12	4,768,227	51,940,968
Total current assets		4,028,694,862	4,102,479,239

Non-Current Assets
Accounts receivable		3,257,960	2,813,426
Taxes receivable		299,426	59,313
Investments in joint ventures	18	2,519,746,354	2,980,060,568
Investments in associated and other companies		496,862,318	406,817,984
Other investments		22,588,990	12,720,059
Goodwill		384,049,452	425,675,169
Intangible assets	13	742,416,928	757,526,560
Tangible assets	13	3,424,477,007	3,578,871,446
Post-retirement benefits	6	1,598,495	1,632,840
Deferred taxes	10	575,374,059	560,400,812
Total non-current assets		8,170,670,989	8,726,578,177
Total assets		12,199,365,851	12,829,057,416

LIABILITIES
Current Liabilities
Short-term debt	14	1,396,997,541	1,395,699,063
Accounts payable		542,898,070	659,908,233
Accrued expenses		538,687,125	489,532,644
Deferred income		221,581,399	266,570,421
Taxes payable		93,782,826	81,917,507
Provisions		101,105,817	97,209,264
Other current liabilities		6,139,742	3,926,327
Total current liabilities		2,901,192,520	2,994,763,459

Non-Current Liabilities
Medium and long-term debt	14	5,953,351,686	5,979,435,957
Accounts payable		16,033,010	22,085,671
Provisions		2,239,985	2,996,530
Post-retirement benefits	6	872,097,138	835,367,127
Deferred taxes	10	260,181,946	270,391,146
Other non-current liabilities		37,267,671	186,760,584
Total non-current liabilities		7,141,171,436	7,297,037,015
Total liabilities		10,042,363,956	10,291,800,474

SHAREHOLDERS’ EQUITY
Share capital		26,895,375	26,895,375
Treasury shares		(337,520,916)	(337,520,916)
Legal reserve		6,773,139	6,773,139
Reserve for treasury shares		6,970,320	6,970,320
Revaluation reserve		500,910,559	524,724,045
Other reserves and accumulated earnings		1,720,197,517	2,076,740,633
Equity excluding non-controlling interests		1,924,225,994	2,304,582,596
Non-controlling interests		232,775,901	232,674,346
Total equity		2,157,001,895	2,537,256,942
Total liabilities and shareholders’ equity		12,199,365,851	12,829,057,416

PORTUGAL TELECOM SGPS, S.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE MONTH PERIODS ENDED 30 SEPTEMBER 2013 AND 2012

Euro

	Notes	9M13	9M12

OPERATING ACTIVITIES
Collections from clients		2,499,102,223	2,818,694,326
Payments to suppliers		(1,111,849,802)	(1,344,140,063)
Payments to employees		(330,344,264)	(319,629,479)
Payments relating to income taxes		(46,466,779)	(61,314,755)
Payments relating to post-retirement benefits, net	6	(136,765,772)	(138,174,921)
Payments relating to indirect taxes and other	15.a	(225,796,836)	(184,548,948)
Cash flows from operating activities(1)		647,878,770	770,886,160

INVESTING ACTIVITIES
Cash receipts resulting from:
Short-term financial applications	15.b	39,212,920	353,202,312
Financial investments	15.c	336,024,462	2,531,616
Tangible and intangible assets		6,534,702	4,615,740
Interest and related income	15.d	87,302,612	107,285,987
Dividends	15.e	85,268,593	251,271,923
Other investing activities		66,799	1,109,665
		554,410,088	720,017,243
Payments resulting from:
Short-term financial applications	15.b	(327,595,476)	(613,039,588)
Financial investments		(9,809,712)	(106,381)
Tangible and intangible assets		(475,381,977)	(678,274,379)
Other investing activities		(16,518,457)	(2,732,846)
		(829,305,622)	(1,294,153,194)
Cash flows from investing activities(2)		(274,895,534)	(574,135,951)

FINANCING ACTIVITIES
Cash receipts resulting from:
Loans obtained	15.f	1,368,325,372	3,365,852,867
Subsidies		1,344,043	1,467,753
		1,369,669,415	3,367,320,620
Payments resulting from:
Loans repaid	15.f	(1,425,064,303)	(4,219,674,226)
Interest and related expenses	15.d	(320,074,759)	(335,662,349)
Dividends	15.h	(313,923,052)	(599,907,707)
Other financing activities	15.g	—	(13,072,170)
		(2,059,062,114)	(5,168,316,452)
Cash flows from financing activities(3)		(689,392,699)	(1,800,995,832)

Cash and cash equivalents at the beginning of the period		1,988,797,138	3,642,079,676
Change in cash and cash equivalents (4)=(1)+(2)+(3)		(316,409,463)	(1,604,245,623)
Effect of exchange differences		(29,380,656)	(20,403,920)
Cash and cash equivalents at the end of the period		1,643,007,019	2,017,430,133

The accompanying notes form an integral part of these financial statements.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements as at 30 September 2013

(Amounts stated in Euros, except where otherwise mentioned)

1.                  Introduction

Portugal Telecom, SGPS, SA (“Portugal Telecom”) and its subsidiaries (“Group”, “Portugal Telecom Group”, or “the Company”) are engaged in rendering a comprehensive range of telecommunications and multimedia services in Portugal, Brazil and other countries in Africa and Asia. These services have not significantly changed during the nine months period ended 30 September 2013, as compared to those reported in Portugal Telecom’s last annual report.

In January 2013, Portugal Telecom launched the first quadruple play offer in Portugal, through the brand name M4O, which includes television, internet and fixed and mobile telephone services.

On 2 April 2013, Contax Participações (“Contax”) concluded a corporate reorganization in connection with its migration to Level 2 Corporate Governance of the São Paulo Stock Exchange. Level 2 is a listing segment for the trading of shares issued by companies that voluntarily adopt specified corporate governance practices and commit to additional information disclosure beyond the minimum levels required by Brazilian law. Under this corporate reorganization, CTX Participações (“CTX”) shareholders, including Portugal Telecom, received a premium in shares of 25% of common shares held at the transaction’s date, and Contax absorbed CTX’s total indebtedness. Portugal Telecom increased its economic interest in Contax from 19.5% to 21.1% as a result of this reorganization. As this restructuring resulted only in an exchange of interests between controlling and non-controlling shareholders in Contax consolidated financial statements, and as this transaction did not change Portugal Telecom’s interest in CTX Participações (44.4%), the gain resulting from this transaction, amounting to Euro 13,260,000, was recognized directly in shareholders’ equity.

On 20 June 2013, following the preliminary agreement reached in January 2013, Portugal Telecom concluded the sale of its 28% stake in Companhia de Telecomunicações de Macau, S.A.R.L. (CTM), to CITIC Telecom International Holdings Limited (CITIC Telecom), for a total amount of USD 443.0 million, equivalent to approximately Euro 335.7 million (Note 12). CITIC Telecom and Portugal Telecom also entered into a strategic alliance agreement for capitalizing on their respective expertise in certain areas of collaboration in the telecom sector and in the identification of ICT investment opportunities in order to create value for their respective shareholders. Pursuant to this strategic alliance agreement, CITIC Telecom will select Portugal Telecom as the CITIC Telecom Group’s strategic ICT service provider.

On 1 October 2013, Portugal Telecom, Oi S.A. (“Oi”), AG Telecom Participações S.A. (“AG Tel”), LF Tel S.A. (“LF Tel”), Bratel Brasil S.A. (“Bratel”), Pasa Participações S.A. (“Pasa”), EDSP 75 Participações S.A. (“EDSP75”) (which together with Telemar Participações S.A. (“Tpart”) are defined as “Oi Holding Companies”), Banco Espírito Santo (“BES”) and Nivalis Holding B.V. (“Ongoing”) signed a memorandum of understanding setting out the basis for a proposed merger of PT, Oi and the Oi Holding Companies into a single Brazilian incorporated listed entity (“CorpCo”). The merger is a natural fulfillment of the industrial alliance established in 2010 creating a leading telecom operator. As part of the merger, Oi proposes to undertake a cash capital increase of a minimum of R$ 7.0 billion (Euro 2.3 billion), and with a target of R$ 8.0 billion (Euro 2.7 billion) to improve the balance sheet flexibility of CorpCo. Shareholders of Tpart and an investment vehicle managed by Banco BTG Pactual S.A. (“BTG Pactual”) will subscribe approximately R$ 2.0 billion (Euro 0.7 billion) of the cash capital increase. CorpCo will benefit from enhanced scale and a leading position in Portugal and in Brazil.

2.                  Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with IAS 34 Interim Financial Reporting (“IAS 34”). These financial statements do not include all the information required by the IFRS and, accordingly, should be read in conjunction with the consolidated financial statements recast for the year ended 31 December 2012.

The accompanying financial statements were approved by the Board of Directors and authorized for issue on 29 January 2014 and reflect the adoption of the amendments to IAS 19 - Employee Benefits (“IAS 19”) and the adoption of IFRS 11 — Joint Arrangements (“IFRS 11”), the application of which is mandatory as from 1 January 2013 under IFRS issued by IASB.  We are applying these changes retroactively to 2012, in order to enhance the comparability of our financial disclosures for those years with 2013 and subsequent periods in accordance with applicable standards. The detailed information about the effects of the adoption of the above mentioned standards is disclosed in Note 3.

Due to the listing of the Company’s securities on the Euronext Lisbon and in accordance with European Union’s regulation, the Company has to prepare consolidated financial statements in accordance with IFRS (International Financial Reporting Standards) as adopted by the European Union (“IFRS-EU”).  The Company issued and approved on November 12, 2013 financial statements as of September 30, 2013 in accordance with IAS-34 where has not adopted the amendments of IAS 19 and IFRS 11.

The consolidation principles followed in the preparation of these interim financial statements are the same as were applied in the preparation of the consolidated financial statements recast for the year ended December 31, 2012.

During the nine month periods ended 30 September 2013 and 2012, there were no relevant changes in the scope of consolidation regarding companies consolidated by the full consolidation methods. Detailed information related to the investments in joint ventures and the Company’s share in the earnings of joint ventures is disclosed in Note 18.

3.                  Accounting policies, judgments and estimates

During the nine months period ended 30 September 2013, the Company has adopted the following new and revised IFRS’s issued by the International Accounting Standards Board (IASB), mandatorily effective for accounting periods beginning on or after 1 January 2013 with retrospective application:

•             Amendments to IFRS 7 Disclosures — Offsetting Financial Instruments

•             IFRS 10 Consolidated Financial Statements issued in May 2011

•             IFRS 11 Joint Arrangements issued in May 2011

•             IFRS 12 Disclosure of Interests in Other Entities issued in May 2011

•             IFRS 13 Fair Value Measurement issued in May 2011

•             Amendments to IAS 27 Consolidated and Separate Financial Statements and to IAS 28 Investments in Associates issued in May 2011

•             Amendments to IAS 1 Presentation of Financial Statements issued in June 2011

•             The Annual Improvements to IFRS’s 2009-2011 have made a number of amendments to IFRS’s. The amendments that are relevant to the group are the amendments to IAS 1

•             Amendments to IAS 19 Employee Benefits issued in June 2011

The following standards, revised standards or interpretations were issued by the IASB in previous years and have already been adopted by the European Union but its mandatory application date occurs only in subsequent years:

•             Amendments to IAS 32 Financial Instruments: Presentation issued in December 2011

The following standards, revised standards or interpretations were issued by the IASB the mandatory adoption date of which set by the IASB occurs in subsequent years:

•             IFRS 9 Financial Instruments Measurement issued in October 2010

•             Amendments to IFRS 7 Financial Instruments: Disclosures issued in December 2011

•             Amendments to IAS 36 Impairment of Assets issued in May 2013, which clarify that the required disclosures of information on the recoverable amount of impaired assets is applicable only for situations where that recoverable amount is based on fair value less costs of disposal.

•             IFRIC 21 Levies was issued in May 2013 and provides guidance on when to recognise a liability for a levy imposed by a government, both for levies that are accounted for in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and those where the timing and amount of the levy is certain.

•             Amendments to IAS 39 Financial Instruments: Recognition and Measurement issued in June 2013, which provide some relief from the requirement to cease hedge accounting when a derivative is required to be novated to a central counterparty or entity acting in a similar capacity, under similar circumstances;

•             Amendments to IAS 32 Offsetting Financial Assets and Financial Liabilities: clarify certain aspects because of diversity in application of the requirements on offsetting, focused on four main areas:

(a)         the meaning of ‘currently has a legally enforceable right of set-off’

(b)         the application of simultaneous realisation and settlement

(c)          the offsetting of collateral amounts

(d)         the unit of account for applying the offsetting requirements.

As explained above, the Company fully adopted the new IFRS standards and interpretations issued by IASB and applicable from 1 January 2013. Only IFRS 11 and the amendment to IAS 19, have significant impact on the Company’s consolidated financial statements. Accordingly, the Company has applied retrospectively these standards for all periods reported.

In relation to the adoption of the amendment to IAS 19, the main amendments included in this revised standard, as mentioned above, are as follows:

•             Elimination of an option to defer the recognition of actuarial gains and losses, known as the ‘corridor method’, resulting in a mandatory recognition of actuarial gains and losses in other comprehensive income; this change had no impact on Portugal Telecom’s financial statements since the Company’s accounting policy was already in line with the mandatory approach included in the revised standard;

•             Change in the calculation of the expected return on assets, which is now equal to the discount rates used to compute the present value of the related benefit obligations instead of the expected long-term rate of return of the related plan assets previously used; the impact of this change on Portugal Telecom’s financial statements resulted in a lower expected return on assets (now presented on a net basis as net interest cost) and, consequently, higher post-retirement benefits costs, since the Company’s discount rates were lower than the former 6% expected return on assets;

•             Mandatory immediate recognition of unvested prior year service gains or losses, which previously could be deferred and recognized over the future vesting period; Portugal Telecom had previously recorded prior year service gains related to unvested rights, which following the adoption of this revised standard were reversed as from 1 January 2012;

In relation to the adoption of IFRS 11, the related impacts consisted of recognizing the investments in joint ventures by the equity method of accounting, including primarily Oi, Contax and its controlling shareholders, which prior to the adoption of this standard were proportionally consolidated. Detailed information about these investments and the Company’s share in their earnings are disclosed in Note 18.

The impacts of the adoption of the amendments to IAS 19 and of the adoption of IFRS 11 in the Consolidated Income Statements for the nine months periods ended 30 September 2012 and to the Consolidated Statement of Cash Flows for the nine months periods ended 30 September 2012 were as follows:

Consolidated Income Statement for the nine months period ended 30 September 2012	Euro

	Statement	Adoption	Adoption	Statement after
	prior to the adoption	of revised IAS 19	of IFRS 11	the adoption
Total revenues	4,983,919,496	—	(2,662,608,770)	2,321,310,726
Costs, losses and (income)
Wages and salaries	831,128,152	—	(520,888,302)	310,239,850
Direct costs	828,308,367	—	(483,586,606)	344,721,761
Commercial costs	413,404,245	—	(179,260,157)	234,144,088
Supplies, external services and other expenses	907,627,426	—	(516,659,431)	390,967,995
Indirect taxes	180,218,916	—	(148,296,306)	31,922,610
Provisions and adjustments	94,407,308	—	(76,675,017)	17,732,291
Depreciation and amortisation	1,037,685,982	—	(467,282,031)	570,403,951
Post-retirement benefits costs	42,693,945	4,252,036	(3,858,115)	43,087,866
Curtailment costs	1,945,194	—	—	1,945,194
Other operating expenses, net	(6,798,938)	—	(15,941,005)	(22,739,943)
Income before financial results and taxes	653,298,899	(4,252,036)	(250,161,800)	398,885,063
Net interest expenses	368,620,347	—	(216,703,037)	151,917,310
Equity in the earnings of joint ventures	—	—	2,422,682	2,422,682
Equity in earnings of associated companies, net	(160,425,411)	—	(34,845)	(160,460,256)
Net other financial expenses	68,802,574	—	(30,370,797)	38,431,777
Income taxes	115,740,456	(1,063,009)	3,791,219	118,468,666
Net income	260,560,933	(3,189,027)	(9,267,022)	248,104,884
Attributable to non-controlling interests	71,672,543	—	(9,267,022)	62,405,521
Attributable to equity holders of the parent	188,888,390	(3,189,027)	—	185,699,363
Earnings per share attributable to the equity holders of the parent
Basic	0.27	(0.01)	—	0.26
Diluted	0.27	(0.01)	—	0.26

Consolidated Statement of Cash Flows for the nine months period ended 30 September 2012	Euro

	Statement	Adoption	Statement after
	prior to the adoption	of IFRS 11	the adoption

OPERATING ACTIVITIES
Collections from clients	6,310,397,966	(3,491,703,640)	2,818,694,326
Payments to suppliers	(2,687,179,473)	1,343,039,410	(1,344,140,063)
Payments to employees	(820,195,335)	500,565,856	(319,629,479)
Payments relating to income taxes	(133,790,441)	72,475,686	(61,314,755)
Payments relating to post-retirement benefits, net	(148,514,815)	10,339,894	(138,174,921)
Payments relating to indirect taxes and other	(1,358,960,064)	1,174,411,116	(184,548,948)
Cash flows from operating activities(1)	1,161,757,838	(390,871,678)	770,886,160

INVESTING ACTIVITIES
Short-term financial applications	(142,305,283)	(117,531,993)	(259,837,276)
Financial investments	2,425,235	—	2,425,235
Interest and related income	162,918,309	(55,632,322)	107,285,987
Dividends	57,379,086	193,892,837	251,271,923
Tangible and intangible assets	(1,161,515,188)	487,856,549	(673,658,639)
Other investing activities	(1,623,181)	0	(1,623,181)
Cash flows from investing activities(2)	(1,082,721,022)	508,585,071	(574,135,951)

FINANCING ACTIVITIES
Loans obtained	3,900,157,485	(534,304,618)	3,365,852,867
Loans repaid	(4,744,489,108)	524,814,882	(4,219,674,226)
Interest and related expenses	(551,057,517)	215,395,168	(335,662,349)
Dividends	(630,284,446)	30,376,739	(599,907,707)
Acquisition of treasury shares	(23,198,433)	23,198,433	—
Other financing activities	(316,633,927)	305,029,510	(11,604,417)
Cash flows from financing activities(3)	(2,365,505,946)	564,510,114	(1,800,995,832)

Cash and cash equivalents at the beginning of the period	4,930,012,396	(1,287,932,720)	3,642,079,676
Change in cash and cash equivalents (4)=(1)+(2)+(3)	(2,286,469,130)	682,223,507	(1,604,245,623)
Effect of exchange differences	(38,078,075)	17,674,155	(20,403,920)
Cash and cash equivalents at the end of the period	2,605,465,191	(588,035,058)	(2,017,430,133)

4.                  Exchange rates

As at 30 September 2013 and 31 December 2012 assets and liabilities denominated in the following foreign currencies were translated to Euros using the following exchange rates to the Euro:

Currency	9M13	2012
Brazilian real	3.0406	2.7036
US dollar	1.3505	1.3194

During the nine month periods ended 30 September 2013 and 2012, income statements of subsidiaries in foreign currencies were translated to Euros using the following average exchange rates to the Euro:

Currency	9M13	9M12
Brazilian real	2.7934	2.4555
US dollar	1.3171	1.2808

5.      Segment reporting

The operating segments based on the manner the Board of Directors reviews and assesses the performance of the Group’s businesses, are as follows: (i) Telecommunications in Portugal; and (ii) Telecommunications in Brazil - Oi. There is no difference between operating and reportable segments.

The operating segment named “Telecommunications in Portugal” includes wireline and mobile telecommunications in Portugal.

The operating segment named “Telecommunications in Brazil - Oi” includes Oi, S.A., the parent company of the Oi Group, Telemar Norte Leste and the subsidiaries of both these companies. Portugal Telecom discloses Oi as an operating segment since the Company’s management currently reviews and assesses its performance periodically, notwithstanding Oi being a joint venture in accordance with IFRS 11 and thus accounted for by equity method.

In addition to the above mentioned reportable segments, the Group has other businesses that do not meet individually or in the aggregate with any of the quantitative thresholds that would require a disclosure as a reportable segment. These businesses relate primarily to the following Group companies: (1) MTC, Cabo Verde Telecom and Timor Telecom, which render wireline and mobile telecommunications services; and (2) certain Portuguese support companies, namely PT - Sistemas de Informação, Portugal Telecom Inovação, PT Pro Serviços Administrativos e de Gestão Partillhados and PT Contact — Telemarketing e Serviços de Informação.

In the nine month periods ended 30 September 2013 and 2012, revenues by consolidated operating segments and its contribution to the Group’s consolidated revenues were as follows:

Euro

	9M13			9M12
	Standalone	Intragroup	Consolidated	Standalone	Intragroup	Consolidated
	revenues	revenues	revenues	revenues	revenues	revenues
Revenues relating to Telecommunications in Portugal (i)	1,920,253,574	(16,037,501)	1,904,216,073	2,040,243,252	(17,983,953)	2,022,259,299
Revenues relating to other businesses (ii)	614,648,968	(343,409,231)	271,239,737	660,303,648	(361,252,221)	299,051,427
Group consolidated revenues			2,175,455,810			2,321,310,726

(i)    The reduction in standalone revenues from Portuguese telecommunications business in the nine months period ended 30 September 2013 (Euro 120 million), as compared to the same periods of last year is primarily explained by: (1) lower revenues driven by the Enterprise customer segment (Euro 76 million), penalized by competitive dynamics that are impacting pricing environment, namely in mobile services, notwithstanding an improved performance from Corporate in the third quarter of 2013; (2) revenue decline in the Personal customer segment (Euro 30 million), as a result of lower customer revenues that reflect challenging economic conditions and pricing pressure, and lower interconnection revenues, following the regulated tariff declines, which more than offset higher equipment sales; and (3) a reduction in revenues from wholesale and other businesses (Euro 20 million), reflecting lower accesses and capacity revenues and a Euro 7 million decline in the directories business. These effects were partially offset by an increase in revenues from the Residential customer segment (Euro 7 million), mainly related to Pay-TV and broadband revenues, which are underpinned by the solid performance of Meo’s quadruple play offer M4O.

(ii)   The lower contribution from other businesses to consolidated revenues reflects mainly the impact of the depreciation of the Brazilian Real and the Namibian Dollar against the Euro (Euro 72 million). Adjusting for this effect, other revenues would remain broadly stable at Euro 648 million in the nine month period ended 30 September 2013, as a higher contribution from MTC, mainly due to higher retail voice revenues and a significant increase in data/internet services, was offset by some regulatory impacts among other African operations.

In the nine month periods ended 30 September 2013 and 2012, the reconciliation between income before financial results and taxes relating to consolidated operating segments and the Group’s consolidated net income is as follows:

Euro

	9M13	9M12
Income before financial results and taxes relating to Telecommunications in Portugal (i)	193,189,297	385,235,485
Income before financial results and taxes relating to other businesses	72,147,026	13,649,578
Income before financial results and taxes	265,336,323	398,885,063
Financial gains and (losses):
Net interest expenses (Note 8)	(193,586,357)	(151,917,310)
Equity in the earnings of joint ventures (Note 18)	(67,282,560)	(2,422,682)
Equity in earnings of associated companies, net (ii)	412,312,450	160,460,256
Net other financial losses (Note 9)	(53,582,406)	(38,431,777)
Income taxes (Note 10)	(14,671,551)	(118,468,666)
Net income	348,525,899	248,104,884

(i)    The reduction in income before financial results and taxes of this operating segment in the nine months period ended 30 September 2013 (Euro 192 million), as compared to the same periods of last year, reflects mainly: (1) lower operating revenues (Euro 120 million), as explained above; (2) curtailment costs of Euro 101 million recorded in the second quarter of 2013, reflecting a redundancy programme implemented during that period; and (3) lower net other gains (Euro 33 million in the nine months period ended 30 September 2013), due to a gain recorded in the second quarter of 2012 corresponding to the net compensation for prior years costs supported by Portugal Telecom with the universal service obligation under the Concession Agreement, partially offset by a gain recorded in the first quarter of 2013 related to the Wireline Concession Agreement, as explained in Note 7. These effects were partially offset by a reduction in depreciation and amortization expenses (Euro 28 million), already benefiting from lower investments in recent quarters, and lower post-retirement benefits costs (Euro 11 million), explained by the decline in discount rates that resulted in a lower net interest cost.

(ii)   In the nine months period ended 30 September 2013, this caption includes a gain of Euro 310 million related to the completion of the disposal of the investment in CTM (Note 12.b). Adjusting for this effect and for Portugal Telecom’s share in the earnings of CTM in 2012, equity in earnings of associated companies would have decreased from Euro 140 million to Euro 101 million in the nine months period ended 30 September 2013, reflecting primarily tax and currency effects in foreign countries, as operationally these businesses continue to perform.

In the nine month periods ended 30 September 2013 and 2012, capital expenditures by consolidated operating segment and their reconciliation to the consolidated capital expenditures are as follows (Note 13):

Euro

	9M13	9M12
Telecommunications in Portugal	336,682,121	370,441,555
Other businesses	73,192,417	78,170,207
	409,874,538	448,611,762

In the nine months period ended 30 September 2013, capital expenditures in the Portuguese telecommunications business amounted to Euro 337 million, a decrease of Euro 34 million over the same period last year, notwithstanding the investments made during 2013 in the rollout of Portugal Telecom’s Data Centre in Covilhã, which was inaugurated in September 2013. The decline in Portuguese telecommunications businesses’ capital expenditures reflects the investments in future proof technologies and networks undertaken in previous years, which are translated into Portugal Telecom’s clear leadership in FTTH and 4G-LTE coverage in Portugal. In the nine months period ended 30 September 2013, the investment in the Portuguese telecommunications businesses was primarily directed to: (1) investments in IT/IS projects, which represented 26% of total capital expenditures; (2) customer capital expenditure, which amounted to Euro 120 million and represented 36% of total capital expenditures, and (3) technology and infrastructure capital expenditure (Euro 122 million, -31.1%). The investments in IT/IS projects were focused on the IT transformation programme aimed at converge, standardise, integrate and simplify business processes and IT, thus enabling a truly convergent customer experience.

As mentioned previously, Oi is classified as a joint venture and is accounted for by the equity method, in accordance with the requirements of IFRS 11. Nevertheless, Oi is still an operating segment in accordance with IFRS 8 Reportable Segments and, therefore, we present below its financial information for the nine months periods ended 30 September 2013 and 2012 considering the 25.6% interest of PT:

Euro

	9M13	9M12
Telecommunications in Brazil - Oi
Revenues (i)	2,050,304,943	2,295,509,273
Income before financial results and taxes (ii)	167,590,528	238,166,601
Capital expenditures (iii)	440,053,723	423,464,075

(i)    The reduction in standalone revenues from Oi in the nine months period ended 30 September 2013 (Euro 245 million), as compared to the same period of last year, is primarily explained by the impact of the depreciation of the Brazilian Real against the Euro (Euro 282 million and Euro 133 million, respectively). On a constant currency basis, revenues would have amounted to Euro 2,332 million, in the nine months period ended 30 September 2013, an increase of Euro 37 million over the same period of last year, primarily explained by: (1) higher residential revenues, due to the positive contribution of broadband and pay-TV revenues, that more than offset lower fixed voice revenues; (2) an increase in personal mobility revenues, on the back of the strong performance in prepaid recharges and also of data and value added services and against a backdrop of lower MTRs; and (3) higher sales, reflecting Oi’s strategy to broaden the scope of its presence in the mobile market.

(ii)   The reduction in Oi’s income before financial results and taxes in the nine months period ended 30 September 2013 (Euro 71 million), as compared to the same period of last year, and excluding the impact of the depreciation of the Brazilian Real against the Euro (Euro 23 million and Euro 12 million, respectively) is mainly due to (1) higher depreciation and amortization expenses (Euro 53 million and Euro 11 million, respectively), reflecting increased capital expenditures incurred in 2012 as compared to previous years, including the acquisition of the 4G license in June 2012, (2) higher third party expenses (Euro 45 million and Euro 8 million, respectively), including mainly maintenance and repairs and rentals, and (3) higher commercial costs (Euro 6 million in the nine months period ended 30 September 2013), reflecting the improvements in sales and services rendered. These effects more than offset higher net service revenues (Euro 45 million and Euro 8 million, respectively) and lower provisions and adjustments (Euro 12 million in the nine months period ended 30 September 2013).

(iii)  On a constant currency basis, excluding the impact of the depreciation of the Brazilian Real against the Euro (Euro 61 million), Oi’s capital expenditures would have amounted to Euro 501 million in the nine months period ended 30 September 2013, an increase of Euro 77 million over the same period of last year, reflecting investments in 3G coverage and capacity in the initial roll-out of 4G-LTE network and in the capacity and capillarity of the wireline and broadband networks.

6.      Post-retirement benefits

As at 30 September 2013, the Company did not obtain an actuarial valuation to recognize post-retirement benefits and, therefore, costs recorded during the nine months period ended 30 September 2013 are based on the 31 December 2012 actuarial valuation, adjusted only by curtailment costs incurred during that period.

As at 30 September 2013, the projected post-retirement benefits obligations, which relate to pension complements and healthcare benefits, totalled Euro 501 million and the fair value of plan assets amounted to Euro 379 million, as compared to Euro 503 million and Euro 399 million as at 31 December 2012, respectively. In addition, Portugal Telecom had liabilities with salaries payable to suspended and pre-retired employees amounting to Euro 749 million as at 30 September 2013, as compared to Euro 730 million as at 31 December 2012, which are not subject to any legal funding requirement. These salaries are paid on a monthly basis directly by Portugal Telecom to beneficiaries until retirement age. Consequently, as at 30 September 2013, net benefits obligations from Portuguese operations amounted to Euro 870 million, as compared to Euro 834 million as at 31 December 2012.

During the nine month periods ended 30 September 2013 and 2012, the changes in post-retirement benefits obligations, net of the fair value of plan assets, were as follows:

Euro

			Salaries to
	Pension		pre-retired and
	complements	Healthcare	suspended
	benefits	benefits	employees	Total
Balance as at 31 December 2012	27,801,205	75,495,635	730,437,447	833,734,287
Periodic post-retirement benefits costs	911,751	4,763,931	9,959,702	15,635,384
Work force reduction costs	—	2,417,745	124,777,909	127,195,654
Net actuarial losses (gains)	(293,090)	13,832,550	—	13,539,460
Payments, contributions and reimbursements	(1,100,044)	(1,838,168)	(116,667,930)	(119,606,142)
Balance as at 30 September 2013	27,319,822	94,671,693	748,507,128	870,498,643

Euro

			Salaries to
	Pension		pre-retired and
	complements	Healthcare	suspended
	benefits	benefits	employees	Total
Balance as at 31 December 2011	23,084,264	106,349,617	782,498,256	911,932,137
Periodic post-retirement benefits costs	1,031,124	6,078,614	19,307,452	26,417,190
Work force reduction costs	—	—	491,865	491,865
Net actuarial losses (gains)	(4,467,976)	(31,243,903)	34,775,396	(936,483)
Payments, contributions and reimbursements	(1,944,421)	379,369	(115,424,613)	(116,989,665)
Balance as at 30 September 2012	17,702,991	81,563,697	721,648,356	820,915,044

Certain post-retirement benefits plans that have the fair value of plan assets exceeding projected post-retirement benefit obligation, for which an asset can be recorded as it is possible for the Company to use the surplus, are presented in the Consolidated Statement of Financial Position separately from those plans with a projected post-retirement benefit obligations exceeding the fair value of their plan assets. As at 30 September 2013 and 31 December 2012, net post-retirement obligations were recognized in the Consolidated Statement of Financial Position as follows:

Euro

	30 Sep 2013	31 Dec 2012
Pension plans with a deficit position	28,918,317	29,434,045
Salaries to pre-retired and suspended employees	748,507,128	730,437,447
Healthcare plans with a deficit position	94,671,693	75,495,635
Plans with a deficit position	872,097,138	835,367,127
Pension plans with a surplus position	(1,598,495)	(1,632,840)
	870,498,643	833,734,287

The detail of post-retirement benefits costs in the nine month periods ended 30 September 2013 and 2012 is as follows:

Euro

	9M13	9M12
Post-retirement benefits costs
Periodic service cost	3,168,734	2,641,778
Net interest cost	12,466,650	23,775,412
	15,635,384	26,417,190
Service cost related to liabilities transferred to the Portuguese State (i)	16,184,482	16,670,676
Total post-retirement benefits costs	31,819,866	43,087,866

Work force reduction costs
Curtailment cost (ii)	127,195,654	491,865
Termination payments	1,110,685	1,453,329
Total work force reduction costs	128,306,339	1,945,194

(i)    This caption relates to a contribution to the Portuguese Social Security System, regarding the annual service of active employees that were entitled to pension benefits under the Company’s post-retirement benefits plans transferred to the Portuguese State in December 2010.

(ii)   The cost recorded in the nine months period ended 30 September 2013 corresponds to a redundancy programme implemented in the second quarter of 2013 covering approximately 400 employees.

The detail of net actuarial gains (losses) recorded in the Consolidated Statement of Comprehensive Income in the nine month periods ended 30 September 2013 and 2012, is as follows:

Euro

	9M13	9M12
Differences between actual data and actuarial assumptions (i)	(13,539,460)	35,711,879
Changes in actuarial assumptions (ii)	—	(34,775,396)
	(13,539,460)	936,483

(i)    These net actuarial gains and losses recorded in the nine month periods ended 30 September 2013 and 2012 relate to the difference between actual return on plan assets and the expected return on plan assets computed based on the discount rates for the related obligations. In the nine month periods ended 30 September 2013 and 2012, the actual return on plan assets was -0.5% and +8.5%, respectively, as compared to the average discount rates used to compute the expected return on assets, which stood at approximately +2.8% and +3.6%, respectively.

(ii)   In the nine months period ended 30 September 2012, this caption corresponds to the estimated impact of the adoption of Dec-Law 85-A/2012, which suspended the early retirement regime during the financial assistance programme to Portugal, resulting in higher salaries payable to pre-retired and suspended employees up to retirement age.

Net cash out flows relating to post-retirement benefits in the nine month periods ended 30 September 2013 and 2012 are as follows:

Euro

	9M13	9M12
Payments of salaries to pre-retired and suspended employees	116,667,929	115,424,613
Contributions to the pension funds	478,805	1,100,038
Reimbursements related to healthcare expenses	1,838,169	(379,369)
Payments of pension complements benefits	621,239	844,383
	119,606,142	116,989,665
Service cost related to liabilities transferred to the Portuguese State (i)	16,048,945	19,731,927
Termination payments	1,110,685	1,453,329
	136,765,772	138,174,921

(i)    This caption corresponds to the contribution paid by Portugal Telecom to the Portuguese Social Security System, relating to the annual service of active employees that were entitled to pension benefits under the Company’s post-retirement benefits plans transferred to the Portuguese State in December 2010.

7.      Net other gains

Net other gains amounted to Euro 85 million and Euro 20 million in the nine month periods ended 30 September 2013 and 2012, respectively. In the nine months period ended 30 September 2013, this caption includes (1) a gain resulting from the settlement of contractual obligations related with the acquisition of the investment in Oi in 2011, by a lower amount than the liability initially recognized, (2) a gain related with the wireline Concession Agreement, and (3) provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts. In the nine months period ended 30 September 2012, this caption includes a gain related to the net compensation for prior years costs supported by Portugal Telecom with the universal service obligation under the Concession Agreement, net of provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts.

8.      Net interest expenses

In the nine month periods ended 30 September 2013 and 2012, this caption consists of (Note 5):

Euro

	9M13	9M12
Interest expense
Related to loans obtained and financial instruments	251,956,980	261,403,241
Other	11,512,730	20,541,314
Interest income
Related to cash, short-term investments and financial instruments	(67,018,213)	(127,157,054)
Other	(2,865,140)	(2,870,191)
	193,586,357	151,917,310

The increase in net interest expenses reflects primarily (1) an increase in the average cost of net debt from Portuguese operations, from 4.2% in the nine months period ended 30 September 2012 to 5.3% in the nine months period ended 30 September 2013, mainly due to a lower return on cash applications and also as a result of an increase in the average cost of gross debt.

9.      Net other financial losses

In the nine month periods ended 30 September 2013 and 2012, this caption consists of (Note 5):

Euro

	9M13	9M12
Bank commissions and expenses	32,847,909	28,848,485
Net losses (gains) on derivatives	1,241,767	3,844,925
Net foreign currency exchange losses (gains)	12,039,427	(432,300)
Other	7,453,303	6,170,667
	53,582,406	38,431,777

The increase in net other financial losses, which include net foreign currency losses, net losses on financial assets and net other financial expenses, reflects primarily: (1) higher foreign currency losses (Euro 14 million), explained mainly by the impact of the depreciation of the US Dollar against the Euro on net assets denominated in US Dollars, and (2) higher net other financial expenses related mainly to financial taxes and certain banking services.

10.    Income taxes

In 2013, companies located in mainland Portugal are subject to Corporate Income Tax at a base rate of 25%, increased (1) up to a maximum of 1.5% of taxable income through a municipal tax, and (2) by a state surcharge levied at the rate of 3.0% on taxable income between Euro 1.5 million and Euro 7.5 million (Euro 10.0 million in 2012) and at the rate of 5.0% on taxable income in excess of Euro 7.5 million (Euro 10.0 million in 2012), resulting in a maximum aggregate tax rate of approximately 31.5%.

During the nine month periods ended 30 September 2013 and 2012, the reconciliation between the nominal and the effective income tax is as follows:

Euro

	9M13	9M12
Income before taxes	363,197,450	366,573,550
Statutory tax rate	31.5%	31.5%
	114,407,197	115,470,668
Difference in tax rates (i)	(37,122,737)	(25,097,604)
Permanent differences (ii)	(53,121,844)	18,035,357
Provisions for income tax contingencies	8,325,474	18,704,109
Adjustments to the income taxes of previous years	(17,816,539)	(8,643,864)
	14,671,551	118,468,666
Income tax
Current	37,835,161	74,323,751
Deferred	(23,163,610)	44,144,915
	14,671,551	118,468,666

(i)                 This caption corresponds to the impact of the difference between the statutory tax rate applicable in Portugal and other tax rates applicable to Group companies, namely foreign operations.

(ii)              The change in this caption reflects primarily the impact of higher non-taxable gains recorded in the second quarter of 2013, including mainly the gain recorded upon the disposal of the investment in CTM (Note 12) and the gain resulting from the settlement of contractual obligations assumed under the acquisition of Oi (Note 7).

The reduction in income taxes, from a cost of Euro 118 million in the nine months period ended 30 September 2012 to a cost of Euro 15 million in the nine months period ended 30 September 2013, is primarily explained by lower income from operations across all business, higher curtailment charges and increased interest expenses.

Deferred tax assets recorded in the Consolidated Statement of Financial Position amounted to Euro 575 million as at 30 September 2013 and Euro 560 million as at 31 December 2012, reflecting the recognition in earnings of the tax effect of tax losses carryforward. The decrease in deferred tax liabilities recorded in the Consolidated Statement of Financial Position, from Euro 270 million as at 31 December 2012 to Euro 260 million as at 30 September 2013, reflects mainly the impact of the tax effect of the reduction of the revaluation reserve.

11.           Earnings per share and dividends

Earnings per share in the nine and three month periods ended 30 September 2013 and 2012 were computed as follows:

Euro

		9M13	9M12
Net income attributable to equity holders of the parent	(1)	305,044,913	185,699,363
Financial costs related to exchangeable bonds (net of tax)	(2)	23,070,181	22,798,757
Net income considered in the computation of the diluted earnings per share	(3)	328,115,094	208,498,120
Weighted average common shares outstanding in the period (i)	(4)	855,028,595	856,659,594
Effect of the exchangeable bonds (ii)		84,175,084	82,472,694
	(5)	939,203,679	939,132,288
Earnings per share attributable to equity holders of the parent
Basic	(1)/(4)	0.36	0.22
Diluted	(3)/(5)	0.35	0.22

(i)                 Weighted average shares outstanding were computed considering the 896,512,500 issued shares adjusted for 20,640,000 treasury shares held through equity swap contract , and (2) Portugal Telecom’s stake in its own shares that were acquired by Oi in 2011 and 2012, under the strategic partnership between Portugal Telecom and Oi.

(ii)              The change in this caption relates to adjustments to the exchange price of exchangeable bonds following the dividends paid in May 2012.

On 15 December 2011, the Board of Directors of Portugal Telecom approved the payment to its shareholders of an advance over 2011 profits equivalent to a dividend of 21.5 cents per share, totalling an amount of Euro 188,312,588 that was paid on 4 January 2012. This amount includes an amount of Euro 3,512,719 payable to Telemar Norte Leste, resulting in a net effect on shareholder’s equity amounting to Euro 184,799,868.

On 27 April 2012, the Annual Shareholders’ Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 65 cents per share, of which 21.5 cents per share were paid on 4 January 2012 as an advance over 2011 profits, as mentioned above, and the remaining 43.5 cents per share were paid on 25 May 2012, amounting to Euro 381,004,538 in relation to 875,872,500 shares, which includes an amount of Euro 9,067,098 paid to Telemar Norte Leste in relation to a portion of the Portugal Telecom’s 64,557,566 shares held by this entity corresponding to Company’s effective interest in Oi, resulting in a net impact on shareholders’ equity amounting to Euro 371,937,439.

On 19 April 2013, the Annual Shareholders’ Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 32.5 cents per share, which was paid on 17 May 2013, amounting to Euro 284,658,563 million (Note 15.h).

12.           Non-current assets

The composition of non-current assets as at 30 September 2013 and 31 December 2012 is as follows:

Euro

	30 Sep 2013	31 Dec 2012
Equity investment in Sportinveste Multimedia	4,768,227	4,622,069
Equity investment in CTM	—	47,318,899
	4,768,227	51,940,968

These assets are recorded at their carrying amounts which are lower than their fair values less costs to sell.

On 13 January 2013, Portugal Telecom entered into a definitive agreement for the sale of its 28% equity stake held in CTM to CITIC Telecom and as such this investment was classified as a non-current asset held for sale as at 31 December 2012. Upon the closing of this transaction on 20 June 2013, Portugal Telecom received a total amount of Euro 335.7 million (Notes 1 and 15.c) and recognized a gain of Euro 310.3 million (Note 5), which includes:  (1) a gain of Euro 313.4 million corresponding to the difference between the proceeds obtained from this transaction and the carrying value of this investment as at 31 December 2012 net of dividends received during the first quarter of 2013, amounting to Euro 25.2 million (Note 15.e), and a loss of Euro 3.1 million corresponding to the cumulative amount of negative foreign currency translation adjustments relating to this investment that were reclassified to profit and loss upon the completion of the sale.

13.           Tangible and intangible assets

As at 30 September 2013 and 31 December 2012, the balances of tangible and intangible assets were as follows:

Euro

	30 Sep 2013	31 Dec 2012
Tangible assets	3,424,477,007	3,578,871,446
Intangible assets
Licenses and other rights	686,963,950	721,423,261
Other intangible assets	55,452,978	36,103,299
	742,416,928	757,526,560
	4,166,893,935	4,336,398,006

The change in the carrying amount of tangible and intangible assets during the nine months period ended 30 September 2013 is primarily explained by:

•              Depreciation and amortization costs of Euro 543 million; and

•              Capital expenditures amounting to Euro 410 million (Note 5).

During the nine month periods ended 30 September 2013 and 2012, depreciation and amortization costs and capital expenditures were as follows:

Euro

	9M13	9M12
Depreciation and amortization costs
Tangible assets	450,033,202	484,056,135
Intangible assets	93,243,043	86,347,816
	543,276,245	570,403,951
Capital expenditures(Note 5)
Tangible assets	340,697,499	391,490,784
Intangible assets	69,177,039	57,120,978
	409,874,538	448,611,762

Depreciation and amortization costs amounted to Euro 543 million in the nine months period ended 30 September 2013, as compared to Euro 570 million in the same period of last year. This decrease is explained primarily by lower depreciation and amortisation expenses in the Portuguese telecommunications businesses (Euro 28 million), reflecting the decline in capital expenditures incurred in 2012 following the investments in future proof technologies and new generation networks undertaken in previous years, namely in FTTH and 4G-LTE coverage.

As at 30 September 2013, the Group assumed commitments for the acquisition of fixed assets and inventories amounting to Euro 100 million and Euro 24 million, respectively.

14.           Debt

As at 30 September 2013 and 31 December 2012, Portugal Telecom’s gross debt amounted, respectively, to Euro 7,350,349,227 and Euro 7,375,135,020, as follows:

Euro

	30 Sep 2013		31 Dec 2012
	Short-term	Long-term	Short-term	Long-term
Exchangeable bonds	740,447,943	—	—	732,944,410
Bonds	—	4,730,231,069	983,636,935	3,732,399,950
Bank loans
External loans	104,805,715	1,014,882,371	113,959,174	1,381,440,338
Domestic loans	22,634	179,051,527	2,753,092	108,765,906
Liability related to equity swaps on treasury shares	73,210,081	—	73,210,079	—
Commercial paper	454,000,000	—	175,750,000	—
Leasings	24,463,097	29,186,719	24,011,206	23,885,353
Other financings	48,071	—	22,378,577	—
	1,396,997,541	5,953,351,686	1,395,699,063	5,979,435,957

During the nine months period ended 30 September 2013, gross debt decreased by Euro 25 million reflecting primarily:

•             (1) the repayment of the 1 billion Eurobond issued in April 2009, the outstanding consolidated liability of which amounted to Euro 934 million at maturity, (2) the decrease in the outstanding amount due under Portugal Telecom’s standby credit facilities entered into in previous years (Euro 350 million), (3) the repayment of the Euro 50 million floating rate notes issued in August 2008 and (4) the repayment of loans obtained from the European Investment Bank, amounting Euro 26 million. These effects were partially offset by (1) the increase in the amounts due under Portugal Telecom’s commercial paper programmes (Euro 278 million), (2) a 1 billion Eurobond issued on 10 May 2013, which matures in 2020 and bears interest at a fixed rate of 4.625%, and (3) a Euro 70 million loan obtained in May 2013 and maturing in 2017.

Except for the above mentioned, during the nine months period ended 30 September 2013, Portugal Telecom (a) did not issue any new bonds or exchangeable bonds, (b) has not repaid any bonds outstanding as at 31 December 2012 and (c) did not obtain any other significant new facilities or issued relevant amounts of notes. Additionally, the repayments of debt were made in line with repayment terms disclosed in the last annual report.

The undrawn amount of Portugal Telecom’s committed commercial paper lines and standby facilities plus the amount of available cash, totalled Euro 3,312 million.

On 11 February 2013, Standard & Poors reviewed the credit rating of Portugal Telecom, downgrading the long-term rating from BB+ to BB, with negative outlook, and maintaining the short-term rating at B.

On 15 August 2013, Fitch reviewed the credit rating attributed to Portugal Telecom and the ratings of its fully owned subsidiary PT Finance, downgrading the long-term rating from BBB to BBB-. The outlook remains negative.

15.           Statement of cash flows

(a)         Payments relating to indirect taxes and other - This caption includes primarily payments related to the expenses recorded in the caption “Indirect taxes” of the Consolidated Income Statement, and also payments and collections of Value-Added Tax in Portugal.

(b)         Short-term financial applications - These captions include basically cash payments related to new short-term financial applications entered into and cash receipts from the short-term applications matured. Net cash payments amounted to Euro 288,382,556 and Euro 259,837,276 in the nine month periods ended 30 September 2013 and 2012, respectively.

(c)          Cash receipts resulting from financial investments — In the nine months period ended 30 September 2013, this caption includes basically the proceeds obtained from the disposal of the investment in CTM, amounting to Euro 335.7 million (Note 12).

(d)         Cash receipts (payments) resulting from interest and related income (expenses) —  In the nine month periods ended 30 September 2013 and 2012, cash payments resulting from interest and related expenses net of cash receipts resulting from interest and related income amounted to Euro 232,772,147 and Euro 228,376,362, respectively. This increase reflects primarily higher contributions from Portuguese operations, which reflect the increase in cost of debt in Portugal, as explained in Note 8.

(e)          Cash receipts resulting from dividends — During the nine month periods ended 30 September 2013 and 2012, the composition of this caption is as follows:

Euro

	9M13	9M12
CTM (Note 12)	25,228,274	24,503,286
Unitel	—	31,550,246
Oi	55,669,492	189,989,952
Contax	1,997,312	3,902,886
Other	2,373,515	1,325,553
	85,268,593	251,271,923

(f)        Loans - Cash receipts resulting from loans obtained and cash payments resulting from loans repaid relate basically to commercial paper and other bank loans which are regularly renewed.

In the nine months period ended 30 September 2013, cash payments from loans repaid, net of cash receipts resulting from loans obtained, amounted to Euro 56,738,931, reflecting several effects that offset each other, as disclosed in Note 14, including mainly the 1 billion Eurobond issued in May 2013 and the 2009 Eurobond repaid in April 2013 for an amount of Euro 936 million.

In the nine months period ended 30 September 2012, cash payments resulting from loans repaid, net of cash receipts from loans obtained, amounted to Euro 853,821,359, reflecting primarily the repayment of the Eurobond amounting to Euro 1,300 million issued by PT Finance in March 2005. These effects were partially offset by the Euro 400 million Bond issued by Portugal Telecom in July 2012 and by senior notes (US$ 1,500 million).

(g)         Cash receipts (payments) resulting from other financing activities — These captions include primarily payments to non-controlling interests of Africatel related to a share capital reduction undertaken by this company in the first half of 2012 (Euro 13 million).

(h)         Dividends paid — In the nine month periods ended 30 September 2013 and 2012, the composition of this caption is as follows:

Euro

	9M13	9M12
Portugal Telecom (Note 11)	284,658,563	569,317,125
MTC	20,272,767	11,011,524
Other	8,991,722	19,579,058
	313,923,052	599,907,707

16.           Related parties

a) Associated companies and joint ventures

Balances as at 30 September 2013 and 31 December 2012 and transactions occurred during the nine month periods ended 30 September 2013 and 2012 between Portugal Telecom and associated companies and joint ventures are as follows:

Euro

	Accounts receivable		Accounts payable		Loans granted
Company	30 Set 2013	31 Dec 2012	30 Set 2013	31 Dec 2012	30 Set 2013	31 Dec 2012
Oi	9,605,549	799,583	13,456	—	—	—
Other international companies:
Unitel (ii)	243,476,498	245,675,718	5,669,118	5,809,113	—	—
Multitel	7,171,827	7,517,277	210,376	323,322	915,058	936,627
CTM	—	154,198	—	15,743	—	—
Other	687,044	—	—	—	—	—
Domestic companies:
Páginas Amarelas	1,078,631	4,383,690	1,281,823	6,517,948	—	—
PT-ACS	4,088,414	2,417,335	1,223,732	2,386,234	—	—
Fundação PT	867,869	569,949	10	11	—	—
Sportinveste Multimédia	64,009	103,641	169,583	643,387	32,282,861	32,282,861
Siresp	14,039	38,179	—	—	1,260,909	1,513,090
Other	399,301	230,808	1,162,642	502,404	2,392,443	2,478,408
	267,453,181	261,890,378	9,730,740	16,198,162	36,851,271	37,210,986

(i)             Accounts receivable from Unitel as at 30 September 2013 and 31 December 2012 include basically dividends receivable from this associated company.

Euro

	Costs		Revenues		Interest charged
Company	9M13	9M12	9M13	9M12	9M13	9M12
Oi	162,630	—	6,773,434	727,521	—	—
Other international companies:
Unitel	4,171,454	6,204,614	9,998,466	9,425,948	—	—
Multitel	303,602	289,008	1,299,423	1,921,523	—	—
CTM	74,739	64,517	88,654	176,106	—	—
Other	21,743	—	—	10,469	—	—
Domestic companies:
Páginas Amarelas (i)	16,278,836	26,880,377	2,645,241	1,641,770	—	414
PT-ACS	5,384,368	7,110,178	2,114,406	1,815,883	—	—
Sportinveste Multimédia	696,122	897,931	133,224	130,596	24,677	43,329
Siresp	—	—	11,238,215	10,727,506	44,111	88,571
Other	513,445	733,344	3,120,107	3,666,689	94,450	33,692
	27,606,939	42,179,969	37,411,170	30,244,011	163,238	166,006

(i)             The reduction in costs with Páginas Amarelas reflects primarily the decline in the directories business.

The terms and contractual conditions in agreements entered into by Portugal Telecom and its subsidiaries with the companies mentioned above are similar to those applicable to other independent entities in similar transactions. Activities developed in connection with those agreements include primarily:

•                  Expenses incurred by PT Comunicações related to services rendered by Páginas Amarelas in connection with the agreement entered into by both entities, under which Páginas Amarelas is responsible for the production, publishing and distribution of PT Comunicações’ telephone directories, as well as for selling advertising space in the directories;

•                  Loans granted to Sportinveste Multimédia under the shareholders agreement of this company, in order to finance its activity;

•                  Roaming agreements entered into with Unitel; and

•                  Call centre services provided by Contax to Oi.

b) Shareholders

Some of the major shareholders of Portugal Telecom are financial institutions and, in the ordinary course of business, Portugal Telecom entered into various transactions with those financial institutions, including bank deposits, short-term investments and financings, as well as telecommunications services rendered by the Company to those financial institutions. In addition, Visabeira (a service provider of Portugal Telecom’s wireline business) and Controlinveste (a media content provider) are also major shareholders of Portugal Telecom. Transactions occurred during the nine months period ended 30 September 2013 and balances as at 30 September 2013 between Portugal Telecom and its major shareholders, excluding the outstanding balances related to bank deposits, short-term investments and financings, are as follows (including VAT):

Euro

	Revenues	Costs	Accounts	Accounts
Company	and gains (i)	and losses (i)	receivable	payable
BES	51,007,641	20,337,054	2,141,272	493
Caixa Geral de Depósitos	12,245,462	3,121,521	2,681,613	256,446
Visabeira	7,016,958	56,385,665	31,051,934	22,909,341
Controlinveste	1,864,983	35,288,393	409,066	3,525,025
Ongoing	379,864	2,243,775	325,359	264,884
BlackRock	790	16,748	—	71
UBS	29	33,750	123	—
	72,515,726	117,426,906	36,609,367	26,956,260

(i)             Revenues and gains include sales and services rendered by Portugal Telecom and interest received on bank deposits, while costs and losses include supplies and external services provided to Portugal Telecom and interest paid on financing agreements and equity swaps.

The terms and contractual conditions in agreements entered into by Portugal Telecom and its shareholders are similar to those applicable to other independent entities in similar transactions. Under these agreements, the financial institutions listed above rendered financial consultancy and insurance services to Portugal Telecom.

Pensions and healthcare funds in Portugal, which were incorporated to cover the Company’s Portuguese post-retirement benefits plans (Note 6), are managed in accordance with an investment guideline approved by the board of directors of Portugal Telecom. The portfolio of assets held by these funds includes shares, bonds and other investments from our shareholders. As at 30 September 2013, the total exposure of these investments to BES, Rocha dos Santos Holding and Portugal Telecom was Euro 68  million, Euro 104 million and Euro 52 million, respectively, as compared to Euro 77 million, Euro 104 million and Euro 66 million as at 31 December 2012, respectively.

c) Other

During the nine month periods ended 30 September 2013 and 2012, fixed remunerations of board members, which were established by the Remunerations Committee, amounted to Euro 4.08 million in both periods.

Under the terms of the remunerations policy established by the Remunerations Committee, executive board members are entitled to receive an annual variable remuneration related to the performance achieved, of which 50% is payable in the following year and the remaining 50% is payable 3 years after if certain performance measures are achieved. Portugal Telecom recognizes an accrual for variable remunerations on an annual basis. In the nine months period ended 30 September 2013, the annual variable remuneration of 2012 paid to the seven executive board members amounted to Euro 2.2 million, as compared to the annual variable remuneration of 2011 paid to the seven executive board members in the nine months period ended 30 September 2012, amounting to Euro 2.4 million. In addition, in the nine months period ended 30 September 2012 and in accordance with a deliberation of the Remunerations Committee, Portugal Telecom paid an amount of Euro 1.9 million to the executive board members regarding the variable remuneration related to the medium term performance (“VRMT”) of 2009, which payment had been deferred in that year, and paid a variable remuneration of Euro 0.7 million to the chairman of the Board of Directors regarding the performance achieved during the 3 year term of office ended in 2011.

Additionally, in connection with the strategic partnership entered into with Oi and Contax, five of Portugal Telecom’s board members (six in 2012) perform executive duties in these companies (Portugal Telecom’s joint ventures), having received in the nine month periods ended 30 September 2013 and 2012 a total fixed compensation of R$ 1.5 million (Euro 0.5 million) and R$ 1.6 million (Euro 0.7 million), respectively, which was established by the competent corporate bodies in accordance with local legislation.

In addition to the above mentioned remunerations, executive board members are entitled to fringe benefits primarily utilized in their daily functions, in connection with a policy defined for the Group. As at 30 September 2013, there was no share based payment program or termination benefits in place.

During the nine month periods ended 30 September 2013 and 2012, key members of Portugal Telecom’s management, as defined under the Securities Code, received fixed remunerations amounting to Euro 3.3 million and Euro 4.0 million, respectively. Variable remunerations paid to key employees in the nine months period ended 30 September 2013 and 2012 amounted to Euro 2.2 million and Euro 2.5 million, respectively.

17.           Financial assets and liabilities

Portugal Telecom is primarily exposed to market risks resulting from changes in foreign currency exchange rates and interest rates, credit risks and liquidity risks. The main objective of Portugal Telecom’s financial risk management is to reduce these risks to an acceptable level. As explained in more detail in the Company’s last annual report, Portugal Telecom’s financial risk management is conducted primarily through:

(i)             Interest rate derivatives entered into with the purpose of swapping floating rate into fixed rate debt, in order to reduce the risks associated with the Group’s floating interest rate debt that is not hedged indirectly through cash applications, since these instruments also bear interest at floating rates.

(ii)          A regular monitoring of outstanding receivables from services rendered to our customers in order to manage credit risk, which is made on a business-to-business basis and aims to (a) limit the credit granted to customers, considering the profile and the aging of receivables from each customer, (b) monitor the changes in the level of credit granted, (c) perform an impairment analysis of its receivables on a regular basis, and (d) assess the market risk where the customer is located.

(iii) Maintaining a liquidity position and an average maturity of debt that allows the Group to repay its short-term debt and, at the same time, pay all its contractual obligations, in order to mitigate liquidity risks. Portugal Telecom’s liquidity position is given by the amount of available cash and cash equivalents plus the undrawn amount of Portugal Telecom’s committed commercial paper lines and standby facilities, as mentioned in Note 14.

The contracting of the above mentioned derivative financial instruments is made after careful analysis of associated risks and rewards, taking into consideration information obtained from different institutions. These transactions are subject to authorization from Portugal Telecom’s Executive Committee. The fair value of these derivatives is determined on a regular basis, based on market information, in order to assess the economic and financial implications of different scenarios. The Executive Committee monitors regularly these financial risks.

The table below presents the carrying amount and the fair value of the Group’s main financial assets and financial liabilities as at 30 September 2013 and 31 December 2012, including the fair value hierarchy level for those for which a fair value calculation was obtained:

Euro million

		30 Sep 2013		31 Dec 2012
	Fair value	Carrying	Fair	Carrying	Fair
Caption	hierarchy (i)	value	value	value	value
Financial assets carried at amortised cost:
Cash and cash equivalents		1,643.0	1,643.0	1,988.8	1,988.8
Short-term investments		897.8	897.8	626.0	626.0
Accounts receivable - trade (ii)		772.5	772.5	796.8	796.8
Accounts receivable - other (ii)		437.3	437.3	399.9	399.9
Investments in group companies - loans granted		4.7	4.7	4.9	4.9
		3,755.4	3,755.4	3,816.4	3,816.4
Financial liabilities carried at amortised cost:
Debt - exchangeable bonds (Note 14) (iii)	Level 1	740.4	760.2	732.9	766.0
Debt - bonds (Note 14)
Portuguese operations (iii)	Level 1	4,730.2	4,762.9	4,716.0	4,809.9
Debt - bank loans (Note 14) (iv)	Level 2	1,298.8	1,264.2	1,606.9	2,950.8
Debt - equity swaps on treasury shares (Note 14) (v)	Level 2	73.2	(6.3)	73.2	(4.1)
Debt - other loans (Note 14) (vi)		454.0	454.0	198.1	198.1
Accounts payable (ii)		558.9	558.9	682.0	682.0
Accrued expenses (ii)		538.7	538.7	489.5	489.5
Other current liabilities		6.1	6.1	3.9	3.9
Other non-current liabilities		6.9	6.9	151.7	151.7
		8,407.4	8,345.7	8,654.4	10,047.8
Financial liabilities recorded according to IAS 17
Debt - finance leases (Note 14)		53.6	53.6	47.9	47.9
		53.6	53.6	47.9	47.9
Derivative financial instruments(vii)
Debt		—	—	—	—
Other non-current assets (liabilities)		—	—	(2.4)	(2.4)
		—	—	(2.4)	(2.4)

(i)             IFRS 7 Financial Instruments: Disclosures require that the fair value of financial assets and liabilities must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions, named fair value measurement hierarchy. This hierarchy attaches more importance to available market inputs (observable data) and less weight to inputs based on data without transparency (unobservable data), ranging from Level 1 to Level 3, respectively. During the nine month periods ended 30 September 2013, there were not significant transfers between the levels of the fair value hierarchy.

(ii)          Accounts receivable, accounts payable and accrued expenses have generally short-term maturities and therefore their fair values is considered to be similar to the respective carrying amounts. There is however some non-current receivables and payables that are recorded at present value and for which there is no active market, as a result of which the fair values were deemed similar to the carrying amounts.

(iii)       Fair value of convertible bonds and non-convertible bonds from Portuguese operations was obtained based on quoted prices in active markets.

(iv)      The fair value of the financial instrument associated with the liability related to equity swap on treasury shares was determined based on the difference between the exercise price of these equity swap and Portugal Telecom’s stock price as of that date, including the interest effect.

(v)         Other loans include mainly amounts due under commercial paper programmes, the maturity of which is lower than 3 months. For these reasons, the fair value of these instruments was assumed to be similar to the corresponding carrying values.

(vi)      Derivative financial instruments are recorded at fair value based on a discounted cash flow methodology using inputs that are observable in the market.

Portugal Telecom considers that the main assumption used in the discounted cash flow methodology prepared internally relates to the discount rate. In addition, Portugal Telecom also used forward interest and exchange rates obtained directly through market information, taking into consideration the maturity and currency of each financial instrument.

18.           Investments in joint ventures

On 28 March 2011, as explained in Note 1, Portugal Telecom completed the acquisition of its investments in Oi and Contax and the agreements with the controlling shareholders of Oi and Contax, for a total cash consideration of R$8,437 million (Euro 3,728 million). The investment in Telemar was realized through the acquisition of a direct stake in this company and indirectly through the acquisition of stakes in the share capital of its controlling shareholders, while the investment in Contax was made indirectly through the acquisition of a stake in the share capital of CTX.

Oi Group is the leading provider of telecommunication services in the Brazilian market, providing these services through Oi, S.A. and its subsidiaries, and Contax is one of the leading corporate services company and the leader in contact centre services in Brazil.

As referred to above, the terms of the shareholders’ agreements entered into by Portugal Telecom, AG and LF in relation to the investments in Oi and Contax contain mechanisms designed to produce unanimous voting by these parties in meetings of the board of directors of Telemar Participações and CTX Participações on strategic financial and operating decisions relating to the activity of the Oi and Contax groups, respectively. Therefore, in accordance with the provisions of IFRS 11, the Company concluded that it contractually shares the control of Telemar Participações and CTX Participações and, accordingly, these companies together with its subsidiaries are classified as joint ventures and, consequently, are accounted for by the equity method.

The detail of Portugal Telecom’s total investment in Oi, Contax and their controlling shareholders is as follows:

Euro

	30 Sep 2013	31 Dec 2012

Financial investments in joint ventures accounted for by the equity method (i)	1,667,946,170	2,022,084,669
Goodwill related to the acquisition of interests in joint ventures (ii)	851,800,184	957,975,899
	2,519,746,354	2,980,060,568

(i)        The change in this caption reflects the Company’s share in net losses of joint ventures in 2012, as explained in more detail below, dividends attributed by Oi during the nine months period ended 30 September 2013 and the impact of the depreciation of the Brazilian Real against the Euro.

(ii)     The change recorded in this caption relates mainly to the impact of the depreciation of the Brazilian Real against the Euro.

The table below provides information about the earnings of joint ventures based on the joint control interest held by Portugal Telecom:

Euro

	9M13	9M12
Oi	(68,400,567)	(2,537,452)
Contax	(357,556)	(623,608)
Other	1,475,563	738,378
	(67,282,560)	(2,422,682)

Adjusted for the effects of the depreciation of the Brazilian Real, the change in the earnings of joint ventures reflect primarily the following effects at Oi:

•                  Higher revenues mainly due to an increase in sales and other operating revenues, partially offset by a reduction in services rendered. The increase in sales reflects Oi’s return to the handset market, in line with its strategy to focus on the high-value segment. The decrease in service revenues is primarily explained by (1) the impact of lower residential revenues, due to lower fixed voice revenues and notwithstanding the positive contribution of broadband and pay-TV revenues in the last couple of quarters, which was offset by (2) an increase in personal mobility revenues, on the back of higher revenues from monthly fees, underpinned by postpaid customer growth, increased traffic revenues and higher revenues from 3G services.

•                  Lower direct costs as a result of a reduction in interconnection costs due to lower VU-M tariffs.

•                  Higher personnel costs reflecting increased staff levels and a reorganisation to create new regional commercial structures, as part of the strategy to improve regional operational performance.

•                  An increase in supplies and external services, mostly due to higher sales, increased content costs for pay-TV and higher expenses for logistics related to the new handset marketing strategy.

•                  A reduction in provisions and adjustments, reflecting both lower provisions for contingencies and lower adjustments for bad debt.

•                  Higher net interest expenses reflecting mainly the impact of the increase in Oi’s average net debt as a result of the dividends paid in May 2013 and the amounts paid to non-controlling shareholders in April 2013 in connection with the completion of the corporate reorganization of the Oi Group.

19.           Subsequent events

On 1 October 2013, as mentioned in Note 1, Portugal Telecom, Oi, AG Tel, LF Tel and their respective affiliates signed a memorandum of understanding setting out the basis for a proposed merger of PT, Oi and the Oi Holding Companies into a single Brazilian incorporated listed entity.